Filed pursuant to Rule 424(b)(7)
Registration No. 333-175637

PROSPECTUS SUPPLEMENT

(To Prospectus dated August 26, 2011)

2,000,000 Shares

COOPER-STANDARD HOLDINGS INC.

Common Stock

The selling stockholders identified in this prospectus supplement are offering 2,000,000 shares of common stock of Cooper-Standard Holdings Inc. in this offering. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.

We have agreed to purchase from the underwriters 350,000 shares, or the Repurchased Shares, of the 2,000,000 shares of our common stock offered hereby, having an aggregate value of $23.8 million at a price per share of $68.00, which is the price to the public for the shares offered hereby and not purchased by us. We refer to the shares offered hereby and not purchased by us as the Marketed Shares.

Our common stock is listed on the New York Stock Exchange, or NYSE, under the trading symbol “CPS.” On March 17, 2016, the last sale price of our common stock as reported on NYSE was $71.27 per share.

This investment involves risks. See “Risk Factors” beginning on page S-17 of this prospectus supplement and in the documents we incorporate by reference into this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved of anyone’s investment in these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$68.00	$136,000,000	(4)
Underwriting discounts and commissions(1)(2)	$3.06	$5,049,000
Proceeds to selling stockholders before expenses(3)	$68.00	$136,000,000

(1)	We have agreed to pay 100% of the underwriting discounts and commissions on the Marketed Shares sold by the selling stockholders pursuant to this prospectus supplement. See “Underwriting” for additional information regarding underwriting compensation.
(2)	Represents the underwriting discount that is payable on the Marketed Shares. The underwriters will not receive any underwriting discount or commission on the Repurchased Shares.
(3)	Represents proceeds to the selling stockholders before expenses for the sale by the selling stockholders to the underwriters of the Marketed Shares at a price of $68.00 per share and the Repurchased Shares at a price of $68.00 per share. See “Underwriting.”
(4)	Includes the sale of 350,000 shares of our common stock to us at a price of $68.00 per share.

The selling stockholders identified in this prospectus supplement have granted the underwriters an option to purchase up to 300,000 shares of common stock at the public offering price for 30 days after the date of this prospectus supplement. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders, including from any exercise by the underwriters of their option to purchase additional shares from such selling stockholders.

The underwriters expect to deliver the shares against payment in New York, New York on March 23, 2016.

Goldman, Sachs & Co.	BofA Merrill Lynch

KeyBanc Capital Markets
Sterne Agee CRT	The Buckingham Research Group Incorporated

Prospectus supplement dated March 18, 2016.

S-i

You should rely only on information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus. We and the selling stockholders have not, and the underwriters have not, authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectuses we have prepared and take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus are an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of its date. Our business, financial condition, results of operation and prospects may have changed since that date.

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This document has two parts, a prospectus supplement and an accompanying prospectus dated August 26, 2011. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, utilizing the SEC’s “shelf” registration process. This prospectus supplement, which describes certain matters relating to us and the specific terms of this offering of shares of common stock, adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein and in the accompanying prospectus. Generally, when we refer to this document, we are referring to both parts of this document combined. Both this prospectus supplement and the accompanying prospectus include important information about us, our common stock and other information you should know before investing in our common stock. The accompanying prospectus gives more general information, some of which may not apply to the shares of common stock offered by this prospectus supplement. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. If the information contained in this prospectus supplement differs or varies from the information contained in a document we have incorporated by reference, you should rely on the information in the more recent document.

Before you invest in our common stock, you should read the registration statement of which this document forms a part and this document, including the documents incorporated by reference herein that are described under the heading “Incorporation by Reference.”

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Neither we, the selling stockholders nor the underwriters are making an offer of the common stock in any jurisdiction where the offer is not permitted. Persons who come into possession of this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the purchase of the common stock. Neither we, the selling stockholders nor the underwriters are making any representation to you regarding the legality of an investment in the common stock by you under applicable investment or similar laws.

S-iii

INDUSTRY AND MARKET DATA

Some market data and other statistical information presented or incorporated by reference in this prospectus supplement are based on data from various independent third-party sources, including independent industry publications, reports by market research firms and other independent sources. Other data is based on management’s estimates and calculations, which are derived from our review and interpretation of internal analyses, as well as third party sources. Although we believe these third party sources are reliable, we have not independently verified any information and cannot guarantee its accuracy and completeness. To the extent that we have been unable to obtain information from third party sources, we have expressed our belief on the basis of our own internal analyses of our products and capabilities in comparison to our competitors.

TRADEMARKS AND SERVICE MARKS

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. Other trademarks, service marks and trade names appearing or incorporated by reference in this prospectus supplement are the property of their respective owners. The trademarks we own or have the right to use include, without limitation, Cooper-Standard, ArmorHose, Ultra Pro Coat, MagAlloy and Fortrex. Solely for convenience, the trademarks, service marks and trade names referred to or incorporated by reference in this prospectus supplement may appear without the ®, TM or SM symbols, but the absence of such references does not indicate the registration status of the trademarks, service marks and trade names and is not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to such trademarks, service marks and trade names.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement or the accompanying prospectus and does not contain all of the information you should consider before investing in shares of our common stock. You should carefully read this entire prospectus supplement and the accompanying prospectus, including the information incorporated by reference herein, the information included under the section entitled “Risk Factors” and the financial statements and the related notes thereto included elsewhere in this prospectus supplement, before you decide to invest in shares of our common stock.

Except where the context requires otherwise, references in this prospectus supplement to “CPS,” “Cooper Standard,” “the Company,” “we,” “us” and “our” refer to Cooper-Standard Holdings Inc., together with its consolidated subsidiaries.

Our Business

Cooper Standard is a leading manufacturer of sealing, fuel and brake delivery, fluid transfer and anti-vibration systems. Our products are primarily for use in passenger vehicles and light trucks that are manufactured by global automotive original equipment manufacturers, or OEMs, and replacement markets. We believe we are the largest global producer of sealing systems, the second largest global producer of the types of fuel and brake delivery products that we manufacture, the third largest global producer of fluid transfer systems, and one of the largest North American producers of anti-vibration systems.

We design and manufacture our products in each major region of the world through a disciplined and sustained approach to engineering and operational excellence. As of December 31, 2015, our operations were conducted through 98 wholly owned, leased and joint venture facilities in 20 countries, of which 79 are predominantly manufacturing facilities and 19 have design, engineering, administrative or logistics designation(s). The countries in which we operate include Brazil, Canada, China, Czech Republic, France, Germany, India, Italy, Japan, Mexico, the Netherlands, Poland, Romania, Serbia, South Korea, Spain, Sweden, Thailand, the United Kingdom and the United States. For the year ended December 31, 2015, we generated approximately 53% of our sales in North America, 31% in Europe, 13% in Asia Pacific, and 3% in South America.

We believe that we are well-positioned for growth from increasing global vehicle production volumes, increasing average content of our products on each vehicle produced, and our continued new business wins with existing and new customers. For the year ended December 31, 2015, approximately 82% of our sales were to OEMs, including Ford Motor Company, or Ford, General Motors Company, or GM, Fiat Chrysler Automobiles, or FCA, PSA Peugeot Citroën, Volkswagen Group, Daimler, Renault-Nissan, BMW, Toyota, Volvo, Jaguar/Land Rover and Honda and various other OEMs based in India and China. The remaining 18% of our 2015 sales were primarily to Tier I and Tier II automotive suppliers, non-automotive manufacturers, and replacement market distributors.

The following chart illustrates our balance and business diversity by providing a breakdown of our $3.3 billion in sales for the year ended December 31, 2015 by geography, customer, and product line.

We conduct substantially all of our activities through our subsidiaries and sell our product lines through four reportable segments—North America, Europe, Asia Pacific, and South America. For the year ended December 31, 2015, we had sales in such segments of $1.8 billion, $1.0 billion, $0.4 billion, and $0.1 billion, respectively. For the year ended December 31, 2015, we generated sales of $3.3 billion, net income of $111.9 million and Adjusted EBITDA of $362.4 million. See “Prospectus Supplement Summary—Summary Financial and Other Data” for a reconciliation of Adjusted EBITDA to net income attributable to Cooper-Standard Holdings Inc. See “Business” for a more detailed description of our business.

Products

We have four distinct product lines. These products are produced and supplied globally to a broad range of customers in multiple markets. The percentage of sales by product for the years ended December 31, 2015, 2014 and 2013 are as follows:

	Percentage of Sales
Product Line	2015	2014	2013
Sealing systems	53%	52%	51%
Fuel and brake delivery systems	20%	20%	23%
Fluid transfer systems	14%	14%	13%
Anti-vibration systems	8%	8%	9%

In addition to these product lines, we also have sales to other adjacent markets.

Product Lines			Market Position
SEALING SYSTEMS	Protect vehicle interiors from weather, dust and noise intrusion for improved driving experience; provide aesthetic and functional class-A exterior surface treatment		Global leader

Products:

	– Fortrex	– Stainless steel trim

	– Dynamic seals	– Flush glass systems

	– Static seals	– Variable extrusion

	– Encapsulated glass	– Specialty sealing products

FUEL & BRAKE DELIVERY SYSTEMS	Sense, deliver and control fluids to fuel and brake systems		Top 2 globally
Products:

	– Chassis and tank fuel lines and bundles (fuel lines, vapor lines and bundles)	– Direct injection & port fuel rails (fuel rails and fuel charging assemblies)

	– Metallic brake lines and bundles	– Quick connects

FLUID TRANSFER SYSTEMS	Sense, deliver and control fluid and vapors for optimal powertrain & HVAC operation		Top 3 globally

Products:

	– Heater/coolant hoses	– Turbo charger hoses

	– Quick connects	– Secondary air hoses

	– DPF and SCR emission lines	– Brake and clutch hoses

	– Degas tanks	– ArmorHose

	– Air intake and charge	– ArmorHose II

	– Transmission Oil Cooling Hoses	– ArmorHose TPV

ANTI-VIBRATION SYSTEMS	Control and isolate noise and vibration in the vehicle to improve ride and handling		North America leader

Products:

–   Powertrain Mount Systems: (Multi-state Vacuum Switchable Hydraulic Engine Mounts, Bi-state Electric Switchable Hydraulic Engine Mounts, Conventional Hydraulic Mounts, Elastomeric Mounts)

–   Suspension Mounts: (Conventional & Hydraulic Bushings, Strut Mounts, Spring Seats & Bumpers, Mass Dampers, Dual Durometer (Bi-compound) Bushings)

Our Industry

The automotive industry is one of the world’s largest and most competitive. Consumer demand for new vehicles largely determines sales and production volumes of global OEMs.

The automotive supplier industry is generally characterized by high barriers to entry, significant start-up costs and long-standing customer relationships. The criteria by which OEMs judge automotive suppliers include quality, price, service, performance, design and engineering capabilities, innovation, timely delivery, financial stability and global footprint. Over the last decade, suppliers that have been able to achieve manufacturing scale, reduce structural costs, diversify their customer base and establish a global footprint have been successful.

New vehicle sales are expected to increase in certain regions of the world, particularly in Asia, where we have a strong local market presence. Asia is the largest and fastest growing market for light vehicles in the world.

Competition in the automotive supplier industry is intense and has increased in recent years as OEMs have demonstrated a preference for stronger relationships with fewer suppliers. There are typically three or more significant competitors and numerous smaller competitors for most of the products we produce. Automotive suppliers with a global manufacturing footprint capable of fully servicing customers around the world will continue to lead the supply industry going forward. OEMs have shifted certain research and development, design and testing responsibility to suppliers. At the same time they have shortened new product cycle times. To remain competitive, suppliers must have state-of-the-art engineering and design capabilities and must be able to continuously improve their engineering, design and manufacturing processes to effectively service the customer. Suppliers are increasingly expected to collaborate on, or assume the product design and development of, key automotive components and to provide innovative solutions to meet evolving technologies aimed at improved emissions and fuel economy.

Pricing pressure has continued as competition for market share has reduced the overall profitability of the industry and resulted in continued pressure on suppliers for price reductions. Consolidations and market share shifts among vehicle manufacturers continue to put additional pressures on the supply chain. These pricing and market pressures will continue to drive our focus on reducing our overall cost structure through continuous improvement initiatives, capital redeployment, restructuring and other cost management processes.

The automotive industry is increasingly being shaped by tightening government regulations for vehicle safety, fuel efficiency, and emissions controls. OEMs continue to focus on improving occupant and pedestrian safety in order to meet increasingly stringent regulatory requirements in various critical markets. Similarly, OEMs must focus on fuel economy and reducing emissions to meet increasingly stringent standards imposed by governmental authorities around the world. As a result, suppliers are increasingly focused on developing technologies and products designed to improve vehicle safety, emissions and fuel economy. Suppliers who can provide product solutions in these areas will realize greater opportunities for above-market growth.

Our Competitive Strengths

Innovative and High Quality Products

We believe we have distinguished ourselves in the automotive industry through our engineering and technological capabilities, as evidenced by our i3 innovations group and the recent development of several key innovative product and technology solutions including our MagAlloy coating process, Quick Connect with integrated sensor technology, ArmorHose product line and our revolutionary new Fortrex material technology. Our innovative products increase the lifespan of automotive components such as fuel and brake lines, improve efficiency in the assembly process and reduce material and weight in vehicles. Over the last three years, we have spent $314.3 million on engineering, research and development to further develop innovative products. We believe our focus on innovation and our delivery of innovative products and solutions provides us with a sustainable competitive advantage.

In addition, we believe we have a reputation for outstanding quality within the automotive industry, a factor that has been important to maintaining and expanding our successful relationships with our customers. We have earned numerous awards, including the DaimlerChrysler Global Supplier Award, GM Supplier of the Year, Ford’s Silver World Excellence Award and Toyota’s Cost Excellence Performance Award.

Global Manufacturing Footprint

We have established an advantaged global manufacturing footprint from which we serve our customers worldwide. Our global operations include 79 facilities which are predominantly utilized for our manufacturing operations. Our operations are located in Brazil, Canada, China, Czech Republic, France, Germany, India, Italy, Japan, Mexico, the Netherlands, Poland, Romania, Serbia, South Korea, Spain, Sweden, Thailand, the United Kingdom and the United States. Since 2004, we have increased the proportion of our sales outside North America from 30% to 47%, largely reflecting our focus on obtaining and retaining business on high-volume global platforms. As part of our strategy, we operate several successful international joint ventures, which have allowed us to enter into new geographic markets, to establish new customer relationships and to expand our products, technologies and capabilities. Our joint venture partners provide knowledge and insight into local markets and access to local suppliers of raw materials and components. We believe our global manufacturing footprint and proximity to customers provides us with a competitive advantage in the areas of customer service, improved logistics and lower costs.

World-Class Operations/Cooper Standard Operating System

In an ongoing effort to reduce our cost structure, we run a global continuous improvement program, as well as implementation of lean tools, structured problem solving, best business practices, standardized processes and change management.

We also evaluate opportunities to consolidate facilities and to relocate certain operations to lower cost countries. We believe we will continue to be successful in our efforts to improve our design and engineering capability and manufacturing processes while achieving cost savings due to the flexible nature of our manufacturing capabilities, our highly efficient operations and our ability to leverage economies of scale from the high volumes of products we produce for the world’s top-selling vehicle platforms. We have created a culture of continuous improvement and lean manufacturing in all aspects of our operations. Over the life cycle of each platform, we focus on streamlining manufacturing, increasing automation and reducing material and other costs in an effort to generate additional operational savings. We budget and track operational savings at the facility level, which management regularly reports and reviews.

Strong Customer Relations and Program Management

We believe that our customer relationships, program management capabilities, global presence, comprehensive product line, excellence in manufacturing, product innovation and quality assurance combine to provide us with significant competitive advantages. We have proven our ability to expand globally with customers, increase scale in a consolidating industry and be first-to-market with design and engineering innovations.

We have a high level of dedication to customer service, and for each major product launch we dedicate a team of sales representatives, engineers, quality specialists and senior management, who work together to ensure that the product launch is completed on time and consistent with rigorous quality standards. These characteristics have allowed us to remain a leading supplier to Ford and GM while steadily growing our business with European and Asian OEMs. Our capabilities are evidenced by our success in being awarded significant content on our customers’ top-selling platforms, including the Ford F-Series and GM’s Silverado, Sierra, Tahoe, Yukon and Escalade vehicle models.

Incumbent Position Across Diverse Customer Base

As the incumbent supplier to platforms, we have typically participated in the design of their successor platforms, and therefore, we believe we have been afforded a competitive advantage to win the upgrade and the ultimate replacement business. In addition, we believe that our presence on our largest customers’ highest-volume and most important platforms is a competitive advantage that allows us to further increase our market share, cross-sell our other product lines, fully leverage our lean initiatives, spread our fixed costs over higher volumes and increase our return on capital.

Experienced Management Team

Our senior management team has extensive background in the automotive industry. Our management team is focused on guiding us through the challenges facing the automotive industry and the changing economic environment through ongoing and continued cost reduction and restructuring initiatives and is intent on continuing to implement our business strategies. For more information on our executive officers, see “Management.”

Adaptable Approach to Global Manufacturing Footprint to Ensure Continued Profitability

We continuously evaluate our global manufacturing footprint to ensure we are optimizing our operations to remain accessible to our customers while driving cost improvement. We are currently in the process of transitioning a significant portion of our manufacturing operations from high-cost to low-cost countries. In Europe, we have transferred many of our manufacturing operations in Western Europe to lower cost countries in Eastern Europe. In addition, we have restructured our European employee base by increasing the percentage of lower cost local employees. Both of these efforts have allowed us to decrease our operating costs and drive increased profitability without sacrificing product quality. In North America, we have added significant production capacity and headcount in Mexico while maintaining or reducing production capacity in Canada and the United States. Our current forecasts anticipate a continuation of these trends.

Driving Profitable Growth and Cash Flow Generation

We are committed to growing shareholder value by driving profitable growth, increased Adjusted EBITDA, and strong cash flow generation. We continue to drive revenue growth through increased market share and targeted growth in China, and our Adjusted EBITDA margins continue to grow through our restructuring efforts. Since 2013, our Adjusted EBITDA margin has increased from 9.3% to 10.8% for the year ended December 31, 2015. We are also driving increased cash flow through rigorous capital management. Capital expenditure levels are being reduced to levels in line with our industry peers following a period of higher spending which was necessitated by deferred maintenance during the most recent cyclical downturn. In addition, we are focused on reducing working capital through optimizing inventory, receivables and payables.

Our Business Strategy

Our business strategy is to drive for profitable growth, become one of the thirty largest global automotive suppliers in terms of sales, and among the top 5% of global automotive suppliers in terms of return on invested capital (what we refer to as “Top 30 / Top 5”). We are seeking to realize this vision by matching our priorities and strengths to the emerging global industry environment by:

•	Focusing on core product lines;

•	Producing superior products as a recognized innovation leader;

•	Creating an advantaged global manufacturing footprint to support customers;

•	Commonizing and standardizing world-class engineering and manufacturing operations;

As the Company continues to grow, we will look to further evolve our strategy to create additional opportunities to drive shareholder value.

Operational and Strategic Initiatives

As part of our profitable growth strategy, we implemented the Cooper Standard Operating System, or CSOS, to fully position the Company for growth and ensure global consistency in engineering design, program management, manufacturing process, purchasing and IT systems. Standardization across all regions is especially critical in support of customers’ global platforms that require the same design, quality and delivery standards everywhere across the world.

The CSOS consists of the following areas, with a strategic focus that aligns with the Company’s growth strategy:

CSOS Function	Strategic Focus

World-Class Safety	Implement globally consistent measurement system with zero incidents goal.

World-Class Operations	Optimize global performance by implementing best business practices across the organization.

Continuous Improvement	Implement lean manufacturing tools across all facilities to achieve cost savings and increased performance.

Global Purchasing	Develop an advantaged supply base to effectively leverage scale and optimize supplier quality.

Innovation Management	Focused innovation processes to create breakthrough technologies for market differentiation.

Global Program Management	Ensure consistent and flawless product launch process across all regions.

IT Systems	Implement common systems to effectively communicate information throughout the business.

Leverage Technology for Innovative Solutions

We utilize our technical expertise to provide customers with innovative solutions. Our engineers combine product design with a broad understanding of material characteristics for enhanced vehicle performance. We believe our reputation for successful innovation in product design and materials is the reason our customers consult us early in their vehicle development and design process of their next generation vehicles.

Cooper Standard has evolved and further energized its approach to innovation with its i3 Innovation Process (Imagine, Initiate, Innovate). This approach is used as a mechanism to capture ideas from across our Company and supply partners while promoting a culture of innovation.

Ideas are carefully evaluated by a Global Technology Council and those that are selected are put on an accelerated development cycle with a dedicated innovation team focused on breakthrough ideas. This team is developing innovative technologies based on materials expertise, process know-how, and application vision, which will drive future product direction. Among recently announced technologies is ArmorHose, a breakthrough technology which results in significantly more durable coolant hoses, and eliminates the need for separate abrasion sleeves on under-hood hose assemblies. Several other significant technologies, especially related to advanced materials, processing and weight reduction have recently been realized. These include: Fortrex, a revolutionary material that provides higher performance and lower weight to weather seals; and MagAlloy, a new processing technology for brake lines that increases long term durability through superior corrosion resistance.

Continued Emphasis on Global Platforms

We believe global platforms will drive increased growth for capable global suppliers. Our global presence and technological capabilities ideally position us to win business on global platforms. Based on our 2015 revenue, six of the top ten vehicle platforms on which we provide content are global platforms, which demonstrates that customers already look to us to support global platforms. It is predicted that the top ten global platforms produced by automakers will account for about 30% of the world’s light vehicle volume by 2021, further highlighting the importance of being well-positioned to participate in these high volume global programs.

Invest in Emerging Markets to Accelerate Growth

We are committed to expanding our presence in Asia. In China, vehicle production is expected to grow at a 4.1% CAGR from 2015 through 2020 to 30 million vehicles. Accordingly, we have accelerated the Company’s sealing business growth and provided additional growth opportunities with domestic Chinese automakers across product lines through the Huayu-Cooper Standard Sealing Systems Co., or Shenya, transaction, which resulted in our 95% majority stake in the largest Chinese automotive sealing supplier. Additionally, our Cooper Standard / INOAC JV has accelerated fluid transfer systems growth and provides additional growth opportunities with Japanese OEMs in China and Southeast Asia. In India, we have launched new sealing and fuel and brake facilities to expand our market leading positions for both product lines. We have also become 100% owner of our existing sealing JV and have expanded our relationship with Sujan Group with a new fluid transfer systems JV. Collectively, these initiatives further develop our global platform to serve our global customer base.

Pursue Acquisitions and Strategic Alliances to Enhance Capabilities and Accelerate Growth

We intend to continue to selectively pursue complementary acquisitions and joint ventures to enhance our customer base, geographic penetration, scale and technology. Consolidation is an industry trend and is encouraged by the OEMs’ desire for global automotive suppliers. We believe we have a strong platform for growth through acquisitions based on our past integration successes, experienced management team, global presence and operational excellence. We currently operate through several successful joint ventures.

Share Repurchase Program and Concurrent Share Purchase

On March 14, 2016, we announced that our Board of Directors has approved a securities repurchase program, authorizing us to repurchase, in the aggregate, up to $125 million of our outstanding common stock or warrants to purchase common stock. The authorization replaces the remaining balance of a previous $50 million repurchase program authorized in May 2013. Under the program authorized by the Board of Directors, repurchases may be made on the open market or through private transactions, as determined by our management and in accordance with prevailing market conditions and Securities and Exchange Commission requirements. We are not obligated to acquire a particular number of securities, and the program may be discontinued at any time at our discretion.

Of such $125 million, we have agreed to purchase from the underwriters $23.8 million of shares of common stock at a price per share equal to the price to the public for the Marketed Shares, resulting in the purchase by us of 350,000 shares at $68.00 per share. We refer to this purchase as the share purchase.

We intend to fund the share purchase with available cash. The completion of the share purchase is contingent on the satisfaction of customary closing conditions and conditioned upon, among other things, the completion of this offering.

Corporate Information

Cooper-Standing Holdings Inc. was incorporated in Delaware in December 2004. In August 2009, following the onset of the financial crisis and economic downturn that severely impacted the global automotive industry, Cooper-Standard Holdings Inc. and its wholly-owned subsidiaries in the United States and Canada commenced reorganization proceedings in the United States and Canada. In May 2010, the Company consummated its reorganization pursuant to a court-confirmed plan of reorganization and emerged from the Chapter 11 proceedings and the Canadian proceedings.

In October 2013, the Company’s common stock was listed on the NYSE and began trading under the ticker symbol “CPS.” Prior to the NYSE listing, the Company’s common stock was traded on the Over-the-Counter, or OTC, Bulletin Board under the symbol “COSH.”

Our principal executive offices are located at 39550 Orchard Hill Place Drive, Novi, Michigan 48375 and our telephone number is (248) 596-5900. Our website address is www.cooperstandard.com. The information contained on, or accessible through, our website is not part of this prospectus supplement or the accompanying prospectus and is not incorporated by reference in this prospectus supplement or the accompanying prospectus.

The Offering

The following summary of the offering contains basic information about the offering and our common stock and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of our common stock, please refer to the section of the accompanying prospectus entitled “Description of Capital Stock.”

Issuer	Cooper-Standard Holdings Inc.

Common stock offered by the selling stockholders	2,000,000 shares.

Common stock to be sold to the public	1,650,000 shares.

Common stock to be purchased by us	350,000 shares.

Common stock to be outstanding immediately after this offering and the share purchase	17,193,251 shares.

Option to purchase additional shares of common stock from the selling stockholders

The selling stockholders have granted the underwriter a 30-day option from the date of this prospectus supplement to purchase up to 300,000 additional shares of our common stock at the public offering price. We have agreed to pay 100% of the underwriting discounts and commissions on the Marketed Shares sold by the selling stockholders pursuant to this prospectus supplement, including the shares sold pursuant to the underwriters’ option.

Use of proceeds	We will not receive any proceeds from the sale of any shares of our common stock by the selling stockholders, including from any exercise by the underwriters of their option to purchase additional shares from the selling stockholders. See “Use of Proceeds.”

Share purchase	Subject to completion of this offering, we have agreed to purchase 350,000 shares of our common stock from the underwriters having an aggregate value of $23.8 million at $68.00 per share, which is equal to the price to the public for the Marketed Shares.

Dividend policy	We have never paid or declared a dividend on our common stock and we have no current plan to pay dividends on our common stock. Any decision to declare and pay dividends in the future will be made at the sole discretion of our Board of Directors and will depend on, among other things, our results of operations, capital requirements, financial condition, contractual restrictions, restrictions in our debt agreements, general economic conditions, state law requirements and other factors that our Board of Directors may deem relevant. Additionally, our existing credit facilities contain covenants limiting our ability to pay dividends to stockholders. See “Dividend Policy.”

Risk factors	See “Risk Factors” for a discussion of risks you should carefully consider before deciding to invest in our common stock.

NYSE trading symbol	“CPS”

Unless otherwise indicated, information in this prospectus supplement and the accompanying prospectus with respect to the number of shares of our common stock to be outstanding immediately after the consummation of this offering and the share purchase is based on 17,543,251 shares of common stock outstanding as of March 10, 2016 and does not reflect:

•	1,139,093 shares of common stock issuable upon exercise of 1,135,686 warrants to purchase shares of common stock outstanding;

•	2,027,217 shares of common stock reserved for future issuance under our Omnibus Incentive Plan (the “2011 Omnibus Incentive Plan”);

•	1,216,409 shares of common stock issuable upon exercise of outstanding options issued under the 2011 Omnibus Incentive Plan at a weighted exercise price of $47.84431 per share; or

•	468,041 shares of common stock issuable upon vesting of outstanding restricted stock units and stock settled performance units at target.

Unless otherwise indicated, this prospectus supplement reflects and assumes the purchase by us of $23.8 million of shares at the purchase price of $68.00 per share, resulting in the purchase by us of 350,000 shares, and the retirement of such shares upon purchase by us.

Unless otherwise indicated, this prospectus supplement reflects and assumes no exercise by the underwriters of their 30-day option to purchase up to 300,000 additional shares from the selling stockholders at the public offering price. We have agreed to pay 100% of the underwriting discounts and commissions on the Marketed Shares sold by the selling stockholders pursuant to this prospectus supplement, including the shares sold pursuant to the underwriters’ option.

Summary Financial and Other Data

The following table shows summary historical consolidated financial and other data for Cooper-Standard Holdings Inc. for the periods and as of the dates presented. The summary historical consolidated financial information as of December 31, 2015 and 2014 and for each of the three years ended December 31, 2015, 2014 and 2013 has been derived from our audited consolidated financial statements and the related notes included elsewhere in this prospectus supplement. The summary historical consolidated balance sheet as of December 31, 2013 has been derived from our audited consolidated financial statements not included or incorporated by reference in this prospectus supplement.

You should read the following summary financial and other data together with the information under “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors” and our audited consolidated financial statements and the related notes included elsewhere in this prospectus supplement.

	Year Ended December 31,
	2015	2014	2013
	(dollars in thousands, except for share and per share amounts)
Statements of Net Income Data:
Sales	$3,342,804	$3,243,987	$3,090,542
Cost of products sold	2,755,691	2,734,558	2,617,804

Gross profit	587,113	509,429	472,738
Selling, administration & engineering expenses	329,922	301,724	293,446
Amortization of intangibles	13,892	16,437	15,431
Impairment charges	21,611	26,273	—
Restructuring charges	53,844	17,414	21,720
Other operating profit	(8,033)	(16,927)	—

Operating profit	175,877	164,508	142,141
Interest expense, net of interest income	(38,331)	(45,604)	(54,921)
Equity earnings	5,683	6,037	11,070
Other income (expense), net	9,759	(36,658)	(7,437)

Income before income taxes	152,988	88,283	90,853
Income tax expense	41,218	42,810	45,599

Net income	111,770	45,473	45,254
Net loss (income) attributable to noncontrolling interests	110	(2,694)	2,687

Net income attributable to Cooper-Standard Holdings Inc.	$111,880	$42,779	$47,941

Net income available to Cooper-Standard Holdings Inc. common stockholders	$111,880	$42,779	$35,054

Earnings Per Share:
Basic	$6.50	$2.56	$2.39
Diluted	$6.08	$2.39	$2.24
Statements of Cash Flows Data:
Net cash provided by operating activities	$270,385	$171,049	$133,257
Net cash used in investing activities	$(166,394)	$(157,396)	$(191,084)
Net cash provided by (used in) financing activities	$(11,590)	$49,411	$(23,047)

	Year Ended December 31,
	2015	2014	2013
	(dollars in thousands)
Balance Sheet Data (as of period end):
Cash and cash equivalents	$378,243	$267,270	$184,370
Net working capital(1)	175,312	294,315	269,120
Total assets	2,304,292	2,125,630	2,102,754
Total debt(2)	777,912	778,737	684,424
Total equity	614,799	548,714	615,572

Other Financial Data:
EBITDA(3)	$305,856	$243,773	$259,489
Adjusted EBITDA(3)	362,365	311,537	287,367
Adjusted EBITDA Margin(3)	10.8%	9.6%	9.3%
Adjusted Net Income(3)	$8,697	$85,994	N/A
Capital expenditures.	166,267	192,089	$183,336
Free Cash Flow(3)	104,118	(21,040)	(50,079)

(1)	Net working capital is defined as current assets (excluding cash and cash equivalents) less current liabilities (excluding debt payable in one year).
(2)	Total debt includes term loans, capital lease obligations and other third-party debt, as applicable.
(3)	We define EBITDA as net income attributable to Cooper-Standard Holdings Inc., plus income tax expense, interest expense, net of interest income, and depreciation and other amortization. We define Adjusted EBITDA as EBITDA, as further adjusted to exclude restructuring, impairment charges, gain on remeasurement of previously held equity interest, gain on divestitures, loss on extinguishments of debt, amortization of inventory write-ups, settlement charges, stock-based compensation, acquisition costs and other expenses that management does not consider to be reflective of our core operating performance. We describe these adjustments reconciling net income attributable to Cooper-Standard Holdings Inc. to Adjusted EBITDA in the table below. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by sales for each period.

We define Adjusted Net Income as net income attributable to Cooper-Standard Holdings Inc., plus restructuring expenses (net of tax), impairment charges (net of tax), (gain) loss on divestitures (net of tax), loss on extinguishments of debt and other unusual, non-cash or non-recurring items that management does not consider to be reflective of our core operating performance. We describe these adjustments reconciling net income attributable to Cooper-Standard Holdings Inc. to Adjusted Net Income in the table below. We define Free Cash Flow as net cash provided by operating activities, minus capital expenditures.

We present EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Free Cash Flow because we believe they are useful indicators of our operating performance. Our management uses EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin principally as measures of our operating performance and also:

•	because similar measures are utilized in the calculation of the financial covenants and ratios contained in our financing arrangements;

•	in developing our internal budgets and forecasts;

•	as a significant factor in evaluating our management for compensation purposes;

•	in evaluating potential acquisitions;

•	in comparing our current operating results with corresponding historical periods and with the operational performance of other companies in our industry; and

•	in presentations to the members of our Board of Directors to enable our Board of Directors to have the same measurement basis of operating performance as is used by management in their assessments of performance and in forecasting and budgeting for our company.

Our management also believes that EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Free Cash Flow are useful to investors because they are frequently used by analysts, investors and other interested parties to evaluate companies in our industry.

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Free Cash Flow are non-GAAP financial measures and should not be considered as an alternative to net income, operating profit or as a measure of financial performance or cash flows from operating activities as a measure of liquidity, or any other performance measure derived in accordance with GAAP and they should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In evaluating EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted Net Income, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted Net Income should not be construed to imply that our future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on our GAAP results in addition to using EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Free Cash Flow supplementally.

Our EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Free Cash Flow measures have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of the limitations of EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Free Cash Flow are:

•	EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted Net Income do not reflect costs or cash outlays for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, our working capital needs;

•	they do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•	they do not reflect period to period changes in taxes, income tax expense or the cash necessary to pay income taxes;

•	they do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin do not reflect cash requirements for such replacements;

•	and other companies in our industry may calculate these measures differently than we do, limiting their usefulness as comparative measures.

Because of these limitations, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Free Cash Flow should not be considered as measures of discretionary cash available to invest in business growth or to reduce indebtedness.

The following table provides a reconciliation of net income attributable to Cooper-Standard Holdings Inc. to EBITDA and Adjusted EBITDA for the periods presented.

	Year Ended December 31,
	2015	2014	2013
	(dollars in thousands)
Net income attributable to Cooper-Standard Holdings Inc.	$111,880	$42,779	$47,941
Income tax expense	41,218	42,810	45,599
Interest expense, net of interest income	38,331	45,604	54,921
Depreciation and amortization	114,427	112,580	111,028

EBITDA	$305,856	$243,773	$259,489
Restructuring(1)	53,844	17,188	21,192
Impairment charges(2)	21,611	26,273	—
Gain on remeasurement of previously held equity interest(3)	(14,199)	—	—
Gain on divestiture(4)	(8,033)	(14,568)	—
Loss on extinguishment of debt(5)	—	30,488	—
Amortization of inventory write-up(6)	1,419	—	—
Settlement charges(7)	—	3,637	—
Stock-based compensation(8)	(71)	2,770	5,225
Acquisition costs	1,637	740	946
Other	301	1,236	515

Adjusted EBITDA	$362,365	$311,537	$287,367

(1)	Includes non-cash restructuring and is net of non-controlling interest.
(2)	Impairment charges in 2015 related to fixed assets of $13.6 million and intangible assets of $8.0 million. Impairment charges in 2014 related to fixed assets of $24.6 million and intangible assets of $1.7 million.
(3)	Gain on remeasurement of previously held equity interest in Shenya.
(4)	Gain on sale of hard coat plastic exterior trim business in 2015 and thermal and emissions product line in 2014.
(5)	Loss on extinguishment of debt relating to the repurchase of our 8 1⁄2% Senior Notes due 2018, or Senior Notes, and 7 3⁄8% Senior PIK Toggle Notes due 2018, or Senior PIK Toggle Notes.
(6)	Amortization of write-up of inventory to fair value for the Shenya acquisition.
(7)	Settlement charges relating to the U.S. pension plans that were amended to offer a one-time voluntary lump sum window to certain terminated vested participants.
(8)	Non-cash stock amortization expense and non-cash stock option expense for grants issued at emergence from bankruptcy.

The following table provides a reconciliation of net income attributable to Cooper-Standard Holdings Inc. to Adjusted Net Income for the periods presented.

	Year Ended December 31,
	2015	2014(1)
	(dollars in thousands)
Net income attributable to Cooper-Standard Holdings Inc.	$111,880	$42,779
Restructuring expense (net of tax)	52,027	17,301
Impairment charges (net of tax)	21,611	19,945
(Gain) Loss on divestiture (net of tax)	(16,821)	(12,810)
Loss on extinguishment of debt	—	18,779

Adjusted Net Income	$168,697	$85,994

(1)	The Company did not calculate Adjusted Net Income prior to 2014.

The following table provides a reconciliation of net cash provided by the operating activities to Free Cash Flow for the periods presented.

	Year Ended December 31,
	2015	2014	2013
	(dollars in thousands)
Net cash provided by operating activities	$270,385	$171,049	$133,257
Capital expenditures	(166,267)	(192,089)	(183,336)

Free Cash Flow	$104,118	$(21,040)	$(50,079)

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below and the accompanying prospectus and other information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus, including our audited consolidated financial statements and the related notes, before you decide whether to purchase our common stock. If any of the following risks actually occurs, our business, financial condition, results of operations, cash flow and prospects could be materially and adversely affected. As a result, the trading price of our common stock could decline and you could lose all or part of your investment in our common stock.

Risks Related to Our Business

We are highly dependent on the automotive industry. A prolonged or material contraction in automotive sales and production volumes could adversely affect our business, results of operations and financial condition.

Automotive sales and production are cyclical and depend on, among other things, general economic conditions and consumer spending, vehicle demand and preferences (which can be affected by a number of factors, including fuel costs, employment levels and the availability of consumer financing). As the volume of automotive production fluctuates, the demand for our products also fluctuates. Prolonged or material contraction in automotive sales and production volume could cause our customers to reduce orders of our products, which could adversely affect our business, results of operations and financial condition.

In addition, our liquidity could be adversely impacted if our customers were to extend their normal payment terms. Likewise, if our suppliers were to reduce normal trade credit terms, our liquidity could be adversely impacted. If either of these situations occurs, we may need to rely on other sources of funding to bridge the additional gap between the time we pay our suppliers and the time we receive corresponding payments from our customers.

Escalating pricing pressures may adversely affect our business.

Pricing pressure in the automotive supply industry has been substantial and is likely to continue. Nearly all vehicle manufacturers seek price reductions in both the initial bidding process and during the term of the contract. Price reductions have adversely impacted our sales and profit margins and are expected to do so in the future. If we are not able to offset continued price reductions through improved operating efficiencies and reduced expenditures, those price reductions may have a negative impact on our financial condition.

Our business could be adversely affected if we lose any of our largest customers or significant platforms.

While we provide parts to virtually every major global OEMs for use on a multitude of different platforms, sales to our three largest customers, Ford, GM, and FCA, on a worldwide basis represented approximately 54% of our sales for the year ended December 31, 2015. Our ability to reduce the risks inherent in certain concentrations of business will depend, in part, on our ability to continue to diversify our sales on a customer, product, platform and geographic basis. Although business with each customer is typically split among numerous contracts, the loss of a major customer, significant reduction in purchases of our products by such customer, or any discontinuance or resourcing of a significant platform could adversely affect our business, results of operations and financial condition.

We operate in a highly competitive industry and efforts by our competitors to gain market share could adversely affect our financial performance.

The automotive parts industry is highly competitive. We face numerous competitors in each of our product lines. In general, there are three or more significant competitors and numerous smaller competitors for most of the products we offer. We also face competition for certain of our products from suppliers producing in lower-cost regions such as Asia and Eastern Europe. Our competitors’ efforts to grow market share could exert downward pressure on the pricing of our products and our margins.

Increases in the costs, or reduced availability of, raw materials and manufactured components may adversely affect our profitability.

Raw material costs can be volatile. The principal raw materials we purchase include ethylene propylene diene monomer M-Class rubber, or EPDM, and synthetic rubber, components manufactured from carbon steel, plastic resins, carbon black, process oils, components manufactured from aluminum and natural rubber. Raw materials are the largest component of our costs, representing approximately 50% of our total cost of products sold in 2015. The availability of raw materials and manufactured components can fluctuate due to factors beyond our control. A significant increase in the price of these items, or a restriction in their availability, could materially increase our operating costs and adversely affect our profitability because it is generally difficult to pass through these increased costs to our customers.

Disruptions in the supply chain could have an adverse effect on our business, financial condition, results of operations and cash flows.

We obtain components and other products and services from numerous suppliers and other vendors throughout the world. We are responsible for managing our supply chain, including suppliers that may be the sole sources of products that we require, that our customers direct us to use or that have unique capabilities that would make it difficult and/or expensive to re-source. In certain instances, entire industries may experience short-term capacity constraints. Any significant disruption could adversely affect our financial performance. Furthermore, unfavorable economic or industry conditions could result in financial distress within our supply base, thereby increasing the risk of supply disruption. Although market conditions generally have improved in recent years, uncertainty remains, and another economic downturn or other unfavorable industry conditions in one or more of the regions in which we operate could cause a supply disruption and thereby adversely affect our financial condition, operating results and cash flows.

If a customer experiences a material supply shortage, either directly or as a result of a supply shortage at another supplier, that customer may halt or limit the purchase of our products, which could adversely affect our business, results of operations and financial condition.

We are subject to other risks associated with our international operations.

We have significant manufacturing operations outside the United States, including joint ventures and other alliances. Our operations are located in 20 countries, and we export to several other countries. In 2015, approximately 73% of our sales were attributable to products manufactured outside the United States. Risks inherent in our international operations include:

•	currency exchange rate fluctuations, currency controls and restrictions, and the ability to hedge currencies;

•	changes in local economic conditions;

•	repatriation restrictions or requirements, including tax increases on remittances and other payments by our foreign subsidiaries;

•	global sovereign fiscal uncertainty and hyperinflation in certain foreign countries;

•	changes in laws and regulations, including export and import restrictions and the imposition of embargos;

•	exposure to possible expropriation or other government actions; and

•	exposure to local political or social unrest including resultant acts of war, terrorism, or similar events.

Expanding our sales and manufacturing operations in the Asia Pacific region, particularly in China, is an integral part of our strategy, and, as a result, our exposure to the risks described above is substantial. The occurrence of any of these risks may adversely affect the results of operations and financial condition of our international operations and our business as a whole.

Foreign currency exchange rate fluctuations could materially impact our operating results.

Our sales and manufacturing operations outside the United States expose us to currency risks. Our sales and earnings denominated in foreign currencies are translated into U.S. dollars for our consolidated financial statements. This translation is calculated based on average exchange rates during the reporting period. Our reported international sales and earnings could be adversely impacted in periods of a strengthening U.S. dollar.

Although we generally produce in the same geographic region as our products are sold, we also produce in countries that predominately sell in another currency. Some of our commodities are purchased in or tied to the U.S. dollar; therefore our earnings could be adversely impacted during the periods of a strengthening U.S. dollar relative to other foreign currencies. We employ financial instruments to hedge certain portions of our foreign currency exposures. However, this will not completely insulate us from the effects of currency fluctuation.

A portion of our operations are conducted by joint ventures which have unique risks.

Certain of our operations are carried on by joint ventures. In joint ventures, we share the management of the company with one or more partners who may not have the same goals, resources or priorities as we do. The operations of our joint ventures are subject to agreements with our partners, which typically include additional organizational formalities as well as requirements to share information and decision making, and may also limit our ability to sell our interest. Additional risks include one or more partners failing to satisfy contractual obligations, a change in ownership of any of our partners and our limited ability to control our partners’ compliance with applicable laws, including the Foreign Corrupt Practices Act. Any such occurrences could adversely affect our financial condition, operating results, cash flow or reputation.

Our capital structure includes a substantial amount of indebtedness, which imposes demands on our liquidity that could have an adverse effect on our financial condition or on our ability to obtain financing in the future.

As of December 31, 2015, we had approximately $777.9 million of outstanding indebtedness, including our $750 million senior term loan facility, or the Term Loan Facility, our $180 million senior asset-based revolving credit facility, or Senior ABL Facility, and the debt of certain foreign subsidiaries, which requires principal and interest payments. We are permitted by the terms of the Term Loan Facility and our Senior ABL Facility to incur additional indebtedness, subject to the restrictions therein, which could:

•	make it more difficult for us to satisfy our obligations under the Term Loan Facility and the Senior ABL facility;

•	increase our vulnerability to adverse economic and general industry conditions, including interest rate fluctuations, since the majority of our borrowings are at variable rates of interest; and

•	increase our cost of borrowing.

Our ability to make scheduled payments on our debt or to refinance these obligations depends on our financial condition and operating performance. If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, sell material assets, seek additional capital or restructure or refinance our indebtedness, which could have an adverse effect on our business, results of operations and financial condition.

The Term Loan Facility and the Senior ABL Facility impose significant operating and financial restrictions on us and our subsidiaries.

The Term Loan Facility and the Senior ABL Facility limit our ability, among other things, to:

•	incur additional indebtedness or issue certain disqualified stock and preferred stock;

•	pay dividends or certain other distributions on our capital stock or repurchase our capital stock;

•	make certain investments or other restricted payments;

•	enter into certain restrictive agreements;

•	engage in transactions with affiliates;

•	sell certain assets or merge with or into other companies;

•	guarantee indebtedness; and

•	permit liens.

Moreover, our Senior ABL Facility provides the agent considerable discretion to impose reserves, which could materially reduce the amount of borrowings that would otherwise be available to us.

As a result of these covenants and restrictions (including borrowing base availability), we are limited in how we conduct our business, and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities or acquisitions. A breach of any of these covenants could result in a default under the Senior ABL Facility and under the Term Loan Facility. The terms of any future indebtedness we may incur could include more restrictive covenants. We cannot assure that we will be able to maintain compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the lenders under the Senior ABL Facility and the Term Loan Facility and/or amend the covenants in such agreements.

Our pension plans are currently underfunded, and we may have to make cash payments to the plans, reducing the cash available for our business.

We sponsor various pension plans worldwide that are underfunded and will require cash payments. Additionally, if the performance of the assets in our pension plans does not meet our expectations, or if other actuarial assumptions are modified, our required contributions may be higher than we expect. As of December 31, 2015, our net underfunded status was $173.3 million. If our cash flow from operations is insufficient to fund our worldwide pension liabilities, it could have an adverse effect on our financial condition and results of operations.

Significant changes in discount rates, the actual return on pension assets and other factors could adversely affect our liquidity, results of operations and financial condition.

Our earnings may be positively or negatively impacted by the amount of income or expense recorded related to our pension plans. Generally accepted accounting principles in the United States, or U.S. GAAP, require that income or expense related to the pension plans be calculated at the annual measurement date using actuarial calculations, which reflect certain assumptions. Because these assumptions have fluctuated and will continue to fluctuate in response to changing market conditions, the amount of gains or losses that will be recognized in subsequent periods, the impact on the funded status of the pension plans and the future minimum required contributions, if any, could adversely affect our liquidity, results of operations and financial condition.

The benefits of our continuous improvement program and other cost savings plans may not be fully realized.

Our operations strategy includes continuous improvement programs and implementation of lean manufacturing tools across all facilities to achieve cost savings and increased performance. We have and may continue to initiate restructuring actions designed to improve future profitability and competitiveness. We have disclosed that we aim to achieve $100 million of cost savings in 2016 from these initiatives. Our expectations may not be achieved on schedule or at the level we anticipate. If we are unable to realize these anticipated savings, our operating results and financial condition may be adversely affected.

We may incur significant costs related to manufacturing facility closings or consolidation which could have an adverse effect on our financial condition.

We are seeking to reduce the cost of our manufacturing and operations, and may reduce utilization of or close or consolidate manufacturing locations. The exit costs associated with such actions, including employee termination costs, may be significant. These or future costs could negatively affect our cash flows, results of operations and financial condition.

Our inability to effectively manage the timing, quality and costs of new program launches could adversely affect our financial performance.

In connection with the award of new business, we may obligate ourselves to deliver new products that are subject to our customers’ timing, performance and quality standards. Given the number and complexity of new program launches, we may experience difficulties managing product quality, timeliness and associated costs. In addition, new program launches require a significant ramp up of costs. However, our sales related to these new programs generally are dependent upon the timing and success of our customers’ introduction of new vehicles. Our inability to effectively manage the timing, quality and costs of these new program launches could adversely affect our financial condition, operating results and cash flows.

Our success depends in part on our development of improved products, and our efforts may fail to meet the needs of customers on a timely or cost-effective basis.

Our continued success depends on our ability to maintain advanced technological capabilities and knowledge necessary to adapt to changing market demands as well as to develop and commercialize innovative products. We may be unable to develop new products successfully or to keep pace with technological developments by our competitors and the industry in general. In addition, we may develop specific technologies and capabilities in anticipation of customers’ demands for new innovations and technologies. If such demand does not materialize, we may be unable to recover the costs incurred in such programs. If we are unable to recover these costs or if any such programs do not progress as expected, our business, results of operations and financial condition could be adversely affected.

Any acquisitions or divestitures we make may be unsuccessful, may take longer than anticipated or may negatively impact our business, financial condition, results of operations and cash flows.

We may pursue acquisitions or divestitures in the future as part of our strategy. Acquisitions and divestitures involve numerous risks, including identifying attractive target acquisitions, undisclosed risks affecting the target, difficulties integrating acquired businesses, the assumption of unknown liabilities, potential adverse effects on existing customer or supplier relationships, and the diversion of management’s attention from day-to-day business. We may not have, or be able to raise on acceptable terms, sufficient financial resources to make acquisitions. Our ability to make investments may also be limited by the terms of our existing or future financing arrangements. Any acquisitions or divestitures we pursue may not be successful or prove to be beneficial to our operations and cash flow.

We may incur material losses and costs as a result of product liability and warranty and recall claims that may be brought against us.

We may be exposed to product liability and warranty claims in the event that our products actually or allegedly fail to perform as expected or the use of our products results, or is alleged to result, in bodily injury and/or property damage. Accordingly, we could experience material warranty or product liability expenses in the future and incur significant costs to defend against these claims. In addition, if any of our products are, or are alleged to be, defective, we may be required to participate in a recall of that product if the defect or the alleged defect relates to automotive safety. Product recalls could cause us to incur material costs and could harm our reputation or cause us to lose customers, particularly if any such recall causes customers to question the safety or reliability of our products. Also, while we possess considerable historical warranty and recall data with respect to the products we currently produce, we do not have such data relating to new products, assembly programs or technologies, including any new fuel and emissions technology and systems being brought into production, to allow us to accurately estimate future warranty or recall costs.

In addition, the increased focus on systems integration platforms utilizing fuel and emissions technology with more sophisticated components from multiple sources could result in an increased risk of component warranty costs over which we have little or no control and for which we may be subject to an increasing share of liability to the extent any of the other component suppliers are in financial distress or are otherwise incapable of fulfilling their warranty or product recall obligations. Our costs associated with providing product warranties and responding to product recall claims could be material, and we do not have insurance covering product recalls. Product liability, warranty and recall costs may adversely affect our business, results of operations and financial condition.

We are subject to a broad range of environmental, health and safety laws and regulations which could adversely affect our business and results of operations.

We are subject to a broad range of laws and regulations governing emissions to air; discharges to water; noise and odor emissions; the generation, handling, storage, transportation, treatment, reclamation and disposal of chemicals and waste materials; the cleanup of contaminated properties; and health and safety. We may incur substantial costs in complying with, or as a result of violations of or liabilities under, these laws and regulations. Some of our current and former facilities have been subject to certain environmental investigations and remediation activities. Although we maintain environmental reserves for certain of these sites, these remediation costs are difficult to accurately predict and the ultimate remediation costs at these or other sites could exceed current estimates. Through various acquisitions, we have acquired a number of manufacturing facilities, and predecessor entities we have acquired may have a long history of industrial and commercial operations. As a result, we cannot assure that we will not incur material costs or liabilities relating to activities that predate our ownership or that relate to the operations of predecessor entities. Material future expenditures may be necessary if compliance standards change or material unknown conditions that require remediation are discovered. Environmental laws could also restrict our ability to expand our facilities or could require us to acquire costly equipment or to incur other significant expenses. If we fail to comply with present and future environmental laws and regulations, we could be subject to future liabilities, which could adversely affect our financial condition, operating results and cash flows.

Work stoppages or similar difficulties could disrupt our operations and negatively affect our operations and financial performance.

We may be subject to work stoppages and may be affected by other labor disputes. A number of our collective bargaining agreements expire in any given year. There is no certainty that we will be successful in negotiating new agreements with these unions that extend beyond the current expiration dates or that these new agreements will be on terms as favorable to us as past labor agreements. Failure to renew these agreements when they expire or to establish new collective bargaining agreements on terms acceptable to us and the unions could result in work stoppages or other labor disruptions which may have an adverse effect on our operations, customer relationships and financial results. Additionally, a work stoppage at one or more of our suppliers or our customers’ suppliers could adversely affect our operations if an alternative source of supply were not readily available. Work stoppages by our customers’ employees could result in reduced demand for our products and could have an adverse effect on our business. As of December 31, 2015, approximately 28% of our employees were represented by unions, and approximately 9% of the unionized employees were located in the United States. In addition, it is possible that our workforce will become more unionized in the future. Unionization activities could increase our costs, which could negatively affect our profitability.

If we are unable to protect our intellectual property or if a third party challenges our intellectual property rights, our business could be adversely affected.

We own or have rights to proprietary technology that is important to our business. We rely on intellectual property laws, patents, trademarks and trade secrets to protect such technology. Such protections, however, vary among the countries in which we market and sell our products, and as a result, we may be unable to prevent third parties from using our intellectual property without authorization. Any infringement or misappropriation of our technology could have an adverse effect on our business and results of operations. We also face exposure to claims by others for infringement of intellectual property rights and could incur significant costs or losses related to such claims. In addition, many of our supply agreements require us to indemnify our customers from third-party infringement claims. These claims, regardless of their merit or resolution, are frequently costly to prosecute, defend or settle and divert the efforts and attention of our management and employees. If any such claim were to result in an adverse outcome, we could be required to take actions which may include: ceasing the manufacture, use or sale of the infringing products; paying substantial damages to third parties, including to customers to compensate them for the discontinued use of a product or to replace infringing technology with non-infringing technology; or expending significant resources to develop or license non-infringing products, any of which could adversely affect our operations, business and financial condition.

A disruption in, or the inability to successfully implement upgrades to, our information technology systems, including disruptions relating to cybersecurity, could adversely affect our business and financial performance.

We rely upon information technology networks, systems and processes to manage and support our business. We have implemented a number of procedures and practices designed to protect against breaches or failures of our systems. Despite the security measures that we have implemented, including those measures to prevent cyber-attacks, our systems could be breached or damaged by computer viruses or unauthorized physical or electronic access. A breach of our information technology systems could result in theft of our intellectual property, disruption to business or unauthorized access to customer or personal information. Such a breach could adversely impact our operations and/or our reputation and may cause us to incur significant time and expense to cure or remediate the breach.

Further, we continually update and expand our information technology systems to enable us to more efficiently run our business. If these systems are not implemented successfully, our operations and business could be disrupted and our ability to report accurate and timely financial results could be adversely effected.

Changes to U.S.-EU data transfer regulations could adversely affect our financial condition and operating ability.

On October 6, 2015, the European Court of Justice issued a judgment declaring as invalid the European Commission’s Decision on the adequacy of the U.S.-EU Safe Harbor Framework. After extended negotiations, the European Commission and the U.S. Department of Commerce agreed on a new framework for transatlantic exchanges of personal data for commercial purposes: the EU-U.S. Privacy Shield. The new arrangement provides stronger obligations on companies in the U.S. to protect the personal data of Europeans. We may incur costs in complying with the new framework. The new regulations may also impose new restrictions on our internal operations. If we fail to comply with the new regulations, we could be subject to future liabilities, which could adversely affect our financial condition and operating ability.

Our expected annual effective tax rate could be volatile and could materially change as a result of changes in many items including mix of earnings, debt and capital structure and other factors.

Many items could impact our effective tax rate including changes in our debt and capital structure, mix of earnings and many other factors. Our overall effective tax rate is based upon the consolidated tax expense as a percentage of consolidated earnings before tax. However, tax expenses and benefits are not recognized on a consolidated or global basis, but rather on a jurisdictional, legal entity basis. Further, certain jurisdictions in which we operate generate losses where no current financial statement benefit is realized. In addition, certain jurisdictions have statutory rates greater than or less than the United States statutory rate. As such, changes in the mix and source of earnings between jurisdictions could have a significant impact on our overall effective tax rate in future years. Changes in rules related to accounting for income taxes, changes in tax laws and rates or adverse outcomes from tax audits that occur regularly in any of our jurisdictions could also have a significant impact on our overall effective tax rate in future periods.

Impairment charges relating to our goodwill, long-lived assets or intangible assets could adversely affect our results of operations.

We regularly monitor our goodwill, long-lived assets and intangible assets for impairment indicators. In conducting our goodwill impairment testing, we compare the fair value of each of our reporting units to the related net book value. In conducting our impairment analysis of long-lived and intangible assets, we compare the undiscounted cash flows expected to be generated from the long-lived or intangible assets to the related net book values. Changes in economic or operating conditions impacting our estimates and assumptions could result in the impairment of our goodwill, long-lived assets or intangible assets. In the event that we determine that our goodwill, long-lived assets or intangible assets are impaired, we may be required to record a significant charge to earnings, which could adversely affect our results of operations.

We operate as a holding company and depend on our subsidiaries for cash to satisfy the obligations of the holding company.

Cooper-Standard Holdings Inc. is a holding company. Our subsidiaries conduct all of our operations and own substantially all of our assets. Our cash flow and our ability to meet our obligations depend on the cash flow of our subsidiaries. In addition, the payment of funds in the form of dividends, intercompany payments, tax sharing payments and otherwise may be subject to restrictions under the laws of the countries of incorporation of our subsidiaries or the by-laws of the subsidiary.

Risks Related to this Offering and Ownership of Our Common Stock

The market price of shares of our common stock may be volatile, and you may not be able to resell shares of our common stock at or above the price you paid or at all, and you could lose all or part of your investment as a result.

The market price of our common stock may be highly volatile and could be subject to wide fluctuations. Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of shares of our common stock in spite of our operating performance. The trading price of our common stock may be adversely affected due to a number of factors, most of which we cannot predict or control, such as those listed under “—Risks Related to Our Business” and the following:

•	results of operations that vary from our expectations and the expectations of securities analysts and investors;

•	our lack of visibility into near-term results of operations and difficulty in accurately forecasting our quarterly results;

•	results of operations that vary from those of our competitors;

•	changes in expectations as to our future financial performance, including financial estimates and investment recommendations by securities analysts and investors;

•	fluctuations in the market prices of stocks generally, or those of companies in our industry;

•	strategic actions by us or our competitors;

•	announcements by us or our competitors of significant contracts, new products, acquisitions, joint marketing relationships, joint ventures, other strategic relationships or capital commitments;

•	failure of any of our initiatives to achieve commercial success;

•	changes in general economic or market conditions or trends in our industry or markets;

•	changes in business, legal or regulatory conditions in the United States or other countries;

•	future sales of our common stock or other securities and the timing and amount of any share repurchases we make pursuant to our newly announced plan or otherwise;

•	investor perceptions or the investment opportunity associated with our common stock relative to other investment alternatives;

•	the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;

•	announcements relating to litigation or governmental investigations;

•	guidance, if any, that we provide to the public, any change in this guidance or our failure to meet this guidance;

•	the development and sustainability of an active trading market for our stock;

•	additions or departures of any of our key personnel;

•	changes in accounting principles or policies;

•	adverse publicity about the industries we participate in or individual scandals; and

•	other events or factors, including those resulting from natural disasters, war, acts of terrorism or responses to these events.

You may be unable to resell your shares of common stock at or above the public offering price. In addition, price volatility may be greater if the public float and trading volume of our common stock is low.

In the past few years, stock markets have experienced extreme price and volume fluctuations. In the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

Because we have no current plans to pay cash dividends on our common stock, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

We have no current plans to pay dividends on our common stock. The declaration, amount and payment of any future dividends on shares of common stock will be at the sole discretion of our Board of Directors. Our Board of Directors may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries to us and such other factors as our Board of Directors may deem relevant. In addition, our ability to pay dividends will be limited by our Term Loan Facility and Senior ABL Facility and may be limited by covenants of other indebtedness we or our subsidiaries incur in the future. As a result, you may not receive any return on an investment in our common stock unless you sell our common stock for a price greater than that which you paid for it.

If securities analysts do not publish research or reports about our business or if they downgrade our stock or our industry, our stock price and trading volume could decline.

The trading market for our common stock relies in part on the research and reports that industry or financial analysts publish about us or our business or industry. We do not control these analysts. Furthermore, if one or more of the analysts who do cover us downgrade our stock or our industry, or the stock of any of our competitors, or publish inaccurate or unfavorable research about our business, the price of our stock could decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline.

Future sales, or the perception of future sales, by us or our stockholders in the public market following this offering could cause the market price for our common stock to decline.

The sale of substantial number of shares of our common stock in the public market, or the perception that such sales could occur, could substantially decrease the market price of shares of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. Upon completion of this offering and the share purchase, we will have a total of 17,193,251 shares of our common stock outstanding. Of the outstanding shares, the 1,650,000 shares sold in this offering and not purchased by us (or 1,950,000 shares if the underwriters exercise their option to purchase additional shares in full) will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, or the Securities Act.

In connection with this offering, we, certain of our executive officers, directors and the selling stockholders will sign lock-up agreements with the underwriters of this offering that, subject to certain customary exceptions (which exceptions include issuance of common stock by us in connection with acquisitions, licenses, business combinations, joint ventures, commercial relationships or other strategic transactions; provided that the aggregate number of shares issued or issuable in connection therewith does not exceed 10% of the number of shares of common stock outstanding immediately after this offering and the recipient thereof agrees to be bound by the terms of the lockup), restrict the sale of the shares of our common stock and certain other securities held by them for 90 days following the date of this prospectus supplement. Goldman, Sachs & Co. may, in its sole discretion and without notice, release all or any portion of the shares of common stock and certain other securities subject to lock-up agreements. See “Underwriting” for a description of these lock-up agreements. Upon the expiration of these lock-up agreements, all of the 8,066,099 shares (or 7,766,100 shares if the underwriters exercise their option to purchase additional shares in full) held by the signatories will be eligible for resale in the public market, subject, in the case of shares held by our affiliates, to volume, manner of sale and other limitations under Rule 144 under the Securities Act if such sales are being made pursuant to Rule 144. Certain of our stockholders may be considered affiliates at the expiration of the lock-up period.

In addition, we registered 15,528,849 shares of our common stock to be offered by certain of our stockholders under a registration statement declared effective as of August 26, 2011 pursuant to the Securities Act, of which this prospectus supplement and the accompanying prospectus is a part, and registered 3,548,904 shares of our common stock to be offered by certain of our stockholders under a registration statement filed subsequently declared effective as of August 14, 2013. A sale of a large number of shares under such registration statements could cause the prevailing market price of our common stock to decline. Following completion of this offering and share purchase, the shares registered for resale pursuant to the registration statements would represent approximately 99.3% of our outstanding common stock (or 97.6% if the underwriters exercise in full their option to purchase additional shares).

Pursuant to a registration rights agreement, we have granted certain of our stockholders the right to cause us, in certain instances, at our expense, to file registration statements under the Securities Act, covering resales of our common stock held by them, and conduct certain offerings thereunder. If these stockholders exercise their registration rights, the market price of our common stock could decline.

In addition, 1,216,409 shares of common stock are eligible for sale upon exercise of options. We have filed a registration statement on Form S-8 under the Securities Act to register all shares of common stock subject to outstanding stock options and the shares of common stock subject to issuance under the 2011 Omnibus Incentive Plan. The Form S-8 registration statement automatically became effective upon filing. The initial registration statement on Form S-8 covered 1,940,741 shares of common stock and a subsequent registration statement on Form S-8 covered an additional 3,272,834 shares of common stock. These shares can be sold in the public market upon issuance, subject to restrictions under the securities laws applicable to resales by affiliates.

As restrictions on resale end, the market price of our shares of common stock could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our shares of common stock or other securities.

In the future, we may also issue our securities in connection with investments or acquisitions. The amount of shares of our common stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding shares of our common stock. Any issuance of securities in connection with investments or acquisitions may result in dilution to you.

A substantial portion of our total outstanding shares are held by a small number of investors who may, individually or collectively, exert significant control over us.

Certain stockholders, including the selling stockholders after this offering, own a substantial portion of our outstanding common stock. As long as such major stockholders (whether or not acting in a coordinated manner) and any other substantial stockholder own, directly or indirectly, a substantial portion of our outstanding shares, they will be able to exert significant influence over matters requiring stockholder approval, including the composition of our Board of Directors. Further, to the extent that the substantial stockholders were to act in concert, they could potentially control any action taken by our stockholders.

The concentration of ownership of our outstanding equity in such major stockholders may make some transactions more difficult or impossible without the support of such stockholders or more likely with the support of such stockholders. The interests of any of such stockholders, any other substantial stockholder or any of their respective affiliates could conflict with or differ from the interests of our other stockholders.

Anti-takeover provisions in our organizational documents and Delaware law might discourage or delay acquisition attempts for us that you might consider favorable.

Our Third Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws contain provisions that may have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. These provisions, among other things:

•	provide for the ability of our Board of Directors to issue one or more series of preferred stock;

•	prohibit stockholder action by written consent, unless the action by written consent of the stockholders is approved in advance by a resolution of our Board of Directors or except as expressly provided by the terms of any series of preferred stock;

•	impose certain limitations on convening special stockholder meetings;

•	provide that the Board of Directors is expressly authorized to make, repeal, alter, amend or rescind our bylaws without the assent or vote of the stockholders, and any amendment, alteration, rescission or repeal of our bylaws by our stockholders will require the affirmative vote of the holders of at least a majority in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class; and

•	establish advance notice requirements for nominations for elections to our Board of Directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

Further, as a Delaware corporation, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which limits the ability of stockholders owning in excess of 15% of our outstanding voting stock to merge or combine with us. Although we believe these provisions collectively provide for an opportunity to obtain greater value for stockholders by requiring potential acquirers to negotiate with our Board of Directors, they would apply even if an offer rejected by our Board of Directors were considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our Board of Directors, which is responsible for appointing the members of our management.

These anti-takeover provisions and other provisions under Delaware law could discourage, delay or prevent a transaction involving a change in control of the Company, including actions that our stockholders may deem advantageous, or negatively affect the trading price of our common stock. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause us to take other corporate actions you desire.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain or incorporate by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Private Securities Litigation Reform Act of 1995, that reflect our current views with respect to, among other things, our operations and financial performance. These forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends, and other information that is not historical information and, in particular, appear under “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Forward-looking statements include all statements that are not historical facts. In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “projects,” “forecasts” or the negative version of these words or other comparable words. All forward-looking statements, including, without limitation, management’s examination of historical operating trends and data are based upon our current expectations and various assumptions. Our expectations, beliefs, and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we cannot assure you that these expectations, beliefs and projections will be achieved. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual outcomes, results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. We believe these factors include, but are not limited to, those described under “Risk Factors” included or incorporated by reference in this prospectus supplement and the accompanying prospectus and the following risks, uncertainties and factors:

•	high dependence on the automotive industry; prolonged or material contraction in automotive sales and production volumes could adversely affect our business, results of operations and financial condition;

•	escalating pricing pressures;

•	loss of any of our largest customers or significant platforms;

•	highly competitive industry and efforts by our competitors to gain market share;

•	increases in the costs, or reduced availability of, raw materials and manufactured components;

•	disruptions in the supply chain;

•	other risks associated with our international operations;

•	foreign currency exchange rate fluctuations;

•	unique risks related to operations are conducted by joint ventures;

•	our substantial indebtedness;

•	the Term Loan Facility and the Senior ABL Facility impose significant operating and financial restrictions;

•	our pension plans are currently underfunded, and we may have to make cash payments to the plans;

•	significant changes in discount rates, the actual return on pension assets and other factors;

•	benefits of our continuous improvement program and other cost savings plans may not be fully realized;

•	we may incur significant costs related to manufacturing facility closings or consolidation;

•	our inability to effectively manage the timing, quality and costs of new program launches;

•	development of improved products;

•	any acquisitions or divestitures we make may be unsuccessful;

•	material losses and costs as a result of product liability and warranty and recall claims that may be brought against us;

•	broad range of environmental, health and safety laws and regulations;

•	work stoppages or similar difficulties could disrupt our operations;

•	our ability to protect our intellectual property or if a third party challenges our intellectual property rights;

•	disruption in, or the inability to successfully implement upgrades to, our information technology systems, including disruptions relating to cybersecurity;

•	changes to U.S. – E.U. data transfer regulations could adversely affect our financial condition and operating ability;

•	our expected annual effective tax rate could be volatile;

•	the possibility of future impairment charges to our goodwill and long-lived assets;

•	dependence on our subsidiaries for cash to satisfy the obligations of the holding company; and

•	the concentration of our stock ownership which may allow a few owners to exert significant control over us.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included or incorporated by reference in this prospectus supplement and the accompanying prospectus. We operate in a very competitive and challenging environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events, or circumstances could differ materially from those described in the forward-looking statements.

The forward-looking statements made or incorporated by reference in this prospectus supplement and the accompanying prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments or other strategic transactions we may make.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders, including any sales pursuant to the underwriters’ option to purchase additional shares from the selling stockholders. For more information about the selling stockholders, see “Selling Stockholders.”

MARKET PRICE OF COMMON STOCK

Our common stock has been listed on the NYSE under the symbol “CPS” since October 17, 2013. Prior to our listing on the NYSE, our common stock was traded on the OTC Bulletin Board under the symbol “COSH” since May 25, 2010. Prior to that time, there was no public market for our common stock. The following table sets forth for the periods indicated the high and low intra-day sale prices per share of our common stock as reported on the NYSE:

	High	Low
2013
Fourth Quarter 2013 (from October 17, 2013)	$56.85	$46.00

2014
First Quarter 2014	$71.11	$48.04
Second Quarter 2014	$70.79	$60.13
Third Quarter 2014	$66.64	$60.50
Fourth Quarter 2014	$62.18	$50.57

2015
First Quarter 2015	$59.90	$50.26
Second Quarter 2015	$64.83	$58.09
Third Quarter 2015	$67.54	$54.03
Fourth Quarter 2015	$80.63	$56.96

2016
First Quarter 2016 (through March 17, 2016)	$77.81	$63.01

On March 17, 2016, the last reported sale price of our common stock on the NYSE was $71.27 per share. As of March 8, 2016, we had 4,287 holders of record of our common stock. The actual number of holders of common stock is greater than this number of record holders and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and nominees. The number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

DIVIDEND POLICY

We have never paid or declared a dividend on our common stock and we have no current plan to pay dividends on our common stock. Any decision to declare and pay dividends in the future will be made at the sole discretion of our Board of Directors and will depend on, among other things, our results of operations, capital requirements, financial condition, contractual restrictions, restrictions in our debt agreements, general economic conditions, state law requirements and other factors that our Board of Directors may deem relevant. Additionally, our ability to declare and pay dividends also depends in part on our receipt of cash distributions from our operating subsidiaries, which may be restricted from distributing us cash as a result of the laws of their jurisdiction of organization, agreements of our subsidiaries or covenants under any existing and future outstanding indebtedness we or our subsidiaries incur. Our credit agreements governing our Senior ABL Facility and Term Loan Facility contain covenants that, among other things, restrict our ability to pay certain dividends and distributions subject to certain qualifications and limitations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Financing Arrangements.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2015:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the use of cash to fund the share purchase and the retirement of the Repurchased Shares.

You should read this table in conjunction with “Prospectus Supplement Summary — Share Repurchase Program and Concurrent Share Purchase”, “Selected Historical Financial Data” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in this prospectus supplement and our audited consolidated financial statements and notes thereto that are included elsewhere in this prospectus supplement.

	December 31, 2015
	Actual	As Adjusted
	(dollars in thousands, except share amounts)
Cash and cash equivalents	$378,243	$354,443	(1)

Debt:
Term Loan Facility(2)	$729,841	$729,841
Other borrowings(3)	48,071	48,071

Total debt	777,912	777,912
Equity:
Common shares, $0.001 par value, 190,000,000 shares authorized, 19,105,251 shares issued and 17,458,945 shares outstanding, actual; 18,755,251 shares issued and 17,108,945 shares outstanding, as adjusted(1)	17	17
Additional paid-in capital	513,764	513,764
Retained earnings	306,713	282,913
Accumulated other comprehensive loss	(217,065)	(217,065)

Total Cooper-Standard Holdings Inc. equity	603,429	579,629
Noncontrolling interests	11,370	11,370

Total equity	614,799	590,999

Total capitalization	$1,392,711	$1,368,911

(1)	The as adjusted cash and cash equivalents and the as adjusted number of shares of common stock assume the purchase by us of $23.8 million of shares at the purchase price per share of $68.00, or 350,000 shares, and that such shares are retired upon purchase by us.
(2)	The amount shown is net of approximately $6.1 million of unamortized issuance costs.
(3)	Other borrowings reflect borrowings under capital leases, local bank lines and accounts receivable factoring sold with recourse classified in debt payable within one year on our consolidated balance sheet.

SELECTED HISTORICAL FINANCIAL DATA

The following table shows selected historical consolidated financial and other data for Cooper-Standard Holdings Inc. for the periods and as of the dates presented. The selected historical consolidated financial information as of December 31, 2015 and 2014 and for each of the three years ended December 31, 2015, 2014 and 2013 has been derived from our audited consolidated financial statements and the related notes included elsewhere in this prospectus supplement. The selected historical consolidated financial information as of December 31, 2013, 2012 and 2011 and for each of the two years ended December 31, 2012 and 2011 has been derived from our audited consolidated financial statements not included or incorporated by reference in this prospectus supplement.

You should read the following selected financial data together with the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors” and our audited consolidated financial statements and the related notes included elsewhere in this prospectus supplement.

	Year Ended December 31,
	2015	2014	2013	2012	2011
	(dollars in thousands, except for share and per share amounts)
Statements of Net Income Data:
Sales	$3,342,804	$3,243,987	$3,090,542	$2,880,902	$2,853,509
Cost of products sold	2,755,691	2,734,558	2,617,804	2,442,014	2,402,920

Gross profit	587,113	509,429	472,738	438,888	450,589
Selling, administration & engineering expenses	329,922	301,724	293,446	281,268	257,559
Amortization of intangibles	13,892	16,437	15,431	15,456	15,601
Impairment charges	21,611	26,273	—	10,069	—
Restructuring charges	53,844	17,414	21,720	28,763	52,206
Other operating profit	(8,033)	(16,927)	—	—	—

Operating profit	175,877	164,508	142,141	103,332	125,223
Interest expense, net of interest income.	(38,331)	(45,604)	(54,921)	(44,762)	(40,559)
Equity earnings.	5,683	6,037	11,070	8,778	5,425
Other income (expense), net.	9,759	(36,658)	(7,437)	(63)	7,174

Income before income taxes	152,988	88,283	90,853	67,285	97,263
Income tax expense	41,218	42,810	45,599	(31,531)	20,765

Net income	111,770	45,473	45,254	98,816	76,498
Net loss (income) attributable to noncontrolling interests	110	(2,694)	2,687	3,988	26,346

Net income attributable to Cooper-Standard Holdings Inc.	111,880	42,779	47,941	102,804	102,844
Net income available to Cooper-Standard Holdings Inc. common stockholders	111,880	42,779	35,054	76,730	75,260
Earnings Per Share:
Basic	$6.50	$2.56	$2.39	$4.40	$4.27
Diluted	$6.08	$2.39	$2.24	$4.14	$3.93
Statements of Cash Flows Data:
Net cash provided by operating activities.	$270,385	$171,049	$133,257	$84,401	$172,339
Net cash used in investing activities.	(166,394)	(157,396)	(191,084)	(117,570)	(73,753)
Net cash provided by (used in) financing activities.	(11,590)	49,411	(23,047)	(58,076)	(24,584)
Balance Sheet Data (as of period end):
Cash and cash equivalents	$378,243	$267,270	$184,370	$270,555	$361,745
Net working capital(1)	175,312	294,315	269,120	265,557	193,886
Total assets	2,304,292	2,125,630	2,102,754	2,025,977	2,003,788
Total debt(2)	777,912	778,737	684,424	483,365	488,652
Total equity	614,799	548,714	615,572	629,231	601,203

(1)	Net working capital is defined as current assets (excluding cash and cash equivalents) less current liabilities (excluding debt payable within one year).
(2)	Total debt includes term loans, capital lease obligations and other third-party debt, as applicable.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND

RESULTS OF OPERATIONS

This management’s discussion and analysis of financial condition and results of operations is intended to assist in understanding and assessing the trends and significant changes in our results of operations and financial condition. Our historical results may not indicate, and should not be relied upon as an indication of, our future performance. Our forward-looking statements reflect our current views about future events, are based on assumptions and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those contemplated by these statements. See “Cautionary Statements Regarding Forward-Looking Statements” for a discussion of risks associated with reliance on forward-looking statements. Factors that may cause differences between actual results and those contemplated by forward-looking statements include, but are not limited to, those discussed below and elsewhere in this prospectus supplement, particularly in the section entitled “Risk Factors.” Management’s discussion and analysis of financial condition and results of operations should be read in conjunction with “Selected Financial Data” and our audited consolidated financial statements and the notes thereto included elsewhere in this prospectus supplement.

Company Overview

We are a leading manufacturer of sealing, fuel and brake delivery, fluid transfer and anti-vibration systems. Our products are primarily for use in passenger vehicles and light trucks that are manufactured by global automotive OEMs and replacement markets. We believe we are the largest global producer of sealing systems, the second largest global producer of the types of fuel and brake delivery products that we manufacture, the third largest global producer of fluid transfer systems, and one of the largest North American producers of anti-vibration systems.

We design and manufacture our products in each major region of the world through a disciplined and sustained approach to engineering and operational excellence. As of December 31, 2015, our operations were conducted through 98 wholly owned, leased and joint venture facilities in 20 countries, of which 79 are predominantly manufacturing facilities and 19 have design, engineering, administrative or logistics designation(s). The countries in which we operate include Brazil, Canada, China, Czech Republic, France, Germany, India, Italy, Japan, Mexico, the Netherlands, Poland, Romania, Serbia, South Korea, Spain, Sweden, Thailand, the United Kingdom and the United States. For the year ended December 31, 2015, we generated approximately 53% of our sales in North America, 31% in Europe, 13% in Asia Pacific, and 3% in South America. Because of our significant international operations, we are subject to the risks associated with doing business in other countries, such as currency volatility, high interest and inflation rates, and the general political and economic risk that are associated with some of these markets.

We believe that we are well-positioned for growth from increasing global vehicle production volumes, increasing average content of our products on each vehicle produced, and our continued new business wins with existing and new customers. For the year ended December 31, 2015, approximately 82% of our sales were to OEMs, including Ford, GM, FCA, PSA Peugeot Citroën, Volkswagen Group, Daimler, Renault-Nissan, BMW, Toyota, Volvo, Jaguar/Land Rover and Honda and various other OEMs based in India and China. The remaining 18% of our 2015 sales were primarily to Tier I and Tier II automotive suppliers, non-automotive manufacturers, and replacement market distributors.

Although each OEM may emphasize different requirements as the primary criteria for judging its suppliers, we believe success as an automotive supplier generally requires outstanding performance with respect to price, quality, service, performance, design and engineering capabilities, innovation, timely delivery and an extensive global footprint. Also, we believe our continued commitment to invest in global common processes is an important factor in servicing global customers with the same quality and consistency of product wherever we produce in the world. This is especially important when supplying products for global platforms.

In addition, to remain competitive, we must also consistently achieve and sustain cost savings. In an ongoing effort to reduce our cost structure, we run a global continuous improvement program which includes training for our employees, as well as implementation of lean tools, structured problem solving, best business practices, standardized processes and change management. We also evaluate opportunities to consolidate facilities and to relocate certain operations to lower cost countries. We believe we will continue to be successful in our efforts to improve our design and engineering capability and manufacturing processes while achieving cost savings, including through our continuous improvement initiatives.

Our OEM sales are principally generated from purchase orders issued by OEMs and as a result, we have typically have no order backlog. Once selected by an OEM to supply products for a particular platform, we typically supply those products for the life of the platform, which is normally three to five years (although there is no guarantee that this will occur). In addition, when we are the incumbent supplier to a given platform, we believe we have a competitive advantage in winning the redesign or replacement platform.

Business Environment and Outlook

Several factors will present significant opportunities for automotive suppliers who are positioned for the changing environment, such as:

•	continued shift to global platforms;

•	consolidation of suppliers;

•	increased government regulation; and

•	intensified consumer demand for advanced technological features in vehicles.

Our business is directly affected by the automotive build rates in North America, Europe, the Asia Pacific region and South America. New vehicle demand is driven by macro-economic and other factors, such as interest rates, manufacturer and dealer sales incentives, fuel prices, consumer confidence, employment levels, income growth trends and government and tax incentives.

The global automotive industry remains susceptible to uncertain economic conditions that could adversely impact new vehicle demand. While the U.S. economy remains strong, and the European economy shows indications of improvement, global economic sentiment remains cautious given continued geopolitical uncertainty, oil supply and demand issues and unfavorable foreign exchange rates. Ongoing volatility within the emerging markets, including declining economic conditions in Brazil and the slowing pace of economic growth in China, have impacted light vehicle production volume in recent periods.

Competition in the automotive supplier industry is intense and has increased in recent years as OEMs have demonstrated a preference for stronger relationships with fewer suppliers. There are typically three or more significant competitors and numerous smaller competitors for most of the products we produce. Automotive suppliers with a global manufacturing footprint capable of fully servicing customers around the world will continue to lead the supply industry going forward.

OEMs have shifted some research and development, design and testing responsibility to suppliers, while at the same time shortening new product cycle times. To remain competitive, suppliers must have state-of-the-art engineering and design capabilities and must be able to continuously improve their engineering, design and manufacturing processes to effectively service the customer. Suppliers are increasingly expected to collaborate on, or assume the product design and development of, key automotive components and to provide innovative solutions to meet evolving technologies aimed at improved emissions and fuel economy.

Pricing pressure has continued as competition for market share has reduced the overall profitability of the industry and resulted in continued pressure on suppliers for price reductions. Consolidations and market share shifts among vehicle manufacturers continues to put additional pressures on the supply chain. These pricing and market pressures will continue to drive our focus on reducing our overall cost structure through continuous improvement initiatives, capital redeployment, restructuring and other cost management processes.

Results of Operations

	Year Ended December 31,
	2015	2014	2013
	(dollar amounts in thousands)
Sales	$3,342,804	$3,243,987	$3,090,542
Cost of products sold	2,755,691	2,734,558	2,617,804

Gross profit	587,113	509,429	472,738
Selling, administration & engineering expenses	329,922	301,724	293,446
Amortization of intangibles	13,892	16,437	15,431
Impairment charges	21,611	26,273	—
Restructuring charges	53,844	17,414	21,720
Other operating profit	(8,033)	(16,927)	—

Operating profit	175,877	164,508	142,141
Interest expense, net of interest income	(38,331)	(45,604)	(54,921)
Equity earnings	5,683	6,037	11,070
Other income (expense), net	9,759	(36,658)	(7,437)

Income before income taxes	152,988	88,283	90,853
Income tax expense	41,218	42,810	45,599

Net income	111,770	45,473	45,254
Net loss (income) attributable to noncontrolling interests	110	(2,694)	2,687

Net income attributable to Cooper-Standard Holdings Inc.	$111,880	$42,779	$47,941

Year Ended December 31, 2015 Compared to Year Ended December 31, 2014.

Sales.    Sales were $3,342.8 million for the year ended December 31, 2015, compared to $3,244.0 million for the year ended December 31, 2014, an increase of $98.8 million, or 3.0%. Sales were favorably impacted by improved volume and product mix in North America, Europe and Asia Pacific, as well as our Shenya acquisition, partially offset by unfavorable foreign exchange of $298.2 million, decreased volumes in South America and customer price reductions.

Cost of Products Sold.    Cost of products sold is primarily comprised of material, labor, manufacturing overhead, depreciation and amortization and other direct operating expenses. Cost of products sold was $2,755.7 million for the year ended December 31, 2015, compared to $2,734.6 million for the year ended December 31, 2014, an increase of $21.1 million or 0.8%. Materials comprise the largest component of our cost of products sold and represented approximately 50% and 49% of total cost of products sold for the years ended December 31, 2015 and 2014, respectively. Cost of sales was impacted by higher production volumes in North America, Europe and Asia Pacific, as well as our Shenya acquisition. These items were partially offset by decreased volumes in South America and continuous improvement savings.

Gross Profit.    Gross profit for the year ended December 31, 2015 was $587.1 million compared to $509.4 million for the year ended December 31, 2014. As a percentage of sales, gross profit was 17.6% and 15.7% of sales for the years ended December 31, 2015 and 2014, respectively. The increase in gross profit was driven primarily by continuous improvement and material costs savings and improved volume and mix in North America, Europe and Asia Pacific. These items were partially offset by unfavorable foreign exchange, customer price reductions and decreased volumes in South America.

Selling, Administration and Engineering.    Selling, administration and engineering expense for the year ended December 31, 2015 was $329.9 million or 9.9% of sales compared to $301.7 million or 9.3% of sales for the year ended December 31, 2014. Selling, administration and engineering expense for the year ended December 31, 2015 was impacted primarily by incentive compensation due to favorable operating results, higher infrastructure costs and the Shenya acquisition, partially offset by favorable foreign exchange.

Impairment Charges.    In 2015, due to the deterioration of financial results the undiscounted cash flows at one of our European facilities and two of our South American facilities did not exceed their book value, resulting in non-cash asset impairment charges of $13.6 million being recorded in the fourth quarter of 2015. Additionally, due to the deterioration of the economic conditions in the region customer relationships in South America were fully impaired, resulting in a non-cash impairment charge of $8.0 million. In 2014, due to the deterioration of financial results the undiscounted cash flows at two of our European facilities and two of our North American facilities did not exceed their book value, resulting in an asset impairment charge of $24.2 million being recorded in the fourth quarter of 2014. Additionally, certain assets and patents in the North America segment were written down to their estimated fair market values, resulting in an impairment charge of $2.1 million.

Restructuring.    Restructuring charges of $53.8 million for the year ended December 31, 2015 increased $36.4 million compared to $17.4 million for the year ended December 31, 2014. The increase is primarily the result of expenses incurred related to our European restructuring initiative.

Other Operating Profit.    Other operating profit for the year ended December 31, 2015 was $8.0 million resulting from the gain on the sale of our hard coat plastic exterior trim business. Other operating profit for the year ended December 31, 2014 was $16.9 million, of which $16.0 million related to the gain on the sale of our thermal and emissions business.

Interest Expense, Net.    Net interest expense of $38.3 million for the year ended December 31, 2015 resulted primarily from interest and debt issuance amortization recorded on the Term Loan Facility. Net interest expense of $45.6 million for the year ended December 31, 2014 resulted primarily from interest and debt issuance amortization recorded on the Term Loan Facility, Senior Notes and Senior PIK Toggle Notes.

Other Income (Expense), Net.    Other income for the year ended December 31, 2015 was $9.8 million, consisting of the gain from remeasurement of our previously held equity interest in Shenya of $14.2 million, which was partially offset by $3.4 million of foreign currency losses and $1.0 million of loss on sale of receivables. Other expense for the year ended December 31, 2014 was $36.7 million, consisting of a $30.5 million loss on extinguishment of debt, $7.1 million of foreign currency losses and $1.9 million of loss on sale of receivables, which were partially offset by a $1.9 million gain on the sale of an equity method investment and $0.9 million of other miscellaneous income.

Income Tax Expense.    Income taxes for the year ended December 31, 2015 included an expense of $41.2 million on earnings before taxes of $153.0 million. This compares to an expense of $42.8 million on $88.3 million of earnings before taxes for the year ended December 31, 2014. Tax expense in 2015 and 2014 differed from the statutory rate due to the incremental valuation allowance recorded on tax losses and credits generated in certain foreign jurisdictions, tax incentives recognized in Poland resulting from increased current and future profitability and a new Special Economic Zone permit, the mix of income between the United States and foreign sources, tax credits and incentives, and other nonrecurring discrete items.

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013.

Sales.    Sales were $3,244.0 million for the year ended December 31, 2014, compared to $3,090.5 million for the year ended December 31, 2013, an increase of $153.5 million, or 5.0%. Sales were favorably impacted by an increase in volumes in the North America, Europe and Asia Pacific segments. In addition, the Jyco Sealing Technologies, or Jyco, acquisition, which was completed July 31, 2013, provided $45.2 million of incremental sales. These items were partially offset by unfavorable foreign exchange of $31.3 million, customer price reductions and the sale of our thermal and emissions product line.

Cost of Products Sold.    Cost of products sold is primarily comprised of material, labor, manufacturing overhead, depreciation and amortization and other direct operating expenses. Cost of products sold was $2,734.6 million for the year ended December 31, 2014, compared to $2,617.8 million for the year ended December 31, 2013, an increase of $116.8 million or 4.5%. Raw materials comprise the largest component of our cost of products sold and represented approximately 49% of total cost of products sold for the years ended December 31, 2014 and 2013. The period was impacted primarily by increased volumes.

Gross Profit.    Gross profit for the year ended December 31, 2014 was $509.4 million compared to $472.7 million for the year ended December 31, 2013. As a percentage of sales, gross profit was 15.7% and 15.3% of sales for the years ended December 31, 2014 and 2013, respectively. The increase in gross profit was driven by the favorable impact of continuous improvement and material costs savings and increased volumes in the North America, Europe and Asia Pacific segments, partially offset by customer price reductions.

Selling, Administration and Engineering.    Selling, administration and engineering expense for the year ended December 31, 2014 was $301.7 million or 9.3% of sales compared to $293.4 million or 9.5% of sales for the year ended December 31, 2013. Selling, administration and engineering expense for the year ended December 31, 2014 was impacted by increased staffing expenses as we increase our research and development and engineering resources to support our growth initiatives around the world.

Impairment Charges.    In 2014, the undiscounted cash flows at two of our European facilities and two of our North American facilities did not exceed their book value, resulting in an asset impairment charge of $24.2 million being recorded in the fourth quarter of 2014. Additionally, certain assets and patents in the North America segment were written down to their estimated fair market values, resulting in an impairment charge of $2.1 million.

Restructuring.    Restructuring charges of $17.4 million for the year ended December 31, 2014 consisted primarily of initiatives in Europe to change our manufacturing footprint. Restructuring charges of $21.7 million for the year ended December 31, 2013 consisted primarily of $5.3 million of costs associated with initiatives announced prior to 2013 and $16.4 million of costs associated with initiatives announced in 2013, primarily relating to an initiative in Europe to change our manufacturing footprint.

Other Operating Profit.    Other operating profit for the year ended December 31, 2014 was $16.9 million, of which $16.0 million related to the gain on the sale of our thermal and emissions business.

Interest Expense, Net.    Net interest expense of $45.6 million for the year ended December 31, 2014 resulted primarily from interest and debt issuance amortization recorded on the Term Loan Facility, Senior Notes and Senior PIK Toggle Notes. Net interest expense of $54.9 million for the year ended December 31, 2013 resulted primarily from interest and debt issuance amortization recorded on the Senior Notes and Senior PIK Toggle Notes.

Other Income (Expense), Net.    Other expense for the year ended December 31, 2014 was $36.7 million, consisting of a $30.5 million loss on extinguishment of debt, $7.1 million of foreign currency losses and $1.9 million of loss on sale of receivables, which were partially offset by a $1.9 million gain on the sale of an equity method investment and $0.9 million of other miscellaneous income. Other expense for the year ended December 31, 2013 was $7.4 million, consisting of $9.4 million of foreign currency losses and $1.7 million of loss on sale of receivables, which were partially offset by $3.7 million of other miscellaneous income.

Income Tax Expense.    Income taxes for the year ended December 31, 2014 included an expense of $42.8 million on earnings before taxes of $88.3 million. This compares to an expense of $45.6 million on $90.9 million of earnings before taxes for the year ended December 31, 2013. Tax expense in 2014 differed from the statutory rate due to the incremental valuation allowance recorded on tax losses and credits generated in certain foreign jurisdictions, tax incentives recognized in Poland resulting from increased current and future profitability and a new Special Economic Zone permit, the distribution of income between the United States and foreign sources, tax credits and incentives, and other nonrecurring discrete items. Tax expense in 2013 differed from the statutory rate due to the incremental valuation allowance recorded on tax losses and credits generated in certain foreign jurisdictions, the mix of income between the United States and foreign sources, tax credits and incentives, and other nonrecurring discrete items.

Segment Results of Operations

The following table presents sales and segment profit (loss) for each of the reportable segments for the years ended December 31, 2015, 2014 and 2013:

	Year Ended December 31,
	2015	2014	2013
	(dollar amounts in thousands)
Sales to external customers
North America	$1,778,621	$1,698,826	$1,617,981
Europe	1,033,635	1,138,428	1,076,122
Asia Pacific	435,127	249,172	219,899
South America	95,421	157,561	176,540

Consolidated	$3,342,804	$3,243,987	$3,090,542

Segment profit (loss)
North America	$215,487	136,682	134,727
Europe	(22,435)	(28,062)	(40,046)
Asia Pacific	4,063	3,524	8,104
South America	(44,127)	(23,861)	(11,932)

Income before income taxes	$152,988	$88,283	$90,853

Year Ended December 31, 2015 Compared to the Year Ended December 31, 2014.

North America.    Sales for the year ended December 31, 2015 increased $79.8 million or 4.7%, compared to the year ended December 31, 2014, primarily due to an improvement in sales volume and product mix, partially offset by unfavorable foreign exchange of $44.9 million and customer price reductions. Segment profit for the year ended December 31, 2015 increased $78.8 million primarily due to the favorable impact of continuous improvement and material cost savings, an improvement in sales volume and mix, partially offset by customer price reductions, unfavorable foreign exchange and higher incentive compensation due to favorable operating results.

Europe.    Sales for the year ended December 31, 2015 decreased $104.8 million, or 9.2%, compared to the year ended December 31, 2014, primarily due to unfavorable foreign exchange of $204.8 million and customer price reductions, partially offset by improved sales volume. Segment loss improved by $5.6 million, primarily due to improved sales volume and mix, continuous improvement and material cost savings and the gain from the remeasurement of a previously held equity interest in Shenya as the legal ownership was held by one of our European entities, partially offset by unfavorable foreign exchange, increased restructuring costs, customer price reductions and higher incentive compensation due to improved operating results.

Asia Pacific.    Sales for the year ended December 31, 2015 increased $186.0 million, or 74.6%, compared to the year ended December 31, 2014, primarily due to the Shenya acquisition which was completed February 27, 2015, and improved sales volume, partially offset by unfavorable foreign exchange of $11.7 million. Segment profit increased by $0.5 million, primarily due to improved sales volume and mix, the Shenya acquisition and the favorable impact of continuous improvement and material costs savings, partially offset by higher engineering and administrative costs to support growth in the region as well as higher incentive compensation due to favorable operating results.

South America.    Sales for the year ended December 31, 2015 decreased $62.1 million or 39.4%, compared to the year ended December 31, 2014, primarily due to unfavorable foreign exchange of $36.8 million and a decrease in sales volumes. Segment loss increased by $20.3 million, primarily due to impairment charges at two facilities and the write off of customer relationships that were impaired, a decrease in sales volume and unfavorable foreign exchange, partially offset by the favorable impact of continuous improvement savings.

Year Ended December 31, 2014 Compared to the Year Ended December 31, 2013.

North America.    Sales for the year ended December 31, 2014 increased $80.8 million or 5.0%, compared to the year ended December 31, 2013, primarily due to an increase in sales volume. In addition, sales were favorably impacted by the Jyco acquisition, which was completed July 31, 2013. These items were partially offset by customer price reductions, the sale of our thermal and emissions product line, and unfavorable foreign exchange of $21.8 million. Segment profit for the year ended December 31, 2014 increased $2.0 million, primarily due to the favorable impact of continuous improvement savings, increased sales volume and material cost savings, partially offset by the loss on extinguishment of debt, impairment charges, customer price reductions, and higher staffing costs.

Europe.    Sales for the year ended December 31, 2014 increased $62.3 million, or 5.8%, compared to the year ended December 31, 2013, primarily due to an increase in sales volume and favorable foreign exchange of $2.5 million, which were partially offset by customer price reductions and the sale of our thermal and emissions product line. Segment loss improved by $12.0 million, primarily due to increased sales volume, and the favorable impact of continuous improvement and material cost savings, which were partially offset by the loss on extinguishment of debt, impairment charges, customer price reductions and higher staffing costs.

Asia Pacific.    Sales for the year ended December 31, 2014 increased $29.3 million, or 13.3%, compared to the year ended December 31, 2013, primarily due to an increase in sales volume. In addition, sales were favorably impacted by the Jyco acquisition, which was completed July 31, 2013. These items were partially offset by unfavorable foreign exchange of $2.1 million and customer price reductions. Segment profit decreased by $4.6 million, primarily due to the loss on extinguishment of debt, higher staffing costs and customer price reductions, which were partially offset by increased volumes and the favorable impact of continuous improvement and material cost savings.

South America.    Sales for the year ended December 31, 2014 decreased $19.0 million, or 10.8%, compared to the year ended December 31, 2013, primarily due to a decrease in sales volumes and unfavorable foreign exchange of $9.9 million. Segment loss increased by $11.9 million, primarily due to the loss on extinguishment of debt, and a decrease in sales volume.

Liquidity and Capital Resources

Short and Long-Term Liquidity Considerations and Risks

We intend to fund our ongoing working capital, capital expenditures, debt service and other funding requirements through a combination of cash flows from operations, cash on hand, borrowings under our Senior ABL Facility, and receivables factoring. We anticipate that these funding sources will be sufficient to meet our needs for the next twelve months. The Company utilizes intercompany loans and equity contributions to fund its worldwide operations. There may be country specific regulations which may restrict or result in increased costs in the repatriation of these funds. See Note 7. “Debt” to our consolidated financial statements included elsewhere in this prospectus supplement for additional information.

Based on our current and anticipated levels of operations and the condition in our markets and industry, we believe that our cash flows from operations, cash on hand, borrowings under our Senior ABL Facility and receivables factoring will enable us to meet our ongoing working capital, capital expenditures, debt service and other funding requirements for the next twelve months. However, our ability to fund our working capital needs, debt payments and other obligations, and to comply with the financial covenants, including borrowing base limitations, under our Senior ABL Facility, depends on our future operating performance and cash flow and many factors outside of our control, including the costs of raw materials, the state of the overall automotive industry and financial and economic conditions and other factors.

Cash Flows

Operating Activities.    Net cash provided by operations was $270.4 million for the year ended December 31, 2015, which included $36.6 million of cash provided by operating assets and liabilities. Cash provided by operations was primarily the result of increased earnings, as well as changes in accounts and tooling receivables, accounts payable and accrued liabilities of $63.9 million. In addition, pension contributions of $7.9 million were made during the year ended December 31, 2015. Net cash provided by operations was $171.0 million for the year ended December 31, 2014, which included $43.1 million of cash used that related to changes in operating assets and liabilities. The use of cash related to operating assets and liabilities was primarily a result of changes in accounts receivable and tooling receivables and accounts payable of $29.4 million and pension contributions of $12.2 million.

Investing Activities.    Net cash used in investing activities was $166.4 million for the year ended December 31, 2015, which consisted primarily of $166.3 million of capital spending, $34.4 million for the Shenya acquisition and $4.3 million for investment in joint ventures, offset by proceeds of $33.5 million for the sale of our hard coat plastic exterior trim business and $5.1 million for the sale of fixed assets and other. Net cash used in investing activities was $157.4 million for the year ended December 31, 2014, which consisted primarily of $192.1 million of capital spending and $21.2 million for the acquisition of businesses, offset by proceeds of $50.6 million from the sale of our thermal and emissions product line, the Australian business and the sale of an investment in affiliate, proceeds of $4.4 million for the sale of fixed assets and other, and a $1.0 million return on equity investments. We anticipate that we will spend approximately $155 million to $165 million on capital expenditures in 2016.

Financing Activities.    Net cash used in financing activities totaled $11.6 million for the year ended December 31, 2015, which consisted primarily of a decrease in short term debt of $9.0 million, payments on long term debt of $8.9 million, taxes withheld and paid on employees’ share based awards of $2.0 million, and the purchase of noncontrolling interests of $1.3 million, partially offset by $9.3 million related to the exercise of stock warrants. Net cash provided by financing activities totaled $49.4 million for the year ended December 31, 2014, which consisted primarily of $737.5 million related to the proceeds from issuance of long-term debt, $9.0 million related to the exercise of stock warrants, increase in long-term debt of $6.6 million and excess tax benefit on stock options exercised of $4.1 million, partially offset by the repurchase of the Senior Notes and the Senior PIK Toggle Notes of $675.6 million, purchase of noncontrolling interest of $18.5 million, payments on long-term debt of $4.3 million, repurchase of common stock of $5.2 million and taxes withheld and paid on employees’ share based awards of $4.2 million.

Financing Arrangements

Senior ABL Facility

On April 4, 2014, CS Intermediate Holdco 1 LLC, or Parent, Cooper-Standard Automotive Inc., or the U.S. Borrower, Cooper-Standard Automotive Canada Limited, or the Canadian Borrower, Cooper-Standard Automotive International Holdings BV, or the European Borrower and, together with the U.S. Borrower and Canadian Borrower, the Borrowers, and certain subsidiaries of the U.S. Borrower entered into the Second Amended and Restated Loan and Security Agreement in connection with its Senior ABL Facility, with certain lenders, Bank of America, N.A., as agent, or the Agent, for such lenders, Deutsche Bank Securities Inc., as syndication agent, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., and J.P. Morgan Securities LLC, as joint lead arrangers and bookrunners. On June 11, 2014, the Parent and the Borrowers entered into Amendment No. 1 to the Second Amended and Restated Senior ABL Facility. A summary of our Senior ABL Facility is set forth below. This description is qualified in its entirety by reference to the credit agreement governing our Senior ABL Facility.

General.    Our Senior ABL Facility provides for an aggregate revolving loan availability of up to $180.0 million, subject to borrowing base availability, including a $60.0 million letter of credit sub-facility and a $25.0 million swing line sub-facility. Our Senior ABL Facility also provides for an uncommitted $75.0 million incremental loan facility, for a potential total Senior ABL Facility of $255.0 million (if requested by the Borrowers and the lenders agree to fund such increase). No consent of any lender (other than those participating in the increase) is required to effect any such increase. On December 31, 2015, there were no borrowings under the Senior ABL Facility, and subject to borrowing base availability, the Company had $180.0 million in availability, less outstanding letters of credit of $42.6 million.

Maturity.    Any borrowings under our Senior ABL Facility will mature, and the commitments of the lenders under our Senior ABL Facility will terminate, on March 1, 2018.

Borrowing Base.    Loan and letter of credit availability under our Senior ABL Facility is subject to a borrowing base, which at any time is limited to the lesser of: (A) the maximum facility amount (subject to certain adjustments) and (B) (i) up to 85% of eligible accounts receivable; plus (ii) the lesser of 70% of eligible inventory or 85% of the appraised net orderly liquidation value of eligible inventory; minus reserves established by the Agent. The accounts receivable portion of the borrowing base is subject to certain formulaic limitations (including concentration limits). The inventory portion of the borrowing base is limited to eligible inventory, as determined by the Agent. The borrowing base is also subject to certain reserves, which are established by the Agent (which may include changes to the advance rates indicated above). Loan availability under our Senior ABL Facility is apportioned as follows: $150.0 million to the U.S. Borrower., which includes a $60.0 million sublimit to the European Borrower and $30.0 million to the Canadian Borrower.

Guarantees; Security.    Obligations under our Senior ABL Facility and cash management arrangements and hedging arrangements, in each case with the lenders and their affiliates, or collectively, Additional ABL Secured Obligations, entered into by the U.S. Borrower are guaranteed on a senior secured basis by the Company and all of its U.S. subsidiaries. Obligations of the Canadian Borrower under our Senior ABL Facility and Additional ABL Secured Obligations of the Canadian Borrower and its Canadian subsidiaries are guaranteed on a senior secured basis by the Company, its U.S. subsidiaries and the Canadian Borrower and Canadian subsidiaries. Obligations of the European Borrower under our Senior ABL Facility and Additional ABL Secured Obligations of the European Borrower are guaranteed on a senior secured basis by the Parent and its U.S. subsidiaries. The obligations under our Senior ABL Facility and related guarantees are secured by (1) a first priority lien on all of each Borrower’s and each guarantor’s existing and future personal property consisting of accounts receivable, payment intangibles, inventory, documents, instruments, chattel paper and investment property, certain money, deposit accounts, securities accounts, letters of credit, commercial tort claims and certain related assets and proceeds of the foregoing and (2) a second priority lien on all the capital stock in restricted subsidiaries directly held by the U.S. Borrower and each of the U.S. Guarantors, substantially all material owned real property located in the U.S. and equipment of the U.S. Borrower and the U.S. Guarantors and all other material personal property of the U.S. Borrower and the U.S. Guarantors.

Interest.    Borrowings under our Senior ABL Facility bear interest at a rate equal to, at the Borrowers’ option:

•	in the case of borrowings by the U.S. Borrower, LIBOR or the base rate plus, in each case, an applicable margin;

•	in the case of borrowings by the Canadian Borrower, bankers’ acceptance, or BA, rate, Canadian prime rate or Canadian base rate plus, in each case, an applicable margin; or

•	in the case of borrowings by the European Borrower, LIBOR plus an applicable margin.

The applicable margin may vary between 1.50% and 2.00% with respect to the LIBOR or BA-based borrowings and between 0.50% and 1.00% with respect to base rate, Canadian prime rate and Canadian base rate borrowings. The applicable margin is subject, in each case, to quarterly pricing adjustments based on usage over the immediately preceding quarter.

In addition to paying interest on outstanding principal under our Senior ABL Facility, the Borrowers are required to pay a fee in respect of committed but unused commitments. The Borrowers are also required to pay a fee on outstanding letters of credit under our Senior ABL Facility together with customary issuance and other letter of credit fees. Our Senior ABL Facility also required the payment of customary agency and administrative fees.

The Borrowers are able to voluntarily reduce the unutilized portion of the commitment amount and repay outstanding loans, in each case, in whole or in part, at any time without premium or penalty (other than customary breakage and related reemployment costs with respect to repayments of any outstanding borrowings).

Covenants; Events of Default.    Our Senior ABL Facility includes affirmative and negative covenants that impose substantial restrictions on our financial and business operations, including our ability to incur and secure debt, make investments, sell assets, pay dividends or make acquisitions. Our Senior ABL Facility also includes a requirement to maintain a monthly fixed charge coverage ratio of no less than 1.0 to 1.0 when availability under our Senior ABL Facility is less than specified levels or an event of default has occurred. Our Senior ABL Facility also contains various events of default that are customary for comparable facilities.

Our current revenue forecast for 2016 is determined from specific platform volume projections consistent with a North American and European light vehicle production estimate of 18.2 million units and 21.2 million units, respectively. Adverse changes to the vehicle production levels could have a negative impact on our future sales, liquidity, results of operations and ability to comply with our debt covenants under our Senior ABL Facility or any future financing arrangements we enter into. In addition to the potential impact of changes on our sales, our current operating performance and future compliance with the covenants under our Senior ABL Facility or any future financing arrangements we enter into are dependent upon a number of other external and internal factors, such as changes in raw material costs, changes in foreign currency rates, our ability to execute our cost savings initiatives, our ability to implement and achieve the savings expected by the changes in our operating structure and other factors beyond our control.

Term Loan Facility

On April 4, 2014, certain subsidiaries of the Company entered into a Term Loan Facility in order to (i) refinance the 8 1⁄2% Senior Notes due 2018 and 7 3⁄8% Senior PIK Toggle Notes due 2018, including applicable call premiums and accrued and unpaid interest, (ii) pay related fees and expenses and (iii) provide for working capital and other general corporate purposes. The Term Loan Facility provides for loans in an aggregate principal amount of $750.0 million and may be increased (or a new term loan facility added) by an amount that will not cause the consolidated first lien debt ratio to exceed 2.25 to 1.00 plus $300.0 million. All obligations of the borrower are guaranteed jointly and severally on a senior secured basis by the direct parent company of the borrower and each existing and subsequently acquired direct or indirect wholly-owned U.S. restricted subsidiary of the borrower. The obligations are secured by amongst other items (a) a first priority security interest (subject to permitted liens and other customary exceptions) on (i) all the capital stock in restricted subsidiaries directly held by the borrower and each of the guarantors (limited to 65% of the capital stock of any Foreign subsidiaries), (ii) substantially all plant, material owned real property located in the U.S. and equipment of the borrower and the guarantors and (iii) all other personal property of the borrower and the guarantors, and (b) a second priority security interest (subject to permitted liens and other customary exceptions) in accounts receivable of the borrowers and the guarantors arising from the sale of goods and services, inventory, excluding certain collateral and subject to certain limitations. Loans under the Term Loan Facility bear interest at a rate equal to, at the Borrower’s option, LIBOR, subject to a 1.00% LIBOR Floor, plus an applicable margin of 3.00% or the base rate option (the highest of the Federal Funds rate plus 0.50%, prime rate, or one-month Eurodollar rate plus 1.00%), plus an applicable margin of 2.00%. The Term Loan Facility matures on April 4, 2021. On April 4, 2014, the aggregate principal amount of $750.0 million was fully drawn to extinguish the Senior PIK Toggle Notes and the Senior Notes and to pay related fees and expenses. Debt issuance costs of approximately $7.9 million were incurred on this transaction, along with the original issue discount of $3.8 million. Both the debt issuance costs and the original issue discount will be amortized into interest expense over the term of the Term Loan Facility. As of December 31, 2015, the principal amount of $738.8 million was outstanding. As of December 31, 2015, the Company had $2.8 million of unamortized original issue discount.

Off-Balance Sheet Arrangements

As a part of our working capital management, we sell certain receivables through third party financial institutions without recourse. The amount sold varies each month based on the amount of underlying receivables and cash flow needs. At December 31, 2015 and 2014, we had $63.5 million and $96.0 million, respectively, of receivables outstanding under receivable transfer agreements entered into by various locations. For the years ended December 31, 2015 and 2014, total accounts receivables factored were $264.8 million and $509.3 million, respectively. Costs incurred on the sale of receivables were $2.1 million, $3.3 million and $2.9 million for the years ended December 31, 2015, 2014 and 2013, respectively. These amounts are recorded in other income (expense), net and interest expense, net of interest income in the consolidated statements of net income. These are permitted transactions under our credit agreement governing our Senior ABL Facility and Term Loan Facility.

As of December 31, 2015, we had no other material off-balance sheet arrangements.

Working Capital

Historically, we have not generally experienced difficulties in collecting our accounts receivable, other than the dynamics associated with a global economic downturn which impact both the amount of our receivables and adversely impacts the ability of our customers to pay within normal terms. We believe that we currently have a strong working capital position. As of December 31, 2015, we had cash and cash equivalents of $378.2 million.

Contractual Obligations

Our contractual cash obligations consist of legal commitments requiring us to make fixed or determinable cash payments, regardless of the contractual requirements of the vendor to provide future goods or services. Except as otherwise disclosed, this table does not include information on our recurring purchase of materials for use in production because our raw materials purchase contracts typically do not require fixed or minimum quantities.

The following table summarizes the total amounts due as of December 31, 2015 under all debt agreements, commitments and other contractual obligations.

	Payment due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(dollar amounts in millions)
Debt obligations	$738.8	$7.5	15.0	$15.0	$701.3
Interest on debt obligations	155.5	29.8	58.8	57.6	9.3
Operating lease obligations	85.5	24.5	28.0	18.5	14.5
Other obligations(1)	48.1	39.7	4.4	4.0	—

Total	$1,027.9	$101.5	$106.2	$95.1	$725.1

(1)	Represents borrowings and capital lease obligations.

In addition to our contractual obligations and commitments set forth in the table above, we have employment arrangements with certain key executives that provide for continuity of management. These arrangements include payments of multiples of annual salary, certain incentives and continuation of benefits upon the occurrence of specified events in a manner that is believed to be consistent with comparable companies.

We also have minimum funding requirements with respect to our pension obligations. We expect to make minimum cash contributions of approximately $2.3 million to our foreign pension plan asset portfolios in 2016. We do not expect to make cash contributions to our U.S. pension plans in 2016. Our minimum funding requirements after 2016 will depend on several factors, including the investment performance of our retirement plans and prevailing interest rates. Our funding obligations may also be affected by changes in applicable legal requirements. Further, we expect to make cash contributions of $3.9 million to certain of our unfunded pension plans in 2016. We also have payments due with respect to our postretirement benefit obligations. We do not prefund our postretirement benefit obligations. Rather, payments are made as costs are incurred by covered retirees. We expect other postretirement benefit net payments to be approximately $2.6 million in 2016.

We may be required to make significant cash outlays due to our unrecognized tax benefits. However, due to the uncertainty of the timing of future cash flows associated with our unrecognized tax benefits, we are unable to make reasonably reliable estimates of the period of cash settlement, if any, with the respective taxing authorities. Accordingly, unrecognized tax benefits of $7.8 million as of December 31, 2015 have been excluded from the contractual obligations table above. See Note 10. “Income Taxes” to our consolidated financial statements included elsewhere in this prospectus supplement for additional information.

In addition, excluded from the contractual obligation table are open purchase orders at December 31, 2015 for raw materials, supplies and capital expenditures in the normal course of business, supply contracts with customers, distribution agreements, joint venture agreements and other contracts without express funding requirements.

Raw Materials and Manufactured Components

The principal raw materials for our business include EPDM and synthetic rubber, components manufactured from carbon steel, plastic resins and components, carbon black, process oils,

components manufactured from aluminum and natural rubber. We manage the procurement of our raw materials to assure supply and to obtain the most favorable total cost of ownership. Procurement arrangements include short-term and long-term supply agreements that may contain formula-based pricing based on commodity indices. These arrangements provide quantities needed to satisfy normal manufacturing demands.

We believe we have adequate sources for the supply of raw materials and components for our products with suppliers located around the world. We often use offshore suppliers for machined components, die castings and other labor-intensive, economically freighted products in our North American and European facilities.

Extreme fluctuations in material pricing have occurred in recent years, adding challenges in forecasting supply costs. Our inability generally to recover higher than anticipated material costs from our customers could impact our profitability.

Seasonal Trends

Historically, sales to automotive customers are lowest during the months prior to model changeovers and during assembly plant shutdowns. However, economic conditions and consumer demand may change the traditional seasonality of the industry, and lower production may prevail without the impact of seasonality. In the past, model changeover periods have typically resulted in lower sales volumes during July, August and December. During these periods of lower sales volumes, profit performance is reduced but working capital often improves due to the continued collection of accounts receivable.

Critical Accounting Policies and Estimates

Our accounting policies are more fully described in Note 2. “Significant Accounting Policies,” to our consolidated financial statements included elsewhere in this prospectus supplement. Application of these accounting policies requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses during the reporting period. Management bases its estimates and judgments on historical experience and on other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe that, of our significant accounting policies, the following may involve a higher degree of judgment or estimation than other accounting policies.

Pre-Production Costs Related to Long Term Supply Arrangements.    Costs for molds, dies and other tools owned by us to produce products under long-term supply arrangements are recorded at cost in property, plant, and equipment and amortized over the lesser of three years or the term of the related supply agreement. We expense all pre-production tooling costs related to customer-owned tools for which reimbursement is not contractually guaranteed by the customer.

Goodwill.    As of December 31, 2015 and 2014, we had recorded goodwill of approximately $149.2 million and $135.2 million, respectively. Goodwill is not amortized but is tested for impairment, either annually or when events or circumstances indicate that impairment may exist. We evaluate each reporting unit’s fair value versus its carrying value annually or more frequently if events or changes in circumstances indicate that the carrying value may exceed the fair value of the reporting unit. Estimated fair values are based on the cash flows projected in the reporting units’ strategic plans and long-range planning forecasts discounted at a risk-adjusted rate of return. We assess the reasonableness of these estimated fair values using market based multiples of comparable companies. If the carrying value exceeds the fair value, an impairment loss is measured and recognized. Goodwill fair value measurements are classified within Level 3 of the fair value hierarchy, which are generally determined using unobservable inputs. We conduct our annual goodwill impairment as of October 1st of each year.

Our annual goodwill impairment analysis, completed as of the first day of the fourth quarter, resulted in no impairment for 2015 or 2014.

Long-Lived Assets.    We monitor our long-lived assets for impairment indicators on an ongoing basis in accordance with ASC 360, “Property, Plant, and Equipment.” If impairment indicators exist, we perform the required analysis by comparing the undiscounted cash flows expected to be generated from the long-lived assets to the related net book values. If the net book value exceeds the undiscounted cash flows, an impairment loss is measured and recognized. An impairment loss is measured as the difference between the net book value and the fair value of the long-lived assets. Fair value is estimated based upon either discounted cash flow analysis or estimated salvage values. Cash flows are estimated using internal budgets based on recent sales data, independent automotive production volume estimates and customer commitments, as well as assumptions related to discount rates. Changes in economic or operating conditions impacting these estimates and assumptions could result in the impairment of long-lived assets. During 2015, we impaired property, plant and equipment at our South American and European facilities with a carrying value of $36.2 million to their fair value of $22.6 million, resulting in an impairment charge of $13.6 million. Fair value was determined using the estimated salvage values. Additionally, customer relationship intangible assets in South America were fully impaired, resulting in an impairment charge of $8.0 million.

Restructuring.    Specific accruals have been recorded in connection with restructuring initiatives. These accruals include estimates principally related to employee separation costs, the closure and/or consolidation of facilities, contractual obligations and the valuation of certain assets. Actual amounts recognized could differ from the original estimates. Restructuring-related reserves are reviewed on a quarterly basis, and changes to plans are appropriately recognized when identified. Changes to plans associated with the restructuring of existing businesses are generally recognized as employee separation and plant phase-out costs in the period the change occurs. See Note 4. “Restructuring” to our consolidated financial statements included elsewhere in this prospectus supplement for additional information.

Revenue Recognition and Sales Commitments.    We generally enter into agreements with our customers to produce products at the beginning of a vehicle’s life. Although such agreements do not generally provide for minimum quantities, once we enter into such agreements, fulfillment of our customers’ purchasing requirements can be our obligation for an extended period or the entire production life of the vehicle. These agreements generally may be terminated by our customer at any time. Historically, terminations of these agreements have been minimal. In certain limited instances, we may be committed under existing agreements to supply products to our customers at selling prices which are not sufficient to cover the direct cost to produce such products. In such situations, we recognize losses as they are incurred.

We receive blanket purchase orders from many of our customers on an annual basis. Generally, such purchase orders and related documents set forth the annual terms, including pricing, related to a particular vehicle model. Such purchase orders generally do not specify quantities. We recognize revenue based on the pricing terms included in our annual purchase orders as our products are shipped to our customers. As part of certain agreements, we are asked to provide our customers with annual cost reductions. We accrue for such amounts as a reduction of revenue as our products are shipped to our customers. In addition, we generally have ongoing adjustments to our pricing arrangements with our customers based on the related content and cost of our products. Such pricing accruals are adjusted as they are settled with our customers.

Income Taxes.    In determining the provision for income taxes for financial statement purposes, we make estimates and judgments which affect our evaluation of the carrying value of our deferred tax assets as well as our calculation of certain tax liabilities. In accordance with ASC Topic 740, Accounting for Income Taxes, we evaluate the carrying value of our deferred tax assets on a quarterly basis. In completing this evaluation, we consider all available positive and negative evidence. Such evidence includes historical operating results, the existence of cumulative earnings and losses in the most recent fiscal years, expectations for future pretax operating income, the time period over which our temporary differences will reverse, and the implementation of feasible and prudent tax planning strategies. Deferred tax assets are reduced by a valuation allowance if, based on the weight of this evidence, it is more likely than not that all or a portion of the recorded deferred tax assets will not be realized in future periods.

Concluding that a valuation allowance is not required is difficult when there is significant negative evidence which is objective and verifiable, such as cumulative losses in recent years. The Company utilizes three years cumulative pre-tax book results adjusted for significant permanent book to tax differences as a measure of cumulative results in recent years. In certain foreign jurisdictions, our analysis indicates that we have cumulative three year historical losses on this basis. This is considered significant negative evidence which is difficult to overcome. However, the three-year loss position is not solely determinative, and, accordingly, management considers all other available positive and negative evidence in its analysis. Based upon this analysis, management concluded that it is more likely than not that the net deferred tax assets in certain foreign jurisdictions may not be realized in the future. Accordingly, the Company continues to maintain a valuation allowance related to those net deferred tax assets.

We continue to maintain a valuation allowance related to our net deferred tax assets in several foreign jurisdictions. As of December 31, 2015, we had valuation allowances of $137.0 million related to tax loss and credit carryforwards and other deferred tax assets in several foreign jurisdictions. Our valuation allowance decreased in 2015 primarily as a result of foreign currency, as well as the release of valuation allowances against our net deferred tax asset in certain foreign jurisdictions partially offset by current year losses with no benefit in certain foreign jurisdictions. The effective tax rate in the year ended December 31, 2015 was impacted by a tax benefit of $14.9 million resulting from changes in judgment related to deferred tax asset valuation allowances. Our current and future provision for income taxes is significantly impacted by the initial recognition of and changes in valuation allowances in certain countries. We intend to maintain these allowances until it is more likely than not that the deferred tax assets will be realized. Our future provision for income taxes will include no tax benefit with respect to losses incurred and no tax expense with respect to income generated in these countries until the respective valuation allowance is eliminated.

In addition, the calculation of our tax benefits and liabilities includes uncertainties in the application of complex tax regulations in a multitude of jurisdictions across our global operations. We recognize tax benefits and liabilities based on our estimate of whether and the extent to which additional taxes will be due. We adjust these liabilities based on changing facts and circumstances; however, due to the complexity of some of these uncertainties and the impact of any tax audits, the ultimate resolutions may be materially different from our estimated liabilities. See Note 10. “Income Taxes” to our consolidated financial statements included elsewhere in this prospectus supplement for additional information.

Pensions and Postretirement Benefits Other Than Pensions.    Included in our results of operations are significant pension and postretirement benefit costs, which are measured using actuarial valuations. Inherent in these valuations are key assumptions, including assumptions about discount rates and expected returns on plan assets. These assumptions are determined as of the current year measurement date. We are required to consider current market conditions, including changes in interest rates, in making these assumptions. Changes in pension and postretirement benefit costs may occur in the future due to changes in these assumptions. Our net pension and postretirement benefit costs were approximately $4.9 million and $1.3 million, respectively, for the year ended December 31, 2015.

To develop the discount rate for each plan, the expected cash flows underlying the plan’s benefit obligations were discounted using a December 31, 2015 pension index to determine a single equivalent rate. To develop our expected return on plan assets, we considered historical long-term asset return experience, the expected investment portfolio mix of plan assets and an estimate of long-term investment returns. To develop our portfolio of plan assets, we considered the duration of the plan liabilities and gave more weight to equity positions, including both public and private equity investments, than to fixed-income securities. Holding all other assumptions constant, a 1% increase or decrease in the discount rate would have decreased or increased the fiscal 2016 net periodic benefit cost expense by approximately $0.9 million or $1.2 million, respectively. Likewise, a 1% increase or decrease in the expected return on plan assets would have decreased or increased the fiscal 2016 net periodic benefit cost by approximately $3.1 million. Decreasing or increasing the discount rate by 1% would have increased or decreased the projected benefit obligations by approximately $67.9 million or $54.9 million, respectively. Aggregate pension net periodic benefit cost is forecasted to be approximately $6.7 million in 2016.

The expected annual rate of increase in health care costs is approximately 5.97% for 2015 (5.96% for the United States, 6.00% for Canada), grading down to 5% in 2018, and was held constant at 5.00% for years past 2018. These trend rates were assumed to reflect market trend, actual experience and future expectations. The health care cost trend rate assumption has a significant effect on the amounts reported. Only certain employees hired are eligible to participate in our subsidized postretirement plan. A 1% change in the assumed health care cost trend rate would have increased or decreased the fiscal 2016 service and interest cost components by $0.2 million in each case, and the projected benefit obligations would have increased or decreased by $3.1 million or $2.5 million, respectively. Aggregate other postretirement net periodic benefit cost is forecasted to be approximately $0.7 million in 2016.

The general funding policy is to contribute amounts deductible for U.S. federal income tax purposes or amounts required by local statute.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to fluctuations in interest rates, currency exchange rates and commodity prices. We actively monitor our exposure to risk from changes in foreign currency exchange rates and interest rates through the use of derivative financial instruments in accordance with management’s guidelines. We do not enter into derivative instruments for trading purposes. See Note 20. “Fair Value Measurements and Financial Instruments” to our consolidated financial statements included elsewhere in this prospectus supplement.

Foreign Currency Exchange Rate Risk.    We use forward foreign exchange contracts to reduce the effect of fluctuations in foreign exchange rates on a portion of forecasted material purchases and operating expenses. As of December 31, 2015, the notional amount of these contracts was $29.3 million. As of December 31, 2015, the fair value of the Company’s forward foreign exchange contracts was an asset of $0.8 million.

In addition to transactional exposures, our operating results are impacted by the translation of our foreign operating income into U.S. dollars. In 2015, net sales outside of the United States accounted for 73% of our consolidated net sales, although certain non-U.S. sales are U.S. dollar denominated. We do not enter into foreign exchange contracts to mitigate this exposure.

Interest Rates.    In August 2014, the Company entered into interest rate swap transactions to manage cash flow variability associated with its variable rate Term Loan Facility. The interest rate swap contracts, which fix the interest payments of variable rate debt instruments, are used to manage exposure to fluctuations in interest rates. At December 31, 2015, the notional amount of these contracts was $300.0 million. As of December 31, 2015, the fair value of the Company’s interest rate swaps was a liability of $4.7 million.

Commodity Prices.    We have commodity price risk with respect to purchases of certain raw materials, including natural gas and carbon black. Raw material, energy and commodity costs have been extremely volatile over the past several years. Historically, we have used derivative instruments to reduce our exposure to fluctuations in certain commodity prices. We did not enter into any commodity derivative instruments in 2015. We will continue to evaluate, and may use, derivative financial instruments to manage our exposure to higher raw material, energy and commodity prices in the future.

BUSINESS

Our Business

Cooper Standard is a leading manufacturer of sealing, fuel and brake delivery, fluid transfer and anti-vibration systems. Our products are primarily for use in passenger vehicles and light trucks that are manufactured by global automotive OEMs and replacement markets. We believe we are the largest global producer of sealing systems, the second largest global producer of the types of fuel and brake delivery products that we manufacture, the third largest global producer of fluid transfer systems, and one of the largest North American producers of anti-vibration systems.

We design and manufacture our products in each major region of the world through a disciplined and sustained approach to engineering and operational excellence. As of December 31, 2015, our operations were conducted through 98 wholly owned, leased and joint venture facilities in 20 countries, of which 79 are predominantly manufacturing facilities and 19 have design, engineering, administrative or logistics designation(s). The countries in which we operate include Brazil, Canada, China, Czech Republic, France, Germany, India, Italy, Japan, Mexico, the Netherlands, Poland, Romania, Serbia, South Korea, Spain, Sweden, Thailand, the United Kingdom and the United States. For the year ended December 31, 2015, we generated approximately 53% of our sales in North America, 31% in Europe, 13% in Asia Pacific, and 3% in South America.

We believe that we are well-positioned for growth from increasing global vehicle production volumes, increasing average content of our products on each vehicle produced, and our continued new business wins with existing and new customers. For the year ended December 31, 2015, approximately 82% of our sales were to OEMs, including Ford, GM, FCA, PSA Peugeot Citroën, Volkswagen Group, Daimler, Renault-Nissan, BMW, Toyota, Volvo, Jaguar/Land Rover and Honda and various other OEMs based in India and China. The remaining 18% of our 2015 sales were primarily to Tier I and Tier II automotive suppliers, non-automotive manufacturers, and replacement market distributors.

The following chart illustrates our balance and business diversity by providing a breakdown of our $3.3 billion in sales for the year ended December 31, 2015 by geography, customer, and product line.

We conduct substantially all of our activities through our subsidiaries and sell our product lines through four reportable segments—North America, Europe, Asia Pacific, and South America. For the year ended December 31, 2015, we had sales in such segments of $1.8 billion, $1.0 billion, $0.4 billion, and $0.1 billion, respectively.

Products

We have four distinct product lines. These products are produced and supplied globally to a broad range of customers in multiple markets. The percentage of sales by product for the years ended December 31, 2015, 2014 and 2013 are as follows:

	Percentage of Sales
Product Line	2015	2014	2013
Sealing systems	53%	52%	51%
Fuel and brake delivery systems	20%	20%	23%
Fluid transfer systems	14%	14%	13%
Anti-vibration systems	8%	8%	9%

In addition to these product lines, we also have sales to other adjacent markets.

Product Lines			Market Position
SEALING SYSTEMS	Protect vehicle interiors from weather, dust and noise intrusion for improved driving experience; provide aesthetic and functional class-A exterior surface treatment		Global leader

Products:

	– Fortrex	– Stainless steel trim

	– Dynamic seals	– Flush glass systems

	– Static seals	– Variable extrusion

	– Encapsulated glass	– Specialty sealing products

FUEL & BRAKE DELIVERY SYSTEMS	Sense, deliver and control fluids to fuel and brake systems		Top 2 globally
Products:

	– Chassis and tank fuel lines and bundles (fuel lines, vapor lines and bundles)	– Direct injection & port fuel rails (fuel rails and fuel charging assemblies)

	– Metallic brake lines and bundles	– Quick connects

FLUID TRANSFER SYSTEMS	Sense, deliver and control fluid and vapors for optimal powertrain & HVAC operation		Top 3 globally

Products:

	– Heater/coolant hoses	– Turbo charger hoses

	– Quick connects	– Secondary air hoses

	– DPF and SCR emission lines	– Brake and clutch hoses

	– Degas tanks	– ArmorHose

	– Air intake and charge	– ArmorHose II

	– Transmission Oil Cooling Hoses	– ArmorHose TPV

Product Lines		Market Position
ANTI-VIBRATION SYSTEMS	Control and isolate noise and vibration in the vehicle to improve ride and handling	North America leader

Products:

–   Powertrain Mount Systems: (Multi-state Vacuum Switchable Hydraulic Engine Mounts, Bi-state Electric Switchable Hydraulic Engine Mounts, Conventional Hydraulic Mounts, Elastomeric Mounts)

–   Suspension Mounts: (Conventional & Hydraulic Bushings, Strut Mounts, Spring Seats & Bumpers, Mass Dampers, Dual Durometer (Bi-compound) Bushings)

Our Industry

The automotive industry is one of the world’s largest and most competitive. Consumer demand for new vehicles largely determines sales and production volumes of global OEMs.

The automotive supplier industry is generally characterized by high barriers to entry, significant start-up costs and long-standing customer relationships. The criteria by which OEMs judge automotive suppliers include quality, price, service, performance, design and engineering capabilities, innovation, timely delivery, financial stability and global footprint. Over the last decade, suppliers that have been able to achieve manufacturing scale, reduce structural costs, diversify their customer base and establish a global footprint have been successful.

New vehicle sales are expected to increase in certain regions of the world, particularly in Asia, where we have a strong local market presence. Asia is the largest and fastest growing market for light vehicles in the world.

Competition in the automotive supplier industry is intense and has increased in recent years as OEMs have demonstrated a preference for stronger relationships with fewer suppliers. There are typically three or more significant competitors and numerous smaller competitors for most of the products we produce. Automotive suppliers with a global manufacturing footprint capable of fully servicing customers around the world will continue to lead the supply industry going forward. OEMs have shifted certain research and development, design and testing responsibility to suppliers. At the same time they have shortened new product cycle times. To remain competitive, suppliers must have state-of-the-art engineering and design capabilities and must be able to continuously improve their engineering, design and manufacturing processes to effectively service the customer. Suppliers are increasingly expected to collaborate on, or assume the product design and development of, key automotive components and to provide innovative solutions to meet evolving technologies aimed at improved emissions and fuel economy.

Pricing pressure has continued as competition for market share has reduced the overall profitability of the industry and resulted in continued pressure on suppliers for price reductions. Consolidations and market share shifts among vehicle manufacturers continue to put additional pressures on the supply chain. These pricing and market pressures will continue to drive our focus on reducing our overall cost structure through continuous improvement initiatives, capital redeployment, restructuring and other cost management processes.

The automotive industry is increasingly being shaped by tightening government regulations for vehicle safety, fuel efficiency, and emissions controls. OEMs continue to focus on improving occupant and pedestrian safety in order to meet increasingly stringent regulatory requirements in various critical markets. Similarly, OEMs must focus on fuel economy and reducing emissions to meet increasingly stringent standards imposed by governmental authorities around the world. As a result, suppliers are increasingly focused on developing technologies and products designed to improve vehicle safety, emissions and fuel economy. Suppliers who can provide product solutions in these areas will realize greater opportunities for above-market growth.

Our Competitive Strengths

Innovative and High Quality Products

We believe we have distinguished ourselves in the automotive industry through our engineering and technological capabilities, as evidenced by our i3 innovations group and the recent development of several key innovative product and technology solutions including our MagAlloy coating process, Quick Connect with integrated sensor technology, ArmorHose product line and our revolutionary new Fortrex material technology. Our innovative products increase the lifespan of automotive components such as fuel and brake lines, improve efficiency in the assembly process and reduce material and weight in vehicles. Over the last three years, we have spent $314.3 million on engineering, research and development to further develop innovative products. We believe our focus on innovation and our delivery of innovative products and solutions provides us with a sustainable competitive advantage.

In addition, we believe we have a reputation for outstanding quality within the automotive industry, a factor that has been important to maintaining and expanding our successful relationships with our customers. We have earned numerous awards, including the DaimlerChrysler Global Supplier Award, GM Supplier of the Year, Ford’s Silver World Excellence Award and Toyota’s Cost Excellence Performance Award.

Global Manufacturing Footprint

We have established an advantaged global manufacturing footprint from which we serve our customers worldwide. Our global operations include 79 facilities which are predominantly utilized for our manufacturing operations. Our operations are located in Brazil, Canada, China, Czech Republic, France, Germany, India, Italy, Japan, Mexico, the Netherlands, Poland, Romania, Serbia, South Korea, Spain, Sweden, Thailand, the United Kingdom and the United States. Since 2004, we have increased the proportion of our sales outside North America from 30% to 47%, largely reflecting our focus on obtaining and retaining business on high-volume global platforms. As part of our strategy, we operate several successful international joint ventures, which have allowed us to enter into new geographic markets, to establish new customer relationships and to expand our products, technologies and capabilities. Our joint venture partners provide knowledge and insight into local markets and access to local suppliers of raw materials and components. We believe our global manufacturing footprint and proximity to customers provides us with a competitive advantage in the areas of customer service, improved logistics and lower costs.

World-Class Operations/Cooper Standard Operating System

In an ongoing effort to reduce our cost structure, we run a global continuous improvement program, as well as implementation of lean tools, structured problem solving, best business practices, standardized processes and change management.

We also evaluate opportunities to consolidate facilities and to relocate certain operations to lower cost countries. We believe we will continue to be successful in our efforts to improve our design and engineering capability and manufacturing processes while achieving cost savings due to the flexible nature of our manufacturing capabilities, our highly efficient operations and our ability to leverage economies of scale from the high volumes of products we produce for the world’s top-selling vehicle platforms. We have created a culture of continuous improvement and lean manufacturing in all aspects of our operations. Over the life cycle of each platform, we focus on streamlining manufacturing, increasing automation and reducing material and other costs in an effort to generate additional operational savings. We budget and track operational savings at the facility level, which management regularly reports and reviews.

Strong Customer Relations and Program Management

We believe that our customer relationships, program management capabilities, global presence, comprehensive product line, excellence in manufacturing, product innovation and quality assurance combine to provide us with significant competitive advantages. We have proven our ability to expand globally with customers, increase scale in a consolidating industry and be first-to-market with design and engineering innovations.

We have a high level of dedication to customer service, and for each major product launch we dedicate a team of sales representatives, engineers, quality specialists and senior management, who work together to ensure that the product launch is completed on time and consistent with rigorous quality standards. These characteristics have allowed us to remain a leading supplier to Ford and GM while steadily growing our business with European and Asian OEMs. Our capabilities are evidenced by our success in being awarded significant content on our customers’ top-selling platforms, including the Ford F-Series and GM’s Silverado, Sierra, Tahoe, Yukon and Escalade vehicle models.

Incumbent Position Across Diverse Customer Base

As the incumbent supplier to platforms, we have typically participated in the design of their successor platforms, and therefore, we believe we have been afforded a competitive advantage to win the upgrade and the ultimate replacement business. In addition, we believe that our presence on our largest customers’ highest-volume and most important platforms is a competitive advantage that allows us to further increase our market share, cross-sell our other product lines, fully leverage our lean initiatives, spread our fixed costs over higher volumes and increase our return on capital.

Experienced Management Team

Our senior management team has extensive background in the automotive industry. Our management team is focused on guiding us through the challenges facing the automotive industry and the changing economic environment through ongoing and continued cost reduction and restructuring initiatives and is intent on continuing to implement our business strategies. For more information on our executive officers, see “Management.”

Adaptable Approach to Global Manufacturing Footprint to Ensure Continued Profitability

We continuously evaluate our global manufacturing footprint to ensure we are optimizing our operations to remain accessible to our customers while driving cost improvement. We are currently in the process of transitioning a significant portion of our manufacturing operations from high-cost to low-cost countries. In Europe, we have transferred many of our manufacturing operations in Western Europe to lower cost countries in Eastern Europe. In addition, we have restructured our European employee base by increasing the percentage of lower cost local employees. Both of these efforts have allowed us to decrease our operating costs and drive increased profitability without sacrificing product quality. In North America, we have added significant production capacity and headcount in Mexico while maintaining or reducing production capacity in Canada and the United States. Our current forecasts anticipate a continuation of these trends.

Driving Profitable Growth and Cash Flow Generation

We are committed to growing shareholder value by driving profitable growth, increased Adjusted EBITDA, and strong cash flow generation. We continue to drive revenue growth through increased market share and targeted growth in China, and our Adjusted EBITDA margins continue to grow through our restructuring efforts. Since 2013, our Adjusted EBITDA margin has increased from 9.3% to 10.8% for the year ended December 31, 2015. We are also driving increased cash flow through rigorous capital management. Capital expenditure levels are being reduced to levels in line with our industry peers following a period of higher spending which was necessitated by deferred maintenance during the most recent cyclical downturn. In addition, we are focused on reducing working capital through optimizing inventory, receivables and payables.

Our Business Strategy

Our business strategy is to drive for profitable growth, become one of the thirty largest global automotive suppliers in terms of sales, and among the top 5% of global automotive suppliers in terms of return on invested capital (what we refer to as “Top 30 / Top 5”). We are seeking to realize this vision by matching our priorities and strengths to the emerging global industry environment by:

•	Focusing on core product lines;

•	Producing superior products as a recognized innovation leader;

•	Creating an advantaged global manufacturing footprint to support customers;

•	Commonizing and standardizing world-class engineering and manufacturing operations;

As the Company continues to grow, we will look to further evolve our strategy to create additional opportunities to drive shareholder value.

Operational and Strategic Initiatives

As part of our profitable growth strategy, we implemented the CSOS to fully position the Company for growth and ensure global consistency in engineering design, program management, manufacturing process, purchasing and IT systems. Standardization across all regions is especially critical in support of customers’ global platforms that require the same design, quality and delivery standards everywhere across the world.

The CSOS consists of the following areas, with a strategic focus that aligns with the Company’s growth strategy:

CSOS Function	Strategic Focus
World-Class Safety	Implement globally consistent measurement system with zero incidents goal.

World-Class Operations	Optimize global performance by implementing best business practices across the organization.

Continuous Improvement	Implement lean manufacturing tools across all facilities to achieve cost savings and increased performance.

Global Purchasing	Develop an advantaged supply base to effectively leverage scale and optimize supplier quality.

Innovation Management	Focused innovation processes to create breakthrough technologies for market differentiation.

Global Program Management	Ensure consistent and flawless product launch process across all regions.

IT Systems	Implement common systems to effectively communicate information throughout the business.

Leverage Technology for Innovative Solutions

We utilize our technical expertise to provide customers with innovative solutions. Our engineers combine product design with a broad understanding of material characteristics for enhanced vehicle performance. We believe our reputation for successful innovation in product design and materials is the reason our customers consult us early in their vehicle development and design process of their next generation vehicles.

Cooper Standard has evolved and further energized its approach to innovation with its i3 Innovation Process (Imagine, Initiate, Innovate). This approach is used as a mechanism to capture ideas from across our Company and supply partners while promoting a culture of innovation.

Ideas are carefully evaluated by a Global Technology Council and those that are selected are put on an accelerated development cycle with a dedicated innovation team focused on breakthrough ideas. This team is developing innovative technologies based on materials expertise, process know-how, and application vision, which will drive future product direction. Among recently announced technologies is ArmorHose, a breakthrough technology which results in significantly more durable coolant hoses, and eliminates the need for separate abrasion sleeves on under-hood hose assemblies. Several other significant technologies, especially related to advanced materials, processing and weight reduction have recently been realized. These include: Fortrex, a revolutionary material that provides higher performance and lower weight to weather seals; and MagAlloy, a new processing technology for brake lines that increases long term durability through superior corrosion resistance.

Continued Emphasis on Global Platforms

We believe global platforms will drive increased growth for capable global suppliers. Our global presence and technological capabilities ideally position us to win business on global platforms. Based on our 2015 revenue, six of the top ten vehicle platforms on which we provide content are global platforms, which demonstrates that customers already look to us to support global platforms. It is predicted that the top ten global platforms produced by automakers will account for about 30% of the world’s light vehicle volume by 2021, further highlighting the importance of being well-positioned to participate in these high volume global programs.

Invest In Emerging Markets to Accelerate Growth

We are committed to expanding our presence in Asia. In China, vehicle production is expected to grow at a 4.1% CAGR from 2015 through 2020 to 30 million vehicles. Accordingly, we have accelerated the Company’s sealing business growth and provided additional growth opportunities with domestic Chinese automakers across product lines through the Shenya transaction, which resulted in our 95% majority stake in the largest Chinese automotive sealing supplier. Additionally, our Cooper Standard / INOAC JV has accelerated fluid transfer systems growth and provides additional growth opportunities with Japanese OEMs in China and Southeast Asia. In India, we have launched new sealing and fuel and brake facilities to expand our market leading positions for both product lines. We have also become 100% owner of our existing sealing JV and have expanded our relationship with Sujan Group with a new fluid transfer systems JV. Collectively, these initiatives further develop our global platform to serve our global customer base.

Pursue Acquisitions and Strategic Alliances to Enhance Capabilities and Accelerate Growth

We intend to continue to selectively pursue complementary acquisitions and joint ventures to enhance our customer base, geographic penetration, scale and technology. Consolidation is an industry trend and is encouraged by the OEMs’ desire for global automotive suppliers. We believe we have a strong platform for growth through acquisitions based on our past integration successes, experienced management team, global presence and operational excellence. We currently operate through several successful joint ventures.

Corporate History and Business Developments

Cooper-Standard Holdings Inc. was established in 2004 as a Delaware corporation and began operating on December 23, 2004 when it acquired the automotive segment of Cooper Tire & Rubber Company, or the 2004 Acquisition. Cooper-Standard Holdings Inc. operates the business primarily through its principal operating subsidiary, Cooper-Standard Automotive Inc., or CSA U.S. Since the 2004 Acquisition, the Company has expanded and diversified its customer base through a combination of organic growth and strategic acquisitions.

In August 2009, following the onset of the financial crisis and economic downturn that severely impacted the global automotive industry, Cooper-Standard Holdings Inc. and its wholly-owned subsidiaries in the United States and Canada commenced reorganization proceedings in the United States, or the Chapter 11 proceedings, and Canada. In May 2010, the Company consummated its reorganization pursuant to a court-confirmed plan of reorganization and emerged from the Chapter 11 proceedings and the Canadian proceedings.

In October 2013, Cooper Standard’s common stock was listed on the NYSE and began trading under the ticker symbol “CPS.” Prior to the NYSE listing, the Company’s common stock was traded on the Over-the-Counter Bulletin Board under the symbol “COSH.”

From 2006 to 2013, the Company accelerated its growth through a number of strategic acquisitions including the Fluid Handling Systems Operations in North America, Europe and China, or collectively, FHS, from ITT Industries, Inc.; Metzeler Automotive Profile Systems; a hose manufacturing operation in Mexico from the Gates Corporation; USi, Inc.; the sealing business of Sigit S.p.A.; a joint venture with Fonds de Modernisation des Equipementiers Automobiles, or FMEA; and Jyco Sealing Technology.

We continued strategic acquisitions and partnerships in 2014 and 2015 with the acquisition of Cikautxo Borja, S.L.U. in Spain, a manufacturer of heating and cooling hoses; the purchase of an additional 47.5% of Shenya, increasing our equity ownership to 95% and positioning the Company as a leader in sealing systems in the Chinese automotive market; the formation of a joint venture with Polyrub Extrusions (India) Private Limited to grow the Company’s fluid transfer systems business in Asia; and a joint venture with INOAC Corporation of Japan accelerating our fluid transfer systems strategy in Asia.

In 2014 and 2015, the Company divested its thermal and emissions product line and hard coat plastic exterior trim business, respectively, to focus on the product lines where Cooper Standard holds leading market positions.

Customers

We are a leading supplier to the following OEMs and are increasing our presence with major OEMs throughout the world. The following table shows the approximate percentage of sales to our top customers for the years ended December 31, 2015 and 2014:

Customer	2015	2014
Ford	26%	24%
GM	16%	16%
FCA	12%	13%
PSA Peugeot Citroën	5%	6%
Volkswagen Group	5%	5%

Our other customers include OEMs such as Daimler, Renault-Nissan, BMW, Toyota, Volvo, Jaguar/Land Rover, Honda and various other OEMs based in India and China. Approximately 82% of our sales in 2015 were to OEMs. The remaining 18% of our 2015 sales were primarily to Tier I and Tier II automotive suppliers, non-automotive manufacturers, and replacement market distributors. Our business with any given customer is typically split among several contracts for different parts on a number of platforms.

Competition

We believe that the principal competitive factors in our industry are quality, price, service, performance, design and engineering capabilities, innovation, timely delivery, financial stability and global footprint. We believe that our capabilities in these core competencies are integral to our position as a market leader in each of our product lines. Our sealing systems products compete with Toyoda Gosei, Hutchinson, Henniges and Standard Profil, among others. Our fuel and brake delivery products compete with TI Automotive, Sanoh, Martinrea, Maruyasu and Usui. Our fluid transfer products compete with Conti-Tech, Hutchinson, Teklas, Tristone and Hwaseung R&A. Our anti-vibration systems compete with Trelleborg/Vibracoustic, Hutchinson, Tokai Rubber, Bridgestone and ContiTech.

Joint Ventures and Strategic Alliances

Joint ventures represent an important part of our business, both operationally and strategically. We have utilized joint ventures to enter into new geographic markets such as China, India and

Thailand, to acquire new customers and to develop new technologies. In entering new geographic markets, teaming with a local partner can reduce capital investment by leveraging pre-existing infrastructure. In addition, local partners in these markets can provide knowledge and insight into local practices and access to local suppliers of raw materials and components.

The following table shows our significant unconsolidated joint ventures:

Country	Name	Ownership Percentage
China	Shenya Sealing (Guangzhou) Company Limited	51%
India	Sujan Cooper Standard AVS Private Limited	50%
United States	Nishikawa Cooper LLC	40%
India	Polyrub Cooper Standard FTS Private Limited	35%
Thailand	Nishikawa Tachaplalert Cooper Ltd.	20%

Research and Development

We have a dedicated team of technical and engineering resources in each global region, some of which are located at our customers’ facilities. We utilize Design for Six Sigma and other methodologies that emphasize manufacturability and quality. Our development teams work closely with our customers to design and deliver innovative solutions. We continue to add technical resources throughout the world as required to support our customers, including a technical center in Shanghai, China and, with the Sujan Cooper Standard joint venture, in Maharashtra, India. We spent $108.8 million, $102.0 million, and $103.5 million in 2015, 2014 and 2013, respectively, on engineering, research and development.

Patents and Trademarks

We believe that one of our key competitive advantages is our ability to translate customer need into innovative solutions through the development of intellectual property. We hold a significant number of patents and trademarks worldwide. Our patents relate to our product lines and are grouped into two major categories: (1) specific product invention claims and (2) specific manufacturing processes that are used for producing products. The vast majority of our patents fall within the product invention category. We consider these patents to be of value and seek to protect our rights throughout the world against infringement. While in the aggregate these patents are important to our business, we do not believe that the loss or expiration of any one patent would materially affect our Company. We continue to seek patent protection for our new products and have an incentive program to recognize employees whose inventions are patented. Additionally, we develop significant technologies that we treat as trade secrets and choose not to disclose to the public through the patent process, but which nonetheless provide significant competitive advantages and contribute to our global leadership position in various markets. We believe that our trademarks, including ArmorHose, Ultra Pro Coat, MagAlloy and Fortrex, help differentiate us and lead customers to seek our partnership.

We also have technology sharing and licensing agreements with various third parties, including Nishikawa Rubber Company, one of our joint venture partners in sealing products. We have mutual agreements with Nishikawa Rubber Company for sales, marketing and engineering services on certain sealing products. Under those agreements, each party pays for services provided by the other and royalties on certain products for which the other party provides design or development services.

Supplies and Raw Materials

The principal raw materials for our business include EPDM and synthetic rubber, components manufactured from carbon steel, plastic resins and components, carbon black, process oils, components manufactured from aluminum and natural rubber. Raw material prices have fluctuated greatly in recent years. We have implemented strategies with both our suppliers and our customers to help manage fluctuations in raw material prices. These actions include material substitutions and leveraging global purchases. Global supply chain optimization includes using benchmarks and selective sourcing from low cost regions. We have also made process improvements to ensure the efficient use of materials through scrap reduction, as well as standardization of material specifications to maximize leverage over higher volume purchases. With some customers, on certain raw materials, we have implemented indexes that allow price changes as underlying material costs fluctuate.

Seasonality

Historically, sales to automotive customers are lowest during the months prior to model changeovers and during assembly plant shutdowns. However, economic conditions and consumer demand may change the traditional seasonality of the industry and lower production may prevail without the impact of seasonality. In the past, model changeover periods have typically resulted in lower sales volumes during July, August and December. During these periods of lower sales volumes, profit may decline but working capital often improves due to the continued collection of accounts receivable.

Backlog

Our OEM sales are generally based upon purchase orders issued by the OEMs, with updated releases for volume adjustments, and as such we typically do not have a backlog of orders at any point in time. Once selected to supply products for a particular platform, we typically supply those products for the platform life, which is normally three to five years, although there is no guarantee that this will occur. In addition, when we are the incumbent supplier to a given platform, we believe we have a competitive advantage in winning the redesign or replacement platform.

Employees

As of December 31, 2015, we had more than 29,000 full-time and temporary employees. We maintain good relations with both our union and non-union employees and, in the past ten years, have not experienced any major work stoppages. We renegotiated some of our domestic and non-domestic union agreements in 2015 and have several contracts set to expire in the next twelve months. As of December 31, 2015, approximately 28% of our employees were represented by unions, and approximately 9% of the unionized employees were located in the United States.

Environmental

We are subject to a broad range of federal, state, and local environmental and occupational safety and health laws and regulations in the United States and other countries, including regulations governing: emissions to air, discharges to water, noise and odor emissions; the generation, handling, storage, transportation, treatment, reclamation and disposal of chemicals and waste materials; the cleanup of contaminated properties; and human health and safety. We have made and will continue to make expenditures to comply with environmental requirements. While our costs to defend and settle known claims arising under environmental laws are not currently estimated to be material, such costs may be material in the future. For example, as of December 31, 2015, we have $6,384,000 reserved on our consolidated balance sheet on an undiscounted basis for remediation at certain of our sites. Remediation costs are difficult to accurately predict and actual costs could exceed current estimates. The discovery of additional contamination or the imposition of additional remediation obligations at these or other sites in the future also could result in additional costs to us. In addition, at some of our current and former sites, remediation of historical contamination is being addressed and/or funded by third-parties pursuant to indemnification obligations associated with past transactions. Although we do not currently expect to incur material costs in connection with such sites, any failure by such parties to meet their indemnification obligations could result in additional costs to us.

Properties

As of December 31, 2015, our operations were conducted through 98 wholly-owned, leased and joint venture facilities in 20 countries (North America: Canada, Mexico, United States; Asia Pacific: China, India, Japan, South Korea, Thailand; Europe: Czech Republic, France, Germany, Italy, Netherlands, Poland, Romania, Serbia, Spain, Sweden, United Kingdom; South America: Brazil), of which 79 are predominantly manufacturing facilities and 19 have design, engineering, administrative or logistics designation(s). Our corporate headquarters are located in Novi, Michigan. Our manufacturing facilities are located in North America, Europe, Asia and South America. We believe that substantially all of our properties are in generally good condition and there is sufficient capacity to meet current and projected manufacturing, product development and logistics requirements. The following table summarizes our key property holdings by geographic region:

Region	Type	Total Facilities*	Owned Facilities
North America	Manufacturing(a)	30	23
	Other(b)	7	1
Asia Pacific	Manufacturing	23	12
	Other(b)	4	—
Europe	Manufacturing(a)	22	18
	Other(b)	7	3
South America	Manufacturing	4	1
	Other(b)	1	—

(a)	Includes multi-activity sites which are predominantly manufacturing.
(b)	Includes design, engineering, administrative and logistics locations.
(*)	Excludes 6 unutilized (owned) facilities: (2) Europe; (4) North America

Legal Proceedings

We are periodically involved in claims, litigation and various legal matters that arise in the ordinary course of business. In addition, we conduct and monitor environmental investigations and remedial actions at certain locations. Each of these matters is subject to various uncertainties, and some of these matters may be resolved unfavorably for us. If appropriate, we establish a reserve estimate for each matter and update such estimates as additional information becomes available. We do not believe that the ultimate resolution of any of these matters will have a material adverse effect on our business, financial condition or results of operations.

MANAGEMENT

Below is a list of our executive officers and directors, their respective ages and a brief account of the business experience of each of them.

Name	Age	Position
Jeffrey S. Edwards	53	Chairman and Chief Executive Officer
Matthew W. Hardt	48	Executive Vice President and Chief Financial Officer
Keith D. Stephenson	55	Executive Vice President and Chief Operating Officer
Juan Fernando de Miguel Posada	58	Corporate Senior Vice President and President, Europe and South America
Song Min Lee	56	Corporate Senior Vice President and President, Asia Pacific
D. William Pumphrey, Jr.	56	Corporate Senior Vice President and President, North America
Aleksandra A. Miziolek	59	Senior Vice President, General Counsel and Secretary
Larry E. Ott	56	Senior Vice President and Chief Human Resources Officer
Jonathan P. Banas	45	Vice President, Controller and Chief Accounting Officer
Sharon S. Wenzl	56	Senior Vice President, Corporate Communications and Community Affairs
Glenn R. August	54	Director
Sean O. Mahoney	53	Director
David J. Mastrocola	54	Director
Justin E. Mirro	47	Director
Robert J. Remenar	60	Director
Thomas W. Sidlik	66	Director
Stephen A. Van Oss	61	Director

Executive Officers

Jeffrey S. Edwards is our Chairman and Chief Executive Officer, a position he has held since May 2013, previously serving as Chief Executive Officer and member of the Board of Directors of the Company since October 2012. Prior to joining the Company, Mr. Edwards gained more than 28 years of automotive industry experience through various positions of increasing responsibility at Johnson Controls, Inc. He led the Automotive Experience Asia Group, serving as Corporate Vice President, Group Vice President and General Manager from 2004 to 2012. Prior to this, he served as Group Vice President and General Manager for Automotive Experience North America from 2002 to 2004. Mr. Edwards completed an executive training program at INSEAD and earned a BS from Clarion University. Mr. Edwards is a member of the Executive Committee of the National Association of Manufacturers and a member of Board of Directors since April 2013. He has also served on the Board of Directors of Standex International Corp. since October 2014.

Matthew W. Hardt is our Executive Vice President and Chief Financial Officer, a position he has held since March 2015. Prior to joining the Company, Mr. Hardt served as Senior Vice President, Finance, Industrial Solutions from 2012 to 2014 and Consumer and Industrial Solutions from 2010 to 2012 at TE Connectivity LTD (previously Tyco Electronics). Mr. Hardt served as Vice President, Finance for TE Connectivity LTD’s Specialty Products Group from 2009 to 2010. He previously served in multiple finance and audit roles of increasing responsibility at General Electric Co., including Chief Financial Officer for a number of the company’s global divisions. Mr. Hardt earned a Bachelor of Science degree in finance from Siena College.

Keith D. Stephenson is our Executive Vice President and Chief Operating Officer, a position he has held since January 2014, previously serving as Chief Operating Officer since December 2010. He served as President, International from March 2009 to December 2010. He served as President, Global Body & Chassis Systems from June 2007 to March 2009. Mr. Stephenson was Chief Development Officer at Boler Company from January 2004 until October 2006. From 1985 to January 2004, he held various senior positions at Hendrickson, a division of Boler Company, including President of International Operations, Senior Vice President of Global Business Operations and President of the Truck Systems Group. Mr. Stephenson earned his Bachelor of Arts degree in business administration at North Central College.

Juan Fernando de Miguel Posada is our Corporate Senior Vice President and President, Europe and South America, a position he has held since January 2014, previously serving as President, Europe since March 2013. Mr. de Miguel served as western European Chief Executive Officer of Avincis Emergency Services from September 2012 until joining the Company. From May 2011 to September 2012, he served as Consulting President for Europe for Argo Consulting. Mr. de Miguel served as managing director of the Paper Division of SAICA in Spain from 2009 to 2011. From 2007 to 2009, he served as President of the Protective Packaging division of Pregis in Belgium. Mr. de Miguel served as Senior Vice President of Northern Europe for Alstom Transport in France from 2006 to 2007. Previously, Mr. de Miguel held numerous senior level positions at Johnson Controls, Inc., beginning in 1988, ultimately serving as Group Vice President and General Manager, Electronics, Europe and International. Mr. de Miguel received an electrical engineering degree and a Master’s Degree in industrial engineering from Universidad Politecnica de Barcelona, as well as an Executive Master’s degree in Business Administration from the IESE Business School – University of Navarra in Spain.

Song Min Lee is our Corporate Senior Vice President and President, Asia Pacific, a position he has held since January 2014, previously serving as President, Asia Pacific since January 2013. Prior to joining the Company, Mr. Lee served as Vice President and General Manager of Johnson Controls, Inc. from 2007 to 2012. From 2006 to 2007, Mr. Lee served as Vice President and President, Korea, for Autoliv, Inc. Mr. Lee served as Plant Manager for Lear Corporation from 2004 to 2006 and held various engineering positions at Ford Motor Company from 1994 to 2004. Mr. Lee completed the Advanced Management Program at Seoul National University. Mr. Lee also earned a Masters of Science in Management Technology from Rensselaer Polytechnic Institute and a Bachelor of Science in Chemistry from Washburn University.

D. William Pumphrey, Jr. is our Corporate Senior Vice President and President, North America, a position he has held since January 2014, previously serving as President, North America since August 2011. Mr. Pumphrey served as President, Americas for Tower Automotive from 2008 through August 2011. From 2005 to 2008, he served as President of Tower’s North America operations. From 1999 to 2004, Mr. Pumphrey held various positions at Lear Corporation in Southfield, Michigan, ultimately serving as President of the company’s Asia Pacific operations. Mr. Pumphrey earned an MBA from the University of Michigan and a Bachelor of Arts from Kenyon College.

Aleksandra A. Miziolek is our Senior Vice President, General Counsel and Secretary, a position she has held since February 2014. Previously, Ms. Miziolek was the Director of the Automotive Industry Group of Dykema Gossett, PLLC, a national law firm, from 2010. From 2003 to 2010, Ms. Miziolek served on Dykema’s Executive Board and as the Director of its Business Services Department. Ms. Miziolek joined Dykema in 1982 after serving as a law clerk for the Honorable James P. Churchill in the U.S. District Court, Eastern District of Michigan, Southern Division. Ms. Miziolek received her JD from Wayne State University Law School and received a Bachelor of Arts from Wayne State University.

Larry E. Ott is our Senior Vice President and Chief Human Resources Officer, a position he has held since January 2014, previously serving as Vice President, Global Human Resources since

August 2013. Prior to joining the Company, Mr. Ott served as Senior Vice President, Human Resources for Meritor, Inc. from 2010 until 2013. Prior to this, he held a similar position at Ally Financial Inc. from 2006 until July 2010. Mr. Ott spent 20 years at General Motors in a variety of progressive human resources functions. Mr. Ott earned an MBA with a concentration in Organizational Behavior and Industrial Relations from the University of Michigan and a Bachelor of Science degree in Business Administration and English from the University of Wisconsin at Stevens Point.

Jonathan P. Banas is our Vice President, Controller and Chief Accounting Officer, a position he has held since September 2015. Prior to joining Cooper Standard, Mr. Banas served as Director, Financial Reporting of ZF TRW Automotive Holdings Corp. (formerly TRW Automotive Holdings Corp.) from 2010 to 2015. Prior to this role, Mr. Banas served as Senior Manager of Financial Planning and Analysis from 2007 to 2010 and of Financial Reporting and Technical Accounting from 2004 to 2007 at TRW Automotive Holdings Corp. Previously, Mr. Banas held corporate accounting and financial reporting roles with Hayes Lemmerz International, Inc. from 2003 to 2004, was President of 664 Consulting Group, PC from 2000 to 2003 and was Manager, Audit and Assurance at KPMG LLP from 1994 to 1999. Mr. Banas is a certified public accountant and earned an MBA with a concentration in Finance and Accounting from the University of Michigan and a Bachelor of Business Administration degree in Accounting from Wayne State University.

Sharon S. Wenzl is our Senior Vice President, Corporate Communications and Community Affairs, a position she has held since January 2016. Previously, she was Vice President Corporate Communications, a position she held since joining the company in 2007. Prior to joining Cooper Standard, from 2006 to 2007, Ms. Wenzl was the Principal / Owner of Laramie Group. From 2004 to 2006, she served as Senior Vice President, Global Human Resources and Communications for Tower Automotive. From 1990 to 2004, she held various positions of increasing responsibility at Freudenberg-NOK, most recently serving as Vice President, Human Resources and Corporate Relations. Ms. Wenzl earned a Bachelor of Arts degree in Communications from Michigan State University and a Master of Arts degree in Communications from Eastern Michigan University. She also attended Boston University’s Public Communications Institute as part of her post graduate work.

Directors

Glenn R. August has been a Director of the Company since October 2014, and currently serves as Chairman of the Compensation Committee and as a member of the Governance Committee. He formerly served on the Company’s Board from May 2010 until May 2011. Mr. August has overall management responsibility for Oak Hill Advisors, an alternative investment firm, and serves as global head of the firm’s distressed and investment activities. He co-founded the predecessor investment firm to Oak Hill Advisors in 1987 and took over responsibility for the firm’s credit and distressed investment activities in 1990. Mr. August co-founded each of Oak Hill Advisors’ funds, where he currently serves as the managing partner of each of their management entities. He previously worked in the mergers and acquisitions department at Morgan Stanley in New York and London. He currently serves as the chairman of the board of directors of OHA Investment Corporation, a publicly traded business development company. Mr. August also serves on the board of directors of the 92nd St. Y and on the Board of Trustees of Horace Mann School and The Mount Sinai Medical Center. Mr. August previously served as a director at iStar Financial Inc. Mr. August earned a Master of Business Administration from Harvard Business School, where he was a Baker Scholar, and a Bachelor of Science from Cornell University.

Sean O. Mahoney has been a Director of the Company since May 2015, and currently serves as a member of the Audit Committee of our Board of Directors. Mr. Mahoney is a private investor with over two decades of experience in investment banking and finance. Mr. Mahoney currently serves as a consultant to Silver Point Capital. Mr. Mahoney spent 17 years in investment banking at Goldman, Sachs & Co., where he was a partner and the head of the Financial Sponsors Group, followed by four years at Deutsche Bank Securities where he served as vice chairman, global banking. During his banking career, Mr. Mahoney acted as an advisor to companies across a broad range of industries and product areas. In addition to his public company board memberships on the boards of Delphi Automotive PLC and Alcoa Inc., Mr. Mahoney has served on the post-bankruptcy board of Lehman Brothers Holdings Inc. since 2012 and the board of Formula One Holdings since 2014. He earned his graduate degree from Oxford University, where he was a Rhodes Scholar, and his undergraduate degree from the University of Chicago.

David J. Mastrocola has been a Director of the Company since May 2010 and Lead Director since January 2011. Mr. Mastrocola is a former partner and managing director of Goldman, Sachs & Co., a global investment banking, securities and investment management firm, where he worked from 1987 until 2009. During that period, Mr. Mastrocola held a number of senior management positions in the Investment Banking Division, including heading or co-heading the corporate finance, mergers/strategic advisory and industrials/natural resources departments. Mr. Mastrocola also served as a member of Goldman, Sachs & Co.’s firm-wide capital and commitments committees. From 1983 to 1985, Mr. Mastrocola was a senior auditor at Arthur Andersen & Co. Mr. Mastrocola currently serves as a Partner and Advisory Chairman of Pleasant Lake Partners LLC. Mr. Mastrocola previously served on the board of directors of Famous Dave’s of America, Inc. He earned his Master of Business Administration from Harvard University and his undergraduate degree from Boston College.

Justin E. Mirro has been a Director of the Company since May 2015, and currently serves as a member of the Governance Committee of our Board of Directors. Mr. Mirro is an operating partner at Wynnchurch Capital, Ltd. Mr. Mirro joined Wynnchurch in March 2015 as an advisor in the investment development group. He is the founder and president of Kensington Capital Partners LLC since January 2015. Mr. Mirro has over 19 years of automotive investment banking experience, most recently as a managing director and head of automotive investment banking at RBC Capital Markets from June 2011 to December 2014. Prior to that, Mr. Mirro was head of automotive investment banking at Moelis & Company from August 2008 to May 2011, and he was also head of North American automotive investment banking at Jefferies & Company from March 2005 to July 2008. Prior to his investment banking career, Mr. Mirro worked as an engineer for General Motors and Toyota. Mr. Mirro earned his Masters of Business Administration from New York University, Leonard N. Stern School of Business, and his undergraduate degree from The University of Michigan, College of Engineering.

Robert J. Remenar has been a Director of the Company since May 2015, and currently serves as a member of the Compensation Committee of our Board of Directors. Mr. Remenar served as the president and chief executive officer of Chassix Inc. from July 2012 to June 2014, and from December 2010 to June 2012 he served as the president and chief executive officer of Nexteer Automotive. From April 2002 to November 2012, Mr. Remenar served as the president of Delphi Steering/Nexteer Automotive. Mr. Remenar held diverse executive positions within Delphi Corporation from 1998 to 2002 and several executive and managerial positions within General Motors from 1985 to 1998. Mr. Remenar currently serves on the board of directors of PKC Group Plc. Mr. Remenar earned his Masters of Business and Professional Accountancy from Walsh College and his undergraduate degree from Central Michigan University.

Thomas W. Sidlik has been a Director of the Company since January 2014, and currently serves as Chairman of the Governance Committee and as a member of the Audit Committee of our Board of Directors. In 2007, Mr. Sidlik retired from the DaimlerChrysler AG Board of Management in Germany after a 34-year career in the automotive industry. He previously served as chairman and CEO of Chrysler Financial Corporation, chairman of the Michigan Minority Business Development Council and vice chairman of the National Minority Supplier Development Council. Mr. Sidlik has been on the board of directors of Delphi Automotive PLC and Delphi Automotive LLP since 2009. Previously he served on the Board of Regents of Eastern Michigan University, where he served as vice chairman and chairman of the board. He earned his Master of Business Administration degree from the University of Chicago and his undergraduate degree from New York University.

Stephen A. Van Oss has been a Director of the Company since August 2008, and currently serves as Chairman of the Audit Committee and as a member of the Compensation Committee of our Board of Directors. Mr. Van Oss was the senior vice president and chief operating officer of WESCO International, Inc., a leading distributor of electrical construction and industrial maintenance products, a position he held from September 2009 until his retirement in December 2015. He has served as a director of WESCO from 2008 to 2015. From 2004 to 2009, Mr. Van Oss served as senior vice president and chief financial and administrative officer of WESCO. From 2000 to 2004, he served as vice president and chief financial officer of WESCO. He served as WESCO’s director, information technology from 1997 to 2000 and as its director, acquisition management in 1997. He serves as a trustee of Robert Morris University and chairs its finance committee and is a member of its governance committee. Mr. Van Oss also previously served on the board of directors of William Scotsman International, Inc. He earned his graduate degree from Cleveland State University, undergraduate degree from Wright State University and is a Certified Public Accountant licensed in Ohio.

SELLING STOCKHOLDERS

The following table sets forth the name of selling stockholders, the beneficial ownership of our common stock by the selling stockholders as of March 10, 2016, the number of shares of our common stock being offered by the selling stockholders pursuant to this prospectus supplement and the number of shares of our common stock that will be beneficially owned by the selling stockholders immediately after the offering contemplated by this prospectus supplement.

The percentages of beneficial ownership set forth below are based on 17,193,251 shares of our common stock issued and outstanding as of March 10, 2016, after giving effect to the assumed purchase by us of $23.8 million of shares at the purchase price of $68.00 per share, or 350,000 shares, and the retirement of such shares upon purchase by us. Such number of issued and outstanding shares of common stock does not include shares of common stock issuable upon the exercise of the warrants to purchase common stock outstanding, vesting of restricted stock units or stock-settled performance units at target or exercise of options to purchase our common stock issued pursuant to our 2011 Omnibus Incentive Plan. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. These rules generally attribute beneficial ownership of shares to persons who possess sole or shared voting or investment power with respect to such shares. The information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of common stock deemed outstanding includes shares issuable upon exercise of options or warrants held by the respective person or group which may be exercised or converted within 60 days after March 10, 2016. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person or entity, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting power and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Information below with respect to beneficial ownership (excluding percentage) has been furnished by the selling stockholders and we have not sought to verify such information. Except as stated in the footnotes below, none of the selling stockholders or their affiliates, officers, directors and principal equity holders have held any position or office or have had any material relationship with us or our affiliates within the past three years.

Selling Stockholder	Shares Beneficially Owned Prior to This Offering		Without Underwriters’ Purchase Option			With Full Exercise of Underwriters’ Purchase Option
			Shares Being Offered Hereby	Shares Beneficially Owned After This Offering and Share Purchase		Shares Being Offered Hereby	Shares Beneficially Owned After This Offering and Share Purchase
	Number	Percent	Number	Number	Percent	Number	Number	Percent
Silver Point Capital Funds(1)	5,273,444	30.7%	987,598	4,285,846	24.9%	1,135,738	4,137,706	24.1%
Funds and Accounts Managed by Oak Hill Advisors, L.P.(2)	2,655,251	15.4%	512,402	2,142,849	12.5%	589,262	2,065,989	12.0%
American High-Income Trust(3)(6)	947,905	5.5%	396,274	551,631	3.2%	455,715	492,190	2.9%
American Funds Insurance Series – Asset Allocation Fund(4)(6)	125,000	0.7%	55,069	69,931	0.4%	63,329	61,671	0.4%
American Funds Insurance Series – High-Income Bond Fund(5)(6)	110,446	0.6%	48,657	61,789	0.4%	55,956	54,490	0.3%

(1)	The Silver Point Capital Funds are managed by Silver Point Capital, L.P., or SPC, and are comprised of the following entities: Silver Point Capital Fund, L.P., a Delaware limited partnership, or “SPC Onshore,” and Silver Point Capital Offshore Master Fund, L.P., or SPC Offshore, a Cayman Islands exempted limited partnership. The Silver Point Capital Funds own 5,273,444 shares of common stock (which includes 562,993 shares of our common stock issuable upon exercise of warrants), of which 1,581,451 shares are held by SPC Onshore and 3,691,993 shares are held by SPC Offshore. SPC is the investment manager of the Silver Point Capital Funds and by virtue of such status may be deemed to be the beneficial owner of the shares of our common stock held by the Silver Point Capital Funds. Silver Point Capital Management, LLC, or SPC Management, is the general partner of SPC and as a result may be deemed to be the beneficial owner of the shares of our common stock held by the Silver Point Capital Funds. Each of Edward A. Mulé and Robert J. O’Shea is a member of SPC Management and has voting and investment power with respect to the shares of our common stock held by the Silver Point Capital Funds. As such, Mr. Mulé and Mr. O’Shea may be deemed to be beneficial owners of the shares of our common stock held by the Silver Point Funds. All shares indicated as owned by Mr. Mulé or Mr. O’Shea are included because of their affiliation with SPC Management, SPC and the Silver Point Capital Funds. The address for SPC Management, SPC and the Silver Point Capital Funds is c/o Silver Point Capital, L.P., Two Greenwich Plaza, 1st Floor, Greenwich, Connecticut 06830. The number of shares of our common stock being offered includes 57,043 shares by SPC Onshore and 930,555 by SPC Offshore. Should the underwriters’ option to purchase additional shares be exercised, the Silver Point Capital Funds will provide up to 148,140 shares of common stock to be sold pursuant to this option.
(2)	Funds and Accounts Managed by Oak Hill Advisors, L.P., or OHA, are comprised of the following entities: (1) Oak Hill Credit Opportunities Master Fund, Ltd., or OHCOF, (2) OHA Strategic Credit Master Fund, L.P., or SCF, (3) OHA Strategic Credit Master Fund IB, L.P., or SCF IB, (4) Lerner Enterprises, LLC, or Lerner, and (5) Future Fund Board of Guardians, or FF. The amount shown includes: (i) 206,276 shares of common stock held by OHCOF; (ii) 1,558,720 shares of common stock held by SCF; (iii) 149,701 shares of common stock issuable upon the exercise of warrants held by SCF; (iv) 430,197 shares of common stock held by SCF IB; (v) 29,834 shares of common stock issuable upon the exercise of warrants held by SCF IB; (vi) 141,129 shares of common stock held by Lerner; (vii) 7,263 shares of common stock issuable upon the exercise of warrants held by Lerner; (viii) 107,633 shares of common stock held by FF and (ix) 24,498 shares of common stock issuable upon the exercise of warrants held by FF. OHA Strategic Credit GenPar, LLC, or SCF GenPar, is the general partner of SCF and SCF IB, and may be deemed to beneficially own the shares of our common stock owned by SCF and SCF IB and deemed to have power to vote or direct the vote of, and the power to dispose or to direct the disposition of, the shares of common stock owned by SCF and SCF IB. Oak Hill Credit Opportunities Management, LLC, or OHCOM LLC, is an advisor to OHCOF and may be deemed to beneficially own the shares of common stock owned by OHCOF and may be deemed to have the power to vote or direct the vote of, and the power to dispose or to direct the disposition of, the shares of common stock owned by OHCOF. OHA is the advisor to OHCOF, SCF and SCF IB and wholly owns and is the managing member of OHCOM LLC. As advisor to OHCOF, SCF and SCF IB, OHA may be deemed to beneficially own the shares of common stock owned by OHCOF, SCF and SCF IB and may be deemed to have the power to vote or direct the vote of, and the power to dispose or to direct the disposition of, the shares of common stock owned by OHCOF, SCF and SCF IB. OHA is also an advisor to the managed accounts of Lerner and FF. As an advisor to the managed accounts, OHA may be deemed to beneficially own the shares of common stock owned by the managed accounts and may be deemed to have the power to vote or direct the vote of, and the power to dispose or to direct the disposition of, the shares of common stock owned by the managed accounts. OHA may be deemed to beneficially own equity awards made by the Company in respect of board services by persons affiliated with OHA, including 4,408 shares of vested restricted stock, 9,731 shares of common stock issuable upon exercise of stock options and unvested restricted stock units representing contingent rights to receive 1,285 shares of common stock held by persons affiliated with OHA, which are not included in the ownership information in this section. Oak Hill Advisors GenPar, L.P., or OHA GenPar, is the general partner of OHA and may be deemed to beneficially own the shares of common stock beneficially owned by OHA and deemed to have the power to vote or direct the vote of, and the power to dispose or to direct the disposition of, the shares of common stock beneficially owned by OHA. Oak Hill Advisors MGP, Inc., or OHA MGP, is the managing general partner of OHA GenPar and may be deemed to beneficially own the shares of common stock beneficially owned by OHA GenPar and may be deemed to have the power to vote or direct the vote of, and the power to dispose or to direct the disposition of, the shares of common stock beneficially owned by OHA GenPar. OHCOF, SCF, SCF IB, SCF GenPar, OHA GenPar, OHA, OHCOM LLC and OHA MGP are managed or otherwise controlled directly or indirectly by Glenn R. August, our director, who is the founder and Chief Executive Officer of OHA. Mr. August disclaims beneficial ownership of all shares of the common stock in excess of his pecuniary interests, if any. The address for OHA GenPar, OHCOF, SCF, SCF IB, Lerner, FF, SCF GenPar, OHA GenPar, OHA, OHCOM LLC and OHA MGP is c/o Oak Hill Advisors, L.P., 1114 Avenue of the Americas, 27th Floor, New York, New York 10036. The number of shares of our common stock being offered includes: (i) 39,797 shares held by OHCOF, (ii) 329,694 shares held by SCF, (iii) 88,771 shares held by SCF IB, (iv) 28,634 shares held by Lerner and (v) 25,506 shares held by FF. Should the underwriters’ option to purchase additional shares be exercised, up to (i) 5,969 shares held by OHCOF, (ii) 49,454 shares held by SCF, (iii) 13,316 shares held by SCF IB, (iv) 4,295 shares held by Lerner and (v) 3,826 shares held by FF may be sold pursuant to this option.

(3)	American High-Income Trust, or AHIT, has sole voting and investment power with respect to 947,905 shares of common stock, including 48,411 shares of common stock issuable upon exercise of warrants. The number of shares of our common stock being offered includes 396,274 shares held by AHIT. Should the underwriters’ option to purchase additional shares be exercised, up to 59,441 shares held by AHIT may be sold pursuant to this option.
(4)	American Funds Insurance Series – Asset Allocation Fund, or VIAA, has sole voting and investment power with respect to 125,000 shares of common stock. The number of shares of our common stock being offered includes 55,069 shares held by VIAA. Should the underwriters’ option to purchase additional shares be exercised, up to 8,260 shares held by VIAA may be sold pursuant to this option.
(5)	American Funds Insurance Series – High-Income Bond Fund, or VIHIB, has sole voting and investment power with respect to 110,446 shares of common stock. The number of shares of our common stock being offered includes 48,657 shares held by VIHIB. Should the underwriters’ option to purchase additional shares be exercised, up to 7,299 shares held by VIHIB may be sold pursuant to this option.
(6)	Capital Research and Management Company, or CRMC, is the investment adviser for AHIT, VIAA and VIHIB. For purposes of the reporting requirements of the Exchange Act, Capital World Investors, or CWI, an equity investment division of CRMC, may be deemed to be the beneficial owner of all of the shares of our common stock held by AHIT, VIAA and VIHIB. However, each of CRMC and CWI expressly disclaims that it is, in fact, the beneficial owner of such shares. CRMC is an investment adviser registered under the Investment Advisers Act of 1940. The address for CRMC and for the selling stockholder is 333 South Hope Street, 55th floor, Los Angeles, California 90071.

MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO

NON-U.S. HOLDERS

The following is a summary of material United States federal income and estate tax consequences to a non-U.S. holder (as defined below) of the purchase, ownership and disposition of our common stock purchased in this offering. Except where noted, this summary deals only with common stock that is held as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the Code.

A “non-U.S. holder” means any beneficial owner of our common stock (other than an entity treated as a partnership for United States federal income tax purposes) that is not for United States federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

A modified definition of “non-U.S. holder” applies for United States federal estate tax purposes (as discussed below).

This summary is based upon provisions of the Code and United States Treasury regulations, rulings and judicial decisions, in each case in effect as of the date hereof. Those authorities may be changed or be subject to differing interpretations, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below and which may adversely affect a non-U.S. holder of our common stock. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances (including the Medicare contribution tax on net investment income). In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, “controlled foreign corporation,” “passive foreign investment company,” or a partnership or other pass-through entity for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If an entity treated as a partnership for United States federal income tax purposes holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your own tax advisors.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the purchase, ownership and disposition of the common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Dividends

In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of our common stock, the distribution generally will be treated as a dividend for United States federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a non-U.S. holder’s common stock, and to the extent the amount of the distribution exceeds a non-U.S. holder’s adjusted tax basis in our common stock, the excess will be treated as gain from the disposition of our common stock (the tax treatment of which is discussed below under “—Gain on Disposition of Common Stock”).

Dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided that the non-U.S. holder provides a properly executed Internal Revenue Service Form W-8ECI (or other applicable form) in accordance with the applicable certification and disclosure requirements. Instead, such dividends are subject to United States federal income tax on a net income basis generally in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with a properly executed Internal Revenue Service Form W-8BEN or Form W-8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of our common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Common Stock

Subject to the discussion of backup withholding and FATCA below, any gain realized by a non-U.S. holder on the taxable disposition of our common stock generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes and certain other conditions are met.

A non-U.S. holder described in the first bullet point immediately above generally will be subject to tax on the net gain derived from the disposition in the same manner as if the non-U.S. holder were a United States person as defined under the Code. In addition, if any non-U.S. holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above generally will be subject to a flat 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the disposition, which gain may be offset by United States source capital losses, even though the individual is not considered a resident of the United States.

Although there can be no assurance, we believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

Federal Estate Tax

Our common stock that is owned (or treated as owned) by an individual who is not a citizen or resident of the United States (as specially defined for United States federal estate tax purposes) at the time of death will be included in such holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and, therefore, may be subject to United States federal estate tax.

Information Reporting and Backup Withholding

Distributions paid to a non-U.S. holder and the amount of tax withheld, if any, with respect to such distributions generally will be reported to the Internal Revenue Service. Copies of the information returns reporting such dividends and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty or exchange of information agreement.

A non-U.S. holder may be subject to backup withholding on dividends paid to such holder unless such holder certifies, on an applicable Internal Revenue Service Form W-8, under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding generally will apply to the proceeds of a sale or other disposition of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies, on an applicable Internal Revenue Service Form W-8, under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any dividends paid on our common stock, and, for a disposition of our common stock occurring after December 31, 2018, the gross proceeds from such disposition, in each case paid to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on Internal Revenue Service Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner that avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on Internal Revenue Service Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Dividends,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You should consult your own tax advisors regarding these requirements and whether they may be relevant to your ownership and disposition of our common stock.

UNDERWRITING

We, the selling stockholders and the underwriters for the offering named below, for whom Goldman, Sachs & Co. is acting as representative, have entered into an underwriting agreement with respect to the shares of common stock. Subject to the terms and conditions of the underwriting agreement, the selling stockholders have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, the respective numbers of shares of common stock indicated in the following table at the public offering price set forth on the cover page of this prospectus supplement.

Underwriter	Number of Shares
Goldman, Sachs & Co.	1,200,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	450,000
KeyBanc Capital Markets Inc.	150,000
CRT Capital Group LLC	100,000
The Buckingham Research Group Incorporated	100,000

Total	2,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the underwriters’ option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

The selling stockholders have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 300,000 additional shares at the public offering price.

The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of $1.836 per share. After the offering, Goldman, Sachs & Co., as representative to the underwriters, may change the public offering price and concession.

The underwriting fee for the Marketed Shares is $3.06 per share. The underwriters will receive no underwriting discount or commission on the Repurchased Shares. We have agreed to pay 100% of the underwriting discounts and commissions on the Marketed Shares sold by the selling stockholders pursuant to this prospectus supplement, including any shares sold pursuant to the underwriters’ option. The following table summarizes the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares:

	Per Share		Total
	Without Option	With Option	Without Option	With Option
Per Marketed Shares to be paid by the Selling Stockholders	—	—	—	—
Per Marketed Shares to be paid by the Company	$3.06	$3.06	$5,049,000	$5,967,000
Per Repurchased Shares	—	—	—	—

Total	$3.06	$3.06	$5,049,000	$5,967,000

We estimate that the total expenses of this offering, which are payable by us, including filing and listing fees, printing fees and legal and accounting expenses (including up to $50,000 of the fees of counsels to the selling stockholders we have agreed to reimburse), but excluding the underwriting discounts and commissions, will be approximately $642,000.

In connection with this offering, we and certain of our executive officers and directors agreed that, subject to certain exceptions, we will not (i) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to any securities of the Company that are substantially similar to the shares of common stock offered hereunder, including but not limited to any options or warrants to purchase shares of common stock or any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or any such substantially similar securities, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of common stock or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, without the prior written consent of Goldman, Sachs & Co. for a period of 90 days after the date of this prospectus supplement, other than (A) any options or other awards (including without limitation restricted stock or restricted stock units), or shares of common stock issued with respect to such options and other awards, granted under our incentive plans (including, for clarity, the 2011 Omnibus Incentive Plan) or otherwise in equity compensation arrangements with our directors, officers, employees and consultants, in each case as in existence on the date of the underwriting agreement, (B) the issuance of securities registered pursuant to any registration statement on Form S-8 relating to any benefit plans or arrangements disclosed in this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement forms a part, (C) the issuance of common stock in connection with the acquisition or license of the securities, business, property technology or other asset of another entity, or a business combination, a joint venture, commercial relationship or other strategic transactions with another entity, and the filing of a registration statement with respect thereto, provided that the aggregate number of shares issued or issuable pursuant to this clause (C) does not exceed 10% of the number of shares of common stock outstanding immediately after this offering and prior to such issuance each recipient of any such securities shall execute and deliver a lock-up agreement, (D) any shares of common stock issued upon the exercise of options or other awards (including without limitation restricted stock or restricted stock units) granted under the incentive plans or otherwise in equity compensation arrangements described in clause (A) above, and (E) shares of common stock to be issued upon the exercise of a warrant or the conversion or exchange of convertible or exchangeable securities outstanding as of the date of the underwriting agreement.

The selling stockholders have agreed in connection with this offering that they will not offer, sell, issue, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, except as provided hereunder, any securities of the Company that are substantially similar to the shares of common stock offered hereunder, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or any such substantially similar securities, whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise (other than pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date of the underwriting agreement), without, in each case, the prior written consent of Goldman, Sachs & Co. for a period of 90 days after the date of this prospectus supplement. These lock-up restrictions are subject to certain specific exceptions, including transfers of common stock as a bona fide gift, to a trust or to certain entities controlled by such holder, provided that the recipient of the shares agrees to be bound by the same restrictions set forth therein and provided further that any such transfer shall not involve a disposition for value.

Goldman, Sachs & Co., as representative to the underwriters, in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether or not to release the common stock and other securities from lock-up agreements, Goldman, Sachs & Co. will consider, among other factors, the holder’s reasons for requesting the release and the number of shares of common stock or other securities for which the release is being requested.

We and the selling stockholders have agreed to indemnify the underwriters against liabilities under the Securities Act, and to reimburse any payments or expenses that the underwriters may be required to make or incur in that respect.

Our common stock is listed on the New York Stock Exchange under the symbol “CPS”.

The underwriters and their affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment hedging, financing and brokerage activities. The underwriters and their affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us and for our affiliates, as well as for the selling stockholders and their affiliates, in the ordinary course of business for which they have received and would receive customary compensation.

Under our Senior ABL Facility, affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated act as administrative agent, swing-line lender, co-letter of credit lender and as a lender thereunder. Additionally, Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as joint lead arranger, joint bookrunner and syndication agent for our Term Loan Facility.

In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investments and securities activities may involve securities and/or instruments of the Company. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. The underwriters may close out any covered short position by purchasing shares in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

A prospectus supplement and the accompanying prospectus in electronic format may be made available on web sites maintained by the underwriters participating in this offering and the underwriters participating in this offering may distribute prospectuses electronically. The underwriters may agree to allocate a number of shares to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the ‘‘Relevant Implementation Date’’) it has not made and will not make an offer of shares which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a) to legal entities which are qualified investors as defined under the Prospectus Directive;

(b) to fewer than 100, or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall result in a requirement for the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives has been given to the offer or resale. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

The Company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

This prospectus supplement has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase any Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer; or (iii) by operation of law.

Notice to Prospective Investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

LEGA L MATTERS

The validity of the shares of common stock offered by this prospectus supplement will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. The underwriters have been represented in this offering by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The consolidated financial statements of Cooper-Standard Holdings Inc. appearing in this Prospectus Supplement and Registration Statement and in Cooper-Standard Holdings Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2015 including the schedule appearing therein and elsewhere herein, and the effectiveness of Cooper-Standard Holdings Inc.’s internal control over financial reporting as of December 31, 2015, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein and appearing elsewhere herein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with respect to the common stock offered by this prospectus supplement with the SEC. This prospectus supplement is a part of the registration statement and does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common stock, you should refer to the registration statement and its exhibits and schedules.

We are subject to the informational reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we file annual, quarterly and special reports and other information with the SEC. Our filings with the SEC are available to the public on the SEC’s website at http://www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investors.” The information we file with the SEC or contained on or accessible through our corporate website or any other website that we may maintain is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement is a part. You may also read and copy, at SEC prescribed rates, any document we file with the SEC, including the registration statement (and its exhibits) of which this prospectus supplement is a part, at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

INCORPORATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement from the date we file that document. Any reports filed by us pursuant to Sections 13(a), 13(c), 14 and 15 of the Exchange Act with the SEC after the date of this prospectus supplement and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus supplement and to be a part hereof from the date of filing of such documents and, where applicable, supersede any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement.

We incorporate by reference into this prospectus supplement the following documents or information filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2015, filed on February 23, 2016 (File No. 001-36127);

•	The portion of our proxy statement on Schedule 14A filed on April 10, 2015 which was specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2014, filed on February 24, 2015 (File No. 001-36127); and

•	The description of our common stock contained in Form 8-A filed on March 21, 2011, and any amendment or report filed under the Exchange Act for the purpose of updating such description (File No. 000-54305).

Notwithstanding the foregoing, we are not incorporating by reference information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K (including any Form 8-K itemized above), including the related exhibits, nor in any documents or other information that is deemed to have been “furnished” to and not “filed” with the SEC. We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus supplement, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents.

You can request those documents from by writing or calling us at the following address and telephone number:

Cooper-Standard Holdings Inc.

39550 Orchard Hill Place Drive

Novi, Michigan 48375

(248) 596-5900

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Audited Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of Cooper-Standard Holdings Inc.

We have audited the accompanying consolidated balance sheets of Cooper-Standard Holdings Inc. (the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of net income, comprehensive income (loss), changes in equity and cash flows for each of the three years in the period ended December 31, 2015. Our audits also included the financial statement schedule listed in the Index as Schedule II. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cooper-Standard Holdings Inc. at December 31, 2015 and 2014, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Cooper-Standard Holdings Inc.’s internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated February 23, 2016 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Detroit, Michigan

February 23, 2016

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of Cooper-Standard Holdings Inc.

We have audited Cooper-Standard Holdings Inc.’s internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the COSO criteria). Cooper-Standard Holdings Inc.’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As indicated in the accompanying Management’s Report on Internal Control Over Financial Reporting, management’s assessment of and conclusion on the effectiveness of internal control over financial reporting did not include the internal controls of Huayu-Cooper Standard Sealing Systems Co. (“Shenya”), which is included in the 2015 consolidated financial statements of Cooper-Standard Holdings Inc. and constituted 9% of total assets as of December 31, 2015 and 5% of revenues and net income, for the year then ended. Our audit of internal control over financial reporting of Cooper-Standard Holdings Inc. also did not include an evaluation of the internal control over financial reporting of Shenya.

In our opinion, Cooper-Standard Holdings Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2015, based on the COSO criteria. We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Cooper-Standard Holdings Inc. as of

December 31, 2015 and 2014, and the related consolidated statements of net income, comprehensive income, changes in equity and cash flows for each of the three years in the period ended December 31, 2015, and our report dated February 23, 2016 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Detroit, Michigan

February 23, 2016

COOPER-STANDARD HOLDINGS INC.

CONSOLIDATED STATEMENTS OF NET INCOME

(Dollar amounts in thousands except per share amounts)

	Year Ended December 31,
	2015	2014	2013
Sales	$3,342,804	$3,243,987	$3,090,542
Cost of products sold	2,755,691	2,734,558	2,617,804

Gross profit	587,113	509,429	472,738
Selling, administration & engineering expenses	329,922	301,724	293,446
Amortization of intangibles	13,892	16,437	15,431
Impairment charges	21,611	26,273	—
Restructuring charges	53,844	17,414	21,720
Other operating profit	(8,033)	(16,927)	—

Operating profit	175,877	164,508	142,141
Interest expense, net of interest income	(38,331)	(45,604)	(54,921)
Equity earnings	5,683	6,037	11,070
Other income (expense), net	9,759	(36,658)	(7,437)

Income before income taxes	152,988	88,283	90,853
Income tax expense	41,218	42,810	45,599

Net income	111,770	45,473	45,254
Net loss (income) attributable to noncontrolling interests	110	(2,694)	2,687

Net income attributable to Cooper-Standard Holdings Inc.	$111,880	$42,779	$47,941

Net income available to Cooper-Standard Holdings Inc. common stockholders	$111,880	$42,779	$35,054

Earnings per share
Basic	$6.50	$2.56	$2.39

Diluted	$6.08	$2.39	$2.24

The accompanying notes are an integral part of these consolidated financial statements.

COOPER-STANDARD HOLDINGS INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Dollar amounts in thousands)

	Year Ended December 31,
	2015	2014	2013
Net income	$111,770	$45,473	$45,254
Other comprehensive income (loss):
Currency translation adjustment	(80,331)	(56,162)	(12,550)
Benefit plan liabilities, net of tax(1)	2,737	(53,455)	30,612
Fair value change of derivatives, net of tax(2)	(269)	(2,011)	(250)

Other comprehensive (loss) income, net of tax	(77,863)	(111,628)	17,812

Comprehensive income (loss)	33,907	(66,155)	63,066
Comprehensive loss (income) attributable to noncontrolling interests	451	(2,615)	2,629

Comprehensive income (loss) attributable to Cooper-Standard Holdings Inc.	$34,358	$(68,770)	$65,695

(1)	Other comprehensive income (loss) related to the benefit plan liabilities is net of a tax effect of $2,051, $19,096 and $(17,224) for the years ended December 31, 2015, 2014 and 2013, respectively.
(2)	Other comprehensive income (loss) related to the fair value change of derivatives is net of a tax effect of $299, $1,253 and $99 for the years ended December 31, 2015, 2014 and 2013, respectively.

The accompanying notes are an integral part of these consolidated financial statements.

COOPER-STANDARD HOLDINGS INC.

CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands except share amounts)

	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$378,243	$267,270
Accounts receivable, net	455,187	377,032
Tooling receivable	102,877	124,015
Inventories	149,645	166,531
Prepaid expenses	30,016	25,626
Other	73,513	93,524

Total current assets	1,189,481	1,053,998
Property, plant and equipment, net	765,369	716,013
Goodwill	149,219	135,169
Intangibles, net	70,702	82,309
Deferred tax assets	49,299	41,059
Other assets	80,222	97,082

Total assets	$2,304,292	$2,125,630

Liabilities and Equity
Current liabilities:
Debt payable within one year	$45,494	$35,631
Accounts payable	400,604	322,422
Payroll liabilities	127,609	94,986
Accrued liabilities	107,713	75,005

Total current liabilities	681,420	528,044
Long-term debt	732,418	743,106
Pension benefits	176,525	191,805
Postretirement benefits other than pensions	52,963	60,287
Deferred tax liabilities	4,914	5,001
Other liabilities	41,253	44,692

Total liabilities	1,689,493	1,572,935
Redeemable noncontrolling interest	—	3,981
7% Cumulative participating convertible preferred stock, $0.001 par value, 10,000,000 shares authorized; no shares outstanding	—	—
Equity:
Common stock, $0.001 par value, 190,000,000 shares authorized; 19,105,251 shares issued and 17,458,945 outstanding at December 31, 2015 and 18,685,634 shares issued and 17,039,328 outstanding at December 31, 2014	17	17
Additional paid-in capital	513,764	492,959
Retained earnings	306,713	195,233
Accumulated other comprehensive loss	(217,065)	(139,243)

Total Cooper-Standard Holdings Inc. equity	603,429	548,966
Noncontrolling interests	11,370	(252)

Total equity	614,799	548,714

Total liabilities and equity	$2,304,292	$2,125,630

The accompanying notes are an integral part of these consolidated financial statements.

COOPER-STANDARD HOLDINGS INC.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(Dollar amounts in thousands except share amounts)

		Total Equity
	Redeemable Noncontrolling Interests	Common Shares	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Cooper- Standard Holdings Inc. Equity	Noncontrolling Interest	Total Equity
Balance at December 31, 2012	$14,194	17,275,852	$16	$471,851	$201,907	$(45,448)	$628,326	$905	$629,231
Shares issued under stock option plans	—	32,176	—	(702)	—	—	(702)	—	(702)
Repurchase of common stock	—	(5,044,109)	(5)	(122,067)	(95,477)	—	(217,549)	—	(217,549)
Converted preferred stock shares	—	4,130,742	4	121,908	—	—	121,912	—	121,912
Warrant exercise	—	419,124	1	11,252	—	—	11,253	—	11,253
Stock based compensation, net	—	(137,246)	1	7,695	(2,011)	—	5,685	—	5,685
Preferred stock dividends	—	—	—	—	(4,454)	—	(4,454)	—	(4,454)
Remeasurement of redeemable noncontrolling interest	(8,249)	—	—	—	8,869	—	8,869	(620)	8,249
Purchase of noncontrolling interest	—	—	—	(885)	—	—	(885)	(1,026)	(1,911)
Net income (loss) for 2013	(126)	—	—	—	47,941	—	47,941	(2,561)	45,380
Other comprehensive income (loss)	(666)	—	—	—	—	17,754	17,754	724	18,478

Balance at December 31, 2013	5,153	16,676,539	17	489,052	156,775	(27,694)	618,150	(2,578)	615,572
Shares issued under stock option plans	—	42,014	—	(1,307)	—	—	(1,307)	—	(1,307)
Repurchase of common stock	—	(96,622)	—	(2,338)	(2,824)	—	(5,162)	—	(5,162)
Warrant exercise	—	425,886	—	9,022	—	—	9,022	—	9,022
Stock based compensation, net	—	(8,489)	—	11,458	(1,497)	—	9,961	—	9,961
Excess tax benefit on stock options	—	—	—	4,098	—	—	4,098	—	4,098
Purchase of noncontrolling interest	—	—	—	(17,026)	—	—	(17,026)	(1,461)	(18,487)
Net income (loss) for 2014	(1,110)	—	—	—	42,779	—	42,779	3,804	46,583
Other comprehensive loss	(62)	—	—	—	—	(111,549)	(111,549)	(17)	(111,566)

Balance at December 31, 2014	3,981	17,039,328	17	492,959	195,233	(139,243)	548,966	(252)	548,714
Shares issued under stock option plans	—	20,960	—	(289)	—	—	(289)	—	(289)
Warrant exercise		344,159	—	9,277	—	—	9,277	—	9,277
Stock based compensation, net	—	54,498	—	8,635	(400)	—	8,235	—	8,235
Excess tax benefit on stock options	—	—	—	320	—	—	320	—	320
Acquisition	—	—	—	—	—	—	—	11,836	11,836
Purchase of noncontrolling interest	(3,936)	—	—	2,862	—	(300)	2,562	192	2,754
Net income (loss) for 2015	(45)	—	—	—	111,880	—	111,880	(65)	111,815
Other comprehensive loss	—	—	—	—	—	(77,522)	(77,522)	(341)	(77,863)

Balance at December 31, 2015	$—	17,458,945	$17	$513,764	$306,713	$(217,065)	$603,429	$11,370	$614,799

The accompanying notes are an integral part of these consolidated financial statements.

COOPER-STANDARD HOLDINGS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollar amounts in thousands)

	Year Ended December 31,
	2015	2014	2013
Operating Activities:
Net income	$111,770	$45,473	$45,254
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	100,535	96,143	95,597
Amortization of intangibles	13,892	16,437	15,431
Impairment charges	21,611	26,273	—
Stock-based compensation expense	13,955	12,587	11,576
Equity earnings, net of dividends related to earnings	(3,766)	(3,767)	(5,723)
Loss on extinguishment of debt	—	30,488	—
Gain on divestitures and sale of investment in affiliate	(8,033)	(18,809)	—
Gain on remeasurement of previously held equity interest	(14,199)	—	—
Deferred income taxes	(2,698)	8,816	27,479
Other	725	542	2,902
Changes in operating assets and liabilities:
Accounts and tooling receivable	(72,546)	(17,934)	(49,786)
Inventories	12,848	888	(31,823)
Prepaid expenses	5,348	277	(5,981)
Accounts payable	61,063	(11,460)	58,369
Accrued liabilities	75,424	(3,674)	(7,939)
Other	(45,544)	(11,231)	(22,099)

Net cash provided by operating activities	270,385	171,049	133,257
Investing activities:
Capital expenditures, including other intangible assets	(166,267)	(192,089)	(183,336)
Proceeds from divestitures and sale of investment in affiliate	33,500	50,602	—
Acquisition of businesses, net of cash acquired	(34,396)	(21,217)	(13,504)
Investment in joint ventures	(4,300)	—	—
Return on equity investments	—	951	2,120
Proceeds from sale of fixed assets and other	5,069	4,357	3,636

Net cash used in investing activities	(166,394)	(157,396)	(191,084)
Financing activities:
Proceeds from issuance of long-term debt, net of debt issuance costs	—	737,462	—
Repurchase of Senior Notes and Senior PIK Toggle Notes	—	(675,615)	—
Proceeds from issuance of Senior PIK Toggle Notes, net of debt issuance costs	—	—	194,357
Purchase of noncontrolling interest	(1,262)	(18,487)	(1,911)
Repurchase of common stock	—	(5,162)	(217,549)
Proceeds from exercise of warrants	9,277	9,022	11,253
Increase (decrease) in short term debt, net	(9,008)	334	(486)
Borrowings on long-term debt	151	6,609	7,073
Principal payments on long-term debt	(8,863)	(4,273)	(3,930)
Preferred stock cash dividends paid	—	—	(4,747)
Taxes withheld and paid on employees’ share based payment awards	(2,028)	(4,214)	(5,985)
Excess tax benefits on stock options	320	4,098	—
Other	(177)	(363)	(1,122)

Net cash provided by (used in) financing activities	(11,590)	49,411	(23,047)
Effects of exchange rate changes on cash and cash equivalents	18,572	19,836	(5,311)

Changes in cash and cash equivalents	110,973	82,900	(86,185)
Cash and cash equivalents at beginning of period	267,270	184,370	270,555

Cash and cash equivalents at end of period	$378,243	$267,270	$184,370

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands except per share and share amounts)

1. Description of Business

Cooper-Standard Holdings Inc. (together with its consolidated subsidiaries, the “Company” or “Cooper Standard”), through its wholly-owned subsidiary, Cooper-Standard Automotive Inc. (“CSA U.S.”), is a leading manufacturer of sealing, fuel and brake delivery, fluid transfer, and anti-vibration systems. The Company’s products are primarily for use in passenger vehicles and light trucks that are manufactured by global automotive original equipment manufacturers (“OEMs”) and replacement markets. The Company conducts substantially all of its activities through its subsidiaries.

The Company believes that it is the largest global producer of sealing systems, the second largest global producer of the types of fuel and brake delivery products that they manufacture, the third largest global producer of fluid transfer systems, and one of the largest North American producers of anti-vibration systems. The Company designs and manufactures its products in each major region of the world through a disciplined and sustained approach to engineering and operational excellence. The Company operates in 79 manufacturing locations and 19 design, engineering, administrative and logistics locations in 20 countries around the world.

2. Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statement are prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”).

Summary of Significant Accounting Policies

Principles of Consolidation—The consolidated financial statements include the accounts of the Company and the wholly-owned and less than wholly-owned subsidiaries controlled by the Company. All material intercompany accounts and transactions have been eliminated. Acquired businesses are included in the consolidated financial statements from the dates of acquisition.

The equity method of accounting is followed for investments in which the Company does not have control, but does have the ability to exercise significant influence over operating and financial policies. Generally this occurs when ownership is between 20% to 50%. The cost method is followed in those situations where the Company does not have the ability to exercise significant influence over operating and financial policies, generally when ownership is less than 20%.

Foreign Currency—The financial statements of foreign subsidiaries are translated to U.S. dollars at the end-of-period exchange rates for assets and liabilities and at a weighted average exchange rate for each period for revenues and expenses. Translation adjustments for those subsidiaries whose local currency is their functional currency are recorded as a component of accumulated other comprehensive income (loss) in stockholders’ equity. Transaction related gains and losses arising from fluctuations in currency exchange rates on transactions denominated in currencies other than the functional currency are recognized in earnings as incurred, except for those intercompany balances which are designated as long-term.

Cash and Cash Equivalents—The Company considers highly liquid investments with an original maturity of three months or less to be cash equivalents.

Accounts Receivable—The Company records trade accounts receivable when revenue is recorded in accordance with its revenue recognition policy and relieves accounts receivable when

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share and share amounts)

payments are received from customers. Accounts receivable are written off when it is apparent such amounts are not collectible. Generally, the Company does not require collateral for its accounts receivable, nor is interest charged on accounts receivable balances.

Allowance for Doubtful Accounts—An allowance for doubtful accounts is established through charges to the provision for bad debts when it is probable that the outstanding receivable will not be collected. The Company evaluates the adequacy of the allowance for doubtful accounts on a periodic basis, including historical trends in collections and write-offs, management’s judgment of the probability of collecting accounts and management’s evaluation of business risk. This evaluation is inherently subjective, as it requires estimates that are susceptible to revision as more information becomes available. The allowance for doubtful accounts was $4,087 and $4,331 at December 31, 2015 and 2014, respectively.

Advertising Expense—Expenses incurred for advertising are generally expensed when incurred. Advertising expense was $3,418, $3,846 and $3,059 for the years ended December 31, 2015, 2014 and 2013, respectively.

Inventories—Inventories are valued at lower of cost or market. Cost is determined using the first-in, first-out method. Finished goods and work-in-process inventories include material, labor and manufacturing overhead costs. The Company records inventory reserves for inventory in excess of production and/or forecasted requirements and for obsolete inventory.

	December 31,
	2015	2014
Finished goods	$43,031	$45,485
Work in process	32,863	36,498
Raw materials and supplies	73,751	84,548

	$149,645	$166,531

Derivative Financial Instruments—Derivative financial instruments are utilized by the Company to reduce foreign currency exchange and interest rate risks. The Company has established policies and procedures for risk assessment and the approval, reporting and monitoring of derivative financial instrument activities. On the date the derivative is established, the Company designates the derivative as either a fair value hedge, a cash flow hedge or a net investment hedge in accordance with its established policy. The Company does not enter into derivative financial instruments for trading or speculative purposes.

Income Taxes—Deferred tax assets or liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax laws and rates. A valuation allowance is provided on deferred tax assets if the Company determines that it is more likely than not that the asset will not be realized.

Long-Lived Assets—Property, plant and equipment are recorded at cost and depreciated using primarily the straight-line method over their estimated useful lives. Leasehold improvements are amortized over the expected life of the asset or term of the lease, whichever is shorter. Intangibles with finite lives, which include technology and customer relationships, are amortized over their estimated useful lives. The Company evaluates the recoverability of long-lived assets when events and circumstances indicate that the assets may be impaired and the undiscounted net cash flows

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share and share amounts)

estimated to be generated by those assets are less than their carrying value. If the net carrying value exceeds the fair value, an impairment loss exists and is calculated based on a discounted cash flow analysis or estimated salvage value. Discounted cash flows are estimated using internal budgets and assumptions regarding discount rates and other factors.

Pre-Production Costs Related to Long Term Supply Arrangements—Costs for molds, dies and other tools owned by the Company to produce products under long-term supply arrangements are recorded at cost in property, plant and equipment and amortized over the lesser of three years or the term of the related supply agreement. The amounts capitalized were $5,104 and $2,955 as of December 31, 2015 and 2014, respectively. The Company expenses all pre-production tooling costs related to customer-owned tools for which reimbursement is not contractually guaranteed by the customer. Reimbursable tooling costs are recorded in tooling receivable in the accompanying consolidated balance sheets if considered a receivable in the next twelve months. Tooling receivable for customer-owned tooling as of December 31, 2015 and 2014 was $102,877 and $124,015, respectively, of which $71,943 and $92,787, respectively, was not yet invoiced to the customer. Reimbursable tooling costs included in other assets in the accompanying consolidated balance sheets were $12,969 and $12,500 as of December 31, 2015 and 2014, respectively.

Goodwill—Goodwill is tested for impairment by reporting unit, either annually or when events or circumstances indicate that impairment may exist. The Company utilizes an income approach to estimate the fair value of each of its reporting units. The income approach is based on projected debt-free cash flow which is discounted to the present value using discount factors that consider the timing and risk of cash flows. The Company believes that this approach is appropriate because it provides a fair value estimate based upon the reporting unit’s expected long-term operating cash flow performance. Fair value is estimated using recent automotive industry and specific platform production volume projections, which are based on both third-party and internally-developed forecasts, as well as commercial, wage and benefit, inflation and discount rate assumptions. Other significant assumptions include the weighted average cost of capital, terminal value growth rate, terminal value margin rates, future capital expenditures and changes in future working capital requirements. While there are inherent uncertainties related to the assumptions used and to management’s application of these assumptions to this analysis, the Company believes that the income approach provides a reasonable estimate of the fair value of its reporting units. The guideline public company method, a form of the market approach, was used to corroborate the results of the Company’s income approach conclusions. The Company conducts its annual goodwill impairment analysis as of October 1st of each year.

The Company may first assess qualitative factors to determine if it is necessary to perform the two-step goodwill impairment test. The Company also has the option to bypass the qualitative assessment and proceed directly to the first step of the goodwill test. For 2015, the Company decided to bypass the qualitative assessment and proceed directly to the first step of the goodwill impairment test. The first step of the goodwill impairment test compares the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value exceeds the carrying value, then the Company concludes that no goodwill impairment has occurred. If the carrying value of the reporting unit exceeds its fair value, a second step is required to measure possible goodwill impairment loss. The second step includes hypothetically valuing the tangible and intangible assets and liabilities of the reporting unit as if the reporting unit had been acquired in a business combination. Then, the implied fair value of the reporting unit’s goodwill is compared to the carrying value of that goodwill. If the carrying value of the reporting unit’s goodwill exceeds the implied fair value of the goodwill, the Company would recognize an impairment loss in an amount equal to the excess, not to exceed the carrying value. The 2015, 2014 and 2013 annual goodwill impairment analyses resulted in no impairment.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share and share amounts)

Business Combinations—The purchase price of an acquired business is allocated to its identifiable assets and liabilities based on estimated fair values. The excess of the purchase price over the amount allocated to the assets and liabilities, if any, is recorded as goodwill. Determining the fair values of assets acquired and liabilities assumed requires management’s judgment, the utilization of independent appraisal firms and often involves the use of significant estimates and assumptions with respect to the timing and amount of future cash flows, market rate assumptions, actuarial assumptions, and appropriate discount rates, among other items.

Revenue Recognition and Sales Commitments—Revenue is recognized when there is persuasive evidence of a sales agreement, the delivery of the goods has occurred, the sales price is fixed and determinable and collectability is reasonably assured. The Company generally enters into agreements with its customers to produce products at the beginning of a vehicle’s life. Although such agreements do not generally provide for minimum quantities, once the Company enters into such agreements, fulfillment of its customers’ purchasing requirements can be the Company’s obligation for an extended period or the entire production life of the vehicle. These agreements generally may be terminated by the customer at any time. Historically, terminations of these agreements have been minimal. In certain limited instances, the Company may be committed under existing agreements to supply products to its customers at selling prices which are not sufficient to cover the direct cost to produce such products. In such situations, the Company recognize losses as they are incurred.

The Company receives blanket purchase orders from many of its customers on an annual basis. Generally, such purchase orders and related documents set forth the annual terms, including pricing, related to a particular vehicle model. Such purchase orders generally do not specify quantities. The Company recognizes revenue based on the pricing terms included in the annual purchase orders as products are shipped to the customers. As part of certain agreements, the Company is asked to provide its customers with annual cost reductions. The Company accrues for such amounts as a reduction of revenue as products are shipped to the customers. In addition, the Company generally has ongoing adjustments to pricing arrangements with its customers based on the related content and cost of the products. Such pricing adjustments are recorded when probable and estimable.

Shipping and Handling—Amounts billed to customers related to shipping and handling are included in sales in the Company’s consolidated statements of net income. Shipping and handling costs are included in cost of products sold in the Company’s consolidated statements of net income.

Research and Development—Costs are charged to selling, administration and engineering expenses as incurred and totaled $108,764, $101,982 and $103,475 for the years ended December 31, 2015, 2014 and 2013, respectively.

Stock-Based Compensation—The Company measures stock-based compensation expense at fair value and recognizes such expenses on a straight-line basis over the vesting period of the stock-based employee awards. See Note 18. “Stock-Based Compensation” for additional information.

Use of Estimates—The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect reported amounts of revenues and expenses during the reporting period and assets and liabilities, as well as disclosure of contingent assets and liabilities, at the date of the financial statements. Considerable judgment is often involved in making such estimates, and the use of different assumptions could result in different conclusions. Management believes its assumptions and estimates are reasonable and appropriate. However, actual results could differ from those estimates.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share and share amounts)

Recent Accounting Pronouncements

In January 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-01, Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Liabilities. The guidance revises existing U.S. GAAP by requiring equity investments (excluding those accounted for under the equity method or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income, requiring entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes, requiring separate presentation of financial assets and financial liabilities by measurement category and form of financial asset and requiring separate presentation in other comprehensive income of the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the organization has elected to measure the liability at fair value. This guidance is effective for annual and interim reporting periods beginning after December 15, 2017. Early adoption of certain provisions is permitted. The Company is currently evaluating the impact of adopting this guidance on its consolidated financial statements.

In November 2015, the FASB issued ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes. This ASU requires companies to present deferred tax assets and liabilities as noncurrent on the balance sheet instead of separating deferred taxes into current and noncurrent amounts. This guidance is effective for annual and interim reporting periods beginning after December 15, 2016. Early adoption is permitted. The Company adopted this guidance prospectively as of December 31, 2015, the impact of which is reflected in the consolidated balance sheet as of that date. As of December 31, 2014, the Company had $15,176 of deferred tax assets and $3,064 of deferred tax liabilities which remain classified as current in the consolidated balance sheet.

In July 2015, the FASB issued ASU 2015-16, Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments. This ASU requires an acquirer to recognize adjustments to estimated amounts identified during the measurement period in the reporting period in which the adjustment is determined and not restate prior amounts disclosed. This guidance is effective for annual and interim reporting periods beginning after December 15, 2015. Early adoption is permitted. The adoption of this ASU is not expected to have a material impact on the Company’s consolidated financial statements.

In July 2015, the FASB issued ASU 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory. This ASU requires entities to measure most inventory at the lower of cost and net realizable value. This guidance is effective for annual and interim reporting periods beginning after December 15, 2016. The Company is currently evaluating the impact of adopting this guidance on its consolidated financial statements.

In April 2015, the FASB issued ASU 2015-03, Interest: Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs, which requires the presentation of debt issuance costs in the balance sheet as a direct deduction from the related debt liability rather than as a deferred charge. In August 2015, the FASB issued ASU 2015-15, Interest: Imputation of Interest (Subtopic 835-30): Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements, which allows the presentation of debt issuance costs related to a line-of-credit arrangement as an asset, regardless of whether there are outstanding borrowings under the line-of-credit arrangement. This guidance is effective for annual and interim reporting periods beginning after December 15, 2015. Retrospective adoption is required. As permitted, the Company elected to early adopt this guidance as of December 31, 2015 and has reclassified debt issuance costs

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share and share amounts)

of $6,096 and $7,137 from other long-term assets to debt as of December 31, 2015 and 2014, respectively. Debt issuance costs related to the Company’s revolving credit facility of $1,634 and $2,321 as of December 31, 2015 and 2014, respectively, remain classified within other long-term assets.

In February 2015, the FASB issued ASU 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis. This ASU amends the consolidation guidance under U.S. GAAP. This guidance is effective for annual and interim reporting periods beginning after December 15, 2015. The adoption of this ASU is not expected to have a material impact on the Company’s consolidated financial statements.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements: Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. This ASU requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern. This guidance is effective for annual and interim reporting periods ending after December 15, 2016. The adoption of this ASU is not expected to have a material impact on the Company’s consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The core principle of this guidance is that a company should recognize revenue to depict the transfer of promised goods or services to a customer at an amount reflecting the consideration it expects to receive in exchange for those goods or services. In July 2015, the FASB issued ASU 2015-14, which delays the effective date of this guidance to annual and interim reporting periods beginning after December 15, 2017. Early adoption will be permitted as of the original effective date of annual and interim reporting periods beginning after December 15, 2016. The guidance allows for companies to use either a full retrospective or a modified retrospective approach when adopting. The Company is currently evaluating the impact of adopting this guidance on its consolidated financial statements.

3. Acquisitions and Divestitures

Shenya Acquisition

In the first quarter of 2015, the Company completed the acquisition of an additional 47.5% of Huayu-Cooper Standard Sealing Systems Co. (“Shenya”), increasing its ownership to 95%, for cash consideration of $59,320, of which $41,474 was paid in 2015 and $17,846 was paid in 2014. The acquisition was accounted for as a business combination. The business acquired in the transaction is included in the Company’s Asia Pacific segment and is operated from Shenya’s manufacturing locations in China. Shenya primarily supplies sealing systems and components to the automotive industry. This acquisition is directly aligned with the Company’s growth strategy by strengthening important customer relationships in the automotive sealing systems market. The results of operations of Shenya are included in the Company’s consolidated financial statements from the date of acquisition, February 27, 2015. The pro forma effect of this acquisition would not materially impact the Company’s reported results for any periods presented, and as a result no pro forma information has been presented.

Prior to the acquisition, the Company held a 47.5% unconsolidated equity interest in Shenya. The estimated fair value of the equity interest at the date of acquisition was $41,378, resulting in a gain of $14,199 recorded in other income (expense), net for the year ended December 31, 2015. The fair value of the Company’s previous 47.5% equity interest, 47.5% purchased and 5% noncontrolling

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share and share amounts)

interest in Shenya were estimated using income and market approaches based on financial analysis methodologies (including the discounted cash flow analysis), projected financial information, management’s estimates, available information, and reasonable and supportable assumptions. These fair value measurements are classified within Level 3 of the fair value hierarchy.

The following table summarizes the estimated fair value of Shenya assets acquired and liabilities assumed at the date of acquisition, updated as of December 31, 2015:

Cash and cash equivalents	$7,079
Accounts receivable	24,197
Inventories	12,708
Prepaid expenses	11,624
Other current assets	23,396
Property, plant, and equipment	70,082
Goodwill	19,812
Intangibles	15,340
Other assets	14,834

Total assets acquired	199,072

Debt payable within one year	19,164
Accounts payable	45,159
Other current liabilities	15,877
Other liabilities	9,005

Total liabilities assumed	89,205
Noncontrolling interest	9,386

Net assets acquired including noncontrolling interest	$100,481

Cash and cash equivalents, accounts receivable, prepaid expenses, other current assets, accounts payable and other current liabilities were stated at historical carrying values, which management believes approximates fair value given the short-term nature of these assets and liabilities. Inventories were recorded at fair value which is estimated for finished goods and work-in-process based upon the expected selling price less costs to complete, selling, and disposal costs, and a normal profit margin. Raw material inventory was recorded at historical carrying value as such value approximates the replacement cost. Deferred income taxes have been provided in the consolidated balance sheet based on the Company’s estimates of the tax versus book basis of the estimated fair value of the assets acquired and liabilities assumed. The Company has estimated the fair value of property, plant and equipment, intangibles, certain other assets, certain liabilities and noncontrolling interest based upon third party valuations, management’s estimates, available information and reasonable and supportable assumptions. Goodwill represents the excess of the acquisition price over the fair value of the identifiable assets acquired and liabilities assumed.

Other Acquisitions

In the first quarter of 2015, the Company acquired the remaining equity interests of Metzler Automotive Profiles India Private Limited (26%) and Cooper Standard Jingda Changchun Automotive Co., Ltd. (20%) for a combined cash consideration of $1,262. These acquisitions were accounted for as equity transactions.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share and share amounts)

In the third quarter of 2015, the Company contributed cash of $1,750 to establish a joint venture with Polyrub Extrusions (India) Private Limited. The joint venture, Polyrub Cooper Standard FTS Private Limited, is expected to increase market share and open new opportunities in the Company’s fluid transfer business. The Company owns 35% of the joint venture with the remaining 65% of the joint venture owned by Polyrub Extrusions (India) Private Limited. This investment is accounted for under the equity method and is included in other assets in the accompanying consolidated balance sheets.

Also in the third quarter of 2015, the Company contributed cash of $2,550 to establish a joint venture with Polyfoam Asia Pte. Ltd. The joint venture, Cooper-Standard INOAC Pte. Ltd., is expected to accelerate the Company’s fluid transfer systems strategy and provide better access to Japanese OEMs and add further support to global platforms. The Company owns 51% of the joint venture with the remaining 49% of the joint venture owned by Polyfoam Asia Pte. Ltd. The operating results of this joint venture are included in the Company’s consolidated financial statements from the date of formation.

In the fourth quarter of 2014, the Company acquired the remaining 49% equity interests of Fonds de Modernisation des Equipementiers Automobiles interest in Cooper Standard France, a body sealing, anti-vibration systems and low pressure hoses joint venture for cash consideration of $18,487. This acquisition was accounted for as an equity transaction.

In the fourth quarter of 2014, the Company acquired Cikautxo Borja, S.L.U, a manufacturer of heating and cooling hoses, for cash consideration of $3,371.

Divestitures

In the fourth quarter of 2015, the Company completed the sale of its hard coat plastic exterior trim business, a non-core operation, to allow the Company to focus resources on its core product groups. The Company received proceeds of $33,500 and recognized a gain of $8,033, which is recorded in other operating profit in the consolidated statements of net income for the year ended December 31, 2015. This divestiture did not meet the discontinued operations criteria.

In the third quarter of 2014, the Company completed the sale of its thermal and emissions product line, a non-core product line, to Halla Visteon Climate Control Corp. The Company received proceeds of $44,937 and recognized a gain of $16,036, which is recorded in other operating profit in the consolidated statements of net income for the year ended December 31, 2014. This divestiture did not meet the discontinued operations criteria.

In the fourth quarter of 2014, the Company completed the sale of its non-core Australian business. The Company received proceeds of $2,449 and recognized a gain of $891, which is recorded in other operating profit in the consolidated statements of net income for the year ended December 31, 2014. This divestiture did not meet the discontinued operations criteria.

4. Restructuring

On an ongoing basis, the Company evaluates its business and objectives to ensure that it is properly configured and sized based on changing market conditions. Accordingly, the Company has initiated certain restructuring initiatives, including plant rationalizations and targeted workforce reduction efforts, as deemed appropriate.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share and share amounts)

In addition to previously initiated actions, in January 2015, the Company announced its intention to further restructure its European manufacturing footprint based on current and anticipated market demands. The total estimated cost of this initiative, which is expected to be completed by 2017, is approximately $125,000, of which approximately $48,000 has been incurred to date.

The Company previously implemented several other restructuring initiatives, including the closure or consolidation of facilities throughout the world, the establishment of a centralized shared services function in Europe and the reorganization of the Company’s operating structure. While substantially complete, the Company continues to incur costs on some of these initiatives, primarily related to the disposal of the respective facilities.

The Company’s restructuring charges consist of severance, retention and outplacement services and severance-related postemployment benefits (collectively, “employee separation costs”), other related exit costs and asset impairments related to restructuring activities.

The following table summarizes the restructuring expense by segment for the years ended December 31, 2015, 2014 and 2013:

	Year Ended December 31,
	2015	2014	2013
North America	$5,232	$105	$2,033
Europe	47,868	16,866	19,061
Asia Pacific	744	443	626
South America	—	—	—

Total	$53,844	$17,414	$21,720

The following table summarizes the activity for all restructuring initiatives for the years ended December 31, 2015 and 2014:

	Employee Separation Costs	Other Exit Costs	Asset Impairments	Total
Balance at December 31, 2013	$14,710	$16	$—	$14,726
Expense	3,316	14,098	—	17,414
Cash payments	(5,658)	(13,829)	—	(19,487)
Foreign exchange translation and other	(1,531)	(285)	—	(1,816)

Balance at December 31, 2014	$10,837	$—	$—	$10,837
Expense	29,720	23,696	428	53,844
Cash payments	(6,765)	(21,859)	—	(28,624)
Foreign exchange translation and other	(1,085)	(69)	(428)	(1,582)

Balance at December 31, 2015	$32,707	$1,768	$—	$34,475

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share and share amounts)

5. Property, Plant and Equipment

Property, plant and equipment is comprised of the following:

	December 31,		Estimated Useful Lives
	2015	2014
Land and improvements	$71,079	$80,638	10 to 25 years
Buildings and improvements	237,499	222,825	10 to 40 years
Machinery and equipment	760,250	669,030	5 to 10 years
Construction in progress	130,615	133,398

	$1,199,443	$1,105,891
Accumulated depreciation	(434,074)	(389,878)

Property, plant and equipment, net	$765,369	$716,013

Due to the deterioration of financial results at certain of its facilities, the Company impaired property, plant and equipment at one of its European facilities and two of its South American facilities during 2015 and at two of its European facilities and two of its North American facilities during 2014. Fair value was determined using the estimated salvage value, which was deemed the highest and best use of the assets. A summary of these asset impairment charges is as follows:

	Year Ended December 31,
	2015	2014
Europe	$2,285	$6,107
South America	11,345	—
North America	—	18,466

Total	$13,630	$24,573

Depreciation expense totaled $100,535, $96,143 and $95,597 for the years ended December 31, 2015, 2014 and 2013, respectively.

6. Goodwill and Intangibles

Goodwill

The changes in the carrying amount of goodwill by reportable operating segment for the years ended December 31, 2015 and 2014 are summarized as follows:

	North America	Europe	South America	Asia Pacific	Total
Balance at December 31, 2013	$119,870	$14,460	$—	$5,371	$139,701
Acquisition	—	218	—	—	218
Divestitures	(1,746)	(595)	—	(44)	(2,385)
Foreign exchange translation	(515)	(1,717)	—	(133)	(2,365)

Balance at December 31, 2014	$117,609	$12,366	$—	$5,194	$135,169
Acquisition	—	—	—	19,812	19,812
Divestiture	(2,548)	—	—	—	(2,548)
Foreign exchange translation	(952)	(1,310)	—	(952)	(3,214)

Balance at December 31, 2015	$114,109	$11,056	$—	$24,054	$149,219

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share and share amounts)

Intangible Assets

The following table presents intangible assets and accumulated amortization balances of the Company as of December 31, 2015 and 2014, respectively:

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer relationships	$115,285	$(61,375)	$53,910
Developed technology	8,854	(7,673)	1,181
Other	16,290	(679)	15,611

Balance at December 31, 2015	$140,429	$(69,727)	$70,702

Customer relationships	$133,471	$(59,773)	$73,698
Developed technology	9,252	(6,842)	2,410
Other	6,701	(500)	6,201

Balance at December 31, 2014	$149,424	$(67,115)	$82,309

During 2015, the Company acquired intangible assets of $15,340 with a weighted average useful life of 24.8 years as a result of the Shenya acquisition. This consisted of $5,110 of customer relationships, $180 of patents and $10,050 of land-use rights with weighted average amortization periods of 14.8, 3.3 and 30.2 years, respectively.

During the fourth quarter of 2015, the customer relationship intangible asset related to the Company’s South America segment was determined to be fully impaired as a result of the deterioration of the economic conditions in the region, resulting in an impairment charge of $7,981. Fair value was determined using the excess earnings method, based on the reporting unit’s cash flow expectations and consideration of the discount rate. During the fourth quarter of 2014, certain patents in the Company’s North America segment were written down to their estimated fair values, resulting in an impairment charge of $1,700.

Amortization expense totaled $13,892, $16,437 and $15,431 for the years ended December 31, 2015, 2014 and 2013, respectively.

Estimated amortization expense for the next five years is shown in the table below:

Year	Expense
2016	$12,789
2017	12,130
2018	11,716
2019	11,632
2020	5,640

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share and share amounts)

7. Debt

Outstanding debt consisted of the following at December 31, 2015 and 2014:

	December 31,
	2015	2014
Term loan (net of $6,096 and $7,137 unamortized issuance costs, respectively)	$729,841	$735,765
Other borrowings	48,071	42,972

Total debt	$777,912	$778,737
Less current portion (net of $1,161 and $1,158 unamortized issuance costs, respectively)	(45,494)	(35,631)

Total long-term debt	$732,418	$743,106

The principal maturities of debt, at nominal value, at December 31, 2015 are as follows:

Year	Debt and Capital Lease Obligations
2016	$47,190
2017	9,793
2018	9,633
2019	9,480
2020	9,475
Thereafter	701,250

Total	$786,821

Term Loan Facility

On April 4, 2014, certain subsidiaries of the Company entered into a Term Loan Facility (the “Term Loan Facility”) in order to (i) refinance the Senior Notes and Senior PIK Toggle Notes, including applicable call premiums and accrued and unpaid interest, (ii) pay related fees and expenses and (iii) provide for working capital and other general corporate purposes. The Term Loan Facility provides for loans in an aggregate principal amount of $750,000 and may be increased (or a new term loan facility added) by an amount that will not cause the consolidated first lien debt ratio to exceed 2.25 to 1.00 plus $300,000. All obligations of the borrower are guaranteed jointly and severally on a senior secured basis by the direct parent company of the borrower and each existing and subsequently acquired direct or indirect wholly-owned U.S. restricted subsidiary of the borrower. The obligations are secured by amongst other items (a) a first priority security interest (subject to permitted liens and other customary exceptions) on (i) all the capital stock in restricted subsidiaries directly held by the borrower and each of the guarantors (limited to 65% of the capital stock of any foreign subsidiaries), (ii) substantially all plant, material owned real property located in the U.S. and equipment of the borrower and the guarantors and (iii) all other personal property of the borrower and the guarantors, and (b) a second priority security interest (subject to permitted liens and other customary exceptions) in accounts receivable of the borrowers and the guarantors arising from the sale of goods and services, inventory, excluding certain collateral and subject to certain limitations. Loans under the Term Loan Facility bear interest at a rate equal to, at the Borrower’s option, LIBOR, subject to a 1.00% LIBOR Floor plus an applicable margin of 3.00% or the base rate option (the highest of the Federal Funds rate

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share and share amounts)

plus 0.50%, prime rate, or one-month Eurodollar rate plus 1.00%), plus an applicable margin of 2.00%. The Term Loan Facility matures on April 4, 2021. On April 4, 2014, the aggregate principal amount of $750,000 was fully drawn to extinguish the Senior Notes and the Senior PIK Toggle Notes and to pay related fees and expenses. Debt issuance costs of approximately $7,900 were incurred on this transaction, along with the original issue discount of $3,750. Both the debt issuance costs and the original issue discount are amortized into interest expense over the term of the Term Loan Facility. As of December 31, 2015, the principal amount of $738,750 was outstanding. As of December 31, 2015, the Company had $2,813 of unamortized original issue discount.

Senior ABL Facility

On April 4, 2014, CS Intermediate Holdco 1 LLC (“Parent”), CSA U.S. (the “U.S. Borrower”), Cooper-Standard Automotive Canada Limited (the “Canadian Borrower”), Cooper-Standard Automotive International Holdings BV (the “European Borrower” and, together with the U.S. Borrower and Canadian Borrower, the “Borrowers”), and certain subsidiaries of the U.S. Borrower entered into the Second Amended and Restated Loan Agreement (the “Senior ABL Facility”), which amended and restated the then existing senior secured asset based revolving agreement dated May 27, 2010, in order to permit the Term Loan Facility and other related transactions. The Senior ABL Facility provided for an aggregate revolving loan availability of up to $150,000, subject to borrowing base availability, including a $60,000 letter of credit sub-facility and a $25,000 swing line sub-facility. The Senior ABL Facility also provided for an uncommitted $105,000 incremental loan facility, for a potential total Senior ABL Facility of $255,000 (if requested by the Borrowers and the lenders agree to fund such increase).

On June 11, 2014, the same parties entered into Amendment No. 1 to the Senior ABL Facility, which increased the aggregate revolving loan availability to $180,000, subject to borrowing base availability, principally by expanding a tooling receivable category of eligible borrowing base availability for the U.S. borrower and Canadian borrower. The Senior ABL Facility, as amended, also now provides for an uncommitted $75,000 incremental loan facility, for a potential total Senior ABL Facility of $255,000 (if requested by the Company and one or more new or existing lenders agree to fund such increase). No consent of any lender (other than those participating in the increase) is required to effect any such increase.

As of December 31, 2015, there were no borrowings under the Senior ABL Facility. As of December 31, 2015, subject to borrowing base availability, the Company had $180,000 in availability less outstanding letters of credit of $42,593.

Any borrowings under the Senior ABL Facility will mature, and the commitments of the lenders under the Senior ABL Facility will terminate, on March 1, 2018. Proceeds of the Senior ABL Facility may be used to issue commercial and standby letters of credit, to finance ongoing working capital needs and for general corporate purposes. Loan (and letter of credit) availability under the Senior ABL Facility is subject to a borrowing base, which at any time is limited to the lesser of: (A) the maximum facility amount (subject to certain adjustments) and (B) (i) 85% of eligible accounts receivable; plus (ii) the lesser of 70% of eligible inventory or 85% of the appraised net orderly liquidation value of eligible inventory; minus reserves established by the Agent. The accounts receivable portion of the borrowing base is subject to certain formulaic limitations (including concentration limits). The inventory portion of the borrowing base is limited to eligible inventory, as determined by the Agent. The borrowing base is also subject to certain reserves, which are established by the Agent (which may include changes to the advance rates indicated above). Loan availability under the Senior ABL Facility

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share and share amounts)

is apportioned to the Borrowers as follows: $150,000 to the U.S. Borrower which includes a $60,000 sublimit to the European Borrower and $30,000 to the Canadian Borrower.

Obligations under the Senior ABL Facility and cash management arrangements and hedging arrangements, in each case with the lenders and their affiliates (collectively “Additional ABL Secured Obligations”) entered into by the U.S. Borrower are guaranteed on a senior secured basis by the Company and all of our U.S. subsidiaries. Obligations of the Canadian Borrower under the Senior ABL Facility and Additional ABL Secured Obligations of the Canadian Borrower and its Canadian subsidiaries are guaranteed on a senior secured basis by the Parent, its U.S. subsidiaries and the Canadian Borrower and Canadian subsidiaries. Obligations of the European Borrower under the Senior ABL Facility are guaranteed on a senior secured basis by the Parent and all of its U.S. subsidiaries. The obligations under the Senior ABL Facility are secured by amongst other items (a) a first priority security interest in accounts receivable of the U.S. borrower and the U.S. guarantors arising from the sale of goods and services, and inventory, excluding certain property and subject to certain limitations (with obligations of the Canadian borrower secured also by comparable assets of the Canadian borrower and Canadian guarantors) and (b) a second priority security interest (subject to permitted liens and other customary exceptions) on (i) all the capital stock in restricted subsidiaries directly held by the U.S. borrower and each of the U.S. guarantors, (ii) substantially all material owned real property located in the U.S. and equipment of the U.S. borrower and the U.S. guarantors and (iii) all other material personal property of the U.S. borrower and the U.S. guarantors.

Borrowings under the Senior ABL Facility bear interest at a rate equal to, at the Borrowers’ option:

•	in the case of borrowings by the U.S. Borrower, LIBOR or the base rate plus, in each case, an applicable margin;

•	in the case of borrowings by the Canadian Borrower, BA rate, Canadian prime rate or Canadian base rate plus, in each case, an applicable margin; or

•	in the case of borrowings by the European Borrower, LIBOR plus an applicable margin.

The applicable margin may vary between 1.50% and 2.00% with respect to the LIBOR or BA-based borrowings and between 0.50% and 1.00% with respect to base rate, Canadian prime rate and Canadian base rate borrowings. The applicable margin is subject, in each case, to quarterly pricing adjustments based on usage over the immediately preceding quarter.

In addition to paying interest on outstanding principal under the Senior ABL Facility, the Borrowers are required to pay a fee in respect of committed but unutilized commitments. The Borrowers are also required to pay a fee on outstanding letters of credit under the Senior ABL Facility, together with customary issuance and other letter of credit fees. The Senior ABL Facility also requires the payment of customary agency and administrative fees.

The Borrowers are able to voluntarily reduce the unutilized portion of the commitment amount and repay outstanding loans, in each case, in whole or in part, at any time without premium or penalty (other than customary breakage and related reemployment costs with respect to repayments of outstanding borrowings).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share and share amounts)

Prepayment of the Notes

In 2014, the Company and Cooper-Standard Automotive Inc. commenced cash tender offers for any and all of the previously outstanding 8 1⁄2% Senior Notes due 2018 (“Senior Notes”) and 7 3/8% Senior PIK Toggle Notes due 2018 (“Senior PIK Toggle Notes”). Approximately 49% of the Senior Notes and 99% of the Senior PIK Toggle Notes were tendered and purchased on April 4, 2014, and the funds to redeem the remainder were deposited with the Trustee. The remaining redemptions were completed on April 21, 2014 for the Senior Notes and May 5, 2014 for the Senior PIK Toggle Notes. As a result of the purchases and redemptions, the Company recognized a loss on extinguishment of $30,488, which was primarily due to call and make-whole premiums and the write off of approximately $4,500 in original issue discount and debt issuance costs. The Company used borrowings under the Term Loan Facility, together with cash on hand, to finance the repurchase and redemption of the Senior Notes and the Senior PIK Toggle Notes.

Debt Covenants

The Senior ABL Facility includes affirmative and negative covenants that impose substantial restrictions on the Company’s financial and business operations, including their ability to incur and secure debt, make investments, sell assets, pay dividends or make acquisitions. The Senior ABL Facility also includes a requirement to maintain a monthly fixed charge coverage ratio of no less than 1.0 to 1.0 when availability under the Senior ABL Facility is less than specified levels or an event of default has occurred. The Senior ABL Facility also contains various events of default that are customary for comparable facilities.

The Company was in compliance with all covenants of the Senior ABL Facility and Term Loan Facility as of December 31, 2015.

Other

Other borrowings at December 31, 2015 and 2014 reflect borrowings under capital leases, local bank lines and accounts receivable factoring sold with recourse classified in debt payable within one year on the consolidated balance sheet.

Interest paid was $39,192, $56,488 and $52,925 for the years ended December 31, 2015, 2014 and 2013, respectively.

8. Pensions

The Company maintains defined benefit pension plans covering employees located in the United States as well as certain international locations. The majority of these plans are frozen, and all are closed to new employees. Benefits generally are based on compensation, length of service and age for salaried employees and on length of service for hourly employees. The Company’s policy is to fund pension plans such that sufficient assets will be available to meet future benefit requirements.

The Company also sponsors voluntary defined contribution plans for certain salaried and hourly U.S. employees of the Company. The Company matches contributions of participants, up to various limits based on its profitability, in substantially all plans. The Company also sponsors a retirement plan that includes Company non-elective contributions. Non-elective and matching contributions under these plans totaled $16,296, $14,489 and $13,609 for the years ended December 31, 2015, 2014 and 2013, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share and share amounts)

The following tables disclose information related to the Company’s defined benefit pension plans:

	Year Ended December 31,
	2015		2014
	U.S.	Non-U.S.	U.S.	Non-U.S.
Change in projected benefit obligation:
Projected benefit obligations at beginning of period	$322,330	$210,720	$293,488	$196,495
Service cost	926	3,489	850	3,367
Interest cost	12,334	5,084	13,479	7,069
Actuarial (gain) loss	(12,227)	(4,940)	47,944	36,857
Benefits paid	(16,603)	(7,315)	(14,331)	(9,588)
Foreign currency exchange rate effect	—	(24,548)	—	(23,226)
Settlements	—	(2,919)	(19,100)	(692)
Other	—	325	—	438

Projected benefit obligations at end of period	$306,760	$179,896	$322,330	$210,720

Change in plan assets:
Fair value of plan assets at beginning of period	$268,862	$74,660	$269,601	$70,929
Actual return on plan assets	(10,136)	1,929	22,892	9,874
Employer contributions	6,264	8,534	9,800	9,979
Benefits paid	(16,603)	(7,315)	(14,331)	(9,588)
Foreign currency exchange rate effect	—	(9,949)	—	(5,842)
Settlements	—	(2,919)	(19,100)	(692)

Fair value of plan assets at end of period	$248,387	$64,940	$268,862	$74,660

Funded status of the plans	$(58,373)	$(114,956)	$(53,468)	$(136,060)

In September 2014, the Company announced a one-time voluntary program allowing eligible deferred vested U.S. pension participants the ability to elect to receive the value of their pension benefit, either as a lump sum payment or a monthly annuity payment. Such election settled the Company’s obligation to the electing participants. The voluntary program resulted in lump sum payments of $16,287. In addition, lump sum payments made outside of this program to certain vested U.S. participants totaled $2,813. The total of $19,100 lump sum payments were paid from plan assets. As a result of these lump sum payments, the Company recorded settlement losses of $3,637 in 2014, reflecting the accelerated recognition of unamortized losses in the plans proportionate to the obligation that was settled.

	Year Ended December 31,
	2015		2014
	U.S.	Non-U.S.	U.S.	Non-U.S.
Amounts recognized in the balance sheets:
Accrued liabilities (current)	$(924)	$(3,914)	$(924)	$(4,016)
Pension benefits (long term)	(57,449)	(119,076)	(52,544)	(139,261)
Other assets	—	8,034	—	7,217

Net amounts recognized at December 31	$(58,373)	$(114,956)	$(53,468)	$(136,060)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share and share amounts)

Included in accumulated other comprehensive loss at December 31, 2015 are amounts that have not yet been recognized in net periodic benefit cost, including unrecognized prior service costs of $1,703 ($1,696 net of tax) and unrecognized actuarial losses of $114,951 ($99,713 net of tax). The amounts included in accumulated other comprehensive loss and expected to be recognized in net periodic benefit cost during the fiscal year ended December 31, 2016 are $238 and $3,631, respectively.

The accumulated benefit obligation for all domestic and international defined benefit pension plans was $306,760 and $170,430 at December 31, 2015 and $322,330 and $200,289 at December 31, 2014, respectively. As of December 31, 2015, the fair value of plan assets for two of the Company’s defined benefit plans exceeded the projected benefit obligation of $31,226 by $8,034. As of December 31, 2014, the fair value of plan assets for two of the Company’s defined benefit plans exceeded the projected benefit obligation of $37,224 by $7,217.

The following table provides the components of net periodic benefit (income) cost for the plans:

	Year Ended December 31,
	2015		2014		2013
	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Service cost	$926	$3,489	$850	$3,367	$1,221	$3,544
Interest cost	12,334	5,084	13,479	7,069	12,207	6,816
Expected return on plan assets	(17,685)	(3,373)	(19,055)	(3,828)	(17,368)	(3,741)
Amortization of prior service cost and actuarial loss	1,110	2,666	67	894	1,375	1,315
Settlements	—	132	3,637	444	783	121
Other	—	221	—	(1)	—	1,018

Net periodic benefit (income) cost	$(3,315)	$8,219	$(1,022)	$7,945	$(1,782)	$9,073

Plan Assumptions

Weighted average assumptions used to determine benefit obligations at December 31, 2015 and 2014:

	2015		2014
	U.S.	Non-U.S.	U.S.	Non-U.S.
Discount rate	4.24%	2.80%	3.94%	2.66%
Rate of compensation increase	N/A	3.15%	N/A	3.11%

The following table provides weighted average assumptions used to determine net periodic benefit costs for the years ended December 31, 2015, 2014 and 2013:

	2015		2014		2013
	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Discount rate	3.94%	2.66%	4.68%	3.72%	3.80%	3.55%
Expected return on plan assets	6.70%	4.80%	7.15%	5.63%	7.00%	5.73%
Rate of compensation increase	N/A	3.11%	N/A	3.69%	N/A	3.59%

To develop the expected return on assets assumption, the Company considered the historical returns and the future expectations for returns for each asset class, as well as the target asset

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share and share amounts)

allocation of the pension portfolio. As the U.S. plans are frozen, the rate of compensation increase was not applicable in determining net periodic benefit cost.

Plan Assets

The weighted average asset allocations for the Company’s pension plans at December 31, 2015 and 2014 by asset category are approximately as follows:

	2015		2014
	U.S.	Non-U.S.	U.S.	Non-U.S.
Equity securities	16%	33%	23%	34%
Debt securities	35%	67%	33%	66%
Real estate	5%	—%	4%	—%
Balanced funds(1)	39%	—%	40%	—%
Cash and cash equivalents	5%	—%	—%	—%

	100%	100%	100%	100%

(1)	Invested primarily in equity, fixed income and cash instruments.

Equity security investments are structured to achieve an equal balance between growth and value stocks. The Company determines the annual rate of return on pension assets by first analyzing the composition of its asset portfolio. Historical rates of return are applied to the portfolio. This computed rate of return is reviewed by the Company’s investment advisors and actuaries. Industry comparables and other outside guidance are also considered in the annual selection of the expected rates of return on pension assets.

Investments in equity securities and debt securities are valued at fair value using a market approach and observable inputs, such as quoted market prices in active markets (Level 1). Investments in balanced funds are valued at fair value using a market approach and inputs that are primarily directly or indirectly observable (Level 2). Investments in equity securities and balanced funds in which the Company holds participation units in a fund, the net asset value of which is based on the underlying assets and liabilities of the respective fund, are considered an unobservable input (Level 3). Investments in real estate funds are primarily valued at net asset value depending on the investment.

The following table sets forth the fair value of the Company’s pension plan assets by category using the three-level hierarchy (see Note 20. “Fair Value Measurements and Financial Instruments”) as of December 31, 2015 and December 31, 2014:

2015	Level One	Level Two	Level Three	Total
Equity securities	$27,094	$29,536	$4,381	$61,011
Debt securities	39,951	89,523	—	129,474
Real Estate	—	12,959	—	12,959
Balanced funds	34,309	53,780	8,077	96,166
Cash and cash equivalents	13,717	—	—	13,717

Total	$115,071	$185,798	$12,458	$313,327

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share and share amounts)

2014	Level One	Level Two	Level Three	Total
Equity securities	$29,069	$47,702	$10,286	$87,057
Debt securities	36,391	99,869	—	136,260
Real Estate	—	11,654	—	11,654
Balanced funds	40,891	63,999	3,538	108,428
Cash and cash equivalents	123	—	—	123

Total	$106,474	$223,224	$13,824	$343,522

The following is a reconciliation for which Level 3 inputs were used in determining fair value:

Beginning balance of assets classified as Level 3 as of January 1, 2014	$17,133
Purchases, sales and settlements, net	(2,987)
Total losses	(136)
Transfers out of Level 3	(186)

Ending balance of assets classified as Level 3 as of December 31, 2014	$13,824

Purchases, sales and settlements, net	(5,222)
Total losses	(1,999)
Transfers into Level 3	5,855

Ending balance of assets classified as Level 3 as of December 31, 2015	$12,458

Expected Future Benefit Payments

The Company estimates its benefit payments for its domestic and foreign pension plans during the next ten years to be as follows:

Years Ending December 31,	U.S	Non-U.S	Total
2016	$20,270	$6,008	$26,278
2017	18,232	6,244	24,476
2018	18,906	7,939	26,845
2019	18,814	9,081	27,895
2020	19,048	9,514	28,562
2021-2025	96,317	51,658	147,975

Contributions

The Company estimates it will make funding cash contributions of approximately $6,200 to its non-U.S. pension plans in 2016. The Company expects to make no contributions to its U.S. pension plans in 2016.

9. Postretirement Benefits Other Than Pensions

The Company provides certain retiree health care and life insurance benefits covering certain U.S. salaried and hourly employees and employees in Canada. Employees are generally eligible for benefits upon retirement and completion of a specified number of years of creditable service. The Company’s policy is to fund the cost of these postretirement benefits as these benefits become payable.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share and share amounts)

The following table discloses information related to the Company’s postretirement benefit plans:

	Year Ended December 31,
	2015		2014
	U.S.	Non-U.S.	U.S.	Non-U.S.
Change in benefit obligation:
Benefit obligations at beginning of year	$37,753	$19,487	$35,785	$16,905
Service cost	434	380	422	545
Interest cost	1,411	678	1,589	752
Actuarial loss (gain)	(3,937)	(266)	2,556	3,533
Benefits paid	(1,731)	(595)	(2,624)	(668)
Other	25	—	25	—
Foreign currency exchange rate effect	—	(3,229)	—	(1,580)

Benefit obligation at end of year	$33,955	$16,455	$37,753	$19,487

Funded status of the plan	$(33,955)	$(16,455)	$(37,753)	$(19,487)

Net amount recognized at December 31	$(33,955)	$(16,455)	$(37,753)	$(19,487)

Included in accumulated other comprehensive loss at December 31, 2015 are amounts that have not yet been recognized in net periodic benefit cost, including unrecognized prior service credits of $2,438 ($2,133 net of tax) and unrecognized actuarial gains of $14,326 ($15,179 net of tax). The amount included in accumulated other comprehensive loss and expected to be recognized in net periodic benefit cost during the fiscal year ended December 31, 2016 is ($2,086).

The following table provides the components of net periodic benefit costs for the plans:

	Year Ended December 31,
	2015		2014		2013
	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Service cost	$434	$380	$422	$545	$586	$659
Interest cost	1,411	678	1,589	752	1,626	738
Amortization of prior service credit and recognized actuarial gain	(1,584)	(20)	(1,926)	(286)	(1,125)	(139)
Other	25	—	25	—	25	—

Net periodic benefit cost	$286	$1,038	$110	$1,011	$1,112	$1,258

Plan Assumptions

The following table provides weighted average assumptions used to determine benefit obligations at December 31, 2015 and 2014:

	2015		2014
	U.S.	Non-U.S.	U.S.	Non-U.S.
Discount rate	4.20%	4.00%	3.85%	3.90%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share and share amounts)

The following table provides weighted average assumptions used to determine net periodic benefit costs for the years ended December 31, 2015, 2014 and 2013:

	2015		2014		2013
	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Discount rate	3.85%	3.90%	4.60%	4.70%	3.80%	3.95%

At December 31, 2015, the weighted average assumed annual rate of increase in the cost of health care benefits (health care cost trend rate) for 2016 was 5.96% for the U.S. and 6.00% for Non-U.S., both declining over time to 5.00% in 2018. A one-percentage point change in the assumed health care cost trend rate would have had the following effects:

	Increase	Decrease
Effect on service and interest cost components	$217	$(171)
Effect on projected benefit obligations	3,067	(2,491)

Expected Future Postretirement Benefit Payments

The Company estimates its benefit payments for its postretirement benefit plans during the next ten years to be as follows:

	U.S.	Non-U.S.	Total
2016	$2,063	$537	$2,600
2017	2,144	540	2,684
2018	2,200	541	2,741
2019	2,246	583	2,829
2020	2,251	628	2,879
2021—2025	11,450	3,790	15,240

Other

Other postretirement benefits recorded in the Company’s consolidated balance sheets include $5,102 and $5,836 as of December 31, 2015 and 2014, respectively, for termination indemnity plans for two of the Company’s European locations.

10. Income Taxes

Components of the Company’s income before income taxes and adjustment for noncontrolling interests are as follows:

	Year Ended December 31,
	2015	2014	2013
Domestic	$117,388	$83,577	$72,720
Foreign	35,600	4,706	18,133

	$152,988	$88,283	$90,853

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share and share amounts)

The Company’s income tax expense consists of the following:

	Year Ended December 31,
	2015	2014	2013
Current
Federal	$26,240	$10,655	$1,980
State	1,218	1,843	400
Foreign	16,458	21,496	15,740
Deferred
Federal	6,410	17,528	18,706
State	281	40	1,559
Foreign	(9,389)	(8,752)	7,214

	$41,218	$42,810	$45,599

The following schedule reconciles the U.S. statutory federal rate to the income tax provision:

	Year Ended December 31,
	2015	2014	2013
Tax at U.S. statutory rate	$53,546	$30,899	$31,798
State and local taxes	3,441	2,203	3,196
Tax credits	(8,139)	(23,956)	(8,269)
Foreign withholding taxes	—	28	196
Effect of foreign tax rates	(6,465)	(767)	(4,536)
Nonrecurring permanent items	(11,300)	—	—
Other change in tax reserves	(368)	2,803	243
Valuation allowance	11,638	28,985	20,386
Other, net	(1,135)	2,615	2,585

Income tax provision	$41,218	$42,810	$45,599

Effective income tax rate	26.9%	48.5%	50.2%

Nonrecurring permanent items relate to the impact of the gain on the Shenya acquisition and realized exchange losses.

Payments, net of refunds, for income taxes for the years ended December 31, 2015, 2014 and 2013 were $55,547, $19,152 and $7,110, respectively.

Deferred tax assets and liabilities reflect the estimated tax effect of accumulated temporary differences between the basis of assets and liabilities for tax and financial reporting purposes, as well

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share and share amounts)

as net operating losses, tax credit and other carryforwards. Significant components of the Company’s deferred tax assets and liabilities at December 31, 2015 and 2014 were as follows:

	2015	2014
Deferred tax assets:
Pension, postretirement and other benefits	$75,690	$83,003
Capitalized expenditures	498	1,790
Net operating loss and tax credit carryforwards	127,136	130,353
All other items	33,777	44,764

Total deferred tax assets	237,101	259,910
Deferred tax liabilities:
Property, plant and equipment	(30,121)	(36,701)
Intangibles	(17,415)	(24,698)
All other items	(8,169)	(6,261)

Total deferred tax liabilities	(55,705)	(67,660)
Valuation allowances	(137,011)	(144,080)

Net deferred tax assets	$44,385	$48,170

At December 31, 2015, the Company’s foreign subsidiaries, primarily in France, Brazil, Italy and Germany, have operating loss carryforwards aggregating $254,000, with indefinite expiration periods. Other foreign subsidiaries in China, Mexico, Netherlands, Poland, Spain, India and Korea have operating losses aggregating $93,000, with expiration dates beginning in 2016. The Company has tax credit carryforwards totaling $15,700 in Poland with expiration dates beginning in 2017. The Company and its domestic subsidiaries have anticipated tax benefits of state net operating losses and credit carryforwards of $13,700 with expiration dates beginning in 2016.

The Company continues to maintain a valuation allowance related to our net deferred tax assets in several foreign jurisdictions. As of December 31, 2015, the Company had valuation allowances of $137,011 related to tax loss and credit carryforwards and other deferred tax assets in several foreign jurisdictions. The Company’s valuation allowance decreased in 2015 primarily as a result of foreign currency, as well as the release of valuation allowances against the net deferred tax asset in certain foreign jurisdictions, partially offset by current year losses with no benefit in certain foreign jurisdictions. The effective tax rate in the year ended December 31, 2015 was impacted by a tax benefit of $14,886 resulting from changes in judgment related to deferred tax asset valuation allowances. The Company’s current and future provision for income taxes is significantly impacted by the initial recognition of and changes in valuation allowances in certain countries. The Company intends to maintain these allowances until it is more likely than not that the deferred tax assets will be realized. The Company’s future provision for income taxes will include no tax benefit with respect to losses incurred and no tax expense with respect to income generated in these countries until the respective valuation allowance is eliminated.

Deferred income taxes have not been provided on approximately $337,000 of undistributed earnings of foreign subsidiaries as such amounts are considered indefinitely reinvested. It is not practical to estimate any additional income taxes and applicable withholding taxes that would be payable on remittance of such undistributed earnings.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share and share amounts)

At December 31, 2015, the Company had $7,753 ($8,580 including interest and penalties) of total unrecognized tax benefits. Of this total, $6,838 represented the amount of unrecognized tax benefits that, if recognized, would affect the effective income tax rate.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	Year Ended December 31,
	2015	2014	2013
Balance at beginning of period	$8,738	$7,012	$4,900
Tax positions related to the current period
Gross additions	818	1,210	908
Gross reductions	—	—	—
Tax positions related to prior years
Gross additions	1,639	1,902	1,896
Gross reductions	(405)	(1,106)	(692)
Settlements	(1,405)	(280)	—
Lapses on statutes of limitations	(1,632)	—	—

Balance at end of period	$7,753	$8,738	$7,012

The Company, or one of its subsidiaries, files income tax returns in the United States and other foreign jurisdictions. The Internal Revenue Service completed an examination of the Company’s U.S. income tax returns through 2011. The statute of limitations for U.S. state and local jurisdictions is closed for taxable years ending prior to 2010. The Company’s major foreign jurisdictions are Brazil, Canada, China, France, Germany, Italy, Mexico, and Poland. The Company is no longer subject to income tax examinations in major foreign jurisdictions for years prior to 2010.

During the next twelve months, it is reasonably possible that, as a result of audit settlements and the conclusion of current examinations, the Company may decrease the amount of its gross unrecognized tax benefits by approximately $915, of which an immaterial amount, if recognized, could impact the effective tax rate.

The Company classifies all tax related interest and penalties as income tax expense. The Company has recorded in liabilities $827 and $1,138 as of December 31, 2015 and 2014, respectively, for tax related interest and penalties on its consolidated balance sheet.

11. Lease Commitments

The Company leases certain manufacturing facilities and equipment under long-term leases expiring at various dates. Rental expense for operating leases was $33,564, $31,693 and $26,853 for the years ended December 31, 2015, 2014 and 2013, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share and share amounts)

Future minimum payments for all non-cancelable operating leases are as follows:

Year	Minimum Future Operating Lease Commitments
2016	$24,465
2017	16,672
2018	11,317
2019	9,761
2020	8,721
Thereafter	14,547

12. Accumulated Other Comprehensive Income (Loss)

The changes in accumulated other comprehensive income (loss) by component, net of related tax, are as follows:

	Cumulative currency translation adjustment		Benefit plan liabilities	Unrealized gain on investment securities		Fair value change of derivatives		Total
Balance at December 31, 2013	$5,712		$(33,406)	$—		$—		$(27,694)
Other comprehensive income (loss) before reclassifications	(56,083	)(1)	(53,587)	1,146		(1,857)		(110,381)
Amounts reclassified from accumulated other comprehensive income (loss)	—		132 (2)	(1,146	)(3)	(154	)(4)	(1,168)

Balance at December 31, 2014	$(50,371)		$(86,861)	$—		$(2,011)		$(139,243)
Other comprehensive income (loss) before reclassifications	(78,381	)(1)	1,152	—		(1,675)		(78,904)
Amounts reclassified from accumulated other comprehensive income (loss)	(1,909	)(5)	1,585 (6)	—		1,406	(7)	1,082

Balance at December 31, 2015	$(130,661)		$(84,124)	$—		$(2,280)		$(217,065)

(1)	Includes $18,764 and $16,024 for the years ended December 31, 2015 and 2014, respectively, of other comprehensive loss related to intra-entity foreign currency transactions that are of a long-term investment nature.
(2)	Includes prior service credits of $364, offset by actuarial losses of $61, net of tax of $435. See Note 8. and Note 9.
(3)	Amount includes the gain on the sale of investment in affiliate of $1,882, which was recorded in other income (expense), net, less income tax expense of $736.
(4)	Includes gains related to foreign exchange contracts of $182 included in cost of products sold, net of tax of $28.
(5)	Includes $300 reclassed to paid-in capital related to the purchase of noncontrolling interests.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share and share amounts)

(6)	Includes actuarial losses of $2,511, offset by prior service credits of $339, net of tax of $587. See Note 8. and Note 9.
(7)	Includes losses related to the interest rate swap of $803 included in interest expense, net of interest income, and losses related to foreign exchange contracts of $1,383 included in cost of products sold, net of tax of $780.

13. Contingent Liabilities

Legal and Other Claims

The Company is periodically involved in claims, litigation, and various legal matters that arise in the ordinary course of business. Each of these matters is subject to various uncertainties, and some of these matters may be resolved unfavorably with respect to the Company. If appropriate, the Company establishes a reserve estimate for each matter and updates such estimate as additional information becomes available. Based on the information currently known to the Company, management does not believe that the ultimate resolution of any of these matters will have a material adverse effect on the Company’s financial condition, results of operations, or cash flows.

Environmental

The Company is subject to a broad range of federal, state and local environmental and occupational safety and health laws and regulations in the United States and other countries, including those governing: emissions to air, discharges to water, noise and odor emissions; the generation, handling, storage, transportation, treatment, reclamation and disposal of chemicals and waste materials; the cleanup of contaminated properties; and human health and safety. The Company may incur substantial costs associated with hazardous substance contamination or exposure, including cleanup costs, fines, and civil or criminal sanctions, third party property or natural resource damage, personal injury claims or costs to upgrade or replace existing equipment as a result of violations of or liabilities under environmental laws or the failure to maintain or comply with environmental permits required at their locations. In addition, many of the Company’s current and former facilities are located on properties with long histories of industrial or commercial operations, and some of these properties have been subject to certain environmental investigations and remediation activities. The Company maintains environmental reserves for certain of these sites. As of December 31, 2015, the Company has $6,384 reserved in accrued liabilities and other liabilities on the consolidated balance sheet on an undiscounted basis, which it believes are adequate. Because some environmental laws (such as the Comprehensive Environmental Response, Compensation and Liability Act and analogous state laws) can impose liability retroactively and regardless of fault on potentially responsible parties for the entire cost of cleanup at currently or formerly owned or operated facilities, as well as sites at which such parties disposed or arranged for disposal of hazardous waste, the Company could become liable for investigating or remediating contamination at their current or former properties or other properties (including offsite waste disposal locations). The Company may not always be in complete compliance with all applicable requirements of environmental laws or regulation, and the Company may receive notices of violation or become subject to enforcement actions or incur material costs or liabilities in connection with such requirements. In addition, new environmental requirements or changes to interpretations of existing requirements, or in their enforcement, could have a material adverse effect on the Company’s business, results of operations, and financial condition. The Company has made and will continue to make expenditures to comply with environmental requirements. While the Company’s costs to defend and settle known claims arising under environmental laws have not been material in the past and are not currently estimated to be material, such costs may be material in the future.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share and share amounts)

Employment Contracts

The Company has employment arrangements with certain key executives that provide for continuity of management. These arrangements include payments of multiples of annual salary, certain incentives, and continuation of benefits upon the occurrence of specified events in a manner that is believed to be consistent with comparable companies.

14. Other Income (Expense), net

The components of other income (expense), net consist of:

	Year Ended December 31,
	2015	2014	2013
Gain on remeasurement of previously held equity interest	$14,199	$—	$—
Loss on extinguishment of debt	—	(30,488)	—
Foreign currency losses	(3,379)	(7,055)	(9,415)
Loss on sale of receivables	(1,017)	(1,866)	(1,702)
Gain on sale of investment in affiliate	—	1,882	—
Miscellaneous income (expense)	(44)	869	3,680

Other income (expense), net	$9,759	$(36,658)	$(7,437)

15. Related Party Transactions

Sales to NISCO, a 40%-owned joint venture accounted for as an investment under the equity method, totaled $35,843, $33,195 and $47,175 for the years ended December 31, 2015, 2014 and 2013, respectively. In March 2015, the Company received from NISCO a dividend of $680, all of which was related to earnings. In March 2014, the Company received from NISCO a dividend of $1,760, consisting of $809 related to earnings and a $951 return of capital. In March 2013, the Company received from NISCO a dividend of $4,000, consisting of $1,880 relating to earnings and a $2,120 return of capital.

Sales to Shenya Sealing (Guangzhou) Company Limited (“Guangzhou”), a 51%-owned joint venture accounted for as an investment under the equity method, totaled $4,261 for the year ended December 31, 2015. There were no sales to Guangzhou for the year ended December 31, 2014.

16. Net Income Per Share Attributable to Cooper-Standard Holdings Inc.

For the years ended December 31, 2015 and 2014, basic net income per share attributable to Cooper-Standard Holdings Inc. was computed by dividing net income attributable to Cooper-Standard Holdings Inc. by the weighted average number of ordinary shares outstanding during the period. Diluted net income per share attributable to Cooper-Standard Holdings Inc. was computed using the treasury stock method by dividing diluted net income available to Cooper-Standard Holdings Inc. by the weighted average number of shares of common stock outstanding, including the dilutive effect of common stock equivalents, using the average share price during the period.

For the year ended December 31, 2013, basic net income per share attributable to Cooper-Standard Holdings Inc. was computed using the two-class method by dividing net income attributable

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share and share amounts)

to Cooper-Standard Holdings Inc., after deducting dividends on the Company’s 7% cumulative participating convertible preferred stock (“7% preferred stock”), premium paid for redemption of 7% preferred stock and undistributed earnings allocated to participating securities, by the weighted average number of shares of common stock outstanding during the period excluding unvested restricted shares. The Company’s shares of 7% preferred stock outstanding were considered participating securities. Diluted net income per share attributable to Cooper-Standard Holdings Inc. computed using the two-class method was antidilutive.

A summary of information used to compute basic and diluted net income per share attributable to Cooper-Standard Holdings Inc. is shown below:

	Year Ended December 31,
	2015	2014	2013
Net income attributable to Cooper-Standard Holdings Inc.	$111,880	$42,779	$47,941
Less: 7% Preferred stock dividends (paid or unpaid)	—	—	(5,163)
Less: Undistributed earnings allocated to participating securities	—	—	(7,724)

Basic net income available to Cooper-Standard Holdings Inc. common stockholders	$111,880	$42,779	$35,054
Increase in fair value of share-based awards	48	—	205

Diluted net income available to Cooper-Standard Holdings Inc. common stockholders	$111,928	$42,779	$35,259

Basic weighted average shares of common stock outstanding	17,212,607	16,695,356	14,679,369
Dilutive effect of:
Warrants	750,300	950,263	832,353
Restricted common stock	205,084	154,707	199,083
Options	247,003	95,763	10,385
Restricted 7% preferred stock	—	—	16,374

Diluted weighted average shares of common stock outstanding	18,414,994	17,896,089	15,737,564

Basic net income per share attributable to Cooper-Standard Holdings Inc.	$6.50	$2.56	$2.39

Diluted net income per share attributable to Cooper-Standard Holdings Inc.	$6.08	$2.39	$2.24

The effect of certain common stock equivalents, including the 7% preferred stock and options, were excluded from the computation of weighted average diluted shares outstanding for years ended

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share and share amounts)

December 31, 2015, 2014 and 2013, as inclusion would have resulted in antidilution. A summary of these 7% preferred shares (as if converted) and options are shown below:

	Year Ended December 31,
	2015	2014	2013
Number of options	—	461,454	537,543
Exercise price	—	$25.52-70.20	$25.52-52.50
Restricted common stock	—	14,306	—
7% Preferred stock, as if converted	—	—	3,234,449
7% Preferred stock dividends, undistributed earnings and premium allocated to participating securities that would be added back in the diluted calculation	$—	$—	$12,887

17. Equity and 7% Preferred Stock

Common Stock

The Company is authorized to issue up to 190,000,000 shares of common stock, par value $0.001 per share. As of December 31, 2015, an aggregate of 19,105,251 shares of its common stock were issued, and 17,458,945 were outstanding.

Holders of shares of common stock are entitled to one vote for each share on each matter on which holders of common stock are entitled to vote. Holders of common stock are entitled to ratably receive dividends and other distributions when, as and if declared by the Company’s board of directors out of assets or funds legally available therefore. The Term Loan Facility and the Senior ABL Facility each contain covenants that restrict the Company’s ability to pay dividends or make distributions on the common stock, subject to certain exceptions.

In the event of the liquidation, dissolution or winding up of the Company, holders of common stock are entitled to share ratably in the Company assets, if any, remaining after the payment of all the Company’s debts and liabilities.

Warrants

As of December 31, 2015, there were 1,137,780 warrants outstanding, exercisable into 1,141,193 shares of common stock. The warrants are exercisable into shares of common stock at an exercise price of $27.25 per share or on a cashless (net share settlement) basis and are subject to certain customary anti-dilution protections. The warrants may be exercised at any time prior to the close of business on November 27, 2017. The warrants are not redeemable. Warrant holders do not have any rights or privileges of holders of common stock until they exercise their warrants and receive shares of common stock.

7% Preferred Stock

On October 18, 2013, the Company gave notice to the holders of its 7% preferred stock that the Company had elected to cause the mandatory conversion of all 810,382 shares of issued and outstanding shares of 7% preferred stock on November 15, 2013. The 7% preferred stock was converted at the rate of 4.34164 shares of the Company’s common stock for each share of 7% preferred stock or into an aggregate of 3,518,366 shares of common stock. On the conversion date,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share and share amounts)

the shares of common stock were issued, the shares of 7% preferred stock were canceled, and all rights of holders of 7% preferred stock were terminated. Shares of 7% preferred stock that were converted and canceled were restored to the status of authorized but unissued preferred stock of the Company.

The following table summarizes the Company’s 7% preferred stock activity for the year ended December 31, 2013:

	Preferred Shares	Preferred Stock
Balance at December 31, 2012	958,333	$121,649
Stock-based compensation	—	824
Converted preferred stock shares	(952,972)	(121,912)
Repurchased preferred stock shares	(4,363)	(561)
Forfeited shares	(998)	—

Balance at December 31, 2013	—	$—

There was no activity in the Company’s 7% preferred stock during 2014 or 2015.

18. Stock-Based Compensation

The Company measures stock-based compensation expense at fair value and recognizes such expense on a straight-line basis over the vesting period of the stock-based employee awards.

In 2010, the Company adopted the 2010 Cooper-Standard Holdings Inc. Management Incentive Plan (the “Management Incentive Plan”). In 2011, the Company’s Board of Directors approved adoption of the 2011 Cooper-Standard Holdings Inc. Omnibus Incentive Plan (the “Omnibus Plan”). Under the Omnibus Plan, 3,450,000 shares of common stock are authorized for awards granted under the plan. The Omnibus Plan replaced the Management Incentive Plan and provides for the grant of stock options, stock appreciation rights, shares of common stock, restricted stock, restricted stock units, restricted preferred stock, incentive awards and certain other types of awards to key employees and directors of the Company and its affiliates.

In accordance with the Management Incentive Plan and the Omnibus Plan, stock based compensation awards that settle in shares of Company stock may be delivered on a gross settlement basis or a net settlement basis, as determined by the recipient.

The compensation expense related to stock options, restricted stock and performance units granted to key employees and directors of the Company, which is quantified below, does not represent payments actually made to these employees. Rather, the amounts represent the non-cash compensation expense recognized by the Company in connection with these awards for financial reporting purposes. The actual value of these awards to the recipients will depend on the trading price of the Company’s stock when the awards vest.

Stock Options.    Stock option awards are granted at the fair market value of the Company’s stock price at the date of the grant and have a 7 or 10 year term. The stock option grants vest over three, four or five years from the date of grant.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share and share amounts)

A summary of stock option transactions and related information for the year ended December 31, 2015 is presented below:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding at January 1, 2015	1,021,744	$42.61
Granted	202,100	$56.35
Exercised	(53,167)	$34.20
Forfeited	(78,372)	$50.28
Expired	(2,767)	$66.23

Outstanding at December 31, 2015	1,089,538	$44.95	6.3	$35,565

Exercisable at December 31, 2015	577,227	$39.15	4.8	$22,187

The weighted-average grant date fair value of stock options granted during the years ended December 31, 2015, 2014 and 2013 was $17.28, $20.91 and $13.95, respectively. The total intrinsic value of stock options exercised during the years ended December 31, 2015, 2014 and 2013 was $2,307, $3,448 and $2,588, respectively.

The aggregate intrinsic value in the table above represents the total excess of the $77.59 closing price of Cooper-Standard Holdings Inc. common stock on the last trading day of 2015 over the exercise price of the stock option, multiplied by the related number of options exercised, outstanding and exercisable. The aggregate intrinsic value is not recognized for financial accounting purposes and the value changes based on the daily changes in fair market value of the Company’s common stock.

Total compensation expense recognized for stock options amounted to $3,024, $4,354 and $3,815 for the years ended December 31, 2015, 2014 and 2013, respectively. As of December 31, 2015, unrecognized compensation expense for stock options amounted to $4,765. Such cost is expected to be recognized over a weighted average period of approximately 1.5 years.

The fair value of the options was estimated at the date of the grant using the Black-Scholes option pricing model. Expected volatility was based on the historical volatility of the Company’s common stock. The expected option life was calculated using the simplified method. The risk-free rate is based on the U.S. Treasury zero-coupon issues with a term equal to the expected option life on the date the stock options were granted. The fair value of each option was estimated using the following assumptions:

	2015	2014	2013
Expected volatility	27.95% - 28.00%	27.96% - 28.32%	28.43% - 29.03%
Dividend yield	0.00%	0.00%	0.00%
Expected option life - years	6.0	6.0	6.0
Risk-free rate	1.5% - 1.7%	1.9% - 2.0%	0.9% - 1.8%

Restricted Common Stock and Restricted Common Units.    The fair value of the restricted common stock and restricted common units is determined based on the closing price of the common stock on the date of grant. The restricted common stock and restricted common units vest over three or four years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share and share amounts)

A summary of restricted common stock and restricted common units transactions and related information for the year ended December 31, 2015 is presented below:

	Restricted Common Stock and Restricted Common Units	Weighted Average Grant Date Fair Value
Non-vested at January 1, 2015	351,888	$50.24
Granted	178,589	$56.85
Vested	(95,373)	$42.63
Forfeited	(56,358)	$55.91

Non-vested at December 31, 2015	378,746	$53.56

The weighted-average grant date fair value of restricted common stock and restricted common units granted during the years ended December 31, 2015, 2014 and 2013 was $56.85, $66.34 and $43.46, respectively. The total fair value of restricted common stock and restricted common units vested during the years ended December 31, 2015, 2014 and 2013 was $4,146, $4,740 and $7,343, respectively.

Total compensation expense recognized for restricted common stock and restricted common units amounted to $6,032, $7,311 and $6,967 for the years ended December 31, 2015, 2014 and 2013, respectively. As of December 31, 2015, unrecognized compensation expense for restricted common stock and restricted common units amounted to $9,320. Such cost is expected to be recognized over a weighted-average period of approximately 1.9 years.

Performance Units.    The fair value of the performance units is determined based on the closing price of the common stock on the date of grant. The actual number of performance units that will vest depends on the Company’s achievement of target performance goals related to the Company’s return on invested capital (“ROIC”) over a three-year period, which may range from 0% to 200% of the target award amount.

A summary of performance units transactions and related information for the year ended December 31, 2015 is presented below:

	Performance Units	Weighted Average Grant Date Fair Value
Non-vested at January 1, 2015	89,800	$66.33
Granted	111,200	$56.74
Vested	—	$—
Forfeited	(28,600)	$61.35

Non-vested at December 31, 2015	172,400	$60.97

The weighted-average grant date fair value of performance units granted during the years ended December 31, 2015 and 2014 was $56.74 and $66.33, respectively. There were no performance units granted during the year ended December 31, 2013. No performance units vested during the years ended December 31, 2015, 2014 and 2013.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share and share amounts)

Total compensation expense recognized for performance units was $4,899 and $922 for the years ended December 31, 2015 and 2014, respectively. There was no compensation expense recognized for performance units for the year ended December 31, 2013. As of December 31, 2015, unrecognized compensation expense for the performance units was $10,499. Such cost is expected to be recognized over a weighted-average period of approximately 1.9 years.

Restricted Preferred Stock.    Restricted preferred stock vest over three or four years from the date of grant. The fair value of the restricted preferred stock is determined based on the fair market value of the 7% preferred stock on the date of grant. In the fourth quarter of 2013, all non-vested restricted shares of preferred stock were converted to non-vested restricted shares of common stock.

There were no restricted shares of preferred stock granted during the years ended December 31, 2015, 2014 and 2013. No shares of restricted preferred stock vested during 2015 or 2014. The total fair value of restricted preferred stock vested during the year ended December 31, 2013 was $1,462.

There was no recognized compensation expense for restricted preferred stock for the years ended December 31, 2015 and 2014. Total compensation expense recognized for restricted preferred stock was $794 for the year ended December 31, 2013. As of December 31, 2015, there was no unrecognized compensation expense for restricted preferred stock.

19. Business Segments

The Company has determined that it operates in four reportable segments: North America, Europe, Asia Pacific and South America. The Company’s principal products within each of these segments are sealing, fuel and brake delivery, fluid transfer, and anti-vibration systems. The Company evaluates segment performance based on segment profit before tax. The results of each segment include certain allocations for general, administrative, interest, and other shared costs. The accounting policies of the Company’s segments are consistent with those described in Note 2. “Significant Accounting Policies.”

The following table details information on the Company’s segments:

	Year Ended December 31,
	2015	2014	2013
Sales to external customers
North America	$1,778,621	$1,698,826	$1,617,981
Europe	1,033,635	1,138,428	1,076,122
Asia Pacific	435,127	249,172	219,899
South America	95,421	157,561	176,540

Consolidated	$3,342,804	$3,243,987	$3,090,542

Intersegment sales
North America	$14,058	$14,135	$11,674
Europe	11,693	9,111	8,916
Asia Pacific	6,166	6,380	9,457
South America	49	—	—
Eliminations and other	(31,966)	(29,626)	(30,047)

Consolidated	$—	$—	$—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share and share amounts)

	Year Ended December 31,
	2015	2014	2013

Segment profit (loss)
North America	$215,487	$136,682	$134,727
Europe	(22,435)	(28,062)	(40,046)
Asia Pacific	4,063	3,524	8,104
South America	(44,127)	(23,861)	(11,932)

Income before income taxes	$152,988	$88,283	$90,853

Net interest expense included in segment profit (loss)
North America	$12,262	$15,219	$21,239
Europe	13,648	16,619	20,089
Asia Pacific	10,227	8,068	7,891
South America	2,194	5,698	5,702

Consolidated	$38,331	$45,604	$54,921

Depreciation and amortization expense
North America	$54,160	$54,056	$56,302
Europe	36,845	40,812	39,447
Asia Pacific	18,856	10,067	7,899
South America	4,566	7,645	7,380

Consolidated	$114,427	$112,580	$111,028

Capital expenditures
North America	$64,933	$68,077	$71,616
Europe	46,766	76,989	72,900
Asia Pacific	43,276	21,261	20,309
South America	2,783	11,787	13,084
Eliminations and other	8,509	13,975	5,427

Consolidated	$166,267	$192,089	$183,336

		December 31,
		2015	2014
Segment assets
North America		$864,647	$885,242
Europe		631,309	591,743
Asia Pacific		508,704	300,302
South America		39,117	105,547
Eliminations and other		260,515	242,796

Consolidated		$2,304,292	$2,125,630

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share and share amounts)

Product Line Information

Product line information for revenues is as follows:

	Year Ended December 31,
	2015	2014	2013
Revenues
Sealing systems	$1,783,068	$1,692,686	$1,560,701
Fuel and brake delivery systems	675,493	660,242	700,349
Fluid transfer systems	458,699	441,532	386,152
Anti-vibration systems	278,891	273,057	282,819
Other	146,653	176,470	160,521

Consolidated	$3,342,804	$3,243,987	$3,090,542

Geographic Information

Geographic information for revenues, based on country of origin, and property, plant and equipment, net, is as follows:

	Year Ended December 31,
	2015	2014	2013
Revenues
United States	$901,089	$872,112	$841,781
Mexico	585,558	508,555	484,216
China	355,141	146,258	101,654
Canada	291,974	318,159	291,984
France	285,384	312,706	320,626
Poland	246,997	270,497	228,581
Germany	226,566	254,977	243,388
Other	450,095	560,723	578,312

Consolidated	$3,342,804	$3,243,987	$3,090,542

		December 31,
		2015	2014
Property, plant and equipment, net
United States		$151,857	$158,451
Mexico		93,166	70,885
China		139,211	54,967
Canada		43,000	48,871
France		62,053	59,596
Poland		68,833	79,362
Germany		88,627	98,511
Other		118,622	145,370

Consolidated		$765,369	$716,013

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share and share amounts)

Customer Concentration

Sales to customers of the Company which contributed 10% or more of its total consolidated sales and the related percentage of consolidated Company sales for 2015, 2014 and 2013 are as follows:

	2015 Percentage of Net Sales	2014 Percentage of Net Sales	2013 Percentage of Net Sales
Customer
Ford	26%	24%	25%
General Motors	16%	16%	12%
Fiat Chrysler Automobiles	12%	13%	12%

20. Fair Value Measurements and Financial Instruments

Fair Value Measurements

Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based upon assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, a three-tier fair value hierarchy is utilized, which prioritizes the inputs used in measuring fair value as follows:

Level 1:	Observable inputs such as quoted prices in active markets;

Level 2:	Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and

Level 3:	Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Items Measured at Fair Value on a Recurring Basis

Estimates of the fair value of foreign currency and interest rate derivative instruments are determined using exchange traded prices and rates. The Company also considers the risk of non-performance in the estimation of fair value, and includes an adjustment for non-performance risk in the measure of fair value of derivative instruments. In certain instances where market data is not available, the Company uses management judgment to develop assumptions that are used to determine fair value. Fair value measurements and the fair value hierarchy level for the Company’s liabilities measured or disclosed at fair value on a recurring basis as of December 31, 2015 and 2014, are shown below:

	December 31, 2015	December 31, 2014	Input
Forward foreign exchange contracts—other current assets	$900	$370	Level 2
Forward foreign exchange contracts—accrued liabilities	(79)	(1,999)	Level 2
Interest rate swaps—other current assets	32	—	Level 2
Interest rate swaps—other assets	38	19	Level 2
Interest rate swaps—accrued liabilities	(2,991)	(751)	Level 2
Interest rate swaps—other liabilities	(1,739)	(903)	Level 2

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share and share amounts)

Items Measured at Fair Value on a Nonrecurring Basis

In addition to items that are measured at fair value on a recurring basis, the Company measures certain assets and liabilities at fair value on a nonrecurring basis, which are not included in the table above. As these nonrecurring fair value measurements are generally determined using unobservable inputs, these fair value measurements are classified within Level 3 of the fair value hierarchy. For further information on assets and liabilities measured at fair value on a nonrecurring basis see Note 2. “Significant Accounting Policies,” Note 3. “Acquisitions and Divestitures,” Note 4. “Restructuring,” Note 5. “Property, Plant and Equipment,” and Note 6. “Goodwill and Intangibles.”

Items Not Carried At Fair Value

Fair values of the Term Loan Facility approximated $714,332 and $716,451 at December 31, 2015 and 2014, respectively, based on quoted market prices, compared to the recorded value of $729,841 and $735,765. This fair value measurement was classified within Level 1 of the fair value hierarchy.

Derivative Instruments and Hedging Activities

The Company uses derivative financial instruments, including forwards and swap contracts, to manage its exposures to fluctuations in foreign exchange and interest rates. For a fair value hedge, both the effective and ineffective, if significant, portions are recorded in earnings and reflected in the consolidated statements of net income. For a cash flow hedge, the effective portion of the change in the fair value of the derivative is recorded in accumulated other comprehensive loss in the consolidated balance sheet. The ineffective portion, if significant, is recorded in other income or expense. When the underlying hedged transaction is realized or the hedged transaction is no longer probable, the gain or loss included in accumulated other comprehensive loss is recorded in earnings and reflected in the consolidated statements of net income on the same line as the gain or loss on the hedged item attributable to the hedged risk.

The Company formally documents its hedge relationships, including the identification of the hedging instruments and the hedged items, as well as its risk management objectives and strategies for undertaking the cash flow hedges. The Company also formally assesses whether a cash flow hedge is highly effective in offsetting changes in the cash flows of the hedged item. Derivatives are recorded at fair value in other current assets, accrued liabilities and other long-term liabilities. The Company is exposed to credit risk in the event of nonperformance by its counterparties on its derivative financial instruments. The Company mitigates this credit risk exposure by entering into agreements directly with major financial institutions with high credit standards that are expected to fully satisfy their obligations under the contracts.

Cash Flow Hedges

Forward Foreign Exchange Contracts—The Company enters into forward contracts to hedge currency risk of the U.S. Dollar against the Canadian Dollar and Brazilian Real and the Euro against the Czech Koruna, the Polish Zloty, the Romanian Leu, and the U.S. Dollar. The forward contracts are used to mitigate the potential volatility to earnings and cash flow arising from changes in currency exchange rates that impact the Company’s foreign currency transactions. As of December 31, 2015, the notional amount of these contracts was $29,337. The amount reclassified from accumulated other comprehensive loss into cost of products sold was $1,383 for the year ended December 31, 2015. These foreign currency derivative contracts consist of hedges of transactions up to September 2016.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share and share amounts)

Interest Rate Swaps—In August 2014, the Company entered into interest rate swap transactions to manage cash flow variability associated with its variable rate Term Loan Facility. The interest rate swap contracts, which fix the interest payments of variable rate debt instruments, are used to manage exposure to fluctuations in interest rates. As of December 31, 2015, the notional amount of these contracts was $300,000 with maturities through September 2018. The fair market value of all outstanding interest rate swap and other derivative contracts is subject to changes in value due to changes in interest rates. The amount reclassified from accumulated other comprehensive loss into interest expense, net of interest income was $803 for the year ended December 31, 2015. The amount to be reclassified in the next twelve months is expected to be approximately $2,959.

The location and fair value of the Company’s derivative instruments qualifying as cash flow hedges as of December 31, 2015 and 2014 are as follows:

	December 31, 2015	December 31, 2014
Other current assets:
Forward foreign exchange contracts	$900	$370
Interest rate swaps	32	—
Other assets:
Interest rate swaps	38	19

Total assets	$970	$389

Accrued liabilities:
Forward foreign exchange contracts	$(79)	$(1,999)
Interest rate swaps	(2,991)	(751)
Other liabilities:
Interest rate swaps	(1,739)	(903)

Total liabilities	$(4,809)	$(3,653)

21. Accounts Receivable Factoring

As a part of its working capital management, the Company sells certain receivables through third party financial institutions with and without recourse. The amount sold varies each month based on the amount of underlying receivables and cash flow needs of the Company. The Company continues to service the receivables. These are permitted transactions under the Company’s credit agreement governing the Senior ABL Facility and the Term Loan Facility.

At December 31, 2015 and 2014, the Company had $63,473 and $95,951, respectively, outstanding under receivable transfer agreements without recourse entered into by various locations. The total amount of accounts receivable factored were $264,764 and $509,308 for the years ended December 31, 2015 and 2014. Costs incurred on the sale of receivables were $2,144, $3,322 and $2,876 for the years ended December 31, 2015, 2014 and 2013, respectively. These amounts are recorded in other income (expense), net and interest expense, net of interest income in the consolidated statements of net income.

At December 31, 2015 and 2014, the Company had $3,433 and $8,292, respectively, outstanding under receivable transfer agreements with recourse. The secured borrowings are recorded in debt payable within one year, and receivables are pledged equal to the balance of the borrowings. The total amount of accounts receivable factored was $42,126 and $58,837 for the years ended December 31,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share and share amounts)

2015 and 2014, respectively. Costs incurred on the sale of receivables were $179, $417 and $432 for the years ended December 31, 2015, 2014 and 2013, respectively. These amounts are recorded in other income (expense), net and interest expense, net of interest income in the consolidated statements of net income.

22. Investments in Affiliates

The Company’s beneficial ownership in affiliates accounted for under the equity method is as follows:

Name	December 31, 2015	December 31, 2014
Shenya Sealing (Guangzhou) Company Limited	51%	—%
Sujan Cooper Standard AVS Private Limited	50%	50%
Nishikawa Cooper LLC	40%	40%
Polyrub Cooper Standard FTS Private Limited	35%	—%
Nishikawa Tachaplalert Cooper Ltd.	20%	20%
Huayu-Cooper Standard Sealing Systems Co. Ltd.	—%	47.5%

The Company’s aggregate investment in unconsolidated affiliates was $52,201 and $66,843 as of December 31, 2015 and 2014, respectively. The Company received dividends from unconsolidated affiliates of $1,917, $2,996 and $7,468 for the years ended December 31, 2015, 2014 and 2013, respectively.

In the second quarter of 2014, the Company sold the remaining 17% of the common stock in Guyoung Technology Co. Ltd. for $3,216 and recorded a gain on investment of $1,882. The gain is recorded in other income (expense), net on the Company’s consolidated statements of net income.

23. Selected Quarterly Information (Unaudited)

2015	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Sales	$800,050	$860,821	$827,531	$854,402
Gross profit	130,872	153,958	148,448	153,835
Net income	21,128	36,534	32,518	21,590
Net income attributable to Cooper-Standard Holdings Inc.	20,987	36,496	32,732	21,665
Net income available to Cooper-Standard Holdings Inc. common stockholders	20,987	36,496	32,732	21,665
Basic net income per share attributable to Cooper-Standard Holdings Inc.	$1.23	$2.14	$1.89	$1.24
Diluted net income per share attributable to Cooper-Standard Holdings Inc.	$1.15	$1.98	$1.78	$1.16

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share and share amounts)

2014	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Sales	$837,606	$857,553	$780,954	$767,874
Gross profit	134,259	146,109	111,253	117,808
Net income (loss)	21,357	14,252	22,230	(12,366)
Net income (loss) attributable to Cooper-Standard Holdings Inc.	19,735	13,194	22,666	(12,816)
Net income (loss) available to Cooper-Standard Holdings Inc. common stockholders	19,735	13,194	22,666	(12,816)
Basic net income (loss) per share attributable to Cooper-Standard Holdings Inc.	$1.18	$0.78	$1.33	$(0.79)
Diluted net income (loss) per share attributable to Cooper-Standard Holdings Inc.	$1.10	$0.72	$1.23	$(0.79)

SCHEDULE II

Valuation and Qualifying Accounts

(dollars in millions)

Description	Balance at beginning of period	Charged to Expenses	Charged (credited) to other accounts(1)	Deductions	Balance at end of period
Allowance for doubtful accounts deducted from accounts receivable
Year ended December 31, 2015	$4.3	0.5	(0.3)	(0.4)	$4.1
Year ended December 31, 2014	$6.3	1.3	(0.7)	(2.6)	$4.3
Year ended December 31, 2013	$3.7	3.9	(0.3)	(1.0)	$6.3

(1)	Primarily foreign currency translation.

Description	Balance at beginning of period	Additions			Balance at end of period
		Charged to Income	Charged to Equity(2)	Deductions
Tax valuation allowance
Year ended December 31, 2015	$144.1	11.6	(18.7)	—	$137.0
Year ended December 31, 2014	$122.8	29.0	(7.7)	—	$144.1
Year ended December 31, 2013	$97.3	20.4	5.1	—	$122.8

(2)	Includes foreign currency translation.

Prospectus

$250,000,000 Common Stock

Offered by Cooper-Standard Holdings Inc.

15,528,849 Shares of Common Stock

760,525 Shares of 7% Cumulative Participating Convertible Preferred Stock

Warrants to Purchase 1,739,707 Shares of Common Stock

Offered by the Selling Security Holders

We may offer, from time to time, in amounts, at prices and on terms that we will determine at the time of offering, shares of common stock, par value $0.001 per share, with an aggregate public offering price of up to $250 million. We currently intend to use the net proceeds from sales of common stock by us for general corporate purposes. We will provide specific terms of any offering by us in a prospectus supplement to this prospectus. For information on the general terms of our common stock, see “Description of Capital Stock.” You should read this prospectus and the applicable supplements carefully before you invest.

In addition, from time to time, this prospectus may also be used by the selling security holders identified in this prospectus to sell up to:

•	10,525,890 shares of our common stock (the “common stock”), par value $0.001 per share;

•	760,525 shares of our 7% cumulative participating convertible preferred stock (the “7% preferred stock”), par value $0.001 per share;

•	3,263,252 shares of our common stock issuable to holders of our 7% preferred stock upon conversion of their 7% preferred stock;

•	warrants to purchase 1,739,707 shares of our common stock (the “warrants”); and

•	1,739,707 shares of our common stock issuable to holders of our warrants upon exercise of their warrants.

We will not receive any proceeds from the sales of any of these securities by the selling security holders other than any proceeds from the exercise of warrants to purchase shares of our common stock, which will be used for general corporate purposes. It is anticipated that the selling security holders will sell these securities from time to time in one or more transactions, in negotiated transactions or otherwise, at prevailing market prices or at prices otherwise negotiated. See “Plan of Distribution.”

Our common stock and warrants are currently traded on the Over-the-Counter Bulletin Board, commonly known as the OTC Bulletin Board, under the symbols “COSH” and “COSHW,” respectively. On August 23, 2011, the last sale price of our common stock was $43.50 per share and the last sale price of our warrants was $23.00 per warrant. There is currently no established market for our preferred stock.

Investing in our securities involves significant risks. You should carefully consider the matters discussed under and incorporated by reference into the section entitled “Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 26, 2011

i

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission (the “SEC”). By using a shelf registration statement, we may sell our common stock and the selling security holders may sell our common stock, 7% preferred stock and/or warrants. We will not receive any proceeds from the sales of any of the securities sold by the selling security holders other than any proceeds from the exercise of warrants to purchase shares of our common stock. This prospectus provides you with a general description of the securities that we and the selling security holders may offer hereunder. The securities may be sold by us or the selling security holders directly to purchasers, through agents, to or through underwriters, through dealers or through a combination of such methods of sale. Specific information about the terms of an offering by us will, or by any selling security holder may, be included in a prospectus supplement relating to each offering of securities. The prospectus supplement may also add, update, or change information included in this prospectus, including, but not limited to, adding additional selling security holders. You should read both this prospectus and any accompanying prospectus supplement, together with additional information described below under the caption “Where You Can Find More Information” and “Incorporation of Certain Information By Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement or amendment. We and the selling security holders have not authorized any person to provide you with different information. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, these securities in any state or jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any prospectus supplement, and the documents incorporated by reference in either this prospectus or any prospectus supplement is accurate only as of their respective dates.

Before you invest in our securities, you should read carefully the registration statement (including the exhibits thereto) of which this prospectus and any accompanying prospectus supplement form a part, this prospectus, any accompanying prospectus supplement and the documents incorporated by reference into this prospectus or any accompanying prospectus supplement. The incorporated documents are described under “Where You Can Find More Information” and “Incorporation of Certain Information By Reference.”

Unless the context requires otherwise, references in this prospectus or in any accompanying prospectus supplement or amendment to “Cooper-Standard,” the “Company,” “we,” “us,” “our” or similar terms refer to Cooper-Standard Holdings Inc. and all of its consolidated subsidiaries.

ii

PROSPECTUS SUMMARY

This summary highlights information about us that is contained elsewhere in this prospectus or incorporated by reference into this prospectus. This summary does not contain all of the information that may be important to you. Before making an investment decision, you should read carefully the entire prospectus, including the section entitled “Risk Factors,” any accompanying prospectus supplement and the information incorporated by reference into this prospectus and any accompanying prospectus supplement, including our consolidated financial statements and related notes.

Our Business

We are a leading manufacturer of fluid handling, body sealing, and Anti-Vibration Systems (“AVS”) components, systems, subsystems, and modules. Our products are primarily for use in passenger vehicles and light trucks that are manufactured by global automotive original equipment manufacturers (“OEMs”) and replacement markets. We conduct substantially all of our activities through our subsidiaries.

We believe that we are the largest global producer of body sealing systems, the second largest global producer of the types of fluid handling products that we manufacture and one of the largest North American producers of AVS products. We design and manufacture our products in each major region of the world through a disciplined and sustained approach to engineering and operational excellence. We operate in 66 manufacturing locations and nine design, engineering, and administrative locations in 18 countries around the world.

Approximately 81% of our sales in 2010 were to OEMs, including Ford Motor Company, General Motors Company, and Chrysler Group LLC (collectively, the “Detroit 3”), Fiat, Volkswagen/Audi Group, Renault/Nissan, PSA Peugeot Citroën, Daimler, BMW, Toyota, Volvo, Jaguar/Land Rover and Honda. The remaining 19% of our 2010 sales were primarily to Tier I and Tier II automotive suppliers and non-automotive manufacturers. In 2010, our products were found in each of the 20 top-selling models in North America and in 19 of the 20 top-selling models in Europe. Our principal executive offices are located at 39550 Orchard Hill Place Drive, Novi, Michigan 48375, and our telephone number is (248) 596-5900. We maintain a web site at www.cooperstandard.com. The information contained on or accessible through our web site is not part of this prospectus.

Risk Factors

Investing in the securities that may be offered by this prospectus involves significant risk. Before making a decision to invest in any of these securities, you should consider carefully (i) the specific risks related to our equity securities set forth under “Risk Factors” in this prospectus, (ii) the risks relating to our business, which are incorporated by reference into this prospectus from our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, and (iii) all of the information contained in or incorporated by reference into this prospectus, including the specific statements under the caption “Risk Factors” in reports we file with the SEC after the date of this prospectus and which are incorporated by reference herein.

Our Reorganization

On August 3, 2009, we along with our U.S. subsidiaries (the “debtors”) filed voluntary petitions for chapter 11 bankruptcy protection in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). On August 4, 2009, our Canadian subsidiary, Cooper-Standard Automotive Canada Limited (“CSA Canada”), sought relief under the Companies’ Creditors Arrangement Act in the Ontario Superior Court of Justice in Toronto, Ontario, Canada. The debtors and CSA Canada emerged from their respective insolvency proceedings on May 27, 2010, with approximately $480 million of funded debt, representing a reduction of over $650 million from prepetition levels.

As part of our emergence from chapter 11, we raised $450 million through the issuance of our 8 1/2% senior notes due 2018 (the “senior notes”) and entered into our $125 million senior secured asset-based revolving credit facility with certain agent and lending banks (the “senior ABL facility”). In addition, we raised $355 million through the issuance of (i) $100 million of our 7% cumulative participating convertible preferred stock (the “7% preferred stock”) to certain creditors pursuant to a commitment agreement that provided for the backstop of our rights offering (the “Backstop Parties”) and (ii) $255 million of our common stock (the “common stock”) to the Backstop Parties and holders of our prepetition 8 3/8% senior subordinated notes due 2014 (the “prepetition senior subordinated notes”) pursuant to our rights offering. The Backstop Parties also received warrants to purchase 7% of our common stock (assuming the conversion of our 7% preferred stock) for their commitment to backstop the rights offering.

In connection with our emergence from chapter 11, amounts outstanding under our $175 million debtor-in-possession financing facility (the “debtor-in-possession facility”) and $639.6 million of claims under our prepetition credit facility (the “prepetition credit facility”) were paid in full in cash. Holders of our prepetition 7% senior notes due 2012 (the “prepetition senior notes”) were also paid in full in cash, except that the Backstop Parties received a distribution of our common stock in lieu of the cash payment for certain of their prepetition senior note claims. Holders of our prepetition senior subordinated notes were issued 8% of our outstanding common stock and warrants to purchase, in the aggregate, 3% of our outstanding common stock (in each case, assuming the conversion of our 7% preferred stock). In addition, our obligations under both our prepetition senior notes and our prepetition senior subordinated notes were cancelled. See “Description of Certain Indebtedness” for a more detailed description of our senior notes and senior ABL facility, “Description of Capital Stock” for a more detailed description of our equity securities and “The Company—Our Reorganization” for a more detailed description of our reorganization.

Accounting Impact of Emergence from Chapter 11

In accordance with the provisions of Financial Accounting Standards Board, or FASB, Accounting Standards Codification 852, “Reorganizations,” we adopted “fresh-start” accounting upon our emergence from bankruptcy and became a new entity for financial reporting purposes as of June 1, 2010. Accordingly, the consolidated financial statements for the reporting entity subsequent to emergence from bankruptcy (the “Successor”) are not comparable to the consolidated financial statements for the reporting entity prior to emergence from bankruptcy (the “Predecessor”).

THE OFFERING

Below is a summary of the offering that may be made by the selling security holders pursuant to this prospectus. The terms of any offering of common stock by us pursuant to this prospectus will be set forth in an accompanying prospectus supplement.

Common Stock:

Offered by the selling security holders	Up to 15,528,849 shares of our common stock consisting of:

•	10,525,890 shares of our outstanding common stock;

•	3,263,252 shares of our common stock issuable to holders of our 7% preferred stock upon conversion of their preferred stock; and

•	1,739,707 shares of our common stock issuable to holders of our warrants upon exercise of their warrants.

Outstanding prior to and after the offering(1)	18,313,715

Outstanding prior to and after the offering, diluted(2)	26,123,728

7% Preferred Stock:

Offered by the selling security holders	Up to 760,525 shares of our 7% preferred stock.

Outstanding prior to and after the offering(3)	1,048,106

Warrants:

Offered by the selling security holders	1,739,707 warrants to purchase 1,739,707 shares of our common stock. We use the term “warrant” to refer to the right to purchase one share of our common stock.

Outstanding prior to and after the offering(4)	2,419,753 warrants to purchase 2,419,753 shares of our common stock.

Use of Proceeds	We will not receive any of the proceeds from the sale of the securities by the selling security holders. We may receive proceeds upon the exercise of warrants if any warrant holder pays the exercise price in cash rather than exercising on a cashless basis. If we receive any proceeds from the issuance of shares of our common stock upon the exercise of warrants, such proceeds will be used for general corporate purposes. See “Use of Proceeds.”

OTC Bulletin Board Symbols:

Common stock	COSH

Warrants	COSHW

7% Preferred Stock	There is currently no established market for our 7% preferred stock.

Risk Factors	Investing in our securities involves significant risks. You should carefully consider the matters discussed under and incorporated by reference into the section entitled “Risk Factors” beginning on page 4 of this prospectus and all other information contained in or incorporated by reference into this prospectus before investing in our securities.

(1)	Reflects the total number of outstanding shares of our common stock as of August 23, 2011 without giving effect to shares of our common stock that may be issued upon the conversion of outstanding shares of our 7% preferred stock or upon the exercise of outstanding warrants, options to purchase shares of our common stock or any restricted stock units granted.
(2)	Reflects the total number of outstanding shares of our common stock as of August 23, 2011, plus 4,497,201 shares issuable upon the conversion of our 7% preferred stock, 2,419,753 shares issuable upon the exercise of our warrants and 893,059 shares of our common stock that may be issued to certain of our officers and key employees and directors upon the exercise of options and restricted stock units.
(3)	Based upon the total number of outstanding shares of our 7% preferred stock as of August 23, 2011, including 37,761 shares of restricted 7% preferred stock issued to certain of our officers and key employees.
(4)	Based upon the total number of outstanding warrants as of August 23, 2011.

RISK FACTORS

Investing in the equity securities that may be offered by this prospectus involves significant risk. Before making a decision to invest in any of our equity securities, you should consider carefully (i) the specific risks related to our equity securities described below, (ii) the risks relating to our business, which are incorporated by reference into this prospectus from our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, and (iii) all of the information contained in or incorporated by reference into this prospectus, including the specific statements under the caption “Risk Factors” in any reports we file with the SEC after the date of this prospectus and which are incorporated by reference herein. These risks are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may adversely affect us and your investment. If any of these risk or uncertainties materialize, our business, financial condition or results of operations could be materially adversely affected.

Risks Related to Our Equity Securities

Our common stock and warrants are currently quoted on the OTC Bulletin Board, which may limit the liquidity and price of our common stock and warrants more than if these securities were quoted or listed on a national securities exchange. In addition, an active trading market for our 7% preferred stock does not exist and may not develop.

Our common stock and warrants are currently quoted on the Over-the-Counter Bulletin Board (the “OTC Bulletin Board”), an inter-dealer automated quotation system. To date, there has been a limited trading market for our common stock and warrants on the OTC Bulletin Board, with average daily trading volume of approximately 23,400 shares since our common stock began quotation on May 25, 2010 and average daily trading volume of approximately 3,600 warrants since our warrants began quotation on June 4, 2010. Although our common stock and warrants are quoted on the OTC Bulletin Board, only a limited trading market has developed for the purchase and sale of these securities and a more liquid market may not develop. We cannot predict how liquid the market for our common stock and warrants might become. In addition, there are risks associated with trading securities quoted on the OTC Bulletin Board compared to securities traded on a national securities exchange, including limited availability of order information and market data, liquidity risks and communications risks. In addition, an active trading market for our 7% preferred stock does not exist and may not develop. Our 7% preferred stock is not quoted on the OTC Bulletin Board and is not listed on any securities exchange. Since our 7% preferred stock has no stated maturity date, investors seeking liquidity will be limited to selling their shares of 7% preferred stock in the secondary market or converting their shares of 7% preferred stock into shares of our common stock and subsequently seeking to sell those shares of common stock.

We cannot assure you that an active trading market for our 7% preferred stock will develop or, even if one develops, we cannot assure you that it will last. As a result of the limited trading market for our common stock and warrants and the absence of any market for our 7% preferred stock, the trading price of our common stock, warrants and 7% preferred stock could be materially adversely affected and holders’ ability to transfer these securities will be limited. For the foregoing reasons, the purchase of these securities must be considered a long-term investment acceptable only for prospective investors who are willing and can afford to accept and bear the significant risk of the investment for an indefinite period of time. In addition, an investor in these securities may not be able to liquidate his or her investment, and these securities may not be acceptable as collateral for a loan.

The price of our common stock has been and may continue to be volatile, and such volatility could adversely affect our business and cause our stockholders to suffer significant losses.

There is a limited trading market for our common stock, and its price may be volatile in the indefinite future. Since trading of our common stock began quotation on the OTC Bulletin Board on May 25, 2010, the high and low sale prices of our common stock through August 23, 2011 were $52.00 and $27.45, respectively.

The price at which our common stock will trade may be volatile due to various factors, many of which are beyond our control, including the following:

•	changes in our industry or the auto industry generally;

•	increased competition and competitive pricing pressures;

•	our ability to execute our business plan;

•	litigation and government investigations;

•	changes or proposed changes in governmental regulations affecting our business;

•	additions or departures of key personnel;

•	market conditions in the broader stock market;

•	limited “public float” in the hands of a small number of persons, whose sales or lack of sales could result in positive or negative pricing pressure on the market price for our common stock;

•	actual or anticipated fluctuations in our financial condition or annual or quarterly results of operations;

•	changes in investors’ and financial analysts’ perception of the business risks and conditions of our business;

•	changes in, or our failure to meet, earnings estimates and other performance expectations of investors or financial analysts;

•	commentary or recommendation changes by equity research analysts, or the announcement of any changes to our credit rating;

•	changes in the market valuations of companies in our industry viewed as similar to us;

•	future sales of our common stock;

•	conversions of our 7% preferred stock or the exercise of our warrants;

•	the granting or exercise of employee stock options or other equity awards;

•	general market and economic conditions world-wide, and in particular in countries where we have operations or sales; and

•	realization of any of the risks described or referred to in this prospectus (or in reports we file with the SEC) under “Risk Factors.”

In addition, the equity markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These broad market fluctuations may result in a material decline in the market price of our common stock and it may be difficult for you to sell your shares at an attractive price.

We have no present intention to pay dividends on our common stock and, even if we change that policy, we may be unable to pay dividends on our common stock.

We have not paid any dividends to date on our common stock and we do not currently anticipate paying any dividends on our common stock in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and invest in our business. Any declaration and payment of future dividends to holders of our common stock will be at the discretion of our board of directors and will depend on many factors, including our financial condition, earnings, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that our board of directors deems relevant. In addition, the covenants of the credit agreement governing our senior ABL facility and the indenture governing our senior notes limit our ability to pay dividends on our common stock and limit the ability of our subsidiaries to pay dividends to us. Furthermore, we are permitted under our senior ABL facility and the indenture governing our senior notes to incur additional indebtedness, which in turn may severely restrict or prohibit the payment of dividends. Our future dividend policy will also depend on the limitations of financing instruments and arrangements to which we may become a party.

If we change that policy and commence paying dividends, we will not be obligated to continue paying those dividends and our stockholders will not be guaranteed, or have contractual or other rights, to receive dividends. If we commence paying dividends in the future, our board of directors may decide, in its discretion, at any time, to decrease the amount of dividends, otherwise modify or repeal the dividend policy or discontinue entirely the payment of dividends. Furthermore, Cooper-Standard Holdings Inc. is a holding company with no significant operations or material assets other than the equity interests it holds in its subsidiaries through which Cooper-Standard Holdings Inc. conducts all of its business operations. As a result, its ability to pay dividends is dependent on the generation of cash flow by its subsidiaries and their ability to make such cash available, by dividend or otherwise. Under the Delaware General Corporate Law, as amended (the “DGCL”), our board of directors may not authorize the payment of a dividend unless it is either paid out of our surplus, as calculated in accordance with the DGCL, or if we do not have a surplus, it is paid out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Sales of large amounts of our common stock or the perception that sales could occur may depress our stock price.

In connection with our emergence from bankruptcy, we issued 11,181,673 shares of common stock, 1,000,000 shares of 7% preferred stock and 1,693,827 warrants to purchase shares of our common stock, which initially constituted “restricted securities” under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), and the resale of which is covered by this registration statement. Certain of these “restricted securities” may have been sold by the holders thereof pursuant to a prior resale shelf registration statement. As of August 23, 2011, we had 18,313,715 shares of common stock outstanding, without giving effect to the shares issuable upon the conversion of our 7% preferred stock or issuable upon the exercise of our warrants. At the time of our emergence from bankruptcy, we granted the selling security holders rights pursuant to our plan of reorganization to cause us to file one or more shelf registration statements under the Securities Act covering resales of these securities held by them, including the shares of common stock underlying the 7% preferred stock and the warrants. In addition, we granted the security holders that backstopped our rights offering certain registration rights under an equity registration rights agreement (as defined below), including demand registration, shelf registration and piggyback registration rights, with respect to the common stock, 7% preferred stock and warrants held by them. This registration statement is being filed pursuant to the equity registration rights agreement. All of these securities may also be sold under Rule 144 under the Securities Act, depending on their holding period and subject to significant restrictions in the case of securities held by persons deemed to be our affiliates.

Sales of large blocks of shares of our common stock, whether as resales, upon the conversion of our 7% preferred stock or upon the exercise of our warrants, in the public market could lower our stock price and impair our ability to raise funds in future stock offerings.

We may in the future seek to raise funds through equity offerings, which could have a dilutive effect on our common stock.

In the future we may determine to raise capital through offerings of our common stock, securities convertible into our common stock or rights to acquire these securities or our common stock. For instance, this prospectus relates to $250 million of common stock which we may offer and sell from time to time (the specific terms of any such offer and sale would be set forth in a prospectus supplement to this prospectus). In addition, our board of directors is authorized to create and issue from time to time up to 10,000,000 shares of preferred stock (the “preferred stock”) in one or more series with stock powers, preferences and rights, including rights to convert into our common stock, except that we cannot issue any series of preferred stock that ranks senior to, or on a parity with, our 7% preferred stock without the approval of holders of at least two-thirds of our 7% preferred stock. In any case, the result of sales of such securities would ultimately be dilutive to our common stock by increasing the number of shares outstanding. We cannot predict the effect this dilution may have on the price of our common stock.

In the event of our bankruptcy, liquidation or winding-up, our 7% preferred stock will rank senior to our common stock but junior to all of our liabilities and our subsidiaries’ liabilities.

In the event of our bankruptcy, liquidation or winding-up, our assets will be available to pay obligations on our 7% preferred stock only after all of our liabilities have been paid, but prior to any payments are made with respect to our common stock. In addition, our 7% preferred stock effectively ranks junior to all existing and future liabilities of our subsidiaries. In addition, the terms of our senior ABL facility and the indenture governing our senior notes restrict us, but do not prevent us, from incurring substantial indebtedness. The rights of holders of our 7% preferred stock to participate in the assets of our subsidiaries upon any liquidation or reorganization of any subsidiary will rank junior to the prior claims of that subsidiary’s creditors. In the event of our bankruptcy, liquidation or winding-up, there may not be sufficient assets remaining after paying our liabilities and our subsidiaries’ liabilities to pay amounts due on any or all of our 7% preferred stock then outstanding.

Additionally, unlike indebtedness where principal and interest customarily are payable on specified due dates, (1) dividends on our 7% preferred stock are payable only if and when declared by our board of directors or a duly authorized committee of the board, and (2) as a Delaware corporation, we are restricted to making dividend and redemption payments on our 7% preferred stock only out of legally available assets. Further, our 7% preferred stock places no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transaction, except that the consent of the holders representing at least two-thirds of our outstanding 7% preferred stock is required to amend our third amended and restated certificate of incorporation (our “certificate of incorporation”) (including the certificate of designations of the 7% preferred stock) in a manner that adversely affects the preferences, rights or powers of our 7% preferred stock or to issue additional shares of 7% preferred stock (other than shares issued as dividends paid “in-kind”) or any other equity security that ranks senior to or on a parity with our 7% preferred stock. In addition, the affirmative vote of each holder of our 7% preferred stock is required for the additional issuance of shares of 7% preferred stock if such additional shares are not offered to the holders of our 7% preferred stock on the same terms on a pro rata basis.

The market price of our 7% preferred stock and warrants will be directly affected by the market price of our common stock, which may be volatile.

To the extent that a secondary market for our 7% preferred stock or warrants develops, we believe that the market price of our 7% preferred stock and warrants will be significantly affected by the market price of our common stock. We cannot predict how the shares of our common stock will trade in the future. This may result in greater volatility in the market price of our 7% preferred stock and warrants than would be expected for non-convertible or non-exercisable securities.

There may be future sales or other dilution of our common stock, including from the conversion of our 7% preferred stock, the exercise of our warrants and options and the vesting of our restricted stock, which may materially adversely affect the market price of our common stock, our 7% preferred stock or our warrants and negatively impact a holder’s investments.

We are not restricted from issuing additional common stock, including any securities that are convertible into or exercisable for, or that represent the right to receive, common stock or any substantially similar securities. For instance, this prospectus relates to $250 million of common stock which we may offer and sell from time to time (the specific terms of any such offer and sale would be set forth in a prospectus supplement to this prospectus). Furthermore, we may issue additional preferred stock, except, if it ranks senior to, or on a parity with, our 7% preferred stock, we must obtain the consent of holders of two-thirds of our 7% preferred stock. In addition, quarterly dividends payable on our 7% preferred stock may be paid “in-kind,” at our option, in additional shares of 7% preferred stock. The market price of our common stock, our 7% preferred stock or our warrants could decline as a result of sales of a large number of issuances of common stock, 7% preferred stock, warrants or similar securities in the market in the future or the perception that such issuances could occur. For example, if we issue preferred stock in the future that (i) has a preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding-up, (ii) has voting rights that dilute the voting power of our common stock or (iii) is convertible into our common stock, the rights of holders of our common stock or the market price of our common stock could be adversely affected.

Each share of our 7% preferred stock is convertible into, and each warrant is exercisable for, at the option of the holder, shares of our common stock. The conversion or exercise of some or all of our 7% preferred stock or warrants, as applicable, will dilute the ownership interest of existing holders of our common stock. Any sales in the public market of our common stock issuable upon such conversion or exercise could adversely affect prevailing market prices of the outstanding shares of our common stock or 7% preferred stock or warrants. In addition, the existence of our 7% preferred stock and warrants may encourage short selling or arbitrage trading activity by market participants because the conversion of our 7% preferred stock or exercise of our warrants could depress the price of our common stock. As noted above, a decline in the market price of our common stock may negatively impact the market price for our 7% preferred stock and warrants.

Furthermore, grants of restricted common stock, restricted 7% preferred stock and options have been made to our officers and key employees under our management incentive and other employee incentive plans.

Together with these grants, there are currently outstanding 1,048,106 shares of our 7% preferred stock that are currently convertible into 4,497,201 shares of our common stock and warrants to purchase 2,419,753 shares of our common stock. Upon the vesting of restricted shares, the conversion of our 7% preferred stock or the exercise of warrants and options, these securities would have a dilutive effect on our outstanding shares of common stock.

We have the right, under certain circumstances, to convert shares of 7% preferred stock into shares of common stock, which, if exercised, could result in holders of our 7% preferred stock failing to achieve their anticipated return on their investment.

We have the right to convert all shares of our 7% preferred stock into shares of common stock under certain circumstances, including the consummation of an underwritten initial public offering of our common stock. In order to exercise this conversion right, we must obtain the approval of the holders of two-thirds of the outstanding shares of our 7% preferred stock, and our common stock must be listed on the New York Stock Exchange (the “NYSE”) or the NASDAQ Global Select Market or the NASDAQ Global Market (collectively, “NASDAQ”). In addition, we may convert all shares of our 7% preferred stock into shares of common stock at any time on or after May 27, 2013 if our common stock has been listed on the NYSE or NASDAQ and the closing sale price of our common stock exceeds 155% of the conversion price of our 7% preferred stock for each of 30 consecutive trading days within the 45-day period preceding conversion, and certain other conditions are met. See “Description of Capital Stock—7% Preferred Stock—Conversion rights.” There can be no assurances that we will not exercise these rights, and if we do, it could result in holders of our 7% preferred stock failing to achieve their anticipated return on their investment.

Until the conversion of our 7% preferred stock or the exercise of our warrants, holders of these securities do not have identical rights as holders of our common stock, but they will be subject to all changes made with respect to our common stock.

Before converting shares of our 7% preferred stock, holders of our 7% preferred stock are not entitled to any rights with respect to our common stock (other than voting rights and rights to receive dividends or other distributions on our common stock), but they are subject to all changes affecting our common stock. In addition, holders of warrants are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but they also will be subject to all changes affecting our common stock. See “Description of Capital Stock—7% Preferred Stock—Voting rights” and “Description of Capital Stock—Warrants to Purchase Common Stock.” Even though holders of our 7% preferred stock vote on an as-converted basis with holders of our common stock, they will only be entitled to exercise all of the rights of a holder of our common stock upon conversion of their 7% preferred stock and only as to matters for which the record date occurs on or after the applicable conversion date and to the extent permitted by law, although they will be subject to any changes in the powers, preferences or special rights of our common stock that may occur as a result of any stockholder action. Similarly, holders of our warrants will have rights with respect to our common stock only if they receive our common stock upon exercise of the warrants and only as of the date when such holder becomes a record owner of the shares of our common stock upon such exercise. For example, with respect to warrants, if an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the date a warrant holder is deemed to be the owner of the shares of our common stock due upon exercise of the warrants, the exercising warrant holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

Our 7% preferred stock is perpetual in nature.

Shares of our 7% preferred stock represent a perpetual interest in the Company and, unlike indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. Other than in connection with a “change of control” or a “cash transaction” (as defined in the certificate of designations for our 7% preferred stock), holders of our 7% preferred stock will not have the right to call for the redemption of our 7% preferred stock. See “Description of Capital Stock—7% Preferred Stock—Redemption rights—Redemption rights upon the occurrence of certain transactions.” Therefore, holders should be aware that they may be required to bear the financial risks of an investment in our 7% preferred stock for an indefinite period of time, unless such holders convert, at their option, their shares of 7% preferred stock into common stock.

The conversion rate of our 7% preferred stock and the exercise price of our warrants may not be adjusted for all dilutive events.

The number of shares of our common stock that holders are entitled to receive upon conversion of a share of 7% preferred stock and the exercise price of our warrants are subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights with respect to our common stock, subdivisions and combinations of our common stock, certain issuer tender or exchange offers and certain reorganization events. Such conversion rate or exercise price will not be adjusted, however, for other events, such as a third-party tender or exchange offer, that may adversely affect the market price of our 7% preferred stock or warrants. In addition, if any of these other events adversely affects the market price of our common stock, it may also adversely affect the market price of our 7% preferred stock and warrants. We are not restricted from offering common stock in the future or engaging in other transactions that may dilute our common stock and we may issue additional shares of 7% preferred stock and pay dividends on our 7% preferred stock “in-kind” with additional shares of 7% preferred stock, which may dilute our common stock.

A change in control with respect to us may not trigger certain rights for the purpose of our 7% preferred stock.

The certificate of designations of our 7% preferred stock contains no covenants or other provisions to afford protection to holders in the event of a change of control with respect to the Company, except upon the occurrence of transactions that constitute a “change of control” or a “cash transaction” as those terms are defined in the certificate of designations of our 7% preferred stock. However, the terms “change of control” and “cash transaction” are limited and may not include every change of control event that might cause the market price of our common stock or our 7% preferred stock to decline. As a result, the rights of holders of our 7% preferred stock upon the occurrence of a “change of control” or a “cash transaction” may not preserve the value of our 7% preferred stock in the event of certain change of control transactions with respect to the Company. Any change of control transaction with respect to the Company may also negatively affect the liquidity, value or volatility of our common stock and thereby negatively impact the value of our 7% preferred stock (and our warrants). Additionally, the provisions of our 7% preferred stock related to change of control transactions could have the effect of discouraging third parties from pursuing certain transactions with us, which may otherwise be in the best interest of our stockholders.

We may not have the funds necessary to redeem our 7% preferred stock following a change in control or a cash transaction.

Holders of our 7% preferred stock have the right to require us to redeem the shares of our 7% preferred stock held by them for cash upon the occurrence of a “change in control” or a “cash transaction” as those terms are defined in the certificate of designations of our 7% preferred stock. We may not have sufficient funds to redeem our 7% preferred stock at such time and may not have the ability to arrange necessary financing on acceptable terms or at all. In addition, our ability to purchase our 7% preferred stock is limited under the terms of our senior ABL facility and the indenture governing our senior notes and may be limited by law or the terms of other agreements outstanding at such time.

Moreover, a failure to repurchase our 7% preferred stock may also constitute an event of default under our existing or future debt agreements, and could result in the acceleration of the maturity of any existing or future outstanding indebtedness under such agreements, which would further restrict our ability to make such payments.

The adjustment to the exercise price for warrants exercised in connection with an anti-dilutive adjustment event may not adequately compensate you for any lost value of your warrants as a result of such transaction.

If a specified corporate event or transaction constituting a dilutive event occurs, under certain circumstances we will decrease the exercise price for warrants exercised in connection with such dilutive adjustment event. The decrease in the exercise price will be determined based on the date on which the dilutive event occurs or becomes effective and the price paid per share of our common stock in such dilutive event. The adjustment to the exercise price for warrants exercised in connection with a dilutive event may not adequately compensate you for any lost value of your warrants as a result of such dilutive event.

Under certain circumstances, holders may have to pay U.S. federal income tax as a result of a deemed distribution with respect to our 7% preferred stock, common stock or warrants—even if holders do not receive a corresponding distribution of cash—such as, for example, if we adjust, or fail to adjust, the conversion rate of our 7% preferred stock or the exercise price of the warrants in certain circumstances.

Holders of our 7% preferred stock, common stock and warrants may be treated as having received a constructive distribution in certain circumstances, for example, if we make certain adjustments to (or certain failures to make adjustments to) the conversion rate or other terms of our 7% preferred stock or the exercise price of the warrants and such adjustment (or failure to make an adjustment) has the effect of increasing the proportionate interest of certain holders in our earnings and profits or assets. Such a distribution could be treated as a taxable dividend or capital gain for U.S. federal income tax purposes even though holders do not receive any cash with respect to such constructive distribution. In addition, Non-U.S. Holders (as defined in “Certain U.S. Federal Income Tax Considerations”) may be subject to U.S. federal withholding tax on any such constructive distribution on our 7% preferred stock, common stock and warrants. You are advised to consult your independent tax advisor and to read the section titled “Certain U.S. Federal Income Tax Considerations” regarding the possibility and tax treatment of any deemed distributions for U.S. federal income tax purposes.

FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements” within the meaning of U.S. federal securities laws, and we intend that such forward-looking statements be subject to the safe-harbor created thereby. We make forward-looking statements in this prospectus and may make such statements in future filings with the SEC. We may also make forward-looking statements in our press releases or other public or stockholder communications. These forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical information. When used in this prospectus, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” or future or conditional verbs, such as “will,” “should,” “could,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management’s examination of historical operating trends and data, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, no assurances can be made that these expectations, beliefs and projections will be achieved. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus. Important factors that could cause our actual results to differ materially from the forward-looking statements we make in this prospectus are described or referred to under “Risk Factors” in this prospectus. Such risks and uncertainties and other important factors include, but are not limited to:

•	the ability to maintain contracts and suppliers and customer relationships;

•	limitations on flexibility in operating our business contained in our debt agreements;

•	our dependence on the automotive industry;

•	availability and cost of raw materials;

•	our exposure to natural disasters;

•	our dependence on certain major customers;

•	competition in the automotive industry;

•	sovereign and other risks related to our conducting operations outside the United States;

•	the uncertainty of our ability to achieve expected cost reduction savings;

•	our exposure to product liability and warranty claims;

•	labor conditions;

•	our vulnerability to changes in interest rates;

•	our ability to meet customers’ needs for new and improved products in a timely manner;

•	our ability to attract and retain key personnel;

•	potential conflicts of interest between our owners and us;

•	our legal rights to our intellectual property portfolio;

•	our pension plans; and

•	environmental and other regulations.

The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included in this prospectus and reports we have filed or will file with the SEC and which are incorporated by reference herein, including statements under the caption “Risk Factors” and “Forward-Looking Statements” in such reports. There may be other factors that may cause our actual results to differ materially from the forward-looking statements. If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. We undertake no obligation to update or revise any forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, except as required by law.

THE COMPANY

We are a leading manufacturer of fluid handling, body sealing, and AVS components, systems, subsystems, and modules. Our products are primarily for use in passenger vehicles and light trucks that are manufactured by global automotive OEMs and replacement markets. We conduct substantially all of our activities through our subsidiaries.

We believe that we are the largest global producer of body sealing systems, the second largest global producer of the types of fluid handling products that we manufacture and one of the largest North American producers of AVS products. We design and manufacture our products in each major region of the world through a disciplined and sustained approach to engineering and operational excellence. We operate in 66 manufacturing locations and nine design, engineering, and administrative locations in 18 countries around the world.

Approximately 81% of our sales in 2010 were to OEMs, including the Detroit 3, Fiat, Volkswagen/Audi Group, Renault/Nissan, PSA Peugeot Citroën, Daimler, BMW, Toyota, Volvo, Jaguar/Land Rover and Honda. The remaining 19% of our 2010 sales were primarily to Tier I and Tier II automotive suppliers and non-automotive manufacturers. In 2010, our products were found in each of the 20 top-selling models in North America and in 19 of the 20 top-selling models in Europe. Our principal executive offices are located at 39550 Orchard Hill Place Drive, Novi, Michigan 48375, and our telephone number is (248) 596-5900. We maintain a web site at www.cooperstandard.com. The information contained on or accessible through our web site is not part of this prospectus.

Our Reorganization

On August 3, 2009, we, along with the other debtors, filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code in the Bankruptcy Court. On August 4, 2009, our Canadian subsidiary, CSA Canada, commenced proceedings seeking relief from its creditors under Canada’s Companies’ Creditors Arrangement Act in the Ontario Superior Court of Justice (Commercial List) in Toronto, Canada (the “Canadian Court”). Our subsidiaries and operations outside the United States and Canada were not included in the chapter 11 cases or the Canadian proceedings (other than CSA Canada) and continued to operate in the ordinary course of business.

On March 26, 2010, we filed our plan of reorganization and the corresponding first amended disclosure statement for our plan of reorganization with the Bankruptcy Court. On May 12, 2010, the Bankruptcy Court entered an order confirming our plan of reorganization. The Canadian Court sanctioned CSA Canada’s plan of compromise or arrangement on April 16, 2010.

On May 27, 2010 (the “effective date”), we consummated the reorganization contemplated by our plan of reorganization and emerged from chapter 11.

Following the effective date, our capital structure consisted of the following:

•	Senior ABL facility. A senior secured asset-based revolving credit facility in the aggregate principal amount of $125 million, which contains an uncommitted $25 million “accordion” facility that will be available at our request if the lenders at the time consent.

•	8 1⁄2% Senior Notes due 2018. $450 million of senior unsecured notes that bear interest at 8 /2% per annum and mature on May 1, 2018.

•	Common stock, 7% preferred stock and warrants. Equity securities comprised of (i) 17,489,693 shares of our common stock, (ii) 1,000,000 shares of our 7% preferred stock, which are initially convertible into 4,290,788 shares of our common stock, and (iii) 2,419,753 warrants to purchase up to an aggregate of 2,419,753 shares of our common stock.

In addition, on the effective date, we issued to certain officers and key employees (i) 757,896 shares of our common stock as restricted stock, plus an additional 104,075 shares of our common stock as restricted stock that may be reduced subject to realized dilution on the warrants, (ii) 41,664 shares of 7% preferred stock as restricted 7% preferred stock and (iii) 702,509 options to purchase shares of common stock, plus an additional 78,057 options to purchase shares of our common stock that may be reduced subject to realized dilution on the warrants. On the day after the effective date, we issued to certain of our directors and Oak Hill Advisors L.P. and its affiliates (in lieu of issuing to the director Oak Hill had the right to nominate), 26,448 shares of our common stock as restricted stock and 58,386 options to purchase shares of our common stock. We also reserved up to 780,566 shares of our common stock for future issuance to our management. On March 15, 2011, we issued options to purchase 113,300 shares of our common stock and 29,140 RSUs to our management.

On the effective date, our prepetition equity, debt and certain other obligations were cancelled, terminated and repaid, as applicable, as follows:

•	Our prepetition common stock was cancelled, and no distributions were made to former shareholders.

•	All outstanding obligations under our prepetition senior notes and prepetition senior subordinated notes were cancelled and the indentures governing these obligations were terminated.

•	Our prepetition credit agreement and our debtor-in-possession credit agreement were paid in full.

Equity Registration Rights Agreement

In connection with our emergence from bankruptcy on May 27, 2010, we entered into a registration rights agreement with the Backstop Parties and certain other holders of registrable securities (the “equity registration rights agreement”). Registrable securities consists of any shares of our common stock and 7% preferred stock, warrants issued pursuant to our plan of reorganization and any shares of common stock issuable upon conversion of 7% preferred stock or upon exercise of warrants that are beneficially owned by the Backstop Parties and such other holders. Registrable securities cease to be registrable securities under certain circumstances and upon the happening of certain events, such as upon their sale under a registration statement or pursuant to Rule 144 under the Securities Act.

The equity registration rights agreement gives the Backstop Parties and such other holders certain registration rights, including demand registration, shelf registration and piggyback registration rights. Any Backstop Party or such other holder that owned at least 5% of the outstanding common stock (on a fully diluted basis) as of May 27, 2010 and continues to own 5% of the outstanding common stock (on a fully diluted basis) (each a “demand holder”) has certain rights to demand the registration of its registrable securities on a registration statement, which may be a shelf registration, filed with the SEC on an underwritten or non-underwritten basis. Prior to our initial underwritten public offering, demand holders holding at least 35% of the outstanding registrable securities or any Backstop Party that owns at least 7.5% of the outstanding common stock (on a fully diluted basis) may make an initial demand registration, so long as the total offering price of the shares to be sold in the offering exceeds $75 million in the aggregate. After our initial underwritten public offering, any demand holder may make a demand registration so long as the total offering price of the shares to be sold in the offering exceeds, in the case of a registration on Form S-1, $50 million in the aggregate or, in the case of a registration on Form S-3, $20 million in the aggregate. We are not required to effect more than two demand registrations in any 12-month period. In addition, we are not required to effect a demand registration if within the 12-month period preceding the date of a request for a demand registration we have effected one demand registration and another registration statement has been declared effective within the 12-month period preceding such demand request and at least $20 million of the then outstanding registrable securities were entitled to be included in such registration. We are also not required to effect a demand registration during certain suspension periods as set forth in the equity registration rights agreement. We are not required to conduct more than 12 underwritten demand registrations in total or more than eight demand registrations for the Backstop Parties on a Form S-1. In addition to the above demand rights, demand holders may request us to file a shelf registration for the continuous offering of the registrable securities, and whenever we propose to file a registration statement with respect to an offering of equity securities (other than registration statements on Form S-4 or S-8) and registrable securities may be included in such registration, the holders of registrable securities may exercise piggyback registration rights. The rights of holders of registrable securities under the equity registration rights agreement may be transferred pro rata with any transfer of registrable securities; provided that, among other things, the transferee becomes a party to the equity registration rights agreement.

The equity registration rights agreement also provides, subject to certain exceptions, that any holder party to the agreement that holds 5% or more of the outstanding shares of the common stock (on a fully diluted basis) will be restricted from effecting any public sale or distribution of any of our equity securities, or any securities convertible into or exchangeable or exercisable for our equity securities, held by such holder for the seven days prior to and the 180-day period following the pricing date of our underwritten initial public offering and the seven days prior to and the 90-day period following the date of pricing any other underwritten offering by us; provided that the Company and our directors and our executive officers are likewise restricted on substantially similar terms.

We are required to pay all expenses in connection with any registration of registrable securities under the equity registration rights agreement, including fees and expenses of one counsel retained by the holder of registrable securities participating in such registration.

The foregoing description of the equity registration rights agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the equity registration rights agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table presents our ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated.

For purposes of this table, earnings consist of pre-tax income (loss) from continuing operations before adjustments for minority interest in consolidated subsidiary, plus fixed charges. Fixed charges consist of interest on all debt, amortization of debt expenses incurred on issuance and an estimate of the interest within rental expense.

	Predecessor(1)					Successor(1)
	Year Ended December 31,				Five Months Ended May 31,	Seven Months Ended December 31,	Six Months Ended June 30,
	2006	2007	2008	2009	2010	2010	2011
Ratio of earnings to combined fixed charges and preferred stock dividends(2)	—	—	—	—	7.5x	2.1x	3.0x

(1)	We adopted “fresh-start” accounting upon our emergence from bankruptcy and became a new entity for financial reporting purposes as of June 1, 2010. Accordingly, the consolidated financial statements for the Successor are not comparable to the consolidated financial statements for the Predecessor.
(2)	Earnings were insufficient to cover fixed charges by $15.0 million, $119.7 million, $94.2 million and $415.9 million for the years ended December 31, 2006, 2007, 2008 and 2009, respectively.

DIVIDEND POLICY

We have not paid any dividends to date on our common stock and we do not currently anticipate paying any dividends on our common stock in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and invest in our business. Any declaration and payment of future dividends to holders of our common stock will be at the discretion of our board of directors and will depend on many factors, including our financial condition, earnings, capital requirements, level of indebtedness and on general economic conditions and statutory and contractual restrictions applying to the payment of dividends and other considerations that our board of directors deems relevant. In addition, the covenants of the credit agreement governing our senior ABL facility and the indenture governing our senior notes limit our ability to pay dividends on our common stock and limit the ability of our subsidiaries to pay dividends to us. Our future dividend policy will also depend on the limitations of financing instruments and arrangements to which we may become a party. See “Description of Capital Stock—7% Preferred Stock” and “Description of Certain Indebtedness—Senior ABL Facility” and “—Senior Notes due 2018.”

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, the net proceeds from the shares of common stock sold by us will be used for general corporate purposes. Until the net proceeds have been used, they will be invested in short-term marketable instruments in accordance with our investment policy. If we elect at the time of the issuance of the securities to make different or more specific use of proceeds other than as described in this prospectus, the change in use of proceeds will be described in the applicable prospectus supplement.

We will not receive any of the proceeds from the sale of the securities by the selling security holders. We may receive proceeds upon the exercise of warrants if any warrant holder pays the exercise price in cash rather than exercising on a cashless basis. Based on the initial exercise price of $27.33 per share for each warrant, if all of the warrants offered for resale under this prospectus are exercised for cash, we would receive proceeds of approximately $47.5 million from the issuance of shares of our common stock upon exercise of the warrants. If we receive any proceeds from the issuance of shares of our common stock upon exercise of warrants, such proceeds will be used for general corporate purposes.

MARKET FOR OUR COMMON STOCK AND WARRANTS AND RELATED STOCKHOLDER MATTERS

Our common stock has been quoted on the OTC Bulletin Board since May 25, 2010 under the symbol “COSH” and our warrants have been quoted on the OTC Bulletin Board since June 4, 2010 under the symbol “COSHW.” No prior established public trading market existed for our common stock or warrants prior to these dates. There is no established public trading market for the 7% preferred stock.

There currently is a limited trading market for our common stock and warrants. The following chart lists the high and low sale prices for shares of our common stock and warrants for the calendar quarter indicated through August 23, 2011. These prices are between dealers and do not include retail markups, markdowns or other fees and commissions and may not represent actual transactions.

Quarter Ended	Common Stock		Warrants
	High	Low	High	Low
June 30, 2010	$35.75	$31.50	$17.00	$14.00
September 30, 2010	$37.00	$27.45	$20.00	$13.00
December 31, 2010	$49.55	$36.00	$28.00	$15.00
March 31, 2011	$52.00	$43.75	$35.00	$24.00
June 30, 2011	$51.50	$41.48	$30.00	$23.00
September 30, 2011 (through August 23, 2011)	$47.50	$37.00	$26.99	$22.00

The closing price of our common stock on the OTC Bulletin Board on August 23, 2011 was $43.50 per share and the closing price of our warrants on the OTC Bulletin Board on August 23, 2011 was $23.00 per warrant.

As of August 23, 2011, we had 61 holders of record of our common stock, based on information provided by our transfer agent.

As of the date hereof, an aggregate of 7,810,013 shares of our common stock may be purchased upon the exercise of outstanding options, issued upon the exercise of our outstanding warrants and issued upon the conversion of our outstanding shares of 7% preferred stock.

SELLING SECURITY HOLDERS

Pursuant to our obligations under the equity registration rights agreement, we have filed with the SEC a registration statement on Form S-3 under the Securities Act, of which this prospectus forms a part, to register resales of securities that we issued in connection with our emergence from bankruptcy. The securities that we have registered for resale were issued to certain holders of our prepetition senior notes and prepetition senior subordinated notes to raise a portion of the funds we needed to emerge from bankruptcy on May 27, 2010. Up to 15,528,849 shares of our common stock, 760,525 shares of our 7% preferred stock and 1,739,707 of our warrants offered by this prospectus are being registered for sale for the accounts of the selling security holders. The selling security holders acquired the shares of our common stock and 7% preferred stock and warrants (x) on May 27, 2010 pursuant to our rights offering and the commitment agreement backstopping our rights offering, in each case, in accordance with our plan of reorganization in transactions exempt from the registration requirements of the Securities Act or (y) in a subsequent private transfer from a person that received securities pursuant to clause (x) or such person’s transferee.

The securities are being registered to permit public sales of the securities, and the selling security holders may offer those securities held by them for resale from time to time pursuant to this prospectus. However, the selling security holders are under no obligation to sell any of the securities offered pursuant to this prospectus. The selling security holders may also sell, transfer or otherwise dispose of all or a portion of their securities in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering those securities. We may from time to time include additional selling security holders in amendments to this prospectus.

All information with respect to security ownership has been furnished by or on behalf of the selling security holders and is as of August 10, 2011. We believe, based on information supplied by the selling security holders and subject to community property laws where applicable, that except as may otherwise be indicated in the footnotes to the table below, each selling security holder has sole voting and dispositive power with respect to the securities reported as beneficially owned by it. Because the selling security holders may sell all, part or none of the securities held by them, no estimates can be given as to the number of securities that will be held by each selling security holder upon termination of any offering made hereby. In addition, the selling security holders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the securities held by them in transactions exempt from the registration requirements of the Securities Act after the date on which it provided the information set forth on the table below. For purposes of the table below, however, we have assumed that after termination of this offering, none of the securities offered by the selling security holders pursuant to this prospectus will be held by the selling security holders.

The following table sets forth the names of the selling security holders, the number of shares of common stock, shares of 7% preferred stock and warrants beneficially owned by them as of August 10, 2011, the number of shares of common stock, shares of our 7% preferred stock and warrants being offered by them, the number of shares of common stock, shares of our 7% preferred stock and warrants each selling security holder will beneficially own if the security holder sells all of the securities being registered and held by it and each selling security holder’s percentage ownership of our total outstanding common stock if all the securities held by the selling security holders are sold. As used in this prospectus, “selling security holders” includes the successors-in-interest, donees, transferees or others who may later hold the selling security holders’ interests.

For a description of any position, office or any other material relationship a selling security holder has had with us or our affiliates during the past three years, see our most recently filed definitive proxy statement and annual report on Form 10-K filed with the SEC and the footnotes to the following table. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

The percentage of our outstanding common stock beneficially owned by the selling security holders after the offering is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of our common stock that may be issued upon the conversion of our outstanding 7% preferred stock or upon the exercise of our outstanding warrants and options, in each case within 60 days of August 10, 2011, are deemed to be outstanding and to be beneficially owned by the person holding such securities for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name of Selling Security Holder	Number of Shares of Common Stock Owned Prior to Offering(1)	Number of Shares of 7% Preferred Stock Owned Prior to Offering	Number of Warrants Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus(2)	Maximum Number of Shares of 7% Preferred Stock to be Sold Pursuant to this Prospectus	Maximum Number of Warrants to be Sold Pursuant to this Prospectus	Shares of Common Stock Owned After Offering(3)		Shares of 7% Preferred Stock Owned After Offering(3)		Warrants Owned After Offering(3)
							Number(4)	Percent of Class	Number	Percent of Class	Number	Percent of Class
Advanced Series Trust—Core Fixed Income Portfolio(5)	36,469	1,664	6,262	41,532	1,664	6,262	11,813	*	—	—	—	—
American Funds Insurance Series, Asset Allocation Fund(6)	123,234	19,937	38,220	139,847	—	38,220	107,152	*	19,937	1.9%	—	—
American Funds Insurance Series, Global Bond Fund(6)	4,134	—	289	3,729	—	289	694	*	—	—	—	—
American Funds Insurance Series, High Income Bond Fund(6)	62,139	4,987	11,422	59,017	—	11,422	35,942	*	4,987	*	—	—
American High Income Trust(6)	1,224,685	99,687	195,965	761,892	—	195,965	1,086,494	4.2%	99,687	9.5%	—	—
Amundi Alternative Advent Global Op Master Fund(7)	3,454	—	—	3,454	—	—	—	—	—	—	—	—
APG Fixed Income Credits Pool(8)	174,199	—	11,583	146,400	—	—	39,382	*	—	—	11,583	*
Armory Master Fund, Ltd.(9)	113,747	—	—	113,747	—	—	—	—	—	—	—	—
AST Capital Trust Co. Collection Investment Trust— DCM High Yield Bond Fund(10)	1,044	—	69	878	—	—	235	*	—	—	69	*
Aviary Associates LP(11)	47,474	—	3,474	40,780	—	—	10,168	*	—	—	3,474	*
Barclays Bank PLC(12)	—	147,066	—	545,213	127,066	—	85,816	*	20,000	1.9%	—	—
Barclays Capital Inc.(12)	—	—	291,310	—	—	—	—	—	—	—	291,310	12.0%
Brownstone Investment Group LLC(13)	13,754	—	—	13,754	—	—	—	—	—	—	—	—
California Public Employees Retirement System (CalPERS)(14)	73,200	—	—	73,200	—	—	—	—	—	—	—	—
Capital World Bond Fund(6)	40,522	—	2,837	36,549	—	2,837	6,810	*	—	—	—	—
Credit Renaissance Fund, Ltd(15)	52,259	—	3,474	43,920	—	—	11,813	*	—	—	3,474	*
DuPont Pension Trust(10)	42,503	—	2,825	35,721	—	—	9,607	*	—	—	2,825	*
Event Driven, A Series of Underlying Funds Trust(16)	34,839	—	—	29,280	—	—	5,559	*	—	—	—	—
Future Fund Board of Guardians(17)	40,069	15,562	24,498	131,340	15,562	24,498	—	—	—	—	—	—

Name of Selling Security Holder	Number of Shares of Common Stock Owned Prior to Offering(1)	Number of Shares of 7% Preferred Stock Owned Prior to Offering	Number of Warrants Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus(2)	Maximum Number of Shares of 7% Preferred Stock to be Sold Pursuant to this Prospectus	Maximum Number of Warrants to be Sold Pursuant to this Prospectus	Shares of Common Stock Owned After Offering(3)		Shares of 7% Preferred Stock Owned After Offering(3)		Warrants Owned After Offering(3)
							Number(4)	Percent of Class	Number	Percent of Class	Number	Percent of Class
HFR RVA Advent Global Opportunity Master Trust(7)	10,897	—	2,566	13,463	—	2,566	—	—	—	—	—	—
Lerner Enterprises, LLC(17)	34,293	3,878	7,263	58,196	3,878	7,263	—	—	—	—	—	—
Lord Abbett Bond-Debenture Fund, Inc.(5)	752,939	22,172	83,503	820,378	22,172	83,503	157,532	*	—	—	—	—
Lord Abbett Investment Trust—Lord Abbett High Yield Fund(5)	112,940	3,327	12,524	123,060	3,327	12,524	23,628	*	—	—	—	—
Lord Abbett Research Fund, Inc.—Lord Abbett Capital Structure Fund(5)	131,763	3,880	14,613	143,565	3,880	14,613	27,567	*	—	—	—	—
Lord Abbett Series Fund, Inc.—Bond Debenture Portfolio(5)	22,587	665	2,504	24,609	665	2,504	4,724	*	—	—	—	—
Lord Abbett Series Fund, Inc.—Capital Structure Portfolio(5)	3,764	112	417	4,107	112	417	786	*	—	—	—	—
Lyxor/Advent Global Opportunity Fund Ltd.(7)	4,936	—	—	4,936	—	—	—	—	—	—	—	—
MET Investors Series Trust—Lord Abbett Bond Debenture Portfolio(5)	188,233	5,543	20,875	205,093	5,543	20,875	39,382	*	—	—	—	—
MHAM US Income Open(5)	90,634	1,497	8,145	61,885	1,497	8,145	48,953	*	—	—	—	—
Mizuho US High Yield Open(5)	198,742	3,160	17,196	122,203	3,160	17,196	119,193	*	—	—	—	—
Mulé Associates, LLC(18)	50,000	—	50,000	100,000	—	50,000	—	—	—	—	—	—
Oak Hill Credit Alpha Master Fund, L.P.(17)	574,304	—	28,913	603,217	—	28,913	—	—	—	—	—	—
Oak Hill Credit Opportuni Financing Ltd.(17)	476,630	56,133	99,604	817,089	56,133	99,604	—	—	—	—	—	—
OHA Strategic Credit Fund, L.P.(17)	188,568	—	8,191	196,759	—	8,191	—	—	—	—	—	—
OHA Strategic Credit Master Fund II, L.P.(17)	48,795	18,951	29,834	159,944	18,951	29,834	—	—	—	—	—	—
OHA Strategic Credit Master Fund, L.P.(17)	174,989	67,249	102,392	565,932	67,249	102,392	—	—	—	—	—	—
OHA Strategic Credit Master Fund (Parallel II), L.P.(17)	828,128	—	35,866	863,994	—	35,866	—	—	—	—	—	—
OHA Strategic Credit Fund (Parallel I), L.P.(17)	75,065	—	3,252	78,317	—	3,252	—	—	—	—	—	—
OHSF Financing Ltd.(17)	23,538	—	1,130	24,668	—	1,130	—	—	—	—	—	—
OHSF II Financing, Ltd.(17)	285,486	87,445	138,153	798,847	87,445	138,153	—	—	—	—	—	—
Pollux Holdings LP(5)	2,824	83	312	3,075	83	312	590	*	—	—	—	—

Name of Selling Security Holder	Number of Shares of Common Stock Owned Prior to Offering(1)	Number of Shares of 7% Preferred Stock Owned Prior to Offering	Number of Warrants Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus(2)	Maximum Number of Shares of 7% Preferred Stock to be Sold Pursuant to this Prospectus	Maximum Number of Warrants to be Sold Pursuant to this Prospectus	Shares of Common Stock Owned After Offering(3)		Shares of 7% Preferred Stock Owned After Offering(3)		Warrants Owned After Offering(3)
							Number(4)	Percent of Class	Number	Percent of Class	Number	Percent of Class
Robert Brian Crews	227	—	67	200	—	—	94	*	—	—	67	*
SG Aurora Master Fund L.P.(19)	35,281	—	—	35,281	—	—	—	—	—	—	—	—
Silver Point Capital Fund, L.P.(18)	931,584	74,260	159,015	1,409,233	74,260	159,015	—	—	—	—	—	—
Silver Point Capital Offshore Master Fund, L.P.(18)	2,242,755	173,272	375,369	3,361,597	173,272	375,369	—	—	—	—	—	—
Simran Pre-Event Driven Activist Opportunity Master Fund LTD(20)	15,994	—	1,158	15,798	—	1,158	1,354	*	—	—	—	—
TCW Shared Opportunity Fund IV, L.P.(21)	151,007	9,038	23,892	213,679	9,038	23,892	—	—	—	—	—	—
TCW Shared Opportunity Fund IVB, L.P.(21)	31,046	1,843	10,888	49,842	1,843	10,888	—	—	—	—	—	—
TCW Shared Opportunity Fund V, L.P.(21)	534,867	31,955	84,538	756,517	31,955	84,538	—	—	—	—	—	—
TD High Yield Bond Fund(22)	522,794	41,666	105,326	803,501	41,666	105,326	3,399	*	—	—	—	—
The Advent Global Opportunity Master Fund(7)	8,034	—	2,066	10,100	—	2,066	—	—	—	—	—	—
The Income Fund of America(6)	586,012	—	—	—	—	—	586,012	2.2%	—	—	—	—
UBS Securities, LLC(23)	487,197	10,104	30,709	544,509	10,104	30,709	16,751	*	—	—	—	—
Värde Investment Partners, L.P.(24)	315,000	—	—	315,000	—	—	—	—	—	—	—	—

*	less than 1% of class.
(1)	Does not include shares of common stock issuable upon the conversion of 7% preferred stock and exercise of warrants owned by the selling security holders.
(2)	Includes shares of common stock issuable upon the conversion of 7% preferred stock and exercise of warrants offered by the selling security holders.
(3)	Represents the amount of securities that will be held by the selling security holders after completion of this offering based on the assumptions that (a) all securities registered for sale by the registration statement of which this prospectus forms a part will be sold and (b) that no other securities are acquired or sold by the selling security holders prior to completion of this offering. However, the selling security holders may sell all, some or none of the securities offered pursuant to this prospectus and may sell other securities that they may own pursuant to another registration statement under the Securities Act or sell some or all of their securities pursuant to an exemption from the registration provisions of the Securities Act.
(4)	Includes shares of common stock issuable upon the conversion of 7% preferred stock and exercise of warrants beneficially owned by selling security holders after completion of the offering.
(5)	Lord, Abbett & Co. LLC is the investment advisor of the selling security holder. Chris Towle, as Portfolio Manager, has sole voting and investment power over the securities owned by Advanced Series Trust—Core Fixed Income Portfolio, Lord Abbett Bond-Debenture Fund, Inc., Lord Abbett Research Fund, Inc.—Lord Abbett Capital Structure Fund, Lord Abbett Series Fund, Inc.—Bond Debenture Portfolio, Lord Abbett Series Fund, Inc.—Capital Structure Portfolio, MET Investors Series Trust—Lord Abbett Bond Debenture Portfolio, MHAM US Income Open, Mizuho US High Yield Open and Pollux Holdings LP. Steven Rocco, as Portfolio Manager, has sole voting and investment power over the securities owned by Lord Abbett Investment Trust—Lord Abbett High Yield Fund.
(6)

Capital Research and Management Company is the investment adviser for the selling security holder. For purposes of the reporting requirements of the Exchange Act, Capital Research and Management Company, Capital Research Global Investors or Capital World Investors may be deemed to be the beneficial owner of all of the securities held by the selling security holder. Each of Capital Research and Management Company, Capital Research Global Investors and Capital World Investors, however, expressly disclaims that it is, in fact, the beneficial owner of such securities. David Barclay, Ellen Carr, David Daigle, Abner Goldstine and Marcus Linden, as portfolio counselors, have voting and investment power over the securities owned by American High-Income Trust and American Funds Insurance Series, High-Income Bond Fund. Alan Berro, David Daigle, Jeffrey Lager, James Mulally and Eugene Stein, as portfolio counselors, have voting and investment power over the securities owned by American Funds Insurance Series, Asset Allocation Fund. Ellen Carr, Mark Dalzell, Thomas Hogh and James Mulally, as portfolio counselors, have voting and investment power over the securities owned by American Funds Insurance Series, Global Bond Fund. Ellen Carr, Mark Dalzell, Thomas Hogh, James Mulally and Robert Neithart, as portfolio counselors, have voting and investment power over the securities owned by Capital World Bond Fund. Hilda Applbaum, David Barclay, Grant Cambridge, Abner Goldstine, Joanna Jonsson, James Mulally, Dina Perry, John Smet, Andrew Suzman and Steve Watson, as portfolio counselors, have voting and investment power over the securities owned by The Income Fund of America. Certain funds and accounts managed by Capital Research and Management Company are among the Backstop Parties.
(7)	Advent Capital Management, LLC is the investment manager of the selling security holder. Tracy V. Maitland is the natural person who has voting control over the securities being offered.
(8)	APG Asset Management US Inc. is the agent for the selling security holder and has sole voting and investment power over the securities owned by the selling security holder.
(9)	Armory Advisors LLC is the Investment Manager of the selling security holder. Jay Burnham, the Manager of Armory Advisors LLC, has sole voting and investment power over the securities owned by the selling security holder.
(10)	Valerie J. Sill, Carmen J. Gigliotti, Kris A. Kowal, John R. Macedo, Robin P. Sachs, Brett F. Sumison, Rafi U. Zaman, Antonis Mistras and Mary Jo Anderson, as officers of DuPont Capital Management Corporation, share voting and investment power over the securities owned by the selling security holder.
(11)	Steven C. Taub and Ira S. Taub, the managing members of IST, LLC, the general partner of the selling security holder, share voting and investment power over the securities owned by the selling security holder.
(12)	Daniel Crowley, Managing Director of Barclays Capital Inc., holds voting and investment power over the securities owned by the selling security holder. Barclays Capital Inc. is an indirectly, wholly-owned subsidiary of Barclays Bank PLC. Barclays Capital Inc. acted as joint lead arranger and bookrunner for our senior ABL facility, and Barclays Bank PLC acts as a lender under our senior ABL facility. Barclays Capital Inc. acted as a joint book-running manager and an initial purchaser of our senior notes. Funds and accounts managed by Barclays Bank PLC are among the Backstop Parties.
(13)	Douglas B. Lowey, the Managing Member of the selling security holder, has sole voting and investment power over the securities owned by the selling security holder.
(14)	Jim Kourkoulakos, as Portfolio Manager of the selling security holder, has sole voting and investment power over the securities owned by the selling security holder.
(15)	Steven G. Edersheim and Julian C. Schroeder share voting and investment power over the securities owned by the selling security holder.
(16)	Hatteras Alternative Mutual Funds, LLP is the investment advisor to the selling security holder and Lance Baker, CFO and Treasurer of Hatteras Alternative Mutual Funds, LLP, exercises voting and investment power over the securities held by the selling security holder.
(17)	Oak Hill Advisors, L.P. (“OHA”) is the investment manager for Future Fund Board of Guardians, Lerner Enterprises, LLC, OHSF Financing Ltd., Oak Hill Credit Alpha Master Fund, L.P., OHA Strategic Credit Fund, L.P., OHA Strategic Credit Fund (Parallel I), L.P., OHA Strategic Credit Master Fund (Parallel II), L.P., Oak Hill Credit Opportunities Financing, Ltd., OHA Strategic Credit Master Fund, L.P., OHA Strategic Credit Master Fund II, L.P. and OHSF II Financing Ltd. (the “Oak Hill Funds”). Oak Hill Advisors GenPar, L.P. (“GenPar”) is the general partner of OHA. GenPar is controlled by Glenn R. August, William H. Bohnsack, Jr., Scott D. Krase, Robert B. Okun, Alan Schrager and Carl Wernicke. OHA, GenPar and Messrs. August, Bohnsack, Krase, Okun, Schrager and Wernicke may be deemed to beneficially own the securities held by the Oak Hill Funds. OHA, GenPar and Messrs. August, Bohnsack, Krase, Okun, Schrager and Wernicke each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.
(18)	Edward A. Mulé, co-founder and partner of Silver Point Capital, L.P., has sole voting and investment power over the securities owned by Mulé Associates, LLC. Edward A. Mulé and Robert J. O’Shea share voting and investment power over the securities owned by Silver Point Capital Fund, L.P. and Silver Point Capital Offshore Master Fund, L.P. Certain funds and accounts managed by Silver Point Capital, L.P. are among the Backstop Parties.
(19)	Christopher Testa and Sheldon Goldman share voting and investment power over the securities owned by the selling security holder.
(20)	Shawn Groves and Mesh Tandon share voting and investment power over the securities owned by the selling security holder.
(21)	TCW Asset Management Company, an SEC registered investment adviser (“TAMCO”), is the investment adviser of the selling security holder. TAMCO is a wholly-owned subsidiary of The TCW Group, Inc., a Nevada corporation (“TCW Group”), which in turn is majority owned by Societe Generale, S.A., a French bank. TCW Group is a separate business unit that is managed and operated independently from its parent company. Effective January 1, 2011, Crescent Capital Group LP (“Crescent”) became the sub-adviser to and was given investment discretion over the selling security holder. Michael Parks, as Portfolio Manager at Crescent, exercises investment power over the securities owned by the selling security holder.
(22)	Greg Kocic, on behalf of TD Asset Management, Inc., as Trustee and Manager of TD High Yield Bond Fund, has voting and investment power over the securities owned by the selling security holder.
(23)	The selling security holder acted as a joint book-running manager and an initial purchaser of our senior notes, co-documentation agent under our prepetition credit facility, co-syndication agent and co-arranger under our debtor-in-possession facility and joint lead arranger and bookrunner under our senior ABL facility. Jeff Teach, Daniel Frommer, Gregory Cass and David Cooperman share voting and investment power over the securities owned by the selling security holder.
(24)	Värde Management, L.P. is the investment advisor to the selling security holder. Jeremy Hedberg, as one of the Managing Partners of Värde Management, L.P., has voting and investment power over the securities owned by the selling security holder.

DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

We have the authority to issue a total of 200,000,000 shares of capital stock, consisting of 190,000,000 shares of common stock and 10,000,000 shares of preferred stock. We have designated 2,000,000 shares of our authorized preferred stock as “7% cumulative participating convertible preferred stock.”

Common Stock

As of August 23, 2011, 18,313,715 shares of our common stock were issued and outstanding. As of such date, 4,497,201 shares of our common stock were issuable upon conversion of our issued and outstanding 7% preferred stock and 2,419,753 shares of our common stock were issuable upon exercise of our issued and outstanding warrants.

The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of our 7% preferred stock and any other series of our preferred stock which we may designate and issue in the future.

Voting rights

Holders of shares of common stock are entitled to one vote for each share on each matter properly submitted to our stockholders on which holders of common stock are entitled to vote. Except as otherwise provided by law, the holders of 7% preferred stock are entitled to vote (on an “as-converted” basis), together with holders of shares of common stock as one class, on all matters upon which holders of common stock have a right to vote. The holders of common stock and 7% preferred stock do not have cumulative voting rights.

Dividend rights

Subject to limitations under the DGCL and to the rights of holders of any outstanding series of preferred stock, the holders of shares of common stock are entitled to receive ratably dividends and other distributions when, as and if declared by our board of directors out of assets or funds legally available therefor. However, for so long as any shares of 7% preferred stock are outstanding, dividends may not be declared or paid on common stock (unless paid in common stock) unless (i) the full cumulative preferred dividends on the 7% preferred stock have been paid (in cash or “in-kind” with additional shares of 7% preferred stock (“additional preferred shares”)) and, in the case of a cash dividend, we have redeemed all additional preferred shares tendered to the Company pursuant to an offer to purchase such additional preferred shares required to be made by the Company as a condition to paying any such cash dividend and (ii) holders of 7% preferred stock simultaneously receive their participating dividend on an “as-converted” basis.

Liquidation rights

In the event of the liquidation, dissolution or winding-up of the Company, holders of common stock are entitled to share ratably in proportion to their shareholding in our assets, if any, remaining after the payment of all our debts and liabilities, subject to any liquidation preference of any outstanding series of preferred stock, including the 7% preferred stock.

Other rights

Holders of common stock are not entitled to preemptive rights, and no redemption or sinking fund provisions are applicable to common stock. Shares of our common stock are not convertible. All outstanding shares of common stock are, and any shares of common stock to be issued upon the conversion of the 7% preferred stock or exercise of warrants will be, fully paid and non-assessable.

Warrants to Purchase Common Stock

An aggregate of 2,419,753 warrants have been issued and 2,419,753 shares of common stock are issuable upon exercise of the warrants. The warrants are exercisable into shares of common stock at an exercise price of $27.33 per share (subject to adjustment in accordance with anti-dilution protections) or on a cashless basis whereby for each warrant exercised its holder will receive a number of shares of common stock equal to (i) the closing sale price (as defined in the Warrant Agreement (the “warrant agreement”) that the Company entered into with Computershare Inc. and Computershare Trust Company, N.A. on May 27, 2010) minus the exercise price (in each case as of the exercise date) divided by (ii) such closing sale price. The warrants may be exercised at any time prior to the close of business on November 27, 2017.

The warrants are subject to certain anti-dilution protection. The warrant exercise price and the number of shares issuable upon exercise of the warrants are subject to adjustment upon certain events with respect to the common stock, including: subdivisions, combinations or reclassifications of shares of common stock; stock dividends; certain distributions of securities, cash or other property; certain tender or exchange offers; shareholder rights plans; and certain issuances of common stock or securities convertible into or exchangeable or exercisable for common stock. Warrant holders do not have the rights or privileges of holders of common stock, including voting rights, until they exercise their warrants and receive shares of common stock.

No fractional shares will be issued upon exercise of warrants. If a holder exercises warrants and would be entitled to receive a fractional interest of a share, we will pay cash valued at the closing sale price of the common stock on the exercise date. The warrants are not redeemable.

The foregoing description of the warrants and the warrant agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the warrant agreement, a copy of which is filed as exhibit to the registration statement of which this prospectus is a part.

7% Preferred Stock

As of August 23, 2011, 1,048,106 shares of 7% preferred stock were issued and outstanding, including 10,780 additional preferred shares issued in the form of “in-kind” dividends.

The following is a summary of material terms of the 7% preferred stock, contained in the certificate of designations for the 7% preferred stock. This summary description is qualified in its entirety by reference to the full text of the certificate of designations for the 7% preferred stock, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

Ranking

The 7% preferred stock ranks senior to the common stock and all other classes or series of our capital stock, except for any other class or series, the terms of which expressly provide that it ranks on a parity with the 7% preferred stock with respect to preferred dividend rights, rights of redemption and rights upon liquidation, dissolution or winding-up of the Company (“junior securities”).

Liquidation rights

In the event of the Company’s liquidation, dissolution or winding-up, holders of 7% preferred stock are entitled to priority in payments from us in an amount per share of 7% preferred stock equal to the greater of (x) the stated value of the 7% preferred stock (currently one hundred dollars, subject to adjustments for any stock split or combination or similar recapitalization of the 7% preferred stock) (the “stated value”) plus accrued and unpaid cumulative preferred dividends and (y) the amount such share of 7% preferred stock would be entitled to receive pursuant to such liquidation, dissolution or winding-up if such share had been converted into shares of common stock.

Dividend rights

Holders of 7% preferred stock are entitled to receive, when, as and if declared by our board of directors, out of funds legally available for the payment of dividends, cumulative preferred cash dividends at the rate of 7% per annum on the sum of (x) the stated value and (y) all accrued and unpaid dividends for all past dividend periods. Dividends are payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year. We may, at our option, pay preferred dividends “in-kind” with additional preferred shares; provided that all accrued and unpaid dividends for all past dividend periods have been declared and paid in full (whether in cash or in-kind). In addition to the cumulative preferred dividends, holders of shares of 7% preferred stock are entitled to receive dividends and distributions (other than distributions payable in common stock) to the same extent, on the same basis and at the same time as dividends and distributions with respect to the common stock determined, when, as and if declared by our board of directors, out of funds legally available therefor, in accordance with the number of shares of common stock issuable upon conversion of the 7% preferred stock at the time such dividend is declared (each, a “participating dividend”).

For so long as any shares of 7% preferred stock are outstanding, dividends may not be declared or paid on any junior security (unless paid in a junior security, and, in the case of common stock, unless paid in common stock) and we may not acquire any junior security unless the full cumulative preferred dividends on the 7% preferred stock have been paid (in cash or additional preferred shares) and, in the case of a cash dividend on or cash acquisition of any junior security, unless we have redeemed all additional preferred shares tendered to the Company pursuant to an offer to purchase such additional preferred shares required to be made by the Company as a condition to such cash dividend or acquisition. We also may not declare or pay any dividend or make any distribution on our common stock unless the holders of 7% preferred stock simultaneously receive their participating dividend.

Conversion rights

Conversion at the option of holders

Shares of 7% preferred stock are convertible at any time and from time to time into shares of common stock at the option of the holders. The initial and current conversion price of the 7% preferred stock is $23.30574 per share of common stock, subject to adjustment upon certain events with respect to the common stock, including: dividends and distributions on the common stock payable in common stock; subdivisions, splits, combinations and reclassifications of common stock; certain tender or exchange offers; rights plans; reorganizations where the common stock is converted into or exchanged for securities, cash or other property; and certain issuances of common stock or securities convertible into or exchangeable or exercisable for common stock. The number of shares of common stock deliverable upon conversion is equal to the number obtained by dividing (i) the sum of the stated value and all accrued and unpaid cumulative preferred dividends by (ii) the conversion price.

Conversion at the option of the Company

We may cause the conversion of some or all of the 7% preferred stock into the number of shares of common stock as provided in the preceding paragraph, at any time on or after May 27, 2013 if (i) the closing sale price of the common stock exceeded 155% of the conversion price for each of 30 consecutive trading days within the 45-day period prior to the notification by us to the holders of the 7% preferred stock of our exercise of the conversion right, (ii) the common stock has been listed on the NYSE or NASDAQ and has been registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (iii) a registration statement covering resales of the common stock issuable upon conversion of the 7% preferred stock has been declared effective prior to the date of the conversion notice and will remain available for resales for at least 60 days after the conversion date, subject to certain exceptions.

Conversion upon an initial public offering

We may cause the conversion of all shares of 7% preferred stock into shares of common stock immediately prior to the consummation of an underwritten initial public offering of the common stock if (i) the holders of two- thirds of the then outstanding shares of 7% preferred stock approve the conversion and (ii) the common stoc has been listed on the NYSE or NASDAQ and has been registered pursuant to Section 12 of the Exchange Act.

Conversion upon the occurrence of certain transactions

In the event of a “cash transaction” (as defined below), we may, at our option, cause all of the shares of 7% preferred stock to be converted in the cash transaction into a cash amount per share (the “cash transaction value”) equal to the greater of (i) in the case of a cash transaction that occurs (A) on or after May 27, 2011 and prior to May 27, 2015, the sum of the stated value plus accrued and unpaid cumulative preferred dividends to the date of the consummation of the cash transaction (the “consummation date”) multiplied by 1.125 and (B) thereafter, the sum of the stated value plus accrued and unpaid cumulative preferred dividends to the consummation date and (ii) the conversion value of a share of the 7% preferred stock as of the consummation date (the product of the closing sale price of the common stock times the number of shares of common stock into which a share of 7% preferred stock is convertible into, in each case as of the consummation date). “Cash transaction” means a merger, consolidation, share exchange or other similar transaction or a sale, lease or other transfer in one transaction or a series of related transactions of all or substantially all of the Company’s consolidated assets in which all of the common stock is converted into the right to receive cash.

Redemption rights

Redemption rights upon the occurrence of certain transactions

On or within 30 days after receipt of a notice from us of certain events that constitute a change of control (as defined in the certificate of designations for our 7% preferred stock) or involve a cash transaction have occurred, the holders of 7% preferred stock may require us to redeem all or a portion of their 7% preferred stock at a cash price per share equal to the greater of (x) the stated value plus accrued and unpaid cumulative preferred dividends or (y) the value of the shares of the common stock into which a share of 7% preferred stock is convertible on the second trading day prior to the redemption date (based on the closing sale price of the common stock on such trading date). If a cash transaction occurs prior to May 27, 2015, holders of 7% preferred stock will be entitled to receive (instead of the cash price specified in the preceding sentence) a cash price per share equal to the greater of (i) the cash transaction value and (ii) the conversion value of the 7% preferred stock as of the consummation date.

Redemption at the option of the Company

From and after May 27, 2016, we may, at our option, redeem shares of 7% preferred stock at any time, in whole or in part, at a cash price per share equal to the greater of (x) the sum of the stated value plus accrued and unpaid cumulative preferred dividends to the redemption date (which sum will be multiplied by 1.125 if the redemption occurs prior to May 27, 2017) (the “redemption value”) and (y) 75% of the conversion value of the 7% preferred stock as of the second trading day prior to the redemption date. If 75% of the conversion value of the 7% preferred stock exceeds the redemption value (the amount of such excess being referred to as the “excess value”), we have the right to redeem the shares of 7% preferred stock by paying an amount in cash equal to the redemption value and issuing such number of shares of common stock equal to the excess value. We may not exercise our optional redemption right unless a registration statement covering resales of the common stock issuable upon conversion of the 7% preferred stock has been declared effective prior to the date of the redemption notice and will continue to be effective and available for resales for at least 60 days after the redemption date, subject to certain exceptions. In addition, in order for the us to exercise our optional redemption right, all cumulative preferred dividends and all participating dividends must have been paid for all past dividend periods.

Voting rights

Each share of 7% preferred stock carries one vote for each share of common stock into which such share of 7% preferred stock may be converted on the record date for the determination of the stockholders entitled to vote and will be entitled to vote on any matter upon which shares of the common stock are entitled to vote, voting together with the common stock and not as a separate class. In addition, the holders of two-thirds of the outstanding 7% preferred stock are required to approve certain actions, including:

•	changes to our certificate of incorporation or the certificate of designations for the 7% preferred stock that are adverse to the rights or powers of the 7% preferred stock;

•	changes to the 7% preferred stock (whether by merger, consolidation, reclassification or otherwise) into cash, securities or other property; except in accordance with the certificate of designations or, in the case of a merger or consolidation involving the Company in which it is not the surviving entity, the 7% preferred stock may be exchanged for an equivalent number of shares of preferred stock of the surviving or resulting entity with substantially the same terms as the 7% preferred stock;

•	any issuance of shares of 7% preferred stock (other than additional preferred shares issued as “in-kind” dividends); provided, however, that any issuance of shares of 7% preferred stock that are not offered to the existing holders of 7% preferred stock on a pro rata basis relative to their holdings on the same terms as offered to other participants in the issuance shall require the approval of each holder of 7% preferred stock;

•	the creation, authorization, issuance or increase in the authorized amount of any equity security that ranks equally with or senior to the 7% preferred stock with respect to dividend rights, rights of redemption or rights of liquidation, dissolution or winding-up of the Company; and

•	the conversion of the shares of 7% preferred stock into shares of common stock immediately prior to the consummation an underwritten initial public offering.

Transfer Agent

Our transfer agent is Computershare Trust Company, N.A.

Section 203 of the Delaware General Corporation Law Does Not Apply

We are not governed by Section 203 of the DGCL. Section 203 of the DGCL provides that an “interested stockholder” (a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the outstanding voting stock of a corporation) may not engage in business combinations (such as mergers, consolidations, asset sales and other transactions in which an interested stockholder receives or could receive a financial benefit on other than a pro rata basis with other stockholders) with the corporation for a period of three years after the date on which the person became an interested stockholder unless: (i) prior to such time, the corporation’s board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation’s outstanding voting stock at the time the transaction commenced; or (iii) at or after the time a person became an interested stockholder, the business combination is approved by the corporation’s board of directors and authorized at a meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Anti-Takeover Effects of Certain Provisions of Our Certificate of Incorporation and Bylaws and Delaware Law

Certain provisions that are included in our certificate of incorporation and bylaws, which are summarized in the following paragraphs, and applicable provisions of the DGCL, may have the effect of discouraging transactions that involve an actual or threatened change of control of the Company or changing our board of directors and management. In addition, provisions of our certificate of incorporation and bylaws may be deemed to have antitakeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in such stockholder’s best interest, including those attempts that might result in a premium over the market price of the shares held by our stockholders.

Blank check preferred

Our board of directors is authorized to create and issue from time to time, without stockholder approval, up to an aggregate of 10,000,000 shares of preferred stock in one or more series and to establish the number of shares to be included in each series and to fix the voting powers, if any, designations, powers, preferences and relative, participating, optional and other special rights, if any, of each series and the qualifications, limitations and restrictions thereof. We may issue our preferred stock in ways that may delay, deter or prevent a change in control of the Company without further action by our stockholders and may affect the voting and other rights of the holders of our common stock. The issuance of our preferred stock with voting and conversion rights also may adversely affect the voting power of the holders of our common stock, including the loss of voting control to others. Our board of directors may issue, or reserve for issuance, any series of preferred stock to be used in connection with a “poison pill” or similar “shareholder rights plan” which, if implemented, may delay, deter or prevent a change in control of the Company.

7% preferred stock

The rights of holders of our 7% preferred stock to require us to redeem all or a portion of their 7% preferred stock upon the occurrence of certain events that constitute a change of control or involve a cash transaction could have the effect of discouraging third parties from pursuing certain transactions with us, which may other wise be in the best interest of our stockholders. See “Description of Capital Stock—7% Preferred Stock—Redemption rights—Redemption rights upon the occurrence of certain transactions.”

Directors, not stockholders, fix the size of our board of directors

Our certificate of incorporation provides that the number of directors on our board of directors is initially seven and shall be fixed from time to time by our board of directors.

Remaining directors, not stockholders, fill board vacancies

Newly created directorships resulting from any increase in our authorized number of directors and vacancies in our board of directors resulting from death, resignation, retirement, disqualification or removal from office may be filled solely by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders).

Calling of special meetings of stockholders

Our certificate of incorporation provides that special meetings of our stockholders: (i) may be called by the chairman of the board, the chief executive officer, or any member of the board of directors pursuant to a resolution adopted by a majority of our board of directors; and (ii) must be called by the secretary at the written request (a “special meeting request”) of the holders of record of at least 20% of the voting power of the outstanding stock entitled to vote on the matter or matters to be brought before the proposed special meeting.

Stockholder action by written consent permitted in only limited circumstances

The DGCL permits stockholder action by written consent unless otherwise provided by a corporation’s certificate of incorporation. Our certificate of incorporation provides that our stockholders may not act by written consent, unless the action by written consent of the stockholders is approved in advance by a resolution of our board of directors or except as expressly provided by the terms of any series of preferred stock.

Advance notice requirements for stockholder proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals. Stockholders will only be able to consider proposals at an annual meeting that are specified in the notice of meeting or brought before the annual meeting by or at the direction of our board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. In order to bring business before an annual meeting, a stockholder’s notice must be received by the secretary of the Company at our principal executive offices not later than 90 calendar days or earlier than 120 calendar days before the first anniversary of the previous year’s annual meeting of stockholders, subject to certain exceptions contained in our bylaws. If the date of the applicable annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by a stockholder to be timely must be so received not earlier than 120 calendar days and not later than 90 calendar days before the date of such annual meeting or the tenth day following the date on which public announcement of the date of the annual meeting is first made by the Company. The adjournment or postponement of an annual meeting or the public announcement thereof does not commence a new time period for the giving of a stockholder’s notice as described above.

Under our bylaws, the business transacted at any special meeting is limited to those matters stated (i) in the notice of such special meeting and (ii) if applicable, in the special meeting request. In the case of a special meeting called due to a special meeting request, a stockholder proper notice to our secretary must be received not later than 15 days prior to the meeting.

Advance notice requirements for director nominations

Our bylaws establish advance notice procedures with respect to stockholder nomination of candidates for election as directors (other than as may be provided by the terms of any series of preferred stock with respect to the rights of holders of such series of preferred stock to elect directors). Stockholders will only be able to consider nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. In order to nominate directors to our board of directors at an annual meeting, a stockholder’s notice must be received by the secretary of the Company at our principal executive offices not later than 90 calendar days or earlier than 120 calendar days before the first anniversary of the previous year’s annual meeting of stockholders, subject to certain exceptions contained in our bylaws. If the date of the applicable annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by a stockholder to be timely must be so received not earlier than 120 calendar days and not later than 90 calendar days before the date of such annual meeting or the tenth day following the date on which public announcement of the date of the annual meeting is first made by the Company. Notwithstanding the foregoing, if the number of directors to be elected to our board of directors at an annual meeting is greater than the number of nominees of the Company and there is no public announcement by us of a decrease in the size of the board of directors at the time notice of the meeting is given to stockholders, a stockholder’s notice shall be timely (but only with respect to the directorships for which the Company has not provided nominees) if proper notice is received not later than 10 days following the date that the notice of the meeting was given by us.

In order to nominate directors at a special meeting of stockholders called for the purpose of electing directors, a stockholder’s notice must be received by the secretary of the Company at our principal executive offices not earlier than 120 calendar days and not later than 90 calendar days before the date of the special meeting or the tenth day following the date on which public announcement of the date of the special meeting is first made by the Company. In the case of a special meeting of stockholders called due to a special meeting request for the purpose of electing directors, proper notice must be received not later than 15 days prior to the meeting.

The adjournment or postponement of an annual meeting or special meeting or the public announcement thereof does not commence a new time period for the giving of a stockholder’s notice as described above.

Amendments to certificate of incorporation

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage. Our certificate of incorporation provides that the following provisions may be amended or repealed by our stockholders only by a vote of at least two-thirds of the voting power of all then outstanding shares of our stock entitled to vote generally in the election of directors, voting together as a single class:

•	the number, election and terms of the directors;

•	the ability of our board of directors to fill vacancies on the board;

•	the removal of directors;

•	the rights of the holders of preferred stock to elect directors;

•	the power of our board of directors to adopt, amend, alter or repeal the bylaws;

•	the limitation on stockholder action by written consent;

•	the limitation and notice requirements for special meetings; and

•	the amendment provision requiring that the above provisions be amended only with a two-thirds supermajority vote of our stockholders.

Limitations on directors’ and officers’ liability

Our certificate of incorporation contains a provision eliminating the personal liability of our directors to the Company or any of our stockholders for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL. Our certificate of incorporation and our bylaws also contain provisions generally providing for indemnification and prepayment of expenses to our directors and officers to the fullest extent permitted by applicable law.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior ABL Facility

On the date of our emergence from bankruptcy, the Company, CSA U.S. (the “U.S. Borrower”), CSA Canada (the “Canadian Borrower” and, together with the U.S. Borrower, the “Borrowers”), and certain subsidiaries of the U.S. Borrower entered into our senior ABL facility with certain lenders, Bank of America, N.A., as agent (the “Agent”), for such lenders, Deutsche Bank Trust Company Americas, as syndication agent, and Banc of America Securities LLC, Deutsche Bank Securities Inc., UBS Securities LLC and Barclays Capital, as joint lead arrangers and bookrunners. This description is qualified in its entirety by reference to the complete text of the credit agreement governing our senior ABL facility, which is included as an exhibit to the registration statement of which this prospectus is a part.

General

Our senior ABL facility provides for an aggregate revolving loan availability of up to $125 million, subject to borrowing base availability, including a $45 million letter of credit sub-facility and a $20 million swing line sub-facility. Our senior ABL facility also provides for an uncommitted $25 million incremental loan facility, for a potential total senior ABL facility of $150 million (if requested by the Borrowers and the lenders agree to fund such increase). No consent of any lender (other than those participating in the increase) is required to effect any such increase.

Maturity

Any borrowings under our senior ABL facility will mature, and the commitments of the lenders under our senior ABL facility will terminate, on May 27, 2014.

Use of proceeds

Borrowings under our senior ABL facility may be used by the Borrowers to pay certain unsecured claims, administrative expenses and administrative claims as contemplated by our plan of reorganization, to issue commercial and standby letters of credit, to finance ongoing working capital needs and for general corporate purposes.

Borrowing base

Loan (and letter of credit) availability under our senior ABL facility is subject to a borrowing base, which at any time is limited to the lesser of: (A) the maximum facility amount (subject to certain adjustments) and (B) (i) up to 85% of eligible accounts receivable; plus (ii) up to the lesser of 70% of eligible inventory or 85% of the appraised net orderly liquidation value of eligible inventory; minus reserves established by the Agent. The accounts receivable portion of the borrowing base is subject to certain formulaic limitations (including concentration limits). The inventory portion of the borrowing base is limited to eligible inventory, as determined by an independent appraisal. The borrowing base is also subject to certain reserves, which are established by the Agent (which may include changes to the advance rates indicated above). Loan availability under our senior ABL facility is apportioned, as follows: $100 million to the U.S. Borrower and $25 million to the Canadian Borrower.

Guarantees; security

The obligations of the U.S. Borrower under our senior ABL facility and cash management arrangements and interest rate, foreign currency or commodity swaps entered into by us, in each case with the lenders and their affiliates (collectively, additional “ABL secured obligations”) are guaranteed on a senior secured basis by us and all of our U.S. subsidiaries (other than CS Automotive LLC), and the obligations of the Canadian Borrower under our senior ABL facility and additional ABL secured obligations of the Canadian Borrower and its

Canadian subsidiaries are guaranteed on a senior secured basis by us, all of the Canadian subsidiaries of the Canadian Borrower and all of our U.S. subsidiaries. The U.S. Borrower guarantees the additional ABL secured obligations of its subsidiaries and the Canadian Borrower guarantees the additional ABL secured obligations of its Canadian subsidiaries. The obligations under our senior ABL facility and related guarantees are secured by a first priority lien on all of each Borrower’s and each guarantor’s existing and future personal property consisting of accounts receivable, payment intangibles, inventory, documents, instruments, chattel paper, letters of credit, commercial tort claims and investment property, certain money, deposit accounts and securities accounts and certain related assets and proceeds of the foregoing.

Interest

Borrowings under our senior ABL facility bear interest at a rate equal to, at the Borrowers’ option:

•	in the case of borrowings by the U.S. Borrower, LIBOR or the base rate plus, in each case, an applicable margin; or

•	in the case of borrowings by the Canadian Borrower, BA rate, Canadian prime rate or Canadian base rate plus, in each case, an applicable margin.

The applicable margin may vary between 3.25% and 3.75% with respect to the LIBOR or bankers’ acceptance, or BA, based borrowings and between 2.25% and 2.75% with respect to base rate, Canadian prime rate and Canadian base rate borrowings. The applicable margin is subject, in each case, to quarterly performance pricing adjustments based on usage over the immediately preceding quarter commencing six months after the closing date.

Fees

In addition to paying interest on outstanding principal under our senior ABL facility, the Borrowers are required to pay a fee in respect of committed but unutilized commitments equal to 0.50% per annum when usage of our senior ABL facility (as apportioned between the U.S. and Canadian facilities) is greater than 50% and 0.75% per annum when usage of our senior ABL facility is equal to or less than 50%. The Borrowers are also required to pay a fee on outstanding letters of credit under our senior ABL facility at a rate equal to the applicable margin in respect of LIBOR and BA-based borrowings plus a fronting fee at a rate of 0.125% per annum to the issuer of such letters of credit, together with customary issuance and other letter of credit fees. Our senior ABL facility also requires the payment of customary agency and administrative fees.

Voluntary prepayments

The Borrowers are able to voluntarily reduce the unutilized portion of the commitment amount and repay outstanding loans, in each case, in whole or in part, at any time without premium or penalty (other than customary breakage and related reemployment costs with respect to repayments of LIBOR-based borrowings).

Covenants; events of default

Our senior ABL facility includes affirmative and negative covenants that will impose substantial restrictions on our financial and business operations, including our ability to incur and secure debt, make investments, sell assets, pay dividends or make acquisitions. Our senior ABL facility also includes a requirement to maintain a monthly fixed charge coverage ratio of no less than 1.1 to 1.0 when availability under our senior ABL facility is less than specified levels. Our senior ABL facility also contains various events of default that are customary for comparable facilities.

Senior Notes due 2018

General

On May 11, 2010, CSA Escrow Corporation, sold $450 million aggregate principal amount of 8 1/2% Senior Notes due 2018. Upon our emergence from bankruptcy on May 27, 2010, CSA Escrow Corporation merged with and into Cooper-Standard Automotive Inc. (“CSA”), our direct wholly-owned subsidiary, with CSA as the surviving entity, and CSA assumed all of the obligations under the senior notes and the indenture governing the senior notes and the guarantees by the guarantors described below became effective. This description is qualified in its entirety by reference to the full text of the indenture governing the senior notes, which is included as an exhibit to the registration statement of which this prospectus is a part.

Guarantees

The senior notes are unconditionally guaranteed, jointly and severally, on a senior unsecured basis, by Cooper-Standard Holdings Inc. and all of CSA’s wholly-owned domestic restricted subsidiaries (collectively, the “guarantors” and, together with CSA, the “obligors”). If CSA or any of its domestic restricted subsidiaries acquires or creates another wholly-owned domestic restricted subsidiary that guarantees certain debt of CSA or a guarantor, such newly acquired or created subsidiary is also required to guarantee the senior notes.

Ranking

The senior notes and each guarantee constitute senior debt of CSA and each guarantor, respectively. The senior notes and each guarantee (1) rank equally in right of payment with all of the applicable obligors’ existing and future senior debt, (2) rank senior in right of payment to all of the applicable obligors’ existing and future subordinated debt, (3) are effectively subordinated in right of payment to all of the applicable obligors’ existing and future secured indebtedness and secured obligations to the extent of the value of the collateral securing such indebtedness and obligations and (4) are structurally subordinated to all existing and future indebtedness and other liabilities of CSA’s non-guarantor subsidiaries (other than indebtedness and liabilities owed to CSA or one of the guarantors).

Optional redemption

CSA has the right to redeem the senior notes at the redemption prices set forth below:

•	on and after May 1, 2014, all or a portion of the senior notes may be redeemed at a redemption price of 104.250% of the principal amount thereof if redeemed during the twelve-month period beginning on May 1, 2014, 102.125% of the principal amount thereof if redeemed during the twelve-month period beginning on May 1, 2015, and 100% of the principal amount thereof if redeemed on or after May 1, 2016, in each case plus any accrued an unpaid interest to the redemption date;

•	prior to May 1, 2013, up to 35% of the senior notes issued under the indenture may be redeemed with the proceeds from certain equity offerings at a redemption price of 108.50% of the principal amount thereof, plus any accrued and unpaid interest to the redemption date; and

•	prior to May 1, 2014, all or a portion of the senior notes may be redeemed at a price equal to 100% of the principal amount thereof plus a make-whole premium.

Change of control

If a change of control occurs with respect to Cooper-Standard Holdings Inc. or CSA, unless CSA has exercised its right to redeem all of the outstanding senior notes through an optional redemption (as described above), each noteholder shall have the right to require that CSA repurchase such noteholder’s senior notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase, subject to the right of the noteholders of record on the relevant record date to receive interest due on the relevant interest payment date.

Covenants

The indenture limits, among other things, the ability of CSA and its restricted subsidiaries to pay dividends or make distributions, repurchase equity, prepay subordinated debt or make certain investments, incur additional debt or issue certain disqualified stock and preferred stock, sell assets, incur liens, enter into transactions with affiliates and allow to exist certain restrictions on the ability of a restricted subsidiary to pay dividends or to make other payments or loans to or transfer assets to CSA, in each case, subject to certain exclusions and other customary exceptions. The indenture also limits the ability of CSA, Cooper-Standard Holdings Inc. and a subsidiary guarantor to merge or consolidate with another entity or sell or substantially all of its assets. In addition, certain of these covenants will not be applicable during any period of time when the senior notes have an investment grade rating. The indenture also contains customary events of default.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain material U.S. federal income tax consequences of holding and disposing of our 7% preferred stock, common stock and warrants, converting our 7% preferred stock into common stock and exercising our warrants for common stock. This summary applies only to holders that are beneficial owners of our 7% preferred stock, common stock or warrants and that hold the 7% preferred stock, common stock or warrants as “capital assets” (generally, property held for investment). This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing final, temporary and proposed Treasury regulations, administrative pronouncements by the U.S. Internal Revenue Service (the “IRS”), and judicial decisions, all as in effect or in existence as of the date of this prospectus and all of which at any time may be repealed, revoked or modified or subject to differing interpretations so as to result in U.S. federal income tax consequences different from those discussed below, possibly with retroactive effect. The Company has not obtained, and does not intend to obtain, any ruling from the IRS concerning any of the U.S. federal income tax consequences discussed in this summary. Accordingly, there can be no assurance that the IRS will not assert a different position concerning any of the U.S. federal income tax consequences discussed below or that any such position would not be sustained by a court.

This summary does not purport to address all U.S. federal income tax consequences that may be relevant to a particular holder and you are urged to consult your own tax advisor regarding your specific tax situation. In particular, this summary does not address the tax consequences that may be relevant to holders in special tax situations including, for example:

•	banks and financial institutions;

•	insurance companies;

•	brokers, dealers and traders in securities, currencies or commodities;

•	entities that are tax-exempt for U.S. federal income tax purposes and retirement plans, individual retirement accounts and tax-deferred accounts;

•	persons liable for alternative minimum tax;

•	certain U.S. expatriates;

•	regulated investment companies or real estate investment trusts;

•	persons that actually or constructively own 10% or more (measured by voting power or value) of our stock;

•	persons who acquired our 7% preferred stock, common stock or warrants pursuant to the exercise of any employee share option or otherwise as compensation, or pursuant to a tax free or tax deferred transaction;

•	persons whose functional currency is not the U.S. dollar;

•	partnerships, including entities and arrangements classified as partnerships for U.S. federal income tax purposes, and persons holding our 7% preferred stock, common stock or warrants through partnerships; or

•	persons holding our 7% preferred stock, common stock or warrants as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security.

This discussion does not address any tax consequences other than U.S. federal income tax consequences.

In this discussion, a “U.S. Holder” is a beneficial owner of our 7% preferred stock, common stock or warrants that is, for U.S. federal income tax purposes: (a) an individual who is a citizen or resident of the United States; (b) a corporation (or other entity taxable as a corporation) organized under the laws of the United States, any State thereof or the District of Columbia; (c) an estate whose income is subject to U.S. federal income taxation regardless of its source; or (d) a trust if (1) a court within the United States is able to exercise primary supervision over its administration and one or more “United States persons” (as defined in the Code) have the authority to control all substantial decisions of the trust, or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a “United States person.”

In this discussion, a “Non-U.S. Holder” is a beneficial owner of our 7% preferred stock, common stock or warrants that is not a U.S. Holder and not a partnership (or an entity or arrangement classified as a partnership for U.S. federal income tax purposes).

The tax treatment of a partner in a partnership (including an entity or arrangement classified as a partnership for U.S. federal income tax purposes) that holds our 7% preferred stock, common stock or warrants generally will depend on the partner’s status, the activities of the partnership and certain determinations made at the partner level. A prospective investor in our 7% preferred stock, common stock or warrants that is a partnership, and partners in such a partnerships, should consult their own tax advisors.

Based on the terms of the 7% preferred stock, the Company expects, and therefore this discussion assumes, that our 7% preferred stock should be treated as “common stock” for purposes of Section 305 of the Code. If our 7% preferred stock were not so treated the consequences may differ from those stated herein.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE U.S. STATE AND LOCAL, AND FOREIGN AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF 7% PREFERRED STOCK, COMMON STOCK AND WARRANTS, CONVERSION OF 7% PREFERRED STOCK INTO COMMON STOCK AND EXERCISE OF WARRANTS FOR COMMON STOCK.

Taxation of U.S. Holders of Warrants

Sale or other taxable disposition of warrants

Upon the sale, exchange or other taxable disposition of a warrant, in general, a U.S. Holder will recognize taxable gain or loss measured by the difference, if any, between (i) the amount realized on the sale, exchange or other taxable disposition, and (ii) the U.S. Holder’s adjusted tax basis in the warrant disposed of. A U.S. Holder’s adjusted tax basis in the warrant generally will equal the U.S. Holder’s cost to acquire the warrant, as adjusted in the manner described below, under “—Deemed distributions.” A U.S. Holder’s gain or loss generally will be capital gain or loss and generally will be long term capital gain or loss if, at the time of the sale or other disposition, the U.S. Holder’s holding period for the warrant is more than one year. Subject to limited exceptions, capital losses cannot be used to offset ordinary income. Long term capital gain recognized by a non-corporate U.S. Holder currently is subject to a preferential rate of U.S. federal income taxation.

Exercise of warrants

Because the warrants permit settlement though a cashless “net share settlement,” the U.S. federal income tax consequences of the exercise of a warrant are not entirely clear. It is expected that a U.S. Holder exercising a warrant would not recognize gain or loss for U.S. federal income tax purposes either (i) because the warrant should be treated as an option to acquire common stock or (ii) because exercise of the warrant for common stock is treated as a tax free “recapitalization.” In either case, a U.S. Holder’s initial tax basis in the common stock received (including any tax basis attributable to a fractional share of common stock), would equal such U.S. Holder’s adjusted tax basis in the warrant exercised, increased by the amount of cash paid (if any) to exercise the warrant. If the warrant is treated as an option to acquire common stock, a U.S. Holder’s holding period for the common stock received on exercise generally would commence on the day following the exercise. If exercise of the warrant is treated as a tax free recapitalization, a U.S. Holder’s holding period generally would include the U.S. Holder’s holding period for the warrant exercised.

Despite the foregoing, the IRS could take the position that the exercise of a warrant constitutes a taxable exchange resulting in gain or loss, which would be capital gain or loss. The amount of capital gain or loss recognized on such an exchange and its character as short term or long term would depend on the position taken by the IRS regarding the nature of that exchange. If the U.S. Holder is treated as exchanging the warrants for shares of our common stock in a taxable exchange, the amount of capital gain or loss would be the difference between the fair market value of our common stock (and cash received in lieu of a fractional share of common stock), reduced by the amount of cash paid (if any) to exercise the warrants, and the U.S. Holder’s adjusted tax basis in the warrants exchanged. In that case, the U.S. Holder would have long term capital gain or loss if it has held the warrants for more than one year and the U.S. Holder’s initial tax basis in the common stock received would equal its fair market value.

Alternatively—specifically if the exercising U.S. Holder elects a cashless “net share settlement”—the IRS could take the position that the U.S. Holder is treated as selling a portion of the warrants or underlying common stock for cash that is used to pay the exercise price for the warrants, in which case the amount of capital gain or loss would be the difference between that exercise price and the U.S. Holder’s adjusted tax basis attributable to the warrants or common stock deemed sold. If the U.S. Holder is treated as selling warrants, such U.S. Holder would have long term capital gain or loss if the U.S. Holder held the warrants for more than one year at the time of exercise. If the U.S. Holder is treated as selling underlying common stock, such U.S. Holder would have short term capital gain or loss. The U.S. Holder’s initial tax basis in the common stock received would equal such U.S. Holder’s adjusted tax basis in the warrants deemed exercised, increased by the U.S. Holder’s deemed amount realized from the warrants or common stock deemed sold.

A U.S. Holder that receives cash in lieu of receipt of a fractional share of common stock should generally be treated as recognizing capital gain or loss in an amount equal to the difference, if any, between the amount of cash received and the adjusted tax basis allocable to the fractional share.

Subject to limited exceptions, capital losses cannot be used to offset ordinary income. Long term capital gain recognized by a non-corporate U.S. Holder currently is subject to a preferential rate of U.S. federal income taxation.

U.S. Holders should consult their tax advisors regarding the tax consequences of the exercise of the warrants.

Lapse of warrants

A U.S. Holder that allows a warrant to lapse would generally recognize a loss for U.S. federal income tax purposes equal to the adjusted tax basis of the warrant. In general, such a loss would be a capital loss, and would be a short term or long term capital gain or loss depending on the U.S. Holder’s holding period for the warrant.

Deemed distributions

Certain events, such as adjustment of the exercise price of the warrants or the conversion price of our 7% preferred stock, could result in a deemed taxable distribution to a U.S. Holder of warrants if the adjustment has the effect of increasing the proportionate interest of the U.S. Holder in our earnings and profits or assets, without regard to whether the U.S. Holder receives any cash or other property. However, adjustments to the exercise price of our warrants or the conversion price of our 7% preferred stock made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interests of U.S. Holders of the warrants generally will not result in a taxable deemed distribution. In the event of a deemed taxable distribution, a U.S. Holder’s basis in its warrants will be increased by the amount of the taxable distribution. If a deemed taxable distribution occurs, such deemed distribution would be taxable as a dividend, return of capital or capital gain in accordance with the rules discussed below, and U.S. Holders may recognize income as a result even though they receive no cash or property.

Taxation of U.S. Holders of 7% Preferred Stock and Common Stock

Dividends and Other Distributions on 7% Preferred Stock or Common Stock. Distributions on our 7% preferred stock and common stock will constitute dividends and will be included in a U.S. Holder’s gross income (as ordinary income) when paid to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Distributions on our 7% preferred stock and common stock received by a U.S. Holder that exceed our current and accumulated earnings and profits will be treated first as a non-taxable return of capital reducing (but, not below zero) the U.S. Holder’s adjusted tax basis in the 7% preferred stock or common stock and, to the extent such distributions exceed the U.S. Holder’s adjusted tax basis in the 7% preferred stock or common stock, as capital gain. Subject to certain exceptions, dividends received by non-corporate U.S. Holders currently are taxed at a maximum rate of 15% (effective for tax years beginning on or before December 31, 2012), provided that certain holding period requirements are met. Dividends paid to corporate U.S. Holders will generally qualify for the dividends-received deduction, provided that certain holding period requirements are met. Notwithstanding the foregoing, a distribution of additional shares of our 7% preferred stock to U.S. Holders of the 7% preferred stock in connection with payment of the quarterly preferred dividend (as described in “Description of Capital Stock—7% Preferred Stock—Dividend rights”) generally would not be expected to constitute a taxable event for U.S. federal income tax purposes. A U.S. Holder that receives additional shares of our 7% preferred stock in connection with such a payment of the quarterly preferred dividend would reallocate its tax basis in the shares of 7% preferred stock prior to the distribution between such shares and the additional shares of 7% preferred stock received in accordance with their relative fair market values and the U.S. Holder’s holding period for the additional shares of 7% preferred stock received would include the holding period for the shares of 7% preferred stock on which such additional shares were distributed.

Under Section 305 of the Code, events which have the effect of increasing the proportionate interest of U.S. Holders of our 7% preferred stock or common stock in our earnings and profits or assets could be deemed to result in payment of a taxable distribution to such U.S. Holders. These events include direct adjustments to the terms of our 7% preferred stock, such as adjustment of the conversion price of our 7% preferred stock. Further, failure to fully adjust the conversion price of the 7% preferred stock to reflect a stock dividend or other event increasing the proportionate interest of U.S. Holders of the common stock in our earnings and profits or assets could, in some circumstances, be deemed to result in the payment of a taxable distribution to U.S. Holders of our common stock. Moreover, changes not directly affecting the terms of our 7% preferred stock or common stock could nonetheless be deemed to result in the payment of a taxable distribution to U.S. Holders of such stock. For example, a change in the exercise price of the warrants or another similar transaction could, in some circumstances, be deemed to result in the payment of a taxable distribution to U.S. Holders of the 7% preferred stock or common stock. However, adjustments to the conversion price of our 7% preferred stock or the exercise price of our warrants made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interests of U.S. Holders of the 7% preferred stock or the warrants generally will not result in a taxable deemed distribution. If a taxable deemed distribution occurs, such deemed distribution would be taxable as a dividend, return of capital or capital gain in accordance with the rules discussed above, the basis of the U.S. Holders in their 7% preferred stock would be increased by the amount of the taxable distribution and U.S. Holders may recognize income as a result even though they receive no cash or property.

Conversion of 7% Preferred Stock into Common Stock. The conversion by a U.S. Holder of 7% preferred stock into common stock should not constitute a taxable event for U.S. federal income tax purposes (except to the extent of any cash received in lieu of a fractional share of common stock) and a U.S. Holder’s holding period and tax basis in the 7% preferred stock converted (other than tax basis attributable to a fractional share of common stock for which cash is received) should carry over to the common stock received upon conversion. A U.S. Holder that receives cash in lieu of receipt of a fractional share of common stock should generally be treated as recognizing capital gain or loss in an amount equal to the difference, if any, between the amount of cash received and the adjusted tax basis allocable to the fractional share.

Sale or Other Taxable Disposition of 7% Preferred Stock or Common Stock. Upon the sale or other taxable disposition of the 7% preferred stock or common stock, in general, a U.S. Holder will recognize taxable gain or loss measured by the difference, if any, between (i) the amount realized on the sale, exchange or other taxable disposition, and (ii) the U.S. Holder’s adjusted tax basis in the 7% preferred stock or the common stock disposed of. A U.S. Holder’s adjusted tax basis in the 7% preferred stock or common stock generally would be computed by reference to the U.S. Holder’s cost to acquire such 7% preferred stock or common stock, subject to certain adjustments, as discussed above. A U.S. Holder’s gain or loss generally will be capital gain or loss and generally will be long term capital gain or loss if, at the time of the sale or other disposition, the U.S. Holder’s holding period for the 7% preferred stock or the common stock is more than one year. Subject to limited exceptions, capital losses cannot be used to offset ordinary income. Long term capital gain recognized by a non-corporate U.S. Holder currently is subject to a preferential rate of U.S. federal income taxation.

Taxation of Non-U.S. Holders of Warrants, 7% Preferred Stock and Common Stock

Dividends on 7% preferred stock or common stock and adjustments under the warrants

We will have to withhold U.S. federal income tax at a rate of 30%, or a lower rate under an applicable income tax treaty, from the gross amount of the dividends paid on our 7% preferred stock or common stock, as well as any deemed dividends resulting from adjustments to the exercise price of the warrants or adjustments to the conversion rate of the 7% preferred stock (each as described above), to a Non-U.S. Holder that are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States. Distributions, including taxable deemed distributions, will constitute dividends to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions that exceed our current and accumulated earnings and profits will be treated first as a non-taxable return of capital reducing (but, not below zero) the Non-U.S. Holder’s tax basis in the 7% preferred stock, common stock or warrants (as applicable) and, to the extent such distributions exceed the Non-U.S. Holder’s adjusted tax basis in the 7% preferred stock, common stock, or warrants (as applicable), as capital gain. In the case of any deemed dividends, the applicable withholding tax may apply to distributions on the Non-U.S. Holder’s common stock or 7% preferred stock, common stock deliverable upon conversion of 7% preferred stock or upon exercise of warrants, or on other proceeds we subsequently pay to such Non-U.S. Holder. Notwithstanding the foregoing, a distribution of additional shares of our 7% preferred stock to Non-U.S. Holders of the 7% preferred stock in connection with payment of the quarterly preferred dividend (as described in “Description of Capital Stock—7% Preferred Stock—Dividend rights”) generally would not be expected to constitute a taxable event for U.S. federal income tax purposes.

In order to claim the benefit of an applicable income tax treaty, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN (or other applicable form) in accordance with the applicable certification and disclosure requirements. Special rules apply to partnerships and other pass-through entities and these certification and disclosure requirements also may apply to beneficial owners of partnerships and other pass-through entities that hold our 7% preferred stock or common stock. A Non-U.S. Holder that satisfies the requirements for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. Non-U.S. Holders should consult their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty and the manner of claiming the benefits.

Dividends that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty are attributable to a permanent establishment in the United States) are taxed on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if the Non-U.S. Holder were a resident of the United States. In such cases, we will not have to withhold U.S. federal income tax if the Non-U.S. Holder provides a properly executed IRS Form W-8ECI (or other applicable form) in accordance with the applicable certification and disclosure requirements. In addition, a “branch profits tax” may be imposed at a 30% rate, or a lower rate under an applicable income tax treaty, on a foreign corporation that has earnings and profits (attributable to dividends or otherwise) that are effectively connected with the conduct of a trade or business in the United States.

Conversion of 7% preferred stock into common stock

The conversion by a Non-U.S. Holder of our 7% preferred stock into common stock should not constitute a taxable event for U.S. federal income tax purposes (except to the extent of any cash received in lieu of a fractional share of common stock, which will be treated in the manner described below) and a Non-U.S. Holder’s holding period and tax basis in the 7% preferred stock converted (other than tax basis attributable to a fractional share of common stock for which cash is received) should carry over to the common stock received upon conversion.

Sale or other disposition of 7% preferred stock, common stock or warrants and exercise of warrants

A Non-U.S. Holder generally will not be subject to U.S. federal income tax or any withholding thereof with respect to gain realized on a sale or other disposition of our 7% preferred stock, common stock or warrants, or with respect to an exercise of warrants unless one of the following applies:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); in these cases, the Non-U.S. Holder will generally be taxed on its net gain derived from the disposition or exercise at the regular graduated rates in the same manner as if the Non-U.S. Holder were a resident of the United States and, if the Non-U.S. Holder is a foreign corporation, the “branch profits tax” described above may also apply;

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition or exercise and meets certain other requirements; in this case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by U.S. source capital losses, generally will be subject to a flat 30% U.S. federal income tax (even though the Non-U.S. Holder is not considered a resident alien under the Code); or

•	our 7% preferred stock, common stock or warrants constitute a United States real property interest by reason of our status as a “United States real property holding corporation,” or a “USRPHC,” for U.S. federal income tax purposes at any time during the shorter of (i) the 5-year period ending on the date you dispose of the 7% preferred stock, common stock or warrants, or exercise the warrants or (ii) the period you held the 7% preferred stock, common stock or warrants.

Generally, a corporation is a USRPHC if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not currently, and we do not anticipate becoming in the future, a USRPHC.

Information Reporting and Backup Withholding

Information returns may be filed with the IRS in connection with payments of dividends on our 7% preferred stock and common stock and the proceeds of a sale or other disposition of our 7% preferred stock, common stock or warrants, or an exercise of warrants. A non-exempt U.S. Holder may be subject to U.S. backup withholding on these payments if it fails to provide its taxpayer identification number to the withholding agent and comply with certification procedures or otherwise establish an exemption from backup withholding.

A Non-U.S. Holder may be subject to U.S. information reporting and backup withholding on these payments unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person. In addition, the amount of any dividends (including deemed dividends) on our 7% preferred stock, common stock or warrants paid to a Non-U.S. Holder, and the amount of any U.S. federal tax withheld therefrom, must be annually reported to the IRS and the holder. This information may be made available by the IRS under the provisions of an applicable income tax treaty or agreement with the tax authorities of the country in which the Non-U.S. Holder resides. Payment of the proceeds of the sale or other disposition of the 7% preferred stock, common stock or warrants to or through a non-U.S. office of a U.S. broker or of a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting requirements, but not backup withholding, unless the Non-U.S. Holder certifies under penalties of perjury that it is not a United States person or an exemption otherwise applies. Payments of the proceeds of a sale or other disposition of the 7% preferred stock, common stock or warrants to or through a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless the Non-U.S. Holder certifies under penalties of perjury that it is not a United States person or otherwise establishes an exemption.

The amount of any backup withholding from a payment will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under recently enacted legislation, the relevant withholding agent may be required to withhold 30% of any dividends and the proceeds of a sale of our 7% preferred stock, common stock or warrants paid after December 31, 2012 to (i) a foreign financial institution (as defined pursuant to that legislation) unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (ii) a nonfinancial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial United States owners or provides the name, address and taxpayer identification number of each substantial United States owner and such entity meets certain other specified requirements. If payment of this withholding tax is made, Non-U.S. Holders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect to such dividends or proceeds will be required to seek a credit or refund from the IRS to obtain the benefit of such exemption or reduction. Non-U.S. Holders should contact their own tax advisors regarding the particular consequences to them of this legislation.

PLAN OF DISTRIBUTION

We are registering shares of our common stock with an aggregate public offering price not to exceed $250 million, to be sold by the Company under a “shelf” registration process. If we offer any shares of common stock under this prospectus we will amend or supplement this prospectus by means of an accompanying prospectus supplement setting forth the specific terms and conditions and other information about that offering as is required or necessary.

In addition, on behalf of the selling security holders, we are registering for resale 10,525,890 shares of our common stock, 760,525 shares of our 7% preferred stock, 3,263,252 shares of our common stock issuable upon conversion of our 7% preferred stock, 1,739,707 warrants to purchase shares of our common stock, and 1,739,707 shares of our common stock issuable upon exercise of our warrants. As used in this prospectus, “selling security holders” includes the successors-in-interest, donees, transferees or others who may later hold the selling security holders’ interests. This prospectus may also be used by transferees of the selling security holders, including broker-dealers or other transferees who borrow or purchase the securities to settle or close out short sales of shares of securities. Selling security holders will act independently of us in making decisions with respect to the timing, manner and size of each sale or non-sale related transfer. We will not receive any proceeds from sales by the selling security holders.

Any shares of common stock being offered by us, and any shares of common stock, shares of 7% preferred stock or warrants being offered by the selling security holders, under this prospectus and any accompanying prospectus supplement may be sold in any one or more of the following ways from time to time: directly to purchasers; through agents; to or through underwriters; through dealers; or through a combination of such methods of sale. We may also sell common stock directly to our stockholders.

If we use underwriters for a sale of shares of our common stock, this prospectus will be amended or supplemented by means of an accompanying prospectus supplement setting forth the names of the underwriters, the terms of the underwriting, including discounts, commissions and other compensation to the underwriters, and other information about that specific underwritten offering. In any underwritten offering, the underwriters will acquire the shares for their own account. The underwriters may resell the shares in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the shares will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the shares offered if they purchase any of the shares. We may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement naming the underwriter the nature of any such relationship. We would also expect the preceding statements in this paragraph would also apply to underwritten offerings of securities by any selling security holder.

In addition to the methods described above, we may sell shares of our common stock and the selling security holders may sell shares of common stock, shares of 7% preferred stock or warrants by one or more of the following methods, without limitation:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	transactions on any exchange or quotation service on which our common stock may be listed or quoted at the time of sale in accordance with the rules of the applicable exchange or quotation service;

•	privately negotiated transactions;

•	settlement of short sales;

•	transactions in which broker-dealers may agree to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of put or call options, swaps, derivatives or other hedging transactions, whether through an options exchange or otherwise; or

•	a combination of any of the above or any other method permitted pursuant to applicable law.

We expect that the selling security holders will sell their shares primarily through underwritten public offerings, sales on the OTC Bulletin Board or any other stock exchange, market or trading facility on which our shares are traded or in private transactions. Sales of the securities may be made at fixed prices that may be changed, at varying prices determined at the time of sale, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices.

To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution or other required information regarding the terms of a particular offering of securities described in this prospectus.

The selling security holders will have the sole discretion not to accept any purchase offer or make any sale of their securities if they deem the purchase price to be unsatisfactory at a particular time.

Broker-dealers engaged by selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders or, if any broker-dealer acts as agent for the purchase of securities, from the purchaser, in amounts to be negotiated. Selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

In connection with sales of securities, or interests therein, selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. Selling security holders may also engage in short sales, puts and calls or other transactions in our securities or derivatives of our securities and may sell and deliver shares in connection with these transactions.

Selling security holders and broker-dealers or agents involved in an arrangement to sell any of the offered securities may, under certain circumstances, be deemed to be “underwriters” with respect to securities they sell within the meaning of the Securities Act. Any profit on such sales and any discount, commission, concession or other compensation received by any such underwriter, broker-dealer or agent, may be deemed an underwriting discount and commission under the Exchange Act. No selling security holder has informed us that they have an agreement or understanding, directly or indirectly, with any person to distribute the securities. If a selling security holder should notify us that they have a material arrangement with a broker-dealer for the resale of their securities, we would file a prospectus supplement, if required pursuant to Rule 424(b) of the Securities Act, to describe the agreement between the selling security holder and broker-dealer or agent, provide required information regarding the plan of distribution, and otherwise revise the disclosure in this prospectus as needed. If required, we would also file the agreement between the selling security holder and the broker-dealer as an exhibit to a document incorporated or deemed incorporated by reference in this registration statement.

We have agreed to pay all fees and expenses incurred by us incident to the registration of our securities, including SEC filing fees. Each selling security holder will be responsible for all costs and expenses in connection with the sale of their securities, including brokerage commissions or dealer discounts. We have agreed to indemnify the selling security holders, and the selling security holders have agreed to indemnify us, against certain losses, claims, damages and liabilities, including certain liabilities under the Securities Act.

There can be no assurance that the selling security holders will sell any or all of the securities registered pursuant to the registration statement of which this prospectus forms a part.

To comply with the securities laws of certain jurisdictions, if applicable, the securities will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

Selling security holders and other persons participating in the sale or distribution of the securities offered hereby, will be subject to applicable provisions of the Exchange Act and rules and regulations promulgated thereunder, including, without limitation, Regulation M. With certain exceptions, Regulation M restricts certain activities of, and limits the timing of purchases and sales of any of the securities by, selling security holders, affiliated purchasers and any broker-dealer or other person who participates in a distribution of the securities. Under Regulation M, these persons are precluded from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security subject to the distribution until the distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of these limitations may affect the marketability of the securities offered by this prospectus.

LEGAL MATTERS

The validity of the securities offered in this prospectus is being passed upon for us by Sidley Austin LLP, Chicago, Illinois. If counsel for any underwriters passes on legal matters in connection with an offering of the securities described in this prospectus, we will name that counsel in the prospectus supplement to that offering.

EXPERTS

The consolidated financial statements of Cooper-Standard Holdings Inc. as of December 31, 2010 (Successor) and December 31, 2009 (Predecessor) and for the period from June 1, 2010 to December 31, 2010 (Successor), the period from January 1, 2010 to May 31, 2010 and the years ended December 31, 2009 and 2008 (Predecessor) appearing in its 2010 Annual Report (Form 10-K), as amended by Amendment No. 1 to its 2010 Annual Report (Form 10-K/A), including the financial statement schedule appearing therein, and the effectiveness of Cooper-Standard Holdings Inc.’s internal control over financial reporting as of December 31, 2010 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and financial statement schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act, and in accordance therewith we file annual, quarterly and current reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Further information on the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, such reports, proxy statements and other information may be accessed through the SEC Internet website located at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.cooperstandard.com. Our website is not a part of this prospectus.

This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act for the registration under the Securities Act of the securities offered hereby. This prospectus does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. Reference is hereby made to the registration statement which contains further information with respect to our company and our securities. Statements herein concerning the provisions of documents filed as exhibits to the registration statement are necessarily summaries of such documents, and each such statement is qualified by reference to the copy of the applicable document filed with the SEC.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We incorporate by reference in this prospectus the documents listed below, each of which should be considered an important part of this prospectus.

•	Annual Report on Form 10-K, as amended by Amendment No. 1 to the Annual Report on Form 10-K/A, for the year ended December 31, 2010;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2011 and June 30, 2011;

•	Current Reports on Form 8-K filed with the SEC on March 17, 2011 and May 11, 2011; and

•	the description of our common stock contained in Form 8-A filed on March 21, 2011, and any amendment or report filed under the Exchange Act for the purpose of updating such description.

All documents we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than documents, portions of documents or other information that is deemed to have been “furnished” and not “filed” with the SEC), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus, modifies or supersedes such prior statement. Any statement contained in this prospectus shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may obtain, free of charge, a copy of any of our filings (other than exhibits to these documents, unless the exhibits are specifically incorporated by reference into these documents or referred to in this prospectus) by writing or calling us at the following address and telephone number:

Cooper-Standard Holdings Inc.

39550 Orchard Hill Place Drive

Novi, Michigan 48375

(248) 596-5900

2,000,000 Shares

Cooper-Standard Holdings Inc.

Common Stock

Prospectus Supplement

Goldman, Sachs & Co.

BofA Merrill Lynch

KeyBanc Capital Markets

Sterne Agee CRT

The Buckingham Research Group Incorporated

March 18, 2016